As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-129842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Name of Small Business Issuer in Its Charter)

Delaware	7373	98-0216911
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

900 East Main Street, Suite T

Easley, South Carolina 29640

(864) 855-3900

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Copies of Communications to:

David B. Dechant	William L. Pitman, Esq. Seann G. Tzouvelekas, Esq.
Treasurer and Chief Financial Officer	Leatherwood Walker Todd & Mann, P.C.
Computer Software Innovations, Inc.	The Leatherwood Plaza
900 East Main Street, Suite T	300 East McBee Avenue, Suite 500
Easley, South Carolina 29640	Greenville, South Carolina 29601
(864) 855-3900	(864) 240-2494
(Name, Address and Telephone Number of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933 check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 29, 2007.

PROSPECTUS

14,435,472 Shares

COMPUTER SOFTWARE

INNOVATIONS, INC.

Common Stock

Barron Partners LP, identified in this prospectus as the selling stockholder or Barron, is offering up to 14,435,472 shares of our common stock, $0.001 par value per share. The shares of our common stock to be sold by the selling stockholder are or will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock or the exercise of certain Common Stock Purchase Warrants held by Barron. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholder. We will, however, receive proceeds from the sale of common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants.

The selling stockholder may sell all or any portion of the shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon.

We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus.

Barron may be deemed an “underwriter” within the meaning of the Securities Act of 1933 of the shares it is offering.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

Investing in our common stock is speculative and involves a high degree of risk. You should read the “ Risk Factors” section beginning on page 15 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS

Persons resident in California, other than persons exempt under Section 25102(i) of the Corporate Securities Law of the state of California, who wish to purchase shares of our common stock must:

•	Have net worth exclusive of home, furnishings and automobiles of not less than $250,000; and

•	Have an individual income in excess of $65,000 in each of the two most recent years prior to the purchase, and a reasonable expectation of reaching the same income level in the current year.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer shares of our common stock owned by it issued upon conversion of the Series A Convertible Preferred Stock or the exercise of warrants. Each time the selling stockholder offers common stock under this prospectus, it is required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted.

In this prospectus, unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to the merger of Computer Software Innovations, Inc., a South Carolina corporation, into it; (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger; and (4) “Barron Partners LP,” “Barron,” or the “Selling Stockholder” refers to Barron Partners LP, the holder of Series A Convertible Preferred Stock and warrants to purchase common stock of the Company.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain information contained in this prospectus includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto and the other documents we refer to in this prospectus for a more complete understanding of us and this offering before making an investment decision.

COMPUTER SOFTWARE INNOVATIONS, INC.

Overview

We develop software and provide hardware-based technology solutions. Our client base consists primarily of municipalities, school districts and local governments, although we also provide products and services to non-governmental entities.

Our internally developed software consists of fund accounting based financial management software and standard based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities which track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standard based lesson planning software. The software is designed to allow education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. Our internally developed software is sold and supported through our software applications segment.

Our technology solutions segment provides network system solutions to more than 200 organizations in South Carolina, North Carolina and Georgia. These solutions include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring and distance and classroom learning projects. The technology solutions segment also provides subsequent support and maintenance of equipment and systems. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products.

History

Incorporated on September 24, 1999, we were previously known as VerticalBuyer, Inc. We ceased business operations of any kind in September 2001. Prior to assuming the business operations of Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”) in a merger consummated on February 11, 2005, we were an inactive public shell corporation.

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of a purchase of a majority of our common stock by CSI – South Carolina. On February 11, 2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.”

The merger of CSI – South Carolina into us was accounted for as a reverse acquisition. Reported prior year financial results are those of CSI – South Carolina.

Our current business operations are those of CSI – South Carolina. CSI – South Carolina was incorporated as a South Carolina corporation on January 12, 1990, and founded by Nancy K. Hedrick, our President, Chief Executive Officer and director; Beverly N. Hawkins, our Secretary and Senior Vice President of Product Development; and Joe G. Black, our former interim Chief Financial Officer. Ms. Hedrick and Ms. Hawkins, with previous experience in the software industry, had developed an accounting system designed for local government and the kindergarten through high school education sector. They were joined in 1999 by Thomas P. Clinton, our Senior Vice President of Strategic Relationships and director; and William J. Buchanan, our Senior Vice President of Delivery and Support. Messrs. Clinton and Buchanan started our technology services business, to provide hardware network support to our software clients. The addition of the technology sector provided an additional revenue source from the existing software client base and new contacts. The result was an increase in annual revenues from approximately $2 million in 1999 to approximately $24 million in 2005.

Business Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services, as a part of our solutions sales efforts. Network and systems integration involves combining different computer programs, processes and hardware so that they operate and communicate seamlessly as a tightly knit system. These services also generate a significant amount of revenue from the sale of computer hardware equipment. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers.

We intend to methodically expand the geographic reach of our technology offerings from our primary client locations in South Carolina, North Carolina and Georgia to surrounding states over several years. Our technology offerings require hands-on implementation and support, which necessitates the recruitment of qualified personnel in an area of expansion to service our business. Investment in additional physical offices and other overhead may also be required as we continue to expand our geographic sales footprint.

In contrast, we are able to deliver software applications, demonstrations and training over the internet, and deliver support by internet or phone. Accordingly, for our software applications segment, we plan to expand our geographic reach to a national level more quickly. In expanding both our technology offerings and our software applications, we may accelerate expansion if we find complementary businesses in other regions that we are able to acquire.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of technology organizations:

•	developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisal and assessment, educational, court and law enforcement related;

•	organizations focused on providing products and solutions to commercial large corporate (Fortune 100) and small business accounts. Many of our current technology solutions translate to the corporate market, especially IP telephony, IP surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets), video conferencing and network security;

•	consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management; and

•	contractors who string cable used to connect computers and related devices to a network. We currently outsource these services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or be able to successfully integrate or improve returns as a result of any such acquisition.

Since the February 2005 merger, we have continued to seek out and hold preliminary discussions with various acquisition candidates. However, except for the McAleer acquisition described below in “Recent Developments,” we have not entered into any agreements or understandings for any acquisitions that management deems material.

Recent Developments

Acquisition of McAleer Computer Associates, Inc.

In accordance with our business strategy, on January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc. (“McAleer”). The total purchase price for the assets acquired was $4,050,000. McAleer, an Alabama corporation based in Mobile, Alabama, was primarily a provider of financial management software to the kindergarten through high school (“K-12”) education market. It has been in operation for over twenty-five years. The acquisition of McAleer strengthens CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brings on more than 160 additional fund accounting customers in the K-12 education sector, with a geographic presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also has customers in Georgia and South Carolina. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions. CSI has the opportunity to increase sales to those specific markets and the new regions that

McAleer serves. McAleer’s business and the acquisition are described in more detail under “Description of Business—I. McAleer Acquisition.”

Modification of Bank Credit Facilities

On January 2, 2007, we entered into certain modifications of our credit arrangements with RBC Centura Bank. The primary purpose of the modifications was to increase the amount of our credit facilities to provide for our expanding working capital and other credit needs, including the funding of our acquisition of substantially all of the assets of McAleer. Specifically, our revolving credit facility with the bank was increased from $3.5 million to $5.5 million, and our equipment facility was increased from $400,000 to $800,000. Borrowings under the revolving credit facility bear interest at one month LIBOR plus 2.5%, payable monthly in arrears beginning February 1, 2007. The facility expires on May 30, 2007, when all principal and other amounts are due and payable. The equipment loan bears interest at 7.85% per annum. Principal and interest is payable in 36 consecutive monthly payments of principal and interest of $25,015 commencing February 1, 2007 and continuing until January 1, 2010, when all amounts under the equipment loan will be due and payable. The terms of the facilities are discussed in more detail at “Management’s Discussion and Analysis of Financial Condition and Results of Operations—B. Subsequent Events—Modification of Bank Credit Facilities.”

Amendment of Warrants and Registration Rights Agreement

On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate our common stock warrants held by Barron. In particular, a portion of such warrants were reduced in price.

On February 10, 2005, as a part of our recapitalization, Barron purchased 7,217,736 shares of our Series A Convertible Preferred Stock. In connection with the purchase, Barron was on February 11, 2005 issued two common stock purchase warrants to purchase a total of 7,217,736 shares of our common stock. The two warrants, each exercisable for 3,608,868 shares, permitted purchases at an exercise price of $1.3972 and $2.0958 per share, respectively. To date, none of such warrants have been exercised. In order to encourage their earlier exercise, on December 29, 2006 we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

We anticipate that any funds received from the exercise of the amended warrants by Barron would be utilized for long term capital needs. Such needs include the repayment of indebtedness, including debt utilized to fund the acquisition of the business operations of McAleer.

The agreement with Barron for the repricing and division of the warrants also extended the effective term of the Registration Rights Agreement between Barron and us dated February 10, 2005. Prior to the amendment, the Registration Rights Agreement required us to maintain an effective registration statement for the shares of common stock underlying the warrants and preferred stock held by Barron until the earlier of February 11, 2008 or the shares no longer requiring registration. The December 2006 agreement with Barron extended the registration period by one year or through February 10, 2009.

In addition, Barron agreed to waive any further liquidated damages under the Registration Rights Agreement. Prior to the amendment, the failure by us to maintain the effectiveness and availability of a registration statement, in excess of certain “black-out” and other exception periods, subjected us to liquidated damages in the form of 2,472 shares of Series A Convertible Preferred Stock per day. Absent the amendment, liquidated damages would have been payable for a portion of November and all of December 2006. The waiver by Barron runs through February 11, 2007, when the liquidated damages provisions of the Registration Rights Agreement expire.

Fourth Quarter Charge Related to Warrant Amendment

As a result of the amendment of the warrants, we anticipate that we will incur a non-cash charge to income for the fourth quarter of 2006 of approximately $400,000. Such charge relates to the change in the market value of the warrants before and after the repricing of a portion of the warrants. This valuation related charge is based on the Black-Scholes valuation method utilized by the Company and application of generally accepted accounting principles (“GAAP”) for stock with limited float.

* * * *

Our corporate headquarters are located at 900 East Main Street, Suite T, Easley, South Carolina 29640, and our telephone number is (864) 855-3900. Our Internet address is www.csioutfitters.com. The information contained on our website does not constitute a part of this prospectus.

The Offering

Securities Offered By the Selling Stockholder(1)	A total of 14,435,472 shares of common stock, $0.001 par value per share. At January 19, 2007, 14,230,472 shares remained to be sold in the offering.

Common Stock Outstanding Before the Offering(2)(3)	On January 19, 2007, we had 3,429,030 shares of common stock outstanding. This included 3,042,733 shares held by executive officers and other affiliates of the Company.

Common Stock Outstanding After the Offering(3) (4)	17,659,502

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling stockholder of the common stock in the offering. We will, however, receive proceeds from the sale of the common stock pursuant to the exercise of warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to finance acquisitions and for general working capital purposes.

Registration Rights	We filed the registration statement of which this prospectus is a part pursuant to a Registration Rights Agreement, dated February 11, 2005 and amended November 7, 2005 and December 29, 2006, between the selling stockholder and us. Pursuant to the terms of the amended Registration Rights Agreement, we are required to use our best efforts to keep the registration effective until the earliest of the following has occurred:

• all securities covered by the registration statement have been sold;

• all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act; or

• until February 11, 2009.

OTC Bulletin Board Symbol	CSWI.OB

Risk Factors	See “Risk Factors” beginning on page 15 and other information in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

(1)	At January 19, 2007, the total of 15,295,728 shares originally offered had been reduced by 860,256 shares which would have been issuable upon conversion of additional shares of preferred stock which were potentially issuable as liquidated damages under the Registration Rights Agreement with the selling stockholder. As a result of an amendment to the Registration Rights Agreement entered into by the parties on December 29, 2006, our potential liability for such liquidated damages was terminated.

(2)	The number of outstanding shares presented above as of January 19, 2007 includes 100,000 shares of common stock held by the selling stockholder, which shares are included in the shares offered under this prospectus. Otherwise, the outstanding share amounts do not include the shares of common stock offered by the selling stockholder under this prospectus, which shares will be acquired by the selling stockholder upon: (i) the conversion of the shares of Series A Convertible Preferred Stock, or (ii) the exercise of warrants.

(3)	The total number of outstanding shares presented does not include 338,343 shares held by employees under outstanding stock options and 497,756 additional shares reserved for issuance under our 2005 Incentive Compensation Plan.

(4)	This total assumes that all shares of the preferred stock will be converted and the warrants will be exercised in full.

SUMMARY FINANCIAL INFORMATION

We have provided in the tables below our summary historical financial and operating data. The financial information for the years ended December 31, 2005 and December 31, 2004 has been derived from our audited consolidated financial statements. The financial information for the nine-month periods ended September 30, 2006 and September 30, 2005 has been derived from our unaudited consolidated financial statements and includes all adjustments, consisting of normal recurring items, which we consider necessary for a fair presentation of our financial position and results of operations. The interim results set forth below for the nine months ended September 30, 2006 and September 30, 2005 are not necessarily indicative of our financial condition or results of operation to be expected for any future period.

The following presents certain non-GAAP financial measures. These measures are not calculated in accordance with accounting principles generally accepted in the United States or “GAAP.” We explain the measures and have reconciled them to the most directly comparable measures calculated and presented in accordance with GAAP under the heading “Non-GAAP Financial Measures” below.

Investors should be aware of certain material events which occurred subsequent to the periods covered by the financial statements from which the summary financial information presented was derived. Such events are briefly discussed under “Subsequent Events” below.

You should read the following financial information in conjunction with our consolidated financial statements and related notes, and the information under “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” contained in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Income Statement Data
Net sales	$22,671,638	$18,342,082	$24,286,724	$22,481,235
Gross profit	5,371,004	5,127,196	6,545,886	7,068,746
Operating income (loss)	332,733	384,894	(186,034)	2,533,594
Income (loss) before income taxes	23,532	(1,802,444)	(919,077)	2,554,390
Net income (loss)	(67,905)	(1,082,735)	(756,610)	1,521,540
Net income (loss) as adjusted for special items(2)	(67,905)	574,192	(52,424)	1,521,540
EBITDA(2)	1,106,383	(1,850,358)	76,298	3,095,010
Adjusted (Financing) EBITDA(2)	1,981,531	1,542,261	1,881,015	3,095,010
Per Share Data and Shares Outstanding – Diluted(3)
Average stock outstanding (diluted) used in calculations of earnings (loss) and shareholders’ equity (deficit) per share	3,196,662 (5)	2,631,786 (5)	2,631,786 (5)	2,640,646
Per share of common stock
Net income (loss)	$(0.02)	$(0.41)	$(0.29)	$0.58
Dividends declared(4)	$—	$(1.31)	$(1.31)	$—
Book Value - shareholders’ equity (deficit)(1)	$0.09	$(2.40)	$(0.20)	$1.67
Average stock outstanding (diluted) used in the calculations of earnings (loss) and shareholders’ equity (deficit) per share before the impact of special items	3,196,662	12,069,580	2,631,786 (5)	2,640,646
Per share of common stock:(1)(3)
Net income (loss) as adjusted for special items(2)	$(0.02)	$0.05	$(0.02)	$0.58
Book Value - shareholders’ equity as adjusted for reclassification of financial instrument(2)	$0.09	$(0.07)	$(0.20)	$1.67
Segment Sales Data
Software Applications Segment	$3,998,257	$3,162,511	$4,148,211	$4,676,578
Technology Solutions Segment	18,673,381	15,179,571	20,138,513	17,804,657

Net sales	$22,671,638	$18,342,082	$24,286,724	$22,481,235
Segment Gross Profit
Software Applications Segment	$2,470,816	$1,817,419	$2,367,403	$3,063,323
Technology Solutions Segment	2,900,188	3,309,777	4,178,483	4,005,423

Gross profit	$5,371,004	$5,127,196	$6,545,886	$7,068,746

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Segment Operating Income (loss)
Software Applications Segment(2)	$875,069	$474,027	$435,208	$824,322
Technology Solutions Segment(2)	869,237	1,730,651	1,797,057	1,709,272

Total segment operating income (loss)(2)	$1,744,306	$2,204,678	$2,232,265	$2,533,594
Selected Balance Sheet Data
Computer software costs, net	$1,431,505	$923,241	$983,654	$756,788
Cash(1)	—	—	—	3,656,477
Accounts Receivable	4,974,280	6,388,320	5,891,950	2,362,304
Total Current Assets	5,454,907	7,305,470	6,155,830	6,026,788
Property and equipment, net	763,004	318,358	411,835	143,451
Total assets	7,833,553	8,547,569	7,573,794	6,927,527
Line of credit facility	655,000	1,771,000	1,701,000	—
Other interest bearing debt	2,590,370	2,250,400	2,250,400	—
Cash Flow
Cash flow from operations	2,457,820	(1,533,989)	(1,111,815)	2,575,879
Cash flow invested in property and equipment and computer software	(1,751,790)	(828,170)	(1,180,344)	(675,126)

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Additional Information (unaudited)
Statistical Data:
Gross profit to net sales	23.7%	28.0%	27.0%	31.4%
Operating income (loss) to net sales	1.5%	2.1%	-0.8%	11.3%
Net income (loss) to net sales	-0.3%	-5.9%	-3.1%	6.8%
Net income as adjusted for special items to net sales(2)	-0.3%	3.1%	-0.2%	6.8%
Shareholders of record	126	118	118	5
Employees	104	100	99	78

(1)	In the first quarter of 2005, we entered into a series of recapitalization transactions, including the merger of CSI – South Carolina into us, the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc., and the issuance of preferred shares and warrants to Barron Partners LP. These transactions are described in detail in our audited consolidated financial statements as of December 31, 2005. The financing included a significant use of cash and a newly added credit facility became our primary source of working capital.

(2)	This is a non-GAAP financial measure. Please see “Non-GAAP Financial Measures” below for an explanation of this measure and a reconciliation of it to the most directly comparable measure calculated in accordance with GAAP.

(3)	Per share amounts have been restated to reflect the stock split, issuances and cancellations of common stock and for a fully diluted presentation, the redemption of options and issuance of preferred shares and warrants (in applicable periods) in connection with the Company’s reverse merger transactions in February 2005.

(4)	These dividends represent dividends declared by CSI – South Carolina to its five shareholders prior to the merger. These dividends are disclosed as those of the surviving company (formerly VerticalBuyer), because under reverse merger accounting the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquiror (CSI – South Carolina). Prior to the dividends related to the merger transaction, it was not our policy to declare or pay dividends. The terms of our Series A Convertible Preferred Stock prohibit any dividends, and our agreements with our bank lender also contain dividend restrictions. At this time, we have no plans to pay dividends in the future, but rather intend to retain the earnings of the business for working capital and other investments in order to fund future growth, both internally and through acquisitions.

(5)	7,462,080; 9,648,435; 9,348,540 (14,498,815; 14,703,815; 14,703,815 before application of the treasury stock method) weighted average shares were excluded from the calculation of fully diluted shares outstanding for the periods September 30, 2006, September 30, 2005 and December 31, 2005, respectively, as the effect would be anti-dilutive.

Non-GAAP Financial Measures

Net Income As Adjusted For Special Items. The “Net income as adjusted for special items” non-GAAP measures exclude one-time costs related to the series of recapitalization transactions detailed in our audited consolidated financial statements as of December 31, 2005. Net income as adjusted for special items are not measurements under GAAP and should not be considered as an alternative to net income as an indicator of operating performance. Our operations, which are those of CSI – South Carolina, became subject to public reporting through a reverse merger into a public shell with no operations. According to GAAP related to reverse merger accounting, the related acquisition costs are expensed. In a traditional initial public offering or IPO, they would be netted against the proceeds of the offering. Costs related to the operations becoming subject to public reporting are traditionally a one-time event. Because these costs have been expensed due to the reverse merger accounting treatment as opposed to be being netted against proceeds as in a traditional IPO, we believe that it is prudent to show ongoing operations without these costs to allow investors to more easily compare our ongoing operations and financial performance from period to period. However, these measures are not as complete as GAAP net income. Consequently, investors should rely on GAAP net income. Also, past performance, including that reflected in these non-GAAP measures, is not intended to be an indicator of future performance. Additionally, we anticipate that we may engage in acquisitions in the future which may include additional costs attributable to legal and accounting firms, but which would not be related to the cost of becoming a public reporting entity and would not be added back to net income and give rise to a non-GAAP measure in future disclosures.

A reconciliation of net income as adjusted for special items to the net income financial statement line item reported under GAAP is provided below:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Reconciliation of net income as adjusted for special items and net income per share as adjusted for special items, to Net income (loss) and Net income (loss) per share per GAAP:
Net income (loss) as adjusted for special items	$(67,905)	$574,192	$(52,424)	$1,521,540
Special items:
Reverse acquisition costs	—	(759,283)	(759,283)	—
Unrealized loss on warrants	—	(2,002,262)	(414,360)	—
Income tax provision related to the above	—	1,104,618	469,457	—
Net income (loss) per GAAP	$(67,905)	$(1,082,735)	$(756,610)	$1,521,540

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Per share data - diluted:
Net income (loss) as adjusted for special items	$(0.02)	$0.05	$(0.02)	$0.58
Impact of antidilutive shares (1)(3)(5)	—	0.17	—	—
Reverse acquisition costs (5)	—	(0.29)	(0.29)	—
Net unrealized gain (loss) on warrants	—	(0.76)	(0.16)	—
Income tax provision related to the above	—	0.42	0.18	—
Net income (loss) per GAAP(5)	$(0.02)	$(0.41)	$(0.29)	$0.58

Earnings Before Interest Expense (net), Income taxes, Depreciation and Amortization (EBITDA) and Adjusted (Financing) EBITDA. EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows.

We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense, and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income (loss) reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Reconciliation of Net income (loss) and Net income (loss) per share per GAAP to EBITDA and Adjusted (Financing EBITDA):
Net income (loss) per GAAP	$(67,905)	$(1,802,735)	$(756,610)	$1,521,540
Adjustments:
Income tax expense (benefit)	91,437	(719,709)	(162,467)	1,032,850
Interest expense, net	309,201	185,176	318,783	—
Depreciation of fixed assets and amortization of trademarks	244,527	120,000	151,276	120,432
Amortization of software development costs	529,123	366,910	525,316	420,188
EBITDA	$1,106,383	$(1,850,358)	$76,298	$3,095,010
Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	$875,148	$—	$—	$—
Reverse acquisition costs	—	759,283	759,283	—
Reverse acquisition related option redemption costs	—	631,174	631,174
Net unrealized gain (loss) on warrants	—	2,002,262	414,360	—
Loss (gain) on disposal of assets	—	(100)	(100)	—
Adjusted (Financing) EBITDA	$1,981,531	$1,542,261	$1,881,015	$3,095,010

Segment Operating Income (loss)(Unaudited). Segment income is a footnote disclosure required under GAAP, which is to be reported in the same manner under which management evaluates the ongoing performance of each segment of the business. Items included in or excluded from management’s evaluation are based on management’s judgment and may differ from those used by and between other public companies and often do not tie to a specific GAAP financial statement line item. A reconciliation of segment income to the operating income financial statement line item reported under GAAP is provided, as segment income should not be considered as an alternative to operating income per GAAP as an indicator of financial performance and is not as complete as GAAP operating income. Consequently, investors should rely on the GAAP financial measure when evaluating our operating earnings.

A reconciliation of Segment operating income (loss) (unaudited) to Operating income (loss) per GAAP is presented below:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Reconciliation of Segment Operating Income (loss) to Operating Income per GAAP
Total segment operating income	$1,744,306	$2,204,678	$2,232,265	$2,533,594
Stock based compensation (non-cash portion)	(875,148)	—	—	—
Stock option compensation from stock option redemption in connection with the merger	—	(631,174)	(631,174)	—
Payroll tax expenses, in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with the merger	—	(47,766)	(47,766)	—
Reverse acquisition costs	(64,129)	(759,283)	(759,283)	—
Acquisition Costs	(38,273)	—	—	—
Professional and legal compliance costs	(434,023)	(381,561)	(980,076)	—

Operating income (loss) per GAAP	$332,733	$384,894	$(186,034)	$2,533,594

Book Value - Shareholders’ Equity as Adjusted for Reclassification of Financial Instrument. Subsequent to the date of our unaudited consolidated financial statements as of September 30, 2005, Barron and we entered into an amendment to the Registration Rights Agreement. The amendment modified the provision requiring the payment of cash liquidated damages for our failure to cause a registration statement registering the shares of our common stock underlying the preferred stock and warrants to become and remain effective. The cash liquidated damages provision was replaced with a provision requiring liquidated damages to be paid in a set number of unregistered shares of preferred stock, not tied to the market price of our common stock. In accordance with Emerging Issues Task Force (“EITF”) 00-19, as of the Registration Rights Agreement amendment date of November 7, 2005, the financial instrument relating to the warrants and the temporary equity relating to the par value of preferred stock was reclassified to permanent equity. The Book value—shareholders’ equity as adjusted for reclassification of financial instrument per share information, a non-GAAP measure, is presented as if the Company had completed those efforts by the end of the period of the unaudited consolidated financial statements as of September 30, 2005, and the financial instrument and temporary equity were reclassified to permanent equity. Management believes that this non-GAAP measure is useful in showing the significant impact of this amendment of the liquidated damages provisions on our equity position. Per share of common stock: Book value—shareholders’ equity as adjusted for reclassification of financial instrument is not a substitute for shareholders’ equity as reported under GAAP, nor will it eliminate the loss (or gain) recorded on the warrants and reported in the net income and retained earnings of the Company up to the date of the amendment at which point the warrant liability’s fair value as of that date was reclassified to equity. The reader should consider all information contained in this prospectus and in our unaudited consolidated financial statements as of September 30, 2006 and our audited consolidated financial statements as of December 31, 2005 related to the amendment of the liquidated damages provisions.

Set forth below is a reconciliation of book value - shareholders’ equity as adjusted for reclassification of financial instrument per share to book value per share per GAAP:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Reconciliation of equity and warrant liability to GAAP
Book value - shareholders’ equity (deficit) as adjusted for reclassification of financial instrument(1)(2)(3)	$0.09	$(0.07)	$(0.20)	$1.67
Warrant related financial instrument and impact of anti-dilutive shares(1)(2)(3)(5)	$—	$(2.33)	—	—
Book value - Shareholders’ equity (deficit) per GAAP	$0.09	$(2.40)	$(0.20)	$1.67

Subsequent Events

Acquisition of McAleer Computer Associates, Inc. On January 2, 2007, we purchased substantially all of the assets and business operations of McAleer. The total purchase price for the assets acquired was $4,050,000. Of this, $525,000 was represented by a five year term note secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of an office building. We assumed no liabilities of McAleer, other than certain leases and obligations under ongoing customer contracts. Located in Mobile, Alabama, McAleer was primarily a provider of financial management software to the kindergarten through high school education market. A more detailed description of McAleer and the acquisition transaction are set forth in “Description of Business—I. McAleer Acquisition.”

Modification of Bank Credit Facilities. We entered into certain modifications of our creditor arrangements with RBC Centura Bank on January 2, 2007. The primary purpose of the modification was to increase the amount of our credit facilities to provide for our expanding working capital and other credit needs, including the funding of our acquisition of substantially all of the assets of McAleer. Specifically, our revolving credit facility with the Bank was increased from $3.5 million to $5.5 million, and our equipment facility was increased from $400,000 to $800,000. Our revolving credit facility expires on May 30, 2007. The modifications to the bank credit facility is discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – B. Subsequent Events—Modification of Bank Credit Facilities.”

Amendment of Warrants and Registration Rights Agreement. On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate our common stock warrants held by Barron. In particular, a portion of such warrants were reduced in price. One original warrant, priced at $1.3972 per share, was amended and divided into two warrants, one for 1,608,868 shares of common stock at a reduced exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price. A second warrant priced at $2.0958 per share was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a reduced price of $0.85 per share and another for 2,000,000 of common stock at the original exercise price. The agreement with Barron also extended the effective term of the registration rights agreement between Barron and us by one year from February 11, 2008 until February 11, 2009. In addition, Barron agreed to waive any further liquidated damages under the registration rights agreement. For a more detailed description of the amendments of the warrants and the registration rights agreement, see “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions.”

Fourth Quarter Charge Related to Warrant Amendment. As a result of the amendment of the warrants, we anticipate that we will incur a non-cash charge to income for the fourth quarter of 2006 of approximately $400,000. Such charge relates to the change in the market value of the warrants before and after the repricing of a portion of the warrants. For a more detailed discussion of the financial impact of the repricing of the warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—D. Financial Impact of Certain Developments – Fourth Quarter Charge Related to Warrant Amendment.”

RISK FACTORS

Risk Factors Relating to Our Company

Our customers are predominantly educational institutions, municipalities, non-profit organizations, and other local governments. Negative trends in governmental spending patterns or failure to appropriate funds for our contracts, whether due to budgetary constraints or otherwise, may have an adverse impact on sales revenues.

Approximately 90% of our revenues are generated from sales of software, hardware and services to county and city governments and school districts. We expect that sales to public sector customers will continue to account for substantially all of our revenues in the future. Many of these contracts are subject to annual review and renewal by the local governments, and may be terminated at any time on short notice. Our dependence on county and city governments and school districts for the sales of our products and services renders our revenue position particularly susceptible to downturns in revenues as a result of changes in governmental spending patterns and the contract award process.

Because we must comply with governmental procurement regulations and undergo governmental approval processes, the sales cycle associated with our products is typically complex and lengthy. This puts us at risk of having to incur significant sales expenses with no assurance that a sale will be consummated and revenues received. Future regulations could increase the magnitude of this risk.

For each contract with a public sector customer, we are typically subject to a procurement process, which can include a competitive bid process and governmental acceptance reviews. The process is often onerous and can include a detailed written response addressing, among other things, the design of software that addresses customer-specified needs, the integration of our products with third-party products and product demonstrations. Future laws and regulations could increase the demands and costs of this process. There is a risk that we could expend significant funds and management resources in complying with the procurement and governmental review rules, only to ultimately fail to close the sale. The procurement process can also be subject to political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond our control. Reacting or responding to any such influences or protests may involve considerable expense and delay, and may result in termination, reduction or modification of the awarded contract. Our failure to consummate sales after incurring significant expenses to comply with lengthy procurement processes would reduce our profitability and adversely affect our financial condition.

Changes in governmental procurement regulations may increase our costs, and non-compliance could negatively impact our ability to compete.

Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could harm us by increasing the costs of competing for sales or by impacting our ability to perform government contracts. Any violation, intentional or otherwise, of these regulations could result in fines and/or debarment from award of additional government contracts, which could negatively affect our profitability and harm our business reputation.

Compliance with procurement processes and regulations may require us to disclose trade secrets or other confidential business information, which may place us at a competitive disadvantage.

We may, depending on the particular procurement, be required to disclose trade secrets and commercially sensitive information to the governmental entity making the procurement in order to place a bid or respond to a request for proposal. While mechanisms may be in place for protecting such information, disclosure could occur through a Freedom of Information Act release, thereby potentially compromising our confidential information.

Governmental contracts may contain terms not contained in typical private sector sales contracts that may be unfavorable to us. These terms may have the effect of raising our compliance costs or interrupting our revenue stream, either or both of which could negatively impact our income position.

Governmental contracts may contain terms that could adversely impact our sales revenues or increase our costs of doing business. Such terms may include profit limitations and rights of a particular governmental agency to terminate a contract for convenience or if funds are unavailable. We have never had a customer terminate a contract in this manner, although we can give no assurances this will not occur in the future. Also, in some cases we may be subject to liquidated damages for defective products and/or delays or interruptions caused by systems failures. Payments under some public sector contracts are subject to achieving implementation milestones and we could in the future have differences with customers as to whether milestones have been achieved.

Modifying our software products to comply with existing and future governmental regulations may increase our operating costs and have a negative impact on our profitability.

From time to time, it may be necessary to revise and update our software products to comply with changes in laws relating to the subject matter with which our software deals. For example, we may have to revise our fund accounting software to comply with changes in reporting requirements. Examples of such changes include modifications for Form W-2, Form 1099 and various health and retirement reporting and payroll tax table updates. The extent of any required revisions will depend upon the nature of the change in law. It is possible that in some cases, the costs of compliance may be passed on to the customer, but in other cases, we may be forced to absorb some or all of the costs. Any absorption of compliance costs would have an adverse impact on profits.

Most of our maintenance agreements are for a term of one year. If our customers do not renew their annual maintenance and support agreements for our products and services, or if they do not renew them on terms that are favorable to us, the reduction in revenues would have an adverse impact on our financial condition.

As the end of the term of a maintenance agreement approaches, we seek to renew the agreement with the customer. Maintenance renewals represented 6% of our total revenue for the 2005 fiscal year and 9% of our total revenue for the 2004 fiscal year. Due to this characteristic of our business, if our customers chose not to renew their maintenance and support agreements with us on terms beneficial to us, our business, operating results and financial condition could be harmed.

We derive a material portion of our revenue from the sale of our fund accounting software. We believe that the use by our customers of our software also gives us a competitive advantage in our providing system integration services, including the sale of hardware, to these customers. Reduced acceptance of our fund accounting software and upgrades of such software could have a direct and indirect adverse impact on our revenues.

We derive a material amount of our revenue from the sale of our fund accounting software and related services, and revenue from this product line and related services is expected to remain a material component of our revenue for the foreseeable future. For the 2005 and 2004 fiscal years, software sales and related revenues for fund accounting software accounted for approximately 6.1% and 12.6% of our total revenues, respectively. We generally grant non-exclusive licenses to our products on a perpetual basis and deliver new versions and enhancements to customers who purchase annual maintenance and support. We also provide our software under rental arrangements, including ASP (Application Service Provider or CSI hosted) type models. As a result, our future license, services and maintenance revenue are substantially dependent on sales to new customers. In addition, if demand for our fund accounting software declines, we believe we would lose a competitive advantage in providing system integration services, and our technology segment revenues could also decline.

We encounter long sales cycles, particularly for our largest customers, which could have an adverse effect on the amount, timing and predictability of our revenue and sales.

Potential customers, particularly large clients, generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software and services. Sales of our core software products to these larger customers often require an extensive education and marketing effort.

We could expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our core software product sales cycle averages approximately six to twelve months. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

•	our customers’ budgetary constraints;

•	the timing of our clients’ budget cycles and approval processes;

•	our clients’ willingness to replace their current methods or software solutions;

•	our need to educate potential customers about the uses and benefits of our products and services;

•	the timing and expiration of our clients’ current outsourcing agreements for similar services; and

•	the governmental procurement risk described elsewhere in “Risk Factors.”

If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, it could have a material adverse effect on the size, timing and predictability of our revenue.

We are dependent on strategic relationships with our vendors, and our business would be materially and adversely affected if we were to lose our existing, or fail to gain additional, strategic relationships.

The segment of our business that includes hardware sales and related support services is dependent upon the strong relationships that have been established with our vendors. We purchase equipment from these vendors and add our engineering services to provide a total solution to the customer. Without the vendor products, we would lose the margin on the hardware sale as well as the margin provided by our engineering services.

These relationships could be terminated if we fail to:

•	maintain adequate certified systems engineers (computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer-based technology) and staff that can implement and support the vendors’ products;

•	receive satisfactory feedback from our customers; or

•	pay for purchased equipment and services on a timely basis.

The constant rate of new developments in technology can significantly impact demand. The introduction of new technology by us, our competition or suppliers could defer customer purchases, and large swings in demand for new technology could impact the ability of our suppliers to deliver the technology products we sell, or for us to install the software solutions we develop. The deferral of customer purchase decisions, or the inability of our suppliers or us to meet demand on a timely basis due to the introduction of new technology, could negatively impact our profitability. Conversely, our ability to access new technology timely or develop innovative solutions could improve revenues and profitability.

Manufactured hardware products are the most significant volume of revenues reported in our business. They also contribute significantly to our profitability reported through our technology solutions segment. We are constantly pursuing new technology to add to our portfolio of offerings.

When improved technology is announced but not yet available, customers may defer their purchases until such new technology is available. Such deferral could delay revenues and negatively impact our profitability.

Also, when improved technology is introduced suppliers are frequently unable to supply or deliver and install products in quantities sufficient to meet initial demand. This can also result in a rationing of deliveries.

If our suppliers deliver products to our competition in lieu of, or at a reduced rate of delivery to us, or if we are unable to deliver our products timely, our customers could pursue purchasing from other sources. This could negatively impact our revenue and profitability.

Even in the event that our customers could not find the product elsewhere, a delay in delivery could result in a deferral of our revenues to future periods and lost profitability in the near term. We may be unable to recover such lost profits.

The introduction of new technology by a competitor or by us could also cause a change in customer purchase habits, or defer or eliminate customer purchases of currently available products developed by us or then available from our suppliers.

Management has not seen any impact from these factors resulting in a substantial downturn in buying patterns, but cannot guarantee that a downturn due to such factors will not occur in the future. Management believes delay in supply or postponement by customers of delivery has, from time to time, deferred as much as 10% to 15% of reported annual revenues between quarters. However, it is impossible for us to quantify the total impact on historically reported results due to these factors; nor can we predict the future potential impact, if any.

Our failure to compete successfully could cause our revenue or market share to decline.

Our market is fragmented, competitive and rapidly evolving, and there are limited barriers to entry for some aspects of this market. Our software applications segment has three primary sources of competition:

•	software developers offering integrated specialized products designed to address specific needs of governmental organizations;

•	custom-developed products created either internally or outsourced to custom service providers; and

•	software developers offering general products not designed to address specific needs of governmental organizations.

Our technology solutions segment is subject to competition by both regional and national technology solutions providers, including those listed by VAR Business Magazine as the top 500 network integration companies in the United States.

The companies with which we compete, and other potential competitors, may have greater financial, technical and marketing resources and generate greater revenue and better name recognition than we do. If one or more of our competitors or potential competitors were to merge or form a strategic relationship with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. For example, a large diversified software enterprise, such as Microsoft, Oracle or PeopleSoft, could decide to enter the market directly, including through acquisitions. Also, in the same manner, large hardware and technology solutions providers, such as IBM Global Services, EDS and Lockheed Martin IT could negatively impact our ability to compete in the technology solutions market.

Loss of significant clients could hurt our business by reducing our revenues and profitability.

Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to conversion to a competing service provider. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future. Our top ten clients constituted approximately 35% and 46% of our revenue for the 2005 and 2004 fiscal years, respectively. The loss of a significant portion or all of these clients would have a material adverse effect on our profitability and financial condition.

We face a number of obstacles in implementing our strategic expansion into new geographic markets. Overcoming these obstacles will require an expenditure of material financial resources and significant efforts by management and other employees. Our failure to succeed in our efforts to penetrate new markets in a timely fashion could adversely affect our profits and margins and our revenue growth.

As we move forward with our growth strategy, we anticipate expanding into new geographic regions. We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. While expanding geographic markets provides a good opportunity to extend existing customer bases and increase revenue, breaking into a new market can prove difficult. There are obstacles to successfully entering new geographic markets, including limited market knowledge and relationships, little brand awareness, and no established presence or regional client references. We anticipate that initial penetration will be slow but will accelerate over time. We cannot accurately predict the time required to build customer relationships and the rate at which new market penetration can be accomplished.

To support the expansion process we plan to hire additional sales personnel to help penetrate new geographic regions, which could represent a $200,000 to $300,000 investment. While management believes this is a prudent investment, there may be an initial short-term negative impact on earnings. Due to the length of our typical software sales closing cycle, six to twelve months, coupled with the obstacles to market penetration discussed above, we cannot predict how long it will take for us to recover these costs.

We may not be able to manage our future growth efficiently or profitably. Increased demands on our human resources and infrastructure due to planned expansion, if not accompanied by increases in revenues, could negatively impact our profitability.

We have experienced significant personnel and infrastructure growth since our inception, and are continuing this expansion to address potential market opportunities. For example, we are expanding the size of our outside and inside sales staff, strengthening our telesales department and increasing our marketing and product development efforts to support a broader geographic reach and expanded product offerings. If these increases in personnel do not produce the intended growth in revenues, there can be no assurance that we will maintain profitability. Additionally, an increase in revenues will result in increased demands on our maintenance and support services professionals in order to maintain service quality. If we are unable to address sufficiently these additional demands on our personnel, operations, systems, procedures and resources, our profitability and growth might suffer.

In conjunction with the addition of a telesales department, we established a call center to broaden our support offerings for technology hardware sold, including IP telephony products. Establishment of the call center required a large up-front investment. We hope that having an established call center dedicated to the support of technology products sold will facilitate an increase in sales of service contracts in connection with equipment sales and in turn, increase our sales revenue. Additionally, we hope that the establishment of a centralized call center will increase our efficiency in responding to customer service issues by increasing the amount of support provided remotely, improving response time, and reducing the need to divert engineers in the field from other projects. Failure to realize increased sales revenues and increased efficiency, combined with the cost to establish a call center, would have a negative impact on our profitability.

Because competition for highly qualified personnel is intense, we may not be able to attract and retain the employees we need to support our planned growth.

To execute our plans for continuing growth, we will need to increase the size, and maintain the quality of, our sales force, software development staff and our professional services organization. To meet our objectives, we must attract and retain highly qualified personnel with specialized skill sets focused on the educational and local government market. Competition for qualified personnel can be intense, and we might not be successful in attracting and retaining them. The pool of qualified personnel with experience working with or selling to nonprofit organizations is limited overall and specifically in Easley, South Carolina, where our principal office is located. Our ability to maintain and expand our sales, product development and professional services teams will depend on our ability to recruit, train and retain top quality people with advanced skills who understand selling to, and the specific needs of, educational institutions and local governments. For these reasons, we have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for our business. In addition, it takes time for our new sales and services personnel to become productive, particularly with respect to obtaining and supporting major customer accounts. In particular, we plan to continue to increase the number of services personnel to attempt to meet the needs of our customers and potential new customers. In addition to hiring services personnel to meet our needs, we might also engage additional third-party consultants as contractors, which could have a negative impact on our earnings. If we are unable to hire or retain qualified personnel, if newly hired personnel fail to develop the necessary skills or if they reach productivity slower than anticipated, it would be more difficult for us to sell our products and services. As a result, we could experience a shortfall in revenue or earnings, and not achieve our planned growth.

As a result of the relatively low margins associated with the sale of hardware, our technology solutions segment produces substantially lower gross margins than our software applications segment. Our overall gross profit margin may be adversely affected if revenues of our technology solutions segment rise as a percentage of total revenues. In turn, this could result in reduced net income.

For the fiscal years ended December 31, 2005 and 2004, our software applications segment reported gross margins of 57.1% and 65.5%, respectively. In contrast, our technology solutions segment for such periods reported gross margins of 20.9% and 22.5%. Accordingly, an increase in hardware and related sales in our technology solutions segment relative to software revenues in our software applications segment could harm our overall gross margin. A shift in our product mix toward lower margin products would adversely affect our overall profitability if increases in volume of lower margin products did not offset the effect of changes in product mix. A decline in margins may also be received negatively by investors. Since establishing our technology solutions business in 1999, we have seen a continual increase in the amount of hardware we have been able to sell. Hardware pricing is highly competitive and product life-cycles can be short. We have recently been able to benefit from identifying, selling and implementing new products (for example, IP telephony and classroom learning tools) with higher margins as a result of selling such products before what we believe to be the midpoint of their life-cycles. As market penetration and competition increase for these products, margins and sales of these products may decline. As current hardware based products mature, there can be no assurance that we will identify new products with equal margins or opportunities for greater volume to replace existing products.

If our products fail to perform properly due to undetected errors or similar problems, or fail to comply with government regulations, our business could suffer, and we could become subject to product or general liability or errors and omissions claims. Such claims could be time-consuming and costly. Furthermore, any negligence or misconduct on the part of our consultants could result in financial or other damages to our customers, for which they may bring claims against us.

Complex software such as ours often contains undetected errors or bugs. Software errors are frequently found after introduction of new software or enhancements to existing software. We continually introduce new products and new versions of our products. If we detect any errors before we ship a product, we might have to delay product shipment for an extended period of time while we address the problem. We might not discover software errors that affect our new or current products or enhancements until after they are deployed, and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors, as well as any negligence or misconduct on the part of our consultants, could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial release of our software;

•	product liability, general liability or errors and omissions claims;

•	delays in, or loss of, market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to obtain or integrate third-party technologies could delay the development of our software and increase our costs.

We intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies which are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn would harm our business and operating results. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

Our success depends on our ability to respond quickly to changing technology. We believe that we must develop new software programs and services utilizing modern technology in order to maintain our competitive position and profitability.

The market for our products and services is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of our software products are difficult to estimate. As a result, our future success will depend, in part, upon our ability to continue to enhance existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. We may not be able to successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. In addition, products, capabilities or technologies developed by others could render our products or technologies obsolete or noncompetitive or shorten product life cycles. If we are unable to develop on a timely and cost-effective basis new software products or enhancements to existing products, or if new products or enhancements do not achieve market acceptance, we may not be able to compete effectively or maintain or grow our revenues.

Software development is inherently complex, particularly development for multi-platform environments. In addition, our customers demand broad functionality and performance. As a result, major new product enhancements and new products can require long development and testing periods before they are released commercially. We have on occasion experienced delays in the scheduled introduction of new and enhanced products, and future delays could increase costs and delay revenues.

We have made significant investments in software development and our growth plans are premised in part on generating substantial revenue from new product introductions and future enhancements to existing products. New product introductions and enhancements involve significant risks. For example, delays in new product introductions and enhancements, or less-than-anticipated market acceptance, are possible and would have an adverse effect on our revenue and earnings. We cannot be certain that our new products or enhancements will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming.

In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin and operating results would be adversely affected.

Advances in technology can require retraining and additional certifications for existing personnel or hiring of more qualified personnel. The most significant portion of our investment in software development is related to labor. If our personnel are unable to keep up with changing technologies or we are unable to attract, hire, and retain personnel having the qualifications needed to engineer, manage and implement technological advances, our competitive position may erode. Erosion of our competitive position could have an adverse effect on our revenues and profitability.

If the security of our software is breached, we could suffer significant costs and damage to our reputation.

Fundamental to the use of our products is the secure collection, storage and transmission of confidential information. Third parties may attempt to breach our security or that of our customers and their databases. We may be liable to our customers for any breach in such security, and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation, our business and our operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such disruptions could lead to interruptions, delays or loss of data and we may be required to expend significant capital and other resources to protect further against security breaches or to rectify problems caused by any security breach.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. Our markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, whenever appropriate, expand our technological capabilities and product offerings.

While we may use a portion of any cash proceeds generated by operations or obtained from capital sources to pay down debt on an interim basis, we intend to use any remaining proceeds or availability from a debt related pay down to fund acquisitions. Additionally, we have engaged consultants to assist us with acquisitions, including identifying potential acquisition opportunities. Pursuant to this strategic plan, we intend to acquire companies, products, services and/or technologies that we feel could complement or expand our existing business operations, augment our market coverage, enhance our technical capabilities, provide us with important customer contacts or otherwise offer growth opportunities. Acquisitions and investments involve numerous risks, including:

•	improper valuation of the acquired business;

•	difficulties in integrating operations, corporate cultures, technologies, services, accounting and personnel;

•	difficulties in supporting and transitioning customers of acquired companies;

•	diversion of financial and management resources from existing operations;

•	risks of entering new sectors of the educational and governmental market;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs; and

•	consumption of significant capital and cash flow to the detriment of other business opportunities and needs.

Acquisitions also frequently result in recording of goodwill and other intangible assets. These intangible assets are subject to potential impairments in the future as well as allocations, including write-ups to depreciable assets, that could negatively impact our future operating results. In addition, if we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing stockholders could be diluted. Such dilution could in turn affect the market price of our stock. Moreover, financing an acquisition with debt would result in higher leverage and interest costs. As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits. We may also incur costs in excess of what we anticipate.

There can be no assurance suitable acquisition candidates will be available of sufficient size or in sufficient numbers, that we will be able to procure adequate financing, or that we will be able to successfully purchase or profitably manage acquired companies. We can give no assurance that future acquisitions will further the successful implementation of our overall strategy or that acquisitions ultimately will produce returns that justify the investment. In addition, we may compete for acquisitions and expansion opportunities with companies that have significantly greater resources than we do.

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, except for McAleer, consummated January 2, 2007, we have not entered into agreements or understandings for any acquisition which management deems material.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from executing our growth strategy.

The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on many factors, including:

•	market acceptance of our products and services;

•	the need to adapt to changing technologies and technical requirements;

•	the existence of opportunities for expansion; and

•	access to and availability of sufficient management, technical, marketing and financial personnel.

If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional equity or obtain other financing. We may not be able to obtain sufficient additional financing, if required, in amounts or on terms acceptable to us, or at all.

Under certain circumstances, holders of warrants to purchase shares of our common stock may be able to exercise those warrants pursuant to a cashless exercise. A cashless exercise may adversely impact our business strategy.

The terms of the warrants held by Barron permit the cashless exercise of the warrants under certain circumstances. A cashless exercise would not result in capital inflow to the Company, which may hinder the implementation of our business strategy, one element of which is to expand through acquisition.

We currently do not have any pending or issued patents, but we rely upon trademark, copyright and trade secret laws to protect our proprietary intellectual property rights, which might not provide us with adequate protection. The loss or compromising of our rights in our intellectual property could adversely affect our competitive position and raise our costs.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We might not be successful in protecting our proprietary technology, and our proprietary rights might not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of trademark, copyright and trade secret laws, as well as nondisclosure agreements. Each of these affords only limited protection. Moreover, we have no patent protection for Accounting+Plus software, which is one of our core products. Any inability to protect our intellectual property rights could seriously harm our competitive position, operating results and financial condition.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the United States. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation could become necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Because we generally do not have written software licenses, we must rely primarily on implied licenses and copyrights to protect our software. The enforcement of implied licenses and copyrights may be time-consuming and costly.

Enforcement of the implied licenses on our software would be primarily based on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Proving a breach of contract relating to a violation of an implied license may be difficult. Violations of copyrights on our software could include, among other things, unauthorized copies of the software being made, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering). While each of the foregoing rights are held by a copyright owner, copyright infringement may be difficult to prove, whereas a violation of an express license may be more readily provable and may provide additional rights and remedies than available through copyright protection. Therefore, we may have to expend significant time and financial resources should the need arise to enforce an implied license or copyright.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle.

Litigation regarding intellectual property rights is not unusual in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may nevertheless bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling and/or servicing our software. Our business, results of operations and financial condition could be harmed if any of these events occurred.

In addition, we have agreed, and will likely agree in the future, to indemnify certain of our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers might be required to obtain one or more licenses from third parties. We, or our customers, might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

Increasing government regulation of electronic commerce could reduce our revenues and increase our costs.

We are subject not only to regulations applicable to businesses generally but also to laws and regulations directly applicable to electronic commerce. We deliver marketing, shareholder and customer information, product demonstrations, new software and software updates, technical support and training over the internet. We also sell services whereby a customer may access and use our software to load and manage their organization’s data over the internet. Although there are currently relatively few laws and regulations governing electronic commerce, state, federal and foreign governments may adopt laws and regulations applicable to our business. Any such legislation or regulation could increase our operating costs as we are forced to comply, or increase the operating costs to our customers. In any such event, customers may decide not to use our products and services. Any new laws or regulations in the following areas could cause us to incur new compliance expenses, or otherwise adversely affect our business:

•	user security and privacy;

•	the pricing and taxation of internet use or goods and services offered or provided via the internet;

•	the online distribution of specific material, content or services over the internet; and

•	the content of websites or other internet marketing abilities (e.g., “do not call” (do not contact) registry requirements).

A significant portion of our revenues stem from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and financial condition.

We participate in the E-Rate Program, a government program providing funding for telecommunications, internet access and internal connections for schools that have a very high free and reduced lunch rate count. Schools and school districts that have developed an approved technology plan may receive funds to implement the plan. Service providers may sell to such schools and districts through an open and competitive bidding process. We have received funding through the E-Rate program since 2001, routinely representing 10% to 20% of our total revenues. The Schools and Libraries Division of the Universal Service Administrative Company, which administers the program, may conduct audits with respect to previous funding years. If the Schools and Libraries Division were to find that either we or the school to which we have made sales did not comply with the rules and regulations of the program, previous funding may have to be repaid and we could be barred from future bidding under the program. To date, we have not had to repay any money received in connection with the program, nor have we been cited for any material violation of program guidelines.

We received a subpoena from the United States Department of Justice on April 27, 2005, requesting our production of documents relating to the E-Rate Program. It is our understanding that similar inquiries have been directed to numerous other companies associated with the program. The Company has complied with all requests for information associated with the subpoena. No allegations concerning impropriety by the Company have been made. Although we do not believe that the investigation will impact our participation in the E-Rate Program, we can give no such assurances.

The requirements of being a public company, particularly the requirement to report financial results publicly and on a quarterly basis and compliance requirements under Sarbanes-Oxley, will increase our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results of operations. These requirements may also distract management from business operations.

As a public company, we are subject to a number of requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting.

Prior to February 11, 2005, we were a public shell with virtually no operations and had limited staff with highly technical accounting and public reporting expertise. We also had no requirement to report earnings quarterly or to any external persons or entities. In the first quarter of 2005, we entered into a complex merger and began public reporting of significant operations. Considerable additional effort is required to maintain and improve the effectiveness of disclosure controls and procedures and internal controls over financial reporting to meet the demands of a public reporting environment. Particularly, substantial additional resources are required in light of Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting beginning with our fiscal 2007 Annual Report on Form 10-KSB and our independent registered public accounting firm’s audit of that assessment beginning with our fiscal 2008 Annual Report on Form 10-KSB. These requirements have made it necessary for us to hire additional and more technical personnel and engage external resources. Public company requirements have increased our administrative costs and may reduce our profitability in future periods in comparison to our reported historical results.

Significant management oversight will also be necessary in light of these requirements. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to attract and retain qualified personnel to adequately manage the implementation of these requirements in a timely fashion might adversely impact our compliance with Section 404. Any failure to comply with Section 404 as required may harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Failure to comply with certain standards has resulted in a conclusion there is a significant weakness in our internal controls over financial reporting, and management may be unable to declare its controls over financial reporting effective until its implementation of the Sarbanes-Oxley Act which it anticipates completing in fiscal year 2007.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods required by the SEC, including, without limitation, those controls and procedures designed to insure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosures. Our chief executive officer and chief financial officer evaluate the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15e and 15d-15e under the Exchange Act) as of the end of each quarter. Based on such evaluations, these officers and the audit committee of our board of directors concluded that our disclosure controls and procedures have not been effective, and that certain weaknesses in our internal controls over financial reporting have existed, as described in the following paragraphs.

In March 2005, the Public Company Accounting Oversight Board, or “PCAOB,” defined a “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected, or that a company will be unable to comply with laws and regulations, which includes the timely filing of required reports with the SEC. Based upon evaluation under this standard, our chief executive officer and chief financial officer concluded that, as of the end of the June 30, 2005 period, the Company’s disclosure controls and procedures were ineffective due to a significant deficiency in our internal controls over the application of existing accounting principles to new public reporting disclosures and particularly related to the application of generally accepted accounting principles to new transactions. The significant deficiency in our controls related to financial reporting was determined to exist on August 16, 2005. At that time, the chief financial officer in consultation with the chief executive officer and the audit committee of the board of directors determined that the Company still lacked sufficient internal resources to ensure compliance with new emerging issues, or to fully review its compliance in all areas of financial disclosure on a timely basis. Prior to February 11, 2005, we were a public shell with virtually no operations and had limited need for staff with highly technical accounting and public reporting expertise. In addition, our predecessor, CSI – South Carolina, was a private company and likewise had no need for staff with technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and resumed public reporting of significant operations. It was not until May 6, 2005 that we hired a chief financial officer with prior public reporting experience who is accustomed to dealing with more complex accounting matters. As a result, we were unable to file without utilizing extensions and, as previously disclosed, had to amend certain of our financial reports for 2004 and 2005.

As discussed above, we maintain a system of internal accounting controls that is designed to provide assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and properly recorded. On September 12, 2006, the audit committee of our board of directors, in consultation with our chief financial officer and chief executive officer, concluded that the previously issued financial statements contained in our quarterly report on Form 10-QSB for the quarter and six months ended June 30, 2006 should not be relied upon due to an isolated error in a transactional report which was used to accrue sales and the associated costs of goods sold in June of 2006. The error went undetected despite indiscriminate sample testing of the report calculations during the review process, and corroborative inquiry as to the validity of related operational activity. To mitigate the risk of a similar error occurring in the future, we have implemented a policy to increase report testing including random sampling and a more detailed review of all large dollar amounts. The error was identified, albeit subsequent to the filing of the second quarter Form 10-QSB, due to recent improvements surrounding the reporting process which were proposed by our chief financial officer and board of directors based on their experience with reporting in other companies. These changes in reporting, although primarily operationally driven, also relate to our continued focus on internal controls.

As a result of the error identified through our review, we restated our financial statements as of and for the three and six months ended June 30, 2006, as set forth in our Form 10-QSB/A filed on October 30, 2006, in order to correct the error in the period in which it originated. The decision to restate was made with the concurrence of Elliott Davis, LLC, our independent registered public accounting firm.

We determined that the deficiencies mentioned above would be addressed both through the hiring or engaging of additional resources and implementation of the Sarbanes-Oxley Act requirements. We believe that the implementation could result in identification of additional areas where we may need technical resources. During 2006, we hired additional personnel with public reporting and accounting experience and engaged outside technical resources. We have been implementing recommendations throughout this effort. However, we expect that we will continue to identify potential improvements in controls during the remaining stages of implementing the requirements of Sarbanes-Oxley. Further, we are unsure of whether we will be able to entirely eliminate any possibility of a significant deficiency. Given the increasing number and complexity of pronouncements, emerging issues and releases, we expect there will always be some risk related to financial disclosures. We anticipate that such risks will be mitigated following full implementation of the Sarbanes-Oxley Act requirements, which we anticipate to be completed in 2007, except as to the requirement that our auditor attest to management’s assessment regarding internal controls over financial reporting, with which we must comply beginning with our December 31, 2008 annual report.

We may discover and report additional weaknesses in our internal controls. Reporting deficiencies could harm our financial position, reduce investor confidence, cause a decline in the market price for our common stock and subject us to costly litigation.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operations could be misstated and our reputation may be harmed. Historically, we may not have maintained a system of internal controls that was adequate for a public company, and in preparing the financial statements included in this prospectus we placed only limited reliance on our historical internal control structure. This limited reliance is not sufficient to meet the standards under Section 404 of the Sarbanes-Oxley Act, with which we must comply beginning with our fiscal 2007 Annual Report on Form 10-KSB (except as to the requirement that our auditor attest to management’s assessment regarding internal control over financial reporting, with which we must comply beginning with our December 31, 2008 annual report). We have undertaken the task of documenting our controls in preparation for the additional review, evaluation and testing requirements under Section 404 under the direction of our CFO, who has prior experience in this area. In addition to hiring additional staff with experience in this area, we have also engaged external resources to assist with our documentation, implementation and testing of internal control and financial reporting control requirements under the Sarbanes-Oxley Act.

While continuous improvements in internal controls will be made in 2007 either separately or in connection with the implementation of the Sarbanes-Oxley Act, we expect, with an increase in staff and the work of external resources, that we will receive and identify additional suggestions for improvement in controls and will implement recommendations throughout the process. In this process we may identify and be required to report deficiencies in our internal controls that individually or collectively constitute material weaknesses.

The PCAOB has defined a material weakness as a “significant control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” A material weakness does not necessarily mean that a material misstatement has occurred or will occur, but that it could occur.

We are unsure we will be able to mitigate the possibility of significant deficiencies, including those that would constitute material weaknesses until we have completed the Sarbanes Oxley Act implementation process. Even so, we cannot assure you that the measures we have taken to date or further measures will ensure that we will be able to implement and maintain adequate controls over our financial processes and reporting to prevent any failure or deficiency. Any deficiencies or failures in internal controls or reporting of deficiencies or failures could harm the financial position of our business, reduce investor confidence, cause a decline in the market price for our common stock, and subject us to costly litigation.

Our management has limited experience in managing a public company, which could hamper our ability to function effectively as a public company.

Our management team has historically operated our business as a privately-owned corporation. Except for our CFO, hired May 6, 2005, the individuals who now constitute our senior management did not have experience managing a publicly-traded company prior to our reverse merger. In particular, management is inexperienced in utilizing sophisticated forecasting or long term historical analysis of data that may be used for projecting future operating and financial results with a significant degree of consistency and accuracy. Due to the limited number of our personnel with experience with publicly-traded companies, any unexpected departure of our CFO could result in our inability to comply fully with accounting pronouncements and public filing requirements on a timely basis. If we are unable to comply, our financial condition could be adversely affected.

In addition, although we are in the process of updating our systems and processes to public company standards, such systems and processes in many aspects still reflect those of a non-public corporation. As a result, we cannot assure you that we will be able to execute our business strategy as a public company. You should be especially cautious in drawing conclusions about the ability of our management team to provide guidance or other forward looking information regarding our operating or financial results with a reasonable degree of consistency and accuracy.

The development and enhancement of our software requires significant capital expenditures that we may not be able to make if we were to experience significant revenue reductions. Our failure or delay in developing and enhancing our software could seriously erode our competitive position.

Software technology is characterized by rapid technological change and evolving industry standards that require continuous development and enhancements to our software applications. Significant resources, primarily in the form of salaries and benefits, are required to keep up with these changes. We are in the process of rewriting our software applications to take advantage of current technologies. If we were to experience significant revenue reductions, our ability to implement these changes could be delayed or eliminated, eroding our competitive position and adversely affecting our revenues and financial condition.

We may not be able to repay both our bank credit facility which matures in May 2007 and our subordinated notes which matured in May 2006 and are currently in default. Any failure to repay or secure a renewal or refinancing of the bank credit facility, and to obtain the continued cooperation of the holders or a restructuring of the subordinated notes, could have a material adverse effect on our liquidity position and our ability to fund operations.

On January 2, 2007, we entered into agreements with RBC Centura Bank modifying our credit facilities. Specifically, availability under our revolving facility was increased from $3.5 million to $5.5 million, and our equipment facility was increased from $400,000 to $800,000. The maturity date for the revolving facility is May 30, 2007, and the equipment note matures January 1, 2010. The primary purpose of the modifications was to increase the amount of our credit facilities to provide for expanding working capital and other credit needs, including funding our acquisition of substantially all of the business operations of McAleer. The modifications also memorialized certain previously granted waivers to the restrictive covenants and requirements contained in our agreements with the bank. The bank granted waivers permitting us to enter into the acquisition of McAleer, including the use of bank credit facility advances to fund such acquisition, and our incurring mortgage indebtedness to McAleer as a part of the purchase of McAleer’s real estate. The bank also waived any cross-default relating to the subordinated notes payable to certain stockholders, which we did not repay at their May 2006 maturity.

Although we possessed adequate availability on the May 10, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a drawdown would not be sufficient to fund ongoing working capital needs. We also anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined it was not in the best interest of all stakeholders to pay the notes at maturity, and the subordinated notes remain due and payable.

Our subordinated noteholders have cooperated with us in the deferral of payment on the subordinated notes. We have paid interest at a default rate of 15%, and as of December 31, 2006 were current with such payments. We anticipate the continued cooperation of the noteholders and the ultimate successful negotiation of a maturity date extension or other restructuring of our subordinated debt with the holders. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or refund the subordinated notes, and that the noteholders will continue to cooperate. The notes are subordinated to our senior bank debt, and we believe the ability of the noteholders to have direct recourse against us is limited. However, we can give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on our other creditors and our financial condition. We do not anticipate any of the noteholders taking any action detrimental to us. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all of our preferred stock.

We anticipate renewing the bank credit facility prior to its expiration date in May 2007. We do not believe that cash flow from operations will be sufficient to repay the facility at maturity and adequately fund our growing working capital needs. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that our existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact do so or that replacement financing could be procured by us on favorable terms or at all. Further, any failure to resolve our default under or otherwise restructure the subordinated notes, or to maintain the cooperation of the holders of such notes, could negatively impact our ability to renew our existing bank credit facility or procure a replacement. Without such a credit facility, we believe that our ability to fund our business operations, including providing sufficient working capital to fund sales growth, could be adversely affected.

We depend on key management and may not be able to retain those executives or recruit additional qualified personnel.

We believe that our future success will be due, in part, to the continued services of our senior management team. This team historically has been and we anticipate for the foreseeable future will continue to be relatively small. Our company was built by the five former shareholders of CSI – South Carolina who were largely responsible for our growth over the past 15 years. All of these founders of the Company now serve as our executive officers, with the exception of our former interim CFO, Joe G. Black, now retired. Each of the remaining four CSI – South Carolina founders have garnered significant technical expertise in both our products and the requirements of our client base. They have also developed relationships with our clients that we believe are valuable. They have been responsible for the technical development of our products and solutions and the creation of our business strategy. Because we are now a public company, we must also retain a chief financial officer with requisite technical expertise to handle the requirements of public company reporting and compliance. Our ability to implement our business plan is dependent on the retention of these executives who have specific, differentiated skills, as well as key management of businesses we acquire. Losing the services of one or more members of our management team could adversely affect our business and expansion plans.

Our certificate of incorporation limits the liability of our directors, which may bar stockholder actions and recovery against the directors for misconduct.

We have adopted provisions in our Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of our directors for monetary damages for breach of fiduciary of duty as a director. While it may limit stockholder actions against the directors of the Company for various acts of malfeasance, the provision is designed to ensure the ability of our directors to exercise their best business judgment in managing the Company’s affairs, subject to their continuing fiduciary duties of loyalty to the Company and its stockholders. Absent such a limitation, their judgment could be unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

Our certificate of incorporation and bylaws provide for the indemnification of management, which in certain circumstances could serve to circumvent the recovery by stockholders in legal actions.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, to the fullest extent permitted by Delaware law, provide, generally, that the Company will indemnify, including the advancement of expenses, any director, officer, employee or agent of the Company who is, or is threatened to be made, a party to any action, suit or proceeding by reason of the fact he was acting as a director, officer, employee or agent of the Company. Any advancement of expenses is subject to the indemnified person undertaking to repay any advanced expenses later deemed to be improper. Such indemnification would cover the cost of attorneys’ fees as well as any judgment, fine or amount paid in settlement of such action provided that the indemnified party meets certain standards of conduct necessary for indemnification under applicable law and the provisions of the Amended and Restated Bylaws. Such indemnity may or may not be covered by officer and director liability insurance and could result in expense to the Company even if such person is not successful in the action. This provision is designed to protect such persons against the costs of litigation that may result from his or her actions on our behalf.

Risk Factors Relating to Our Common Stock

Our quarterly financial results fluctuate and may be difficult to forecast. If our future results are below either any guidance we may issue or the expectations of public market analysts and investors, the price of our common stock may decline.

Our quarterly revenue and results of operations are difficult to forecast. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful and that such comparisons might not be accurate indicators of future performance. The reasons for these fluctuations include but are not limited to:

•	the amount and timing of sales of our software, including the relatively long sales cycles associated with many of our large software sales;

•	budget and spending decisions by our customers;

•	market acceptance of new products we release;

•	the amount and timing of operating costs related to the expansion of our business, operations and infrastructure;

•	changes in our pricing policies or our competitors’ pricing policies;

•	seasonality in our revenue;

•	general economic conditions; and

•	costs related to acquisitions of technologies or businesses.

Certain of our costs and expenses are based on our expectations of future revenue and are, to a large extent, fixed in the short term. These include: our software development costs, certain other overhead costs in costs of sales and the majority of our general and administrative expenses. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our expenses in response, our operating results for that quarter could be adversely affected. It is possible that in some future quarter our operating results may be below either any guidance we may issue or the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

Our common stock is currently a “penny stock,” and the market for it is limited. Accordingly, we cannot assure that an adequate market will develop for our common stock or what the market price of our common stock will be.

Our common stock is currently traded in the over-the-counter market and is quoted on the OTC Bulletin Board. As of the date of this prospectus, only approximately 671,032 shares were available for trading in the over-the-counter market. As a result, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions and the lack of coverage by security analysts and the news media of our company.

In addition, because our stock is quoted on the OTC Bulletin Board, our common stock is subject to certain rules and regulations relating to a “penny stock.” A “penny stock” is generally defined as any equity security that has a price of less than $5 per share and that is not listed or approved for listing on a national securities exchange or an automated quotation system sponsored by a registered national securities exchange. Being a penny stock generally means that any broker who wants to trade in our shares (other than with established customers and certain institutional investors) must comply with certain “sales practice requirements,” including delivery to the prospective purchaser of the penny stock a disclosure statement describing the penny stock market and associated risks. In addition, broker/dealers must take certain steps prior to selling a penny stock, which steps include:

•	obtaining financial and investment information from the investor;

•	obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•	providing the investor a written identification of the shares being offering and the quantity of the shares.

If these penny stock rules are not followed by the broker/dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules makes it more difficult for broker/dealers to sell our common stock, and as a practical matter, these requirements may mean that brokers will be less likely to make recommendations on our shares to their general customers. As a result, for as long as our common stock is quoted on the OTC Bulletin Board and subject to the penny stock rules, our stockholders may have difficulty selling their shares in the secondary trading market. In addition, prices per share of our common stock may be lower than might otherwise prevail if our common stock were quoted on the Nasdaq Stock Market or traded on a national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. This lack of liquidity may also make it more difficult to raise capital in the future through the sale of equity securities.

The price of our common stock might be volatile.

Our stock price has been and may continue to be volatile, making an investment in our company risky. In recent years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market might be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. The fluctuations could cause you to lose part or all of your investment in our shares of common stock. Those factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of software and technology companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	economic conditions and trends in general and in the software and information technology industries;

•	major catastrophic events, including terrorist activities, which could reduce or divert funding from, and technology spending by, our core customer base of municipal governments and educational institutions;

•	our common stock continuing to be thinly traded, with the result that relatively small sale transactions have a market impact out of proportion to their magnitude;

•	lack of awareness of CSI by a reasonable quantity of investors, coupled with bargain based bidding by a limited number of investors, and conversely increasing awareness of CSI resulting in higher demand;

•	changes in our pricing policies or the pricing policies of our customers;

•	changes in the estimation of the future size and growth of our market; or

•	departures of or changes in key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we might be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

The sale of common stock under the registration statement could encourage short sales by third parties.

If a significant number of shares are sold pursuant to the registration statement, the effect may be downward price pressure on shares of our common stock. Falling share prices may encourage short sales of our common stock, which may exacerbate the downward price pressure.

Holders of the Series A Convertible Preferred Stock have certain rights which are superior to those of the common stockholders. These rights may adversely affect the liquidity and value of your investment.

The superior rights of the preferred stock include:

•	If we are liquidated, our preferred stockholders have priority on the distribution of assets up to their original investment value of $0.6986 per share. If any assets remain after the preferred stockholders receive their entitlement, then the remaining assets will be distributed on a pro rata basis to the common stockholders.

•	In the event of a change in control of our company or the occurrence of certain other transactions including, but not limited to, a tender offer, exchange offer or compulsory share exchange, holders of Series A Convertible Preferred Stock are entitled to treat such a transaction as a liquidation and recover their original investment in our company.

•	While the preferred stock is outstanding, we are not permitted to pay dividends on our common stock. This restriction means we are unlikely to pay dividends to our common stockholders in the foreseeable future.

•	In the future, if we were to offer shares of common stock to the public for cash, the holder of Series A Convertible Preferred Stock and the five former shareholders of CSI – South Carolina would have the right to participate pro rata in such an offering at 80% of the offering price. We do not currently contemplate such an offering.

The Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock permits the preferred stockholders to demand the return of their original investment under certain circumstances, which could hinder a stock transfer or business combination transaction beneficial to stockholders.

The preferred stockholders have the ability to elect to treat a change in control and certain other fundamental transactions as a liquidation and to be repaid their original investment under these circumstances. These transactions include a tender offer, an exchange offer, or a compulsory share exchange. The ability of the preferred stockholders to elect liquidation treatment could hinder or even prevent an acquisition transaction that might be beneficial to our common stockholders.

The raising of additional capital in the future may dilute your ownership in our company.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire complementary businesses or technologies;

•	refund our subordinated notes, which totaled $2,250,400 at December 31, 2006, or other indebtedness;

•	provide additional working capital to support revenue growth;

•	develop new services and products; or

•	respond to competitive pressures.

Any additional capital raised through the sale of equity may dilute your ownership percentage in our company.

We could issue additional shares of common stock, which might dilute the book value of our common stock.

We have a total of 40,000,000 authorized shares of common stock, of which 3,429,030 shares were issued and outstanding as of January 19, 2007. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. Of our 40,000,000 authorized shares, we had reserved for issuance as of January 19, 2007 14,568,815 shares of common stock relating to outstanding warrants, options and convertible preferred stock. An additional 497,756 shares of our common stock were reserved for issuance under our 2005 Incentive Compensation Plan as of such date. Also, we anticipate that we may issue common stock in acquisitions we anticipate making pursuant to our business strategy. Any issuances relating to the foregoing would dilute your percentage ownership interests, which would have the effect of reducing your influence on matters on which our stockholders vote. They might also dilute the tangible book value per share of our common stock. In addition, the Series A Convertible Preferred stockholder and the five former shareholders of CSI – South Carolina have the right, so long as any of the Series A Convertible Preferred stock is still outstanding, to participate in any “funding” by the Company

(including a sale of common stock) on a pro rata basis at 80% of the offering price, which right if exercised might dilute our net tangible book value per share. Further, Barron has the right under certain circumstances to effect a cashless exercise of the warrants, which would dilute the tangible book value per share of our common stock.

Because we intend to retain any earnings to finance the development of our business, we may never pay cash dividends. Furthermore, the terms of the Series A Convertible Preferred Stock prohibit the payment of cash dividends. Agreements with our bank lender contain significant restrictions on cash dividends.

We have not paid cash dividends, except for the one-time cash dividend paid by CSI – South Carolina, our predecessor, prior to the February 2005 merger and sale of preferred stock. Pursuant to the Preferred Stock Purchase Agreement, no dividends may be paid on our common stock while any Series A Convertible Preferred Stock is outstanding. Also, our agreements with our bank lender prohibit any dividend which would, upon payment, result in a default under our financial covenants. Regardless of these restrictions, we do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead intend to retain any earnings to finance the development of our business.

Availability of significant amounts of common stock for sale in the future, or the perception that such sales could occur, could cause the market price of our common stock to drop.

A substantial number of shares of our common stock may be issued and subsequently sold upon the exercise of the two common stock warrants and the conversion of Series A Convertible Preferred Stock held by Barron. Of the 14,435,472 shares originally issuable under the preferred stock and warrants, 14,230,472 shares remained to be issued as of January 19, 2007. In addition, the five former shareholders of CSI – South Carolina, four of whom are officers of the Company, held on such date 2,526,905 shares of common stock, which have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are accordingly subject to the resale restrictions under such Act and Rule 144 thereunder. Outside directors also held 171,094 shares issued pursuant to our 2005 Incentive Compensation Plan, which are registered for sale under the Securities Act pursuant to a Form S-8 registration statement. Under the Preferred Stock Purchase Agreement with Barron, shares held by insiders of the Company may not be sold until February 10, 2007. There were also outstanding non-executive employee options to purchase approximately 338,343 shares of our common stock on January 19, 2007, and consultants held 404,734 shares, 60,000 of which are unregistered restricted shares. Additionally, at January 19, 2007, there remained 497,756 shares of common stock which could be issued under our 2005 Incentive Compensation Plan. The sale of any or all of these shares could have an adverse impact on the price of our common stock, as could the sale or issuance of additional shares of common stock in the future in connection with acquisitions or otherwise.

The number of shares being offered pursuant to this registration is relatively large compared to the number of shares held by our management and our non-affiliated public shareholders. If one or more investors purchased a large number of shares in or subsequent to this offering, they may be able to effect a change of control of the Company.

As of January 19, 2007, our executive officers and directors held 2,697,999 shares of our outstanding common stock, representing approximately 78.7% of the total number of shares outstanding. Pursuant to this prospectus, Barron may sell up to 14,435,472 shares of common stock (of which, as of the date of this prospectus, 14,230,472 shares remain to be sold). Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, an investor could acquire a significant number of shares in or subsequent to this offering and effect a change in control of us, including replacing our current management. Such an event might generate uncertainty and a loss of investor confidence.

Insiders currently hold a significant percentage of our stock and could limit your ability to influence the outcome of key transactions, including a change of control, which could adversely affect the market price of our stock.

As of January 19, 2007, approximately 73.7% or 2,526,905 shares of our common stock were held by the former CSI – South Carolina shareholders, four of whom are currently executive officers. Outside directors held 171,094 shares. Non-executive officer employees of the Company also held options to purchase approximately 338,343 shares. All of these shareholdings have the potential of solidifying control of the Company with insiders, and would likely limit the ability of any minority stockholders to influence the outcome of key decisions, including elections of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of the common stock offered by this prospectus. We will, however, receive proceeds of the sale of common stock pursuant to the exercise of the warrants by Barron, absent a cashless exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used to repay indebtedness, finance acquisitions and for general working capital purposes.

THE SELLING STOCKHOLDER

Barron Partners LP

The selling stockholder is Barron Partners LP. We believe that Barron is or at the time of sale will be the sole record and beneficial owner of the shares of common stock it will be offering. The common stock to be offered by Barron will be acquired upon conversion of the shares of our Series A Convertible Preferred Stock or the exercise of the warrants. In connection with the issuance of the Series A Convertible Preferred Stock and the warrants, Barron was granted registration rights under a Registration Rights Agreement covering the shares of our common stock underlying the preferred stock and warrants.

Barron is a private investment partnership that specializes in investing in micro-cap public companies. It is not a registered broker-dealer nor is it affiliated with a broker-dealer. Its investment in the Company is solely for investment purposes for its own account.

Barron’s address is 730 Fifth Avenue, 25th Floor, New York, NY 10019. The general partner of Barron is Barron Capital Advisors, LLC. Andrew Barron Worden serves as the Managing Member of Barron Capital Advisors, LLC. In such capacity, he possesses voting and dispositive control over Barron Partners LP.

Share Ownership

As of the date of this prospectus, Barron owns 7,012,736 shares of our Series A Convertible Preferred Stock, which represents 100% of our issued and outstanding shares of preferred stock. The 7,217,736 shares of preferred stock originally issued to the selling stockholder as a part of the February 2005 recapitalization transactions were purchased at a price of $0.6986 per share. As of January 19, 2007, Barron had converted 205,000 preferred shares into common stock. The preferred stock owned by Barron is convertible into common stock on a one for one basis.

Additionally, as a part of our February 2005 recapitalization transactions, Barron was issued warrants to purchase 7,217,736 shares of our common stock. Half of the warrant shares were exercisable at a price of $1.3972 and the other half at a price of $2.0958 per share. On December 29, 2006, the two original warrants were divided and amended, including a reduction in the exercise price of a portion of the warrants. Following the division and amendment, Barron now holds the following warrants: warrant for 1,608,868 shares at an exercise price of $0.70 per share, warrant for 2,000,000 shares at the original exercise price of $1.3972 per share, warrant for 1,608,868 shares at a price of $0.85 per share, and warrant for 2,000,000 shares at the original exercise price of $2.0958 per share. Pursuant to the terms of the warrants and the Certificate of Designation governing the preferred stock, Barron is restricted from converting the preferred stock or the warrants if such conversion would result in Barron beneficially owning more than 4.9% of our outstanding common stock.

The table below sets forth the number and percentage of shares of common stock beneficially owned by Barron on January 19, 2007 and after completion of the offering pursuant to this prospectus.

Selling Stockholder	Shares Beneficially Owned(1)		Percentage of Outstanding Shares Beneficially Owned(1)		Maximum Number of Remaining Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering(1)
Barron Partners LP	176,679	(2)	4.9	%(2)	14,230,472	(3)	- 0 -

(1)	Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Based on 3,429,030 shares of common stock outstanding on January 19, 2007, and assumes the conversion of 176,679 shares of preferred stock and/or the exercise of warrants to the maximum extent permitted by the Certificate of Designation and the warrants.

(3)	Assumes that all shares of the preferred stock will be converted, and the warrants will be exercised in full.

Relationship With the Company and Affiliates

During the negotiations of the final merger agreement, management asked Barron for assistance in identifying possible independent directors. Barron introduced to management Anthony H. Sobel, Shaya Phillips and Thomas V. Butta. The Company conducted research and interviewed candidates, and ultimately elected Messrs. Sobel, Phillips and Butta to the board on January 31, 2005 with CSI – South Carolina acting by written consent as majority shareholder. At the time, we determined that these directors were independent pursuant to the standards of the Nasdaq National Market.

Mr. Sobel is a co-investor in Montana Metal Products with Robert F. Steel. We have entered into a consulting arrangement with Mr. Steel and his brother, Kenneth A. Steel, Jr., for Messrs. Steel to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies and to assist management in seeking out and analyzing potential acquisition opportunities. On February 27, 2006, we entered into a Letter of Engagement and individual stock agreements with Robert F. Steel and Kenneth A. Steel, Jr. The terms of the Letter of Engagement and the stock agreements provide that Messrs. Steel will provide consulting services to us through February 10, 2008. In exchange, we issued 172,367 shares of common stock to each of Kenneth A. Steel, Jr. and Robert F. Steel pursuant to the Company’s 2005 incentive compensation plan. Messrs. Steel are both investors in Barron. For more information concerning Robert F. Steel and Kenneth A. Steel, Jr., and our consulting agreement with them, please see “Certain Relationships and Related Transactions – Consulting Arrangements.”

Mr. Phillips has consulted on a limited basis for Barron with respect to technology investments. Mr. Butta, who resigned as a director in February 2006, at the time of his service, was President and Vice Chairman of the board of directors of a21, Inc., a concern in which Barron had invested. Otherwise, Messrs. Sobel and Phillips have had, and Mr. Butta during his services as director had, no business or family relationships with Barron or its affiliates. We believe that all three of such directors during their service to the Company were independent of Barron. To our knowledge, during their service as directors of the Company, such persons have not controlled and do not control, either directly or indirectly, and are not and have not been controlled by, nor are they or have they been under common control with, Barron. In connection with the merger agreement between VerticalBuyer and CSI – South Carolina, Ms. Hedrick and Thomas P. Clinton, a former shareholder of CSI – South Carolina, were appointed to the board of directors.

Except as disclosed above, neither Barron nor any of its affiliates has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of this prospectus.

PLAN OF DISTRIBUTION

This prospectus covers up to 14,435,472 shares of our common stock issuable to the selling stockholder upon (i) conversion of the 7,217,736 shares of Series A Convertible Preferred Stock, and (ii) the exercise of warrants for the purchase of 7,217,736 shares. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. However, we will receive the proceeds from the sale of common stock to Barron pursuant to the exercise of its warrants, absent a cashless exercise.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder; or

•	through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholder and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, or the “Securities Act.” As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Barron has no material relationship with us other than in its capacity as a holder of our preferred stock, warrants and certain subordinated debt, all acquired in the merger and other related transactions consummated in February 2005. Barron has no right to designate or nominate a member or members of our board of directors. At the request of CSI – South Carolina, Barron did make director introductions. This is discussed in more detail under “Description of Business—C. History and Development of CSI – South Carolina—Initial Development.”

Barron is under no obligation to convert its preferred stock or warrants into common stock of CSI. There is no arrangement in place whereby Barron may purchase additional shares in connection with this offering.

If the underlying common stock is sold through broker-dealers or agents, the selling stockholder will be responsible for broker-dealers’ and agents’ commissions.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	in the over-the-counter market;

•	other than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

In connection with the sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the underlying common stock to broker-dealers that, in turn, may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder may decide not to sell all or a portion of the common stock offered by it pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is properly met.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered pursuant to this prospectus will be the purchase price of such common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through its agents.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “CSWI.OB.”

The selling stockholder and any other persons participating in the distribution of the common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market-making activities with respect to the common stock.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Also, if required with respect to a particular offering of the common stock, the name of the selling stockholder, the number of shares being offered and the terms of the offering, including the purchase price and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the Registration Rights Agreement entered into with the selling stockholder, we are required to maintain the effectiveness of the registration statement until the earliest to occur of forty-eight (48) months after the date of the Registration Rights Agreement, or February 11, 2009, such time as all of the shares of common stock to be offered pursuant to the registration statement have been sold, or all securities covered by the registration statement become freely tradable without registration pursuant to Rule 144 under the Securities Act. We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed forty-five (45) days in any 12-month period. The Company is also permitted to suspend the use of the effectiveness of the registration statement for up to ten (10) additional days each year.

Under the Registration Rights Agreement, as amended, we and the selling stockholder have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or that the other will be entitled to contribution in connection with these liabilities. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the requirements of the amended Registration Rights Agreement, we are paying all registration expenses in connection with the registration statement of which this prospectus is a part, exclusive of all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the disposition of the selling stockholder’s shares. All excluded expenses would be for the account of the selling stockholder. We estimate that the expenses of the offering to be borne by us will be approximately $376,069. These consist of the following:

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	40,000
Legal Fees and Expenses	275,000
Blue Sky Fees and Expenses	35,000
Transfer Agent Fees	3,000
Miscellaneous Expenses	10,000

Total	$376,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that they may incur relating to the offering. The premiums that we pay in connection with such insurance total approximately $67,500 per year.

DILUTION

Effect of Offering on Net Tangible Book Value Per Share

This offering is for sales of shares by the selling stockholder on a continuous or delayed basis in the future. Sales of common stock by the selling stockholder will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholder. There will be no change in the net book value per share attributable to cash payments made by the purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

Price Per Share Paid by Selling Stockholder and Former CSI – South Carolina Shareholders

In the merger and related transactions, Barron invested in Series A Convertible Preferred Stock of the Company at a price of $0.6986 per share. The preferred stock is initially convertible into common stock on a one for one basis. In the merger, we issued to the former shareholders of CSI – South Carolina shares of common stock with a substantially identical effective price per share as the price paid by Barron for the preferred stock. Additionally, we issued the warrants to Barron, which permit it to purchase an aggregate of 7,217,736 shares of our common stock. Under the two original warrants, the exercise price for half of such shares was $1.3972 per share and the exercise price for the second half was $2.0958 per share. On December 29, 2006, the original warrants were divided and amended, including a reduction in the exercise price of a portion of the warrants. Following division and amendment of the original warrants, Barron has the right to purchase 1,608,868 shares at $0.70 per share, 2,000,000 shares at the original exercise price of $1.3972 per share, 1,608,868 shares at $0.85 per share and 2,000,000 at the original exercise price of $2.0958 per share. The warrants may be exercised on a cashless basis after February 11, 2006 in the absence of an effective registration statement covering the shares underlying the warrants.

MARKET FOR COMMON STOCK

Our common stock is traded in the over the counter market and is quoted on the OTC Bulletin Board. The high and low quotes for each quarter of 2005 and 2006 and 2007 through January 19, 2007 are set forth in the chart below. The source of this information is the Finance page of www.yahoo.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Range of Common Stock Prices ($)

	High	Low
2005
1st Quarter	$7.00	$0.80	(1)
2nd Quarter	4.01	1.25
3rd Quarter	2.25	1.25
4th Quarter	3.00	1.31
2006
1st Quarter	3.00	2.10
2nd Quarter	2.75	1.10
3rd Quarter	1.80	0.75
4th Quarter	1.10	0.80
2007
1st Quarter (through January 19, 2007)	0.93	0.82

(1)	Quote reflects prices of VerticalBuyer prior to the merger with CSI – South Carolina on February 11, 2005, adjusted for the 40 to 1 stock split effected on that date.

Source: http://finance.yahoo.com.

As of January 19, 2007, there were 3,429,030 shares of common stock outstanding and approximately 119 stockholders of record, and 7,012,736 shares of Series A Convertible Preferred Stock outstanding with one preferred stockholder of record. See “Description of Securities.” Of the total number of shares of common stock outstanding, 2,697,999 shares were held by the five former shareholders of CSI – South Carolina and directors, and approximately 671,032 shares were available for trading in the over-the-counter market. Such amounts represented 79% and 20%, respectively, of the total amount of outstanding common stock of the Company.

DIVIDEND POLICY

We have paid no cash dividends during the past two fiscal years, except for the dividends payable by CSI – South Carolina in February 2005 relating to the reverse merger. For a discussion of the merger related dividends, see Description of Business—E. The Merger and Recapitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—E. Reverse Merger and Investment by Barron Partners LP.”

No dividends may be paid with respect to the Series A Convertible Preferred Stock and, pursuant to the Preferred Stock Purchase Agreement, no dividends may be paid on our common stock while any Series A Convertible Preferred Stock is outstanding. Also, our agreements with our bank lender prohibit any dividend which would, upon payment, result in a default under our financial covenants. Furthermore, even if these dividend restrictions were to be no longer effective, we have no plans to pay dividends in the foreseeable future. Instead, we intend to retain the earnings of our business for working capital and other investments in order to fund future growth.

DESCRIPTION OF BUSINESS

A. Introduction

Unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to the merger; and (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger.

We develop software and provide hardware-based technology solutions. Our internally developed software consists of fund accounting based financial management software and standards-based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund,” or by source and purpose of the funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standards-based lesson planning software. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may be reviewed by administrators and a report generated to determine the standards that have been met or need to be met. We also provide a wide range of technology solutions, including hardware and design, engineering, installation, training and ongoing support and maintenance. Our solutions include computers, networking, security, IP telephony and distance learning and video communication.

Our operations are those of our predecessor, Computer Software Innovations, Inc., a South Carolina corporation organized in 1990. The history and development of CSI – South Carolina is described in “—C. History and Development of CSI – South Carolina.” Our current business operations are described in “—B. Overview” and elsewhere in this “Description of Business.”

Prior to February 10, 2005, the Company was known as VerticalBuyer, Inc. Prior to our merger with CSI–South Carolina on February 11, 2005, we were a public shell corporation, having conducted no business operations since September 2001. A brief history of VerticalBuyer, Inc. is presented in “—T. VerticalBuyer, Inc.”

In the first quarter of 2005, we concluded a series of recapitalization transactions. On January 31, 2005, a change in control of the Company occurred as a result of the purchase of a majority of our common stock by CSI – South Carolina. On February 11, 2005, CSI – South Carolina merged into us, and we issued preferred stock, common stock, warrants and certain subordinated notes. In connection with the merger, we changed our name to “Computer Software Innovations, Inc.” We refer to the Company prior to the merger as VerticalBuyer.

The merger of CSI – South Carolina into us was accounted for as a reverse acquisition, with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Accordingly, reported prior year financial results are those of CSI – South Carolina, not VerticalBuyer. The activities of VerticalBuyer are included only from the date of the transaction forward. Shareholders’ equity of CSI-South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition, and prior year per share amounts have been restated to account for the additional stock issued as a result of the merger.

The merger and related transactions are described in “—E. The Merger and Recapitalization,” and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—E. Reverse Merger and Investment by Barron Partners LP.”

In accordance with our business strategy, on January 2, 2007, we purchased substantially all of the assets and business operations of McAleer Computer Associates, Inc. (“McAleer”). The total purchase price for the assets acquired was $4,050,000. Details on the acquisition are described in “—I. McAleer Acquisition.” McAleer, an Alabama corporation based in Mobile, Alabama, is s primarily a provider of financial management software to the K-12 education market. It has been in operation for over twenty-five years. The acquisition of McAleer strengthens CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. The addition of McAleer brings on more than 160 additional fund accounting customers in the K-12 education sector, with a geographic presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida. Like CSI, McAleer also has customers in

Georgia and South Carolina. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions. CSI has the opportunity to increase sales to those specific markets and the new regions that McAleer serves.

The products and services previously offered by McAleer are now products and services of CSI. However, in order to differentiate, we will refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support will be offered from the Mobile, Alabama office subsequent to the acquisition, as “McAleer” products and services. All other products and services of CSI referred to are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily out of its Easley, South Carolina headquarters.

Our principal executive offices are located at 900 East Main Street, Suite T, Easley, South Carolina 29640. Our telephone number at that location is (864) 855-3900.

We maintain an Internet website at www.csioutiftters.com. Certain pertinent information about our business, products and services and recent developments is posted on our website. The information on our website does not constitute a part of this prospectus.

We are registered under section 12(g) of the Exchange Act, and are subject to the information requirements of the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is traded in the over-the-counter market under the symbol “CSWI.OB.” Trade information is reported on the OTC Bulletin Board.

B. Overview

We develop software and provide hardware-based technology solutions. Our internally developed software is sold and supported through our software applications segment. We monitor our business as two segments, but take advantage of cross-selling and integration opportunities. We provide hardware-based technology solutions through our technology solutions segment. By strategically combining our fund accounting software with our ability to integrate computer and other hardware, we have been successful in providing a variety of technological solutions to over 300 clients located in South Carolina, North Carolina and Georgia. We are pursuing a national presence with a primary, initial focus on the southeastern region of the United States.

Software Applications Segment

Our software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations include our primary target market: municipalities, school districts and local governments. Our software provides a wide range of functionality to handle public sector and not-for-profit accounting requirements including receipt and tracking of funds, application of purchases, payables, investments and expenditures by fund, and production of financial and informational reports. The software is written in modules which can be sold separately or as a fully-integrated package so that information keyed in one module will be updated electronically into other modules to minimize keying and improve productivity. In addition to the modules covering general accounting functions, specialty modules are also available. The software modules available include:

•	General (or “Fund”) Ledger;

•	Accounts Payable;

•	Purchasing;

•	Payroll;

•	Personnel;

•	Employee Absence/Substitutes;

•	Inventory;

•	Utility Billing; and

•	Other specialty modules designed for government markets.

More detailed information concerning the modules noted above and additional specialty modules is presented in “—G. Product and Services.”

The acquisition of McAleer included the purchase of its competitive fund accounting software product. While no two software products are alike, and each frequently provides advantages or disadvantages in different areas when compared to competitive offerings, McAleer’s fund accounting software is similar in functionality to CSI’s product. The primary difference is that McAleer’s product lacks the modules focused on the local government and municipality market. It is our plan to eventually move to one product platform, taking advantage of the best functionality in both software products. This move is a long-term goal which we will not achieve for a few years. We plan to support both products, including providing program changes deemed necessary to solidly support our customers’ needs, until such time as we can achieve a smooth transition to a single platform.

We also provide standards-based lesson planning software. This software is designed to allow teachers to create lesson plans that tie to a state’s curriculum standards. Lesson plans may then be reviewed by school administrators and reports generated to determine if standards have been met. Additional information concerning the standards based learning planning software is presented in “—G. Product and Services.”

Our software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sale, deployment and support of our “in-house” software products. From time-to-time, our applications support specialists also provide support for the technology solutions segment. This staff is augmented by additional resources providing the same types of services for the McAleer suite of products.

Typically, sales of software and related services generate significantly higher margins than sales of hardware. Because revenues in our software applications segment result from sales and support of software products developed for resale, and are coupled with a relatively small volume of related hardware sales (also referred to as “software and related services”), our software applications segment produces higher margins than our technology solutions segment. Conversely, revenues in our technology solutions segment result primarily from hardware sales, and a relatively smaller amount of integration services (also referred to as “hardware sales and related services”). Accordingly, our technology solutions segment produces lower margins than our software applications segment.

Technology Solutions Segment

Our technology solutions segment has a staff of certified systems engineers capable of providing a broad range of technology solutions to our clients. Certified systems engineers are computer professionals who have passed a test indicating specialized knowledge in the design, planning and implementation of specific computer–based technology. These solutions can include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring and distance and classroom learning projects. Through this segment we also provide subsequent support and maintenance of equipment and systems.

In addition, we provide network integration solutions as a value added reseller (selling equipment purchased from vendors to which we have added our engineering services) of computer hardware and engineering services. These technologies include, but are not limited to:

•	technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	hardware/software sales and installation;

•	system and network integration (combining different computer programs, processes and hardware such that they operate and communicate seamlessly as a tightly-knit system);

•	wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	wireless networking (linking a group of two or more computer systems by radio waves);

•	IP Telephony and IP Surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	project management (overseeing installation of computers, telephone equipment, cabling and software);

•	support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	system monitoring (proactively monitoring computers and software to detect problems); and

•	education technologies, including distance learning and classroom learning tools.

In addition to our engineers, our technology solutions segment includes a staff of sales persons, project managers and product specialists. Our technology solutions segment also purchases and resells products from a variety of manufacturers such as Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg and DIVR, and supports the software applications segment.

Currently our business efforts are focused on the two key operating segments: internally developed software applications and related service and support (our “software applications segment”), and other technology solutions and related service and support (our “technology solutions segment”). Subsequent to December 31, 2004, the Company began reporting separately for these two operating segments. 2004 amounts have been reclassified to conform to such presentation.

The chart below shows revenues by business segment for the nine month periods ended September 30, 2006 and 2005, and the years ended December 31, 2005 and 2004.

($ in thousands)

	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Year Ended December 31, 2005	Year Ended December 31, 2004
Revenues
Software applications segment	$3,998	$3,162	$4,148	$4,676
Technology solutions segment	18,674	15,180	20,139	17,805

Revenues	$22,672	$18,342	$24,287	$22,481
Gross Profit
Software applications segment	$2,471	$1,817	$2,367	$3,063
Technology solutions segment	2,900	3,310	4,179	4,006

Gross Profit	$5,371	$5,127	$6,546	$7,069
Gross Margin
Software applications segment	61.8%	57.5%	57.1%	65.5%
Technology solutions segment	15.5%	21.8%	20.9%	22.5%
Gross Margin	23.7%	28.0%	27.0%	31.4%

C. History and Development of CSI – South Carolina

Initial Development

Our current business operations are those of CSI – South Carolina. CSI – South Carolina was incorporated under the name of Compu-Software, Inc. as a South Carolina corporation on January 12, 1990, and founded by Joe G. Black, our former interim Chief Financial Officer; Nancy K. Hedrick, our President, Chief Executive Officer and Director; and Beverly N. Hawkins, our Secretary and Senior Vice President of Product Development. Ms. Hedrick and Ms. Hawkins previously worked for Data Management, Inc. (“DMI”), and while employed by DMI, they developed a software program for an accounting system designed for the local government and the K-12 education sector. Ms. Hedrick and Ms. Hawkins left DMI to work for Holliday Business Service, Inc. (“HBS”) and shortly thereafter, in February of 1989, DMI sold the accounting system software to HBS. HBS created a division of the company for this accounting system named Compusoft. In January of 1990, Ms. Hawkins and Ms. Hedrick left HBS to create CSI-South Carolina under the name of Compu-Software, Inc. In connection with the establishment of the new company, HSB sold the rights to the CompuSoft software to Compu-Software, Inc., which subsequently changed its name to Computer Software Innovations, Inc.

Mr. Black, a former partner with HBS, recognized the value of the software targeted at a potentially attractive niche market, and teamed up with Ms. Hedrick and Ms. Hawkins in their formation of Compu-Software, Inc. The marketing of the accounting software and supporting the developing client base was the core business of CSI – South Carolina from its incorporation until 1999. Beginning with a small, established client base, CSI – South Carolina was profitable near inception. During this nine year period, it grew from the original two employees (Ms. Hedrick and Ms. Hawkins), fifteen clients and modest revenues to approximately thirteen employees, a client base of more than 70 customers, and revenues of more than a million dollars.

In early 1999, the original principals were joined by Thomas P. Clinton, our Senior Vice President of Strategic Relationships Sales and Director; and William J. Buchanan, our Senior Vice President of Delivery and Support. Messrs. Buchanan and Clinton had been employees of another value added reseller and for many years had worked closely with CSI – South Carolina to provide hardware network support to its clients. When their former employer began to de-emphasize the K-12 education market, Messrs. Buchanan and Clinton elected to join CSI – South Carolina. CSI Technology Resources, Inc. was formed as a wholly-owned subsidiary of CSI – South Carolina to be a value added reseller of computer hardware and network integration services. A value added reseller is a business that resells computers and other technology hardware or software coupled with “value adding” solutions such as installation services, software, customization and project management.

The addition of the technology sector provided an additional revenue source from the existing client base and new contacts. The result was an increase in revenues from approximately $2 million in 1999 to revenues of approximately $24 million for the fiscal year ended 2005.

By 2000, CSI Technology Resources, Inc. ceased to operate or be accounted for as a separate organization. Accordingly, Ms. Hedrick, Ms. Hawkins and Messrs. Black, Clinton and Buchanan became equal shareholders in CSI – South Carolina. Each principal managed a specific area of the business (i.e., sales, technical support services, product development, engineering and administration-finance). The business has continued to operate in a similar manner following its reverse merger with VerticalBuyer.

Events Leading Up to 2005 Restructuring

In 2001, Joe Black, one of the owners and the Chief Financial Officer of CSI – South Carolina at the time, announced to the other four owners that he expected to retire within three years. He also indicated that he might want to cash out all or a portion of his interest in CSI – South Carolina at the time of his retirement. The five owners of CSI – South Carolina began to plan for the approaching retirement of Mr. Black and for the possible disposition of his shares of stock in connection with his retirement. The owners decided to look for financing and considered the possibility of selling stock from each owner in CSI – South Carolina to an investor, as well as positioning CSI – South Carolina for growth. CSI – South Carolina interviewed a few investment banking firms in 2001 and 2002, including The Geneva Companies, Inc. (“Geneva”), an affiliate of Citigroup, Inc. Management selected Geneva and engaged it to advise CSI – South Carolina and the five principals on valuation and financing strategies. Geneva directed the process of locating potential strategic or financial partners for CSI – South Carolina.

CSI – South Carolina spoke with several interested parties from 2003 into 2004, but no firm prospects emerged until early 2004. Ultimately, CSI – South Carolina and its owners signed a letter of intent on May 10, 2004 to sell the stock of CSI – South Carolina to Yasup, LLC of New York, New York, which CSI – South Carolina management believed to be affiliated with a larger company in CSI – South Carolina’s industry. Pursuant to the letter of intent, CSI – South Carolina began providing information and materials concerning its business to Yasup, LLC. Subsequently, on July 19, 2004, CSI – South Carolina and its owners signed a revised letter of intent with Yasup, LLC for the sale of CSI – South Carolina. This letter of intent provided that it would terminate if a definitive agreement was not executed within 90 days, or by October 17, 2004.

Over the next several months, the owners of CSI – South Carolina negotiated with Yasup, LLC concerning the acquisition. During these negotiations, Yasup, LLC indicated that several companies had evaluated possible financing for the acquisition, but none committed funds. Ultimately, the parties could not come to terms by the termination date of the letter of intent or afterwards, and the proposed acquisition was abandoned.

Through its financial adviser, Liberty Company, LLC (“Liberty”), Barron Partners LP, a Delaware limited partnership (“Barron”), became aware that CSI – South Carolina was seeking to restructure. After the July 19, 2004 letter of intent with Yasup, LLC had terminated, Barron approached the owners of CSI – South Carolina through Geneva about financing possibilities. On December 2, 2004, CSI – South Carolina and Barron executed a letter of intent by which Barron proposed to buy common stock from the CSI – South Carolina owners and acquire other rights in CSI – South Carolina (or another company into which CSI – South Carolina would merge) after the transaction.

Barron is a “micro-cap fund,” limited by its organizational documents to investments in companies that are public entities, so the transaction required the merger of CSI – South Carolina into a public company that was already reporting to the SEC prior to the investment by Barron. In order to accomplish this, Barron and CSI – South Carolina determined that the most effective alternative was for CSI – South Carolina to merge into a publicly held inactive shell corporation. In addition, our shareholders believed that converting CSI – South Carolina into a publicly held entity would provide the Company in the long term with access to public capital markets that could provide funds for future strategic growth. A public market for the Company’s stock would also provide the five shareholders with liquidity for their equity investment in the recapitalized Company.

Barron searched for a publicly held inactive shell corporation, eventually identifying VerticalBuyer, Inc., a Delaware corporation, 77% of the common stock of which was held by Maximum Ventures, Inc. (“Maximum Ventures”), a New York corporation. VerticalBuyer, which is described in more detail under “—T. VerticalBuyer, Inc.” below, had formerly been engaged in the development of internet sites and had ceased all operations in September 2001. Maximum Ventures purchased its interest in VerticalBuyer on March 12, 2004.

CSI – South Carolina and Barron originally envisioned that Barron would acquire the inactive shell corporation required to facilitate the contemplated investment by Barron. In December 2004, Barron entered into negotiations with Maximum Ventures for the shares held by it in VerticalBuyer, and advanced $50,000 as an advisory fee, to be credited against the purchase price. However, subsequent to these initial negotiations by Barron with Maximum Ventures, Barron was advised that its organizational documents would not permit it to acquire a corporation with substantially no assets. Accordingly, CSI – South Carolina and Barron agreed that CSI – South Carolina would acquire a controlling interest in VerticalBuyer.

In December 2004 and January 2005, CSI – South Carolina performed legal and financial due diligence on VerticalBuyer, completed negotiations with Maximum Ventures for the purchase of its stockholdings in the inactive corporation and finalized a stock purchase agreement. On January 28, 2005, CSI – South Carolina and Barron entered into a second amendment to their letter of intent. In addition to extending Barron’s exclusive due diligence period until February 28, 2005, CSI – South Carolina also agreed that it would not sell or otherwise dispose of any of the shares of VerticalBuyer’s common stock it was to purchase without the prior written consent of Barron, other than as a part of the transactions contemplated by the letter of intent. In addition, Barron agreed to purchase from CSI – South Carolina all of such VerticalBuyer stock, at the same price at which it was to be purchased from Maximum Ventures, in the event that the closing of the transactions contemplated by the letter of intent were not consummated by February 28, 2005. The parties contemplated that any exercise of such right by Barron would have been accomplished through an assignee of Barron.

On January 31, 2005, CSI – South Carolina and Maximum Ventures entered into a stock purchase agreement and CSI – South Carolina concurrently purchased all of the 13,950,000 shares of the common stock of VerticalBuyer from Maximum Ventures. CSI – South Carolina’s acquisition of a majority interest in VerticalBuyer from Maximum Ventures is described in more detail under “—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions—Purchase of Majority Interest of VerticalBuyer by CSI – South Carolina.”

Upon the consummation of the stock purchase transaction with Maximum Ventures, VerticalBuyer became a 77% owned subsidiary of CSI – South Carolina. Officers of CSI – South Carolina were appointed as officers of VerticalBuyer as follows: Nancy K. Hedrick, President and CEO; Joe G. Black, Interim CFO; William J. Buchanan, Treasurer; and Beverly N. Hawkins, Secretary. Effective upon the closing of the Maximum Ventures transaction, the following persons, who had no previous association with VerticalBuyer or CSI – South Carolina, were appointed to the board of directors: Anthony H. Sobel, Thomas V. Butta and Shaya Phillips. Prior to Barron, CSI – South Carolina or VerticalBuyer entering into any definitive agreements, the management of CSI – South Carolina was having difficulty in identifying and securing independent director candidates that it thought would add value to the Company. Accordingly, management solicited advice from Barron regarding potential independent director candidates. Barron introduced Messrs. Sobel, Butta and Phillips. Mr. Sobel, who had no prior business or investment ties to Barron, has experience in the management and financing of emerging enterprises. Mr. Sobel is the chief executive officer of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company. Robert F. Steel, a consultant to us who is also an investor in Barron, is an investor with Mr. Sobel in Montana Metal Products. Messrs. Butta and Phillips were introduced to CSI – South Carolina because of their experience in technology and software-based businesses. Mr. Butta, who subsequently resigned as a director on February 22, 2006, was, at the time, President and Vice Chairman of the board of directors of a21, Inc., a concern in which Barron invested. Mr. Phillips previously served as chief operating officer and chief technology officer of Global Broadband, Inc., a concern in which Barron years earlier had invested. Mr. Phillips has consulted on a limited basis for Barron with respect to technology investments.

On February 10, 2005, CSI – South Carolina and VerticalBuyer, its then 77% owned subsidiary, entered into the Agreement and Plan of Merger. The agreement provided that CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer being the surviving corporation. As a result, CSI – South Carolina would in effect become a publicly held company reporting to the SEC. Also on February 10, 2005, CSI – South Carolina and Barron entered into definitive agreements for a preferred stock investment in VerticalBuyer following its merger with CSI – South Carolina. The merger and other transactions contemplated by the Barron letter of intent and definitive agreements were consummated February 11, 2005 and are described in more detail in “—E. The Merger and Recapitalization” below.

Acquisition of McAleer

On January 2, 2007, we acquired substantially all of the assets and business operations of McAleer Computer Associates, Inc. Located in Mobile, Alabama, it was primarily a provider of financial management software to the K-12 education market. McAleer’s operations, and McAleer’s acquisition by CSI, are described in “—I. McAleer Acquisition.”

D. Subsidiaries

Our consolidated financial statements continue to include CSI Technology Resources, Inc. as a wholly-owned subsidiary. However, this subsidiary no longer has any significant operations or separate accounting. Its former operations are now accounted for within CSI, except that CSI Technology Resources, Inc. is still named in certain contracts. At a future date, these contracts may be transferred to the parent and the subsidiary deactivated, subject to a review of any tax and legal consequences.

We have no other subsidiaries.

E. The Merger and Recapitalization

Incorporated in Delaware on September 24, 1999, we were previously known as VerticalBuyer, Inc. We ceased business operations of any kind in September 2001. Prior to assuming the business operations of CSI – South Carolina in the February 2005 merger, VerticalBuyer was an inactive shell corporation without material assets or liabilities. The prior operations of VerticalBuyer are discussed in “—T. VerticalBuyer, Inc.”

In the first quarter of 2005, the Company completed a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by CSI – South Carolina. These culminated on February 11, 2005 with the merger of CSI – South Carolina into VerticalBuyer, our issuance of preferred stock, common stock, common stock warrants and certain subordinated notes, and the change of our name to Computer Software Innovations, Inc. We refer to the Company prior to such merger as “VerticalBuyer.”

Merger Accounting

The merger was accomplished through an exchange of equity interests.

Under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations,” the merger of CSI – South Carolina into VerticalBuyer was considered to be a reverse acquisition, whereby CSI – South Carolina is considered to be the acquirer. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. VerticalBuyer had no assets or liabilities at the time of acquisition. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are required to be expensed as incurred. Shares issued in the transaction are shown in our financial statements as outstanding for all periods presented and the activities of the surviving company (VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

The accounting treatment for the merger is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—E. Reverse Merger and Investment by Barron Partners LP” and in Note 2 to our audited consolidated financial statements as of December 31, 2005, “Acquisition and Merger.”

Summary of Merger and Related Investment Transactions

The significant merger related activity, on a cash basis, in the order it occurred is as follows:

Purchase of majority interest in VerticalBuyer shell company by CSI – South Carolina	$(415,024	)(1)
CSI – South Carolina’s redemption of options	(899,144)
Initial cash payment of portion of CSI—South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock and warrant proceeds	(2,500,000)
Payment on one of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Payment on second set of shareholder notes and Barron’s note from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	Consists of $450,000 aggregate agreed-upon purchase price (including approximately $5,000 used to satisfy outstanding liabilities of VerticalBuyer) and an additional $20,000 paid to Maximum Ventures to offset its legal and accounting expenses, net of the $50,000 contribution by Barron and a $5,000 allowance to help defray our legal and professional expenses.

In addition to the cash used for financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees, which were expensed.

The above transactions are described in more detail below under “—Description of Merger and Related Investment Transactions.” Our financial analysis of these transactions is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Description of Merger and Related Investment Transactions

Purchase of Majority Interest of VerticalBuyer by CSI – South Carolina

On January 31, 2005, CSI – South Carolina purchased 13,950,000 shares of the common stock, $0.001 par value, of VerticalBuyer from Maximum Ventures pursuant to a Stock Purchase Agreement. The shares purchased by CSI – South Carolina represented approximately 77% of VerticalBuyer’s outstanding common stock. The purchase price was $450,000, with approximately $53,000 of that amount going to satisfy the outstanding liabilities of VerticalBuyer at that time. CSI – South Carolina also reimbursed Maximum Ventures for legal expenses of $20,000. The purchase price was reduced by a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the upcoming 2004 audit. CSI – South Carolina also received credit for the $50,000 pre-paid advisory fee previously paid by Barron to Maximum Ventures as earnest money. As a part of its preferred stock investment in the Company, Barron contributed the $50,000 prepayment for the Company’s benefit to help defray transaction legal expenses. There were no finder’s fees or other monetary consideration paid in connection with the Stock Purchase Agreement and the purchase of the VerticalBuyer shares.

The purpose of the purchase of the VerticalBuyer shares was the procurement of a publicly held inactive shell corporation into which CSI – South Carolina could merge and itself become a publicly held corporation reporting to the SEC. The reasons for utilizing a shell corporation are described in more detail under “—C. History and Development of CSI – South Carolina—Events Leading Up to 2005 Restructuring.”

In connection with CSI – South Carolina’s purchase of the VerticalBuyer shares owned by Maximum Ventures, Mr. Abraham Mirman resigned as president, CEO and sole director of VerticalBuyer and Mr. Chris Kern resigned as its CFO. Messrs. Mirman and Kern also served as president and vice president, respectively, of Maximum Ventures. Anthony H. Sobel, Thomas V. Butta and Shaya Phillips were appointed as directors of VerticalBuyer. The board of directors appointed new officers of VerticalBuyer, who were also officers of CSI – South Carolina. These were Nancy K. Hedrick, President and CEO; Joe G. Black, interim CFO; Beverly N. Hawkins, Secretary; and William J. Buchanan, Treasurer. The officer and director appointments were ratified by CSI – South Carolina, as majority stockholder, acting by written consent on January 31, 2005.

Pursuant to a Stock Purchase Agreement between CSI – South Carolina and Maximum Ventures dated January 31, 2005, CSI – South Carolina and Maximum Ventures made certain representations and warranties, including representations and warranties by Maximum Ventures with respect to VerticalBuyer. In particular, Maximum Ventures made representations and warranties with respect to: (1) VerticalBuyer’s due organization, valid existence and good standing under Delaware law; (2) the authorized and outstanding common and preferred stock of VerticalBuyer; (3) the absence of any outstanding options, warrants or convertible securities; (4) the absence of any obligation to file a registration statement with respect to common or preferred shares of VerticalBuyer; (5) the absence of any legal proceedings pending or threatened against VerticalBuyer or any of its properties or any of its officers or directors; (6) all tax returns being properly filed, except for income tax returns for years 2001 through 2004; (7) VerticalBuyer being current in its reporting obligations under the Exchange Act; (8) the absence of any liens or encumbrances on the common stock to be transferred pursuant to the Stock Purchase Agreement, except for certain restrictions on transfer; (9) Maximum Ventures having the legal right to consummate the transactions contemplated by the Stock Purchase Agreement; (10) VerticalBuyer’s compliance with, and absence of any violation by it of, laws and regulations; (11) the identity of the director, officers and employees of VerticalBuyer; (12) the identity of all existing creditors and claims (totaling approximately $53,000); (13) the accuracy of the books and records; (14) the exemption from the registration requirements of the Securities Act for the stock sale; and (15) the absence, to Maximum

Venture’s knowledge, of any material misstatement or of a material fact or omission to state a material fact contained in VerticalBuyer’s filings with the SEC, and the absence of any material adverse change from the facts set forth in VerticalBuyer’s Form 10-KSB for the fiscal year ended December 31, 2003. The filing deficiency with respect to income tax returns VerticalBuyer failed to file between 2001 and 2004 has been remedied. In view of VerticalBuyer having ceased operations during this period and reporting no income, the cost of remediating these filing deficiencies was not material.

The parties also agreed to indemnify each other generally for any breaches of any of their respective representations, warranties and covenants. In the case of Maximum Ventures, indemnification liability is capped at $450,000. CSI – South Carolina and Maximum Ventures also gave further assurances that they would cooperate in the future to carry out the purposes of the Stock Purchase Agreement, including the preparation and filing of future reports of VerticalBuyer with the SEC.

Reverse Stock Split

On January 31, 2005, the board of directors of VerticalBuyer approved a reverse stock split in order to facilitate a potential merger with CSI – South Carolina. In the reverse stock split, every 40 shares of VerticalBuyer’s common stock issued and outstanding on the record date, February 10, 2005, were converted and combined into one share of post-split shares. The reverse split was effected pursuant to an amendment to our certificate of incorporation and was paid on February 11, 2005. No fractional shares were issued nor any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next highest number of post-split shares and the same issued to any beneficial holder of such pre-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of our common stock received at least one post-split share and no shareholders were eliminated. Pursuant to the amendment to our certificate of incorporation effecting the reverse stock split, the number of authorized and preferred shares remained unchanged at 50,000,000 and 5,000,000, respectively. Continental Stock Transfer & Trust Company, New York, New York, our transfer agent, served as exchange agent for the reverse split.

On January 31, 2005, following the board’s approval of the reverse stock split, CSI – South Carolina, acting as majority stockholder, approved by written consent the reverse split and the related amendment to our certificate of incorporation.

Par Value

In connection with the January 31, 2005 approval of the reverse stock split, the board of directors of VerticalBuyer also approved the elimination of par value of all shares of our authorized common and preferred stock. Such change was likewise approved on January 31, 2005 by CSI – South Carolina, as majority stockholder acting by written consent. Subsequently, on February 9, 2005, the board decided it was in the best interest of VerticalBuyer and more economical to retain par value of $0.001 for all of our authorized common and preferred stock. This decision was made prior to the filing of the amendment to our certificate of incorporation and accordingly, the par value of our common and preferred stock has not changed. CSI – South Carolina as majority stockholder acting by written consent, also approved the subsequent retention of par value on February 9, 2005.

Name Change

On February 4, 2005, the board of directors of VerticalBuyer approved the change of our name from VerticalBuyer, Inc. to Computer Software Innovations, Inc. The board also approved an amendment to our certificate of incorporation effecting such change. Following the board’s approval of the name change on February 4, 2005, CSI – South Carolina, acting as majority stockholder by written consent, also approved the name change.

The change of our name to Computer Software Innovations, Inc. became effective on February 10, 2005, concurrently with the reverse stock split, upon the filing of an amendment to our certificate of incorporation.

CSI – South Carolina Redemption of Options

Prior to the merger on February 9, 2005, CSI – South Carolina redeemed stock options for 6,234 (738,195, as restated in our consolidated financial statements) shares of its common stock in exchange for $899,144 cash. Under CSI – South Carolina’s stock option plan, certain non-executive employees had been granted stock options for an aggregate of 9,000 (1,065,746, as restated in our consolidated financial statements) shares of CSI – South Carolina common stock. The redeemed options represented 73.34% of then outstanding options for 8,500 (1,006,538, as restated in our consolidated financial statements) shares. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to shares of CSI – South Carolina common stock cancelled in the merger. Following the merger, the remaining options were exercisable for 268,343 shares of the Company’s common stock.

The redemption by CSI – South Carolina of the options was contemplated by the parties to the Merger Agreement between CSI – South Carolina and VerticalBuyer, and the preferred stock purchase agreement between Barron and the Company relating to Barron’s preferred stock investment in the merged Company. The option redemption was a condition to both agreements. The purpose of the redemption was to permit the option holders, consisting of non-executive employees of CSI – South Carolina whom management believed to have contributed to the success of that company, to participate with the five shareholders in the cash consideration received by the shareholders in the merger.

For additional discussion of the redemption of the CSI – South Carolina options and other option plans of the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—E. Reverse Merger and Investment by Barron Partners LP—Summary of Merger Transactions.”

CSI – South Carolina Dividends

Prior to the merger on February 11, 2005, CSI – South Carolina declared dividends to its five shareholders totaling $3,460,000. Those shareholders were: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Of this amount, $960,000 was paid in cash and $2.5 million recorded as subordinated dividend notes payable to each shareholder. These notes were repaid immediately following the merger from the proceeds of the issuance of the preferred stock and the approximately $1.9 million subordinated loan from Barron.

The dividends were contemplated by the parties to the Merger Agreement (CSI – South Carolina and VerticalBuyer) and the Preferred Stock Purchase Agreement (Barron and VerticalBuyer), and were conditions in such agreements to the consummation of the merger and Barron’s preferred stock investment. The dividends resulted from the desire of the five shareholders of CSI – South Carolina to withdraw a substantial amount of cash which had accumulated in CSI – South Carolina prior to the sale of their stock in the merger.

The Merger

At a meeting on February 4, 2005, the board of directors of VerticalBuyer considered and approved the potential merger of CSI – South Carolina into VerticalBuyer and a related merger agreement. The board had previously discussed such merger at its January 31, 2005 meeting and in meetings with legal and other advisors.

On February 10, 2005, VerticalBuyer and CSI – South Carolina executed the Agreement and Plan of Merger. On February 11, 2005, CSI – South Carolina merged into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. In the merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock, two sets of notes totaling $3,624,800 and $1,875,200, respectively, and 2,526,905 shares of our common stock. Such consideration was in addition to the pre-merger dividend by CSI – South Carolina. The set of notes totaling $3,624,800 was repaid to the former CSI – South Carolina shareholders immediately following the merger from the proceeds of the preferred stock and the $1,875,200 subordinated note issued to Barron, as described under “Sale of Preferred Stock and Warrants” below. Subordinated notes payable to the former shareholders of CSI – South Carolina totaling $1,875,200 remained outstanding following the merger. Amounts outstanding under these notes totaled $1,125,200 as of September 30, 2006. The terms of the subordinated notes are described more fully under “Subordinated Notes” below.

The shares of the common stock of VerticalBuyer previously held by CSI – South Carolina, representing approximately 77% of VerticalBuyer’s issued and outstanding capital stock, were cancelled in the merger. The remaining stockholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split. Such minority stockholders had appraisal rights as provided in accordance with Delaware law, whereby they could elect to have their shares repurchased by the surviving corporation. No minority stockholders elected to exercise their appraisal rights.

As a result of the reverse stock split and merger, immediately following the merger the Company had approximately 2.6 million shares of common stock outstanding. As a result of the issuance of the preferred stock and warrants (discussed in “—Sale of Preferred Stock and Warrants” below), on a diluted basis, assuming the conversion of the preferred stock and exercise of outstanding warrants and options, approximately 17.3 million shares of common stock were outstanding.

Pursuant to the Agreement and Plan of Merger, a new board of directors was constituted and new officers appointed. See “Management” for information on our officers and directors.

In accordance with the Agreement and Plan of Merger, upon the consummation of the merger, the certificate of incorporation and the bylaws of the Company were each amended and restated. The rights of security holders of the Company contained in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are

discussed in “Description of Securities.” Information relating to certain participants in the merger and related transactions is discussed in “Certain Relationships and Related Transactions.”

Sale of Preferred Stock and Warrants

At its meeting on February 4, 2005, VerticalBuyer’s board, in connection with the merger, approved the issuance and sale of shares of its preferred stock and common stock warrants to Barron in exchange for the payment of $5,042,250 pursuant to the terms of a Preferred Stock Purchase Agreement. The agreement also provided that Barron would lend the merged company an additional $1.9 million, in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina shareholders in the merger. Later, on February 4, 2005, CSI – South Carolina, acting as majority stockholder by written consent, ratified the board’s approval of the transactions with Barron.

On February 10, 2005, VerticalBuyer entered into the Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, we issued to Barron 7,217,736 shares of our newly created Series A Convertible Preferred Stock in exchange for the payment of $5,042,250. Barron was also issued two warrants to purchase in the aggregate 7,217,736 shares of our common stock. The preferred stock is convertible into common stock on a one-for-one basis. The exercise prices of the warrants are $1.3972 and $2.0958 per share. Each warrant is exercisable for half of the total warrant shares. The terms and conditions of the warrants are identical except with respect to exercise price.

Both the conversion of the preferred stock and the exercise of the warrants are subject to restrictions on ownership that limit Barron’s beneficial ownership of our common stock. Initially, Barron was generally prohibited from beneficially owning greater than 4.99% of our common stock, and such restriction could be waived by Barron upon 61 days prior notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt, Barron and we agreed to remove the 61 day waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005. Pursuant to the terms of the Certificate of Designation governing the preferred stock, and the warrants, the ownership cap may not be amended or waived without the approval of the common stockholders of the Company, excluding for such vote all shares held by the holders of preferred stock and warrants (including Barron) and any directors, officers or other affiliates of the Company.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. However, a warrant holder (including Barron) may not effect a cashless exercise prior to February 11, 2006. Also, so long as we maintain an effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise.

On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate the warrants. In particular, a portion of such warrants were reduced in price. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Information on the accounting treatment of the warrants is presented in “Registration Rights Agreement” below and in Note 8, “Preferred Stock and Related Warrants” to our audited consolidated financial statements as of December 31, 2005.

The terms of the Series A Convertible Preferred Stock are contained in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which is part of our charter and filed with the Secretary of State of Delaware. Disclosure on the provisions of the Certificate of Designation is contained below in “Certificate of Designation” and “Description of Securities—Preferred Stock.” The holder of the preferred stock also possesses rights pursuant to the Preferred Stock Purchase Agreement, which is discussed in “Preferred Stock Purchase Agreement” below.

Other provisions of the warrants are discussed in “Warrants” below and under “Description of Securities—Warrants.”

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby we agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated us to use our best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement

(February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require us (subject to carveback by a managing underwriter) to include such shares in certain registration statements we may file. We are obligated to pay all expenses in connection with the registration of the shares. Previously, we were liable for liquidated damages in the event the registration of shares was not effected pursuant to the agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages were triggered if we failed (i) to file the registration statement within 45 days from February 11, 2005, (ii) to cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) to maintain the effectiveness of the registration statement. These requirements were subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in our discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement with Barron, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. Accordingly, the entire proceeds of the preferred stock issuance except for the par value were allocated to the warrants and recorded as a liability on the September 30, 2005 balance sheet. As a result of this treatment, our net shareholders’ equity as of September 30, 2005 was reported as a deficit of $7.1 million.

Additional information on this accounting treatment is presented in Note 8, “Preferred Stock and Related Warrants” to our audited consolidated financial statements dated December 31, 2005.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock were to be issued to Barron for each day when liquidated damages were triggered. The amendment also resolved a conflict in the initial Registration Rights Agreement whereby some time periods for registration and liquidated damages were determined with respect to the date of the agreement (February 10, 2005) while others utilized the closing date of the agreement (February 11, 2005). Under the amended agreement, all such periods are determined in relation to February 11, 2005.

Prior to the execution of the amendment, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 we paid Barron $50,000 and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. We entered into a fifth waiver extending the required effectiveness date until January 31, 2006 and a sixth waiver extending the required effectiveness until February 28, 2006. Our registration statement was declared effective by the SEC on February 14, 2006.

On December 29, 2006, in conjunction with the repricing of a portion of the warrants described above under “—Sale of Preferred Stock and Warrants,” the Registration Rights Agreement was amended. We agreed to extend the registration period by one year until February 11, 2009. Barron agreed to waive any further liquidated damages under the Registration Rights Agreement. Prior to the amendment, the failure by the Company to maintain the effectiveness and availability of a registration statement, in excess of certain “black-out” and other exception periods, subjected the Company to liquidated damages in the form of 2,472 shares of Series A Convertible Preferred Stock per day. Absent the amendment, liquidated damages would have been payable for a portion of November and all of December 2006. The waiver by Barron runs through February 11, 2007, when the liquidated damages provisions of the Registration Rights Agreement expire. Accordingly, the liquidated damages provisions have been effectively eliminated.

Subordinated Notes

On February 11, 2005, the Company also issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina: Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. The five notes payable to the former CSI – South Carolina shareholders were issued pursuant to the Agreement and Plan of Merger and constituted a portion of the shareholders’ consideration in the merger. The note payable to Barron, issued pursuant to the Preferred Stock Purchase Agreement, evidences a subordinated loan to the Company in connection with Barron’s investment in the preferred stock. All such notes rank equally in right of payment in the event of bankruptcy or liquidation of the Company, or similar events, and are subordinated in right of payment to all other non-subordinated debt of the Company. Payments of principal and interest may be paid as agreed under such subordinated notes, so long as, generally, we are not in default under any of our senior indebtedness.

The Barron note provides that the Company will repay to Barron $1,875,200, with interest accruing at an annual rate of the prime rate plus 2%. We were to repay the principal on the note in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. At December 31, 2006, $1,125,200 was outstanding under the Barron subordinated note.

The aggregate principal sum borrowed under the notes payable to the five former shareholders of CSI – South Carolina is $1,875,200, or $375,040 per individual. Other than the principal amount borrowed, the terms of the notes are substantially identical to the note payable to Barron. On December 31, 2006, the aggregate outstanding balance on the five shareholder subordinated notes was $1,125,200.

We did not repay the subordinated notes to Barron and the former CSI – South Carolina shareholders at their maturity on May 10, 2006. After consultation with the bank and the holders of the subordinated notes, we determined that it was not in the best interest of all stakeholders to repay the notes at that time. We anticipate the continued cooperation of the noteholders and the ultimate successful negotiation of a maturity date extension or other restructuring of our subordinated debt with the holders. The subordinated notes may, for example, be refinanced as a part of the financing of future acquisitions, or repaid from the proceeds of the exercise of the warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or refund the subordinated notes, and that the noteholders will continue to cooperate. The repayment of the subordinated notes is discussed in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—J. Liquidity and Capital Resources.”

The repayment of the subordinated notes is discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—J. Liquidity and Capital Resources.”

Preferred Stock Purchase Agreement

Barron invested in our preferred stock and warrants pursuant to the Preferred Stock Purchase Agreement. It contains certain rights of the holders of the preferred stock and certain limitations on us in addition to those contained in the Certificate of Designation. In addition to the customary representations, warranties and other provisions, the Preferred Stock Purchase Agreement:

•	required Barron, as the investor in the preferred stock, to make a subordinated loan to the Company in the amount of approximately $1.9 million. Barron’s loan was funded with cash at closing and was substantially utilized to fund the merger consideration;

•	required the five former shareholders of CSI – South Carolina, collectively, to make subordinated loans totaling approximately $1.9 million. The loans by the former CSI – South Carolina shareholders were funded by merger consideration which otherwise would have been payable in cash;

•	provided that Barron waived reimbursement of certain prepaid expenses in the amount of $81,726.50, so as to provide the Company with funds to apply toward its legal expenses relating to the sale of the preferred stock and related transactions. This amount included the $50,000 prepayment by Barron to Maximum Ventures relating to the purchase of a majority of VerticalBuyer’s common stock, as well as $31,726.50 advanced by Barron to its financial adviser, Liberty Company LLC to reimburse expenses related to finding and initially investigating the VerticalBuyer shell corporation;

•	provided for the delivery of the two warrants;

•	required that the merger be consummated immediately prior to the sale of the preferred stock and the warrants;

•	required the execution and continued effectiveness of the Registration Rights Agreement;

•	requires us to reserve shares of common stock underlying the preferred stock and warrants;

•	obligates us to continue to report to the Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended, or register under Section 12(b) or (g) thereunder;

•	prohibits us from issuing any shares of our preferred stock for a period of three years, which preferred stock is convertible into shares of our common stock other than on a conversion ratio that is fixed, with certain exceptions;

•	prohibits us for a period of three years from issuing any convertible debt;

•	prohibits us for a period of three years from entering into any transactions that have reset features that result in additional shares being issued;

•	required us within 90 days to employ a chief financial officer who has experience with public companies, and provides for liquidated damages for our failure to comply. On May 6, 2005, we employed David B. Dechant as our chief financial officer, in fulfillment of this provision. Biographical information on Mr. Dechant is presented in “Management;”

•	requires us to use the proceeds from the sale of the preferred stock and the warrants for working capital and the repayment of certain notes related to the merger;

•	provides that, until such time as all of the preferred stock shall have been converted into common stock, Barron and the five former shareholders of CSI – South Carolina, Inc. will have the right to participate in any subsequent funding by the Company on a pro rata basis at 80% of the offering price;

•	prohibits any insiders, including all of our officers and directors, from selling any stockholdings for a period of two years;

•	for two years, prohibits any employment and consulting contracts from containing any provisions for the following: bonuses not related directly to increases in earnings; any car allowances not approved by the unanimous vote of the board of directors; any anti-dilution or reverse split provisions for shares, options or warrants; any deferred compensation, any unreasonable compensation or benefit clauses; or any termination clauses paying over 18 months of salary; and

•	prohibits any variable rate or other transaction whereby a purchaser of securities is granted the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in the investor’s current offering.

On November 7, 2005, Barron and the Company amended the Preferred Stock Purchase Agreement. The amendment reflected changes in the warrants and the Certificate of Designation in connection with the parties’ agreements to make the beneficial ownership limitation on preferred stockholders and warrants holders (including Barron) non-waivable. For a discussion of the amendments relating to the beneficial ownership cap, see “Sale of Preferred Stock and Warrants” above.

Certificate of Designation

The terms of the Series A Convertible Preferred Sock are governed by an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State on November 7, 2005, which we refer to as the “Certificate of Designation.” The Certificate of Designation authorizes the issuance of up to 8,300,472 shares of Series A Convertible Preferred Stock. The preferred stock is convertible into shares of our common stock on a one-for-one basis at the election of the holder. There are no redemption provisions.

Significant features of the Certificate of Designation include:

•	A holder of preferred stock (including Barron) is prohibited from converting any shares of the preferred stock if such conversion would result in it beneficially owning greater than 4.9% of our common stock. The only exception to the beneficial ownership limitation is in the event of a change in control, whereby all of the preferred stock would be automatically converted;

•	Provides that the beneficial ownership limitation may only be amended or waived with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliated holders of outstanding common stock (excluding as affiliated holders all holders of the Series A Preferred Stock or the related warrants);

•	Provides that the preferred stockholder may elect liquidation treatment and recover its investment in the preferred stock under certain stock transfer or business combination transactions (for example, in the event of a tender offer or compulsory share exchange);

•	No dividends are payable with respect to the Series A Convertible Preferred Stock or upon liquidation of the Company;

•	The Series A Convertible Preferred Stock generally has no voting rights; and

•	Upon liquidation of the Company, the preferred stockholders are entitled to be paid out of the assets of the Company an amount equal to $0.6986 per share before any distributions are made to common stockholders.

For a more detailed discussion of the rights and terms associated with the Series A Convertible Preferred Stock, please see “Description of Securities—Preferred Stock.”

Warrants

Pursuant to the terms of a Preferred Stock Purchase Agreement with Barron, we issued to Barron two warrants to purchase a total of 7,217,736 shares of our common stock. The respective exercise prices of the warrants were $1.3972 per share (“Warrant A”) and $2.0958 per share (“Warrant B”), with each warrant exercisable for half of such shares (“the Original Warrants”).

In order to encourage their earlier exercise, on December 29, 2006 we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

The Company anticipates that any funds received from the exercise of the amended warrants by Barron would be utilized for long term capital needs, including the repayment of bank debt utilized to fund the acquisition of the business operations of McAleer.

Initially, Barron was subject to the same waivable beneficial ownership limitation as originally applicable to the preferred stock. When the preferred stock was amended, the warrants were amended on November 7, 2005 to impose a non-waivable beneficial ownership limitation of 4.9%. This limitation applies to any subsequent holder of the warrants currently held by Barron. Following amendment, Barron may not exercise its warrants to purchase shares of common stock if and to the extent Barron’s beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, which is defined as (i) our consolidation or merger with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the holder of the warrant 30 days notice prior to a change in control. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The warrants provide that they may be exercised on a cashless basis after February 11, 2006 if there were no registration statement effective permitting the resale of the common stock underlying the warrants. So long as we maintain the effectiveness of a registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

For more information on the warrants, please refer to “Description of Securities—Warrants.”

Summary of Consideration Received by Participants in Merger and Related Transactions

Five Former Shareholders of CSI – South Carolina

In the merger and related transactions, the five former shareholders of CSI – South Carolina received consideration in the form of cash, subordinated notes and common stock in the surviving Company. The net consideration received by the five former CSI – South Carolina shareholders as of the closing on February 11, 2005 of the dividend, merger and related investment transactions, is summarized below.

Pre-merger Dividend

CSI – South Carolina dividends. These dividends were declared by CSI – South Carolina on February 9, 2005. Of the total, $960,000 was paid in cash prior to the merger on February 9, and $2.5 million in a subordinated note, which note was repaid in cash at the closing on February 11, 2005. The dividends that were paid to the five former shareholders of CSI-South Carolina were paid to remove accumulated cash in CSI – South Carolina. The dividends did not constitute consideration for the sale of their shares in CSI – South Carolina. Although a condition to the merger and investment by Barron, the dividends were effected independently of such subsequent transactions. Absent the merger and recapitalization, it was anticipated that the five shareholders of CSI-South Carolina would have distributed excess cash out of CSI-South Carolina upon the imminent retirement of Joe G. Black.

$3,460,000

Merger

In the merger, the five shareholders of CSI – South Carolina tendered their shares of common stock (being all of the issued and outstanding capital stock of CSI – South Carolina), which was cancelled, in exchange for the following consideration:

(a) Merger cash (gross). The five shareholders received subordinated notes totaling $3,624,800, which were repaid in cash later on the day of closing upon the receipt of investment proceeds from Barron. Net merger cash received by the shareholders totaled $3,212,015, after the payment from their merger proceeds of the fee to The Geneva Companies, Inc. totaling $412,785.	$3,624,800
(b) Merger subordinated notes. These subordinated notes were received in the merger on February 11, 2005. They matured on May 10, 2006. As of December 31, 2006, the aggregate outstanding balance of these notes was $1,125,200.	$1,875,200

$5,500,000
Less: advisory fee paid to The Geneva Companies, Inc. by the five shareholders	$(412,785)

Net non-equity consideration received by former CSI – South Carolina shareholders in the merger	$5,087,215

(c) 2,526,904 shares of the surviving Company’s common stock (estimated value). This estimate, as of the closing, is based on the price per share of $0.6986 paid by Barron for the preferred stock and issuance of warrants. These shares represented approximately 26% of the Company’s common stock at the time, assuming conversion into common of all of the preferred stock held by Barron. The shares received were not registered under federal and state securities laws, and therefore were restricted as to resale. Also, pursuant to the Preferred Stock Purchase Agreement, the five former CSI – South Carolina shareholders were restricted for two years from selling any of such shares. The estimate is based on the arms length transaction with Barron and represents the parties’ per share value of stock received in the transaction.

$1,765,295

Estimate of total consideration received by five former CSI – South Carolina shareholders in the merger	$6,852,510

Total consideration received by five former CSI – South Carolina shareholders from pre-merger dividends and in the merger	$10,312,510

On February 11, 2005, four of the five former CSI – South Carolina shareholders entered into employment agreements with the Company. These were Nancy K. Hedrick, President and Chief Executive Officer; Thomas P. Clinton, Senior Vice President of Strategic Relationships; William J. Buchanan, Senior Vice President of Delivery and Support; and Beverly N. Hawkins, Senior Vice President of Product Development. The employment agreements provide for compensation at a rate of $185,000 a year, plus such bonuses and raises as the board of directors may determine. Each agreement is for a term of three years, and is described in more detail under “Management—Employment Agreements.”

The remaining former CSI – South Carolina shareholder, Joe G. Black, served as our interim Chief Financial Officer from the closing on February 11, 2005 until May 5, 2005. We entered into a consulting agreement with Mr. Black to provide financial and accounting consulting services to us with compensation at $75 an hour. The consulting agreement expired following its initial one year term. The Agreement is described in more detail under “Certain Relationships and Related Transactions—Consulting Arrangements.”

Fees Payable to Financial Advisors

CSI – South Carolina and the five former shareholders, as discussed in “—C. History and Development of CSI – South Carolina—Events Leading Up to 2005 Restructuring,” retained The Geneva Companies, Inc. as their financial advisor. On

February 11, 2005, upon the consummation of the merger and related transactions, Geneva received a commission of $412,785. The commission was paid by the five former shareholders.

Barron’s financial advisor and finder for its preferred stock investment in the Company was Liberty Company, LLC. Liberty was paid a fee of $275,000 upon the consummation of the merger and related transactions on February 11, 2005, which fee was based on a percentage of Barron’s investment. Pursuant to the terms of the Preferred Stock Purchase Agreement, Liberty’s fees were paid by the Company. In addition, in March 2005, pursuant to the Preferred Stock Purchase Agreement, Liberty was paid an additional $83,800 in fees by the Company upon the closing of its $3.0 million credit facility with RBC Centura Bank, again pursuant to its finder arrangement with Barron. The Company has been informed by a representative of Liberty that Liberty is a registered broker-dealer.

Maximum Ventures, Inc. was paid a financial advisory fee of $50,000 by Barron on or about December, 2004. The payment essentially constituted earnest money, which was to be offset against the $450,000 purchase price. The prepaid advisory fee so reduced the $450,000 purchase price for the shares of VerticalBuyer purchased from Maximum Ventures by CSI – South Carolina, pursuant to the Stock Purchase Agreement between CSI – South Carolina and Maximum Ventures. Pursuant to the Preferred Stock Purchase Agreement, Barron waived reimbursement of the $50,000 paid to Maximum Ventures.

No other brokerage, advisory or other fees were paid or payable by the Company, the five former CSI – South Carolina shareholders, Barron, or other parties to the merger, the preferred stock investment, loan or related transactions.

Barron Partners LP

On February 11, 2005, Barron invested and loaned the following monies to the Company:

Preferred stock and warrants	$5,042,250.00
Subordinated note	$1,875,200.00
Contribution, per Preferred Stock Purchase Agreement, for Company’s costs and legal fees	$81,726.50	(1)

Total investment/loan by Barron	$6,999,176.50

(1)	Includes the waiver of the Company’s obligation to repay $50,000 earnest money paid by Barron to Maximum Ventures, as well as $31,726.50 paid by Barron to its financial advisor to reimburse it for out-of-pocket costs incurred in finding and investigating the VerticalBuyer shell corporation.

Barron received no fees or other compensation with respect to the acquisition of the VerticalBuyer shares by CSI – South Carolina, the merger of CSI – South Carolina into VerticalBuyer, its preferred stock, warrant and subordinated debt investments in the Company or any related transactions. Barron did not act as a broker-dealer with respect to these transactions. Barron’s activities related solely to its purpose of investment for its own account. Barron’s involvement in the procurement of VerticalBuyer related only to its use as a vehicle to facilitate an investment in CSI – South Carolina, or another such private company should the CSI – South Carolina transaction not have been successfully completed.

F. Our Niche in the Governmental and Educational Technology Market

There are approximately 3,100 counties (according to the U.S. Dept. of Census), 36,000 cities and towns (according to the National League of Cities) and more than 14,000 school districts (according to the National Center for Education Statistics) in the United States. Each of these organizations is a potential candidate for an integrated financial management system as well as for various technology services and products. Since many local governments are moving toward outsourcing of information technology services, even more opportunities are available for our services. In 2005, the sale of software, hardware and services to non-educational governmental organizations accounted for approximately 35% of our total sales.

IDC, a subsidiary of International Data Group, Inc. (the parent company of IDG News Service), projected in May 2002 that U.S. public schools would substantially increase their information technology-related expenditures as technology and traditional education resources become interwoven. IDC projected that information technology spending for K-12 schools would reach $9.5 billion by 2006. IDC estimated that computer hardware would account for just over a quarter of district technology budgets.

Our customer base is discussed in more detail under “—L. Customers” below.

G. Products and Services

CSI Fund Accounting Software

We provide the CSI Fund Accounting Software (CSI Accounting+Plus) to a variety of clients in an integrated financial management system. We generate revenue from the CSI Accounting+Plus as outlined below. Each of these sources of revenue is described in the remainder of this section.

•	Sales of software licenses to new clients;

•	Sales of new/additional modules to existing clients;

•	Installation of software;

•	Data conversion from legacy systems;

•	End user training;

•	Guaranteed service agreements; and

•	Sales of third party products to enhance functionality of CSI Accounting+Plus.

Prior to 1999, our proprietary fund accounting system was a DOS-based product. DOS, or Disk Operating System, was the personal computer operating software used widely before the release of Microsoft’s Windows® software. In July 1999, we released a Windows® based version of the system as “CSI Accounting+Plus.” This product was written with Microsoft’s Visual FoxPro® database, a relational database, and utilizes Crystal Reports®, an industry standard report generator. Over the next four years, approximately 120 software clients upgraded from the DOS based system to the new product. For our clients, this upgrade process included data conversion, installation and training on the new system and, in many cases, a hardware upgrade. The CSI Accounting+Plus system has also been installed in approximately 150 new clients during the period from 1999 to 2006. In addition to software sales, we offer ongoing customer support for the accounting software. This support is provided under a guaranteed service agreement, providing the client with phone support, online user assistance and routine updates to the software.

While we continue to market the Visual FoxPro® version, the CSI Accounting+Plus system is currently being rewritten with Microsoft’s .Net (pronounced “dot-net”) and SQL (pronounced “sequel” and standing for Structured Query Language) database technologies. This new version, SmartFusion, will provide improved performance, scalability, more flexible data access and native data-tagging (XML or Extensible Mark-up Language) web support. SQL and .Net have become the industry standards for software development, and XML has become an industry standard for data tagging and retrieval. We anticipate that the first components of this new version will be available for release by the first quarter of 2007. At that time, we plan to begin upgrading existing clients to the new version and begin marketing this version to new clients. The current CSI product contains the functionality required by our clients but moving to the SQL and .Net platform will allow us to be more competitive on both a regional and national level.

A new software service option called “Service +Plus” has also been developed. This plan will provide the normal coverage of a guaranteed service agreement but will also include version protection: clients will get new major releases of the software without additional fees. Service+Plus will also provide clients free attendance to webinars (seminars which may be attended remotely by use of the internet), free user conference attendance, one free Crystal Reports® training class each year, disaster recovery (off-site data storage) and discounts on additional software modules, training and engineering services.

We have a close business relationship with AIG Technology, Inc. (“AIG”) to enhance the functionality of our accounting software. AIG is a developer of document workflow systems. Through this relationship, we offer our clients enhanced printing, faxing and emailing capabilities (Doc e Serve), document imaging (Doc e Scan) and the routing of documents across the web for distribution and approval (Doc e Fill). CSI markets the AIG product line and receives revenues and commissions for the sales of these products and services. The revenues and commissions have not constituted a significant part of our revenues. However, the ability to offer enhancements improves our competitive position.

In addition to our relationship with AIG, we also sell third-party products to support the function and distribution of our software, including the Microsoft Windows® operating system, database programs and software that enhances our ability to deliver access to software and technology across the internet. The revenues and commissions from these products have not constituted a significant part of our revenues. However, some of these products are critical for the use of our software, and our ability to offer and support these products enhances our competitive position.

The CSI Accounting+Plus software suite is designed as a modular solution. The modules are sold separately to enable customers to pick and choose only those modules that are needed to provide desired functionality. The modules in the software suite are shown in the following table:

Accounting Modules	Specialty Modules
Accounts Payable	Audit Reporting
Accounts Receivable	Claims Reimbursement
Budget Preparation	Food Service Reporting
Check Reconciliation	Inventory
Cost Allocation	Pupil Activity Accounting
Fixed Assets	Warehouse Requisitions
Fund Ledger
Payroll
Purchasing
System Manager

Payroll / Personnel Support Modules	Municipal Modules
Absent Employee Tracking	Business License
Applicant Tracking	Cash Collections
Available Substitutes	Construction Permits
Insurance and Benefits	Utility Billing
Personnel

Our development team writes and maintains the CSI Accounting+Plus modules. The support of these modules includes routine enhancements, governmentally required changes (e.g., Form W-2 format changes) and problem fixes. We provide updates to the CSI system through our website.

Standards Based Lesson Planner

In September 2005, we acquired the Standards Based Lesson Planning software from Eric Levitt of Carolina Education Services. The software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and a report generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal legislation of “No Child Left Behind Act” has focused greater attention on schools’ adequate yearly progress (“AYP”), and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

We have converted this product to a Microsoft SQL database and internet-based product and are marketing it as “curriculator™ standards based lesson planner.” We are not yet ready to widely market this product and are selling it on a limited basis. We are currently assessing the market readiness of this product for broad distribution through the use of beta sites and user groups, and are adding functionality to the product based on this feedback. Costs related to identifying such functionality and their technological feasibility are expensed while costs related to programming of known technologically feasible improvements are capitalized.

We believe the addition of this product, while not yet material, may provide significant additional revenue in the future as we are able to offer an additional product to our existing school-based customers. However, we can give no assurance that this software product will in fact prove successful. We believe the product can achieve sufficient acceptance in the market place to cover our investment. If at anytime we were to determine it would not, at the time we reached such determination, we would write down all or the applicable portion of the capitalized costs related to this product based on projected cash flows. As of September 30, 2006, we had capitalized approximately $221,000 related to this product, and had received no significant revenues.

We believe the product may also provide a source of additional contacts and referrals. The gross profit received from each sale of this product may be significantly less than that of our traditional fund accounting software. As a result, we intend to use telesales as a cost effective method of generating additional contacts and may use the Internet as the primary medium for demonstrations and software delivery, in order to minimize selling and delivery costs.

Hardware Sales and Related Support Services

Our technology solutions segment provides network system solutions to more than 200 governmental organizations in South Carolina, North Carolina and Georgia. This segment provides professional network integration services as well as network computing solutions to our customers. We strive to deliver high-quality hardware, software and related professional services to help our customers plan, acquire, implement, manage and upgrade their organizations’ information systems.

We have established associations with some of the largest vendors in the industry, and with others whom we believe offer innovative products. We believe that strong industry relationships will further enhance our competitive position. We have developed and maintain the following vendor relationships:

•	Our primary focuses in the technology solutions segment include IP (internet packet-based) telephony, wireless, system security and routing/switching. We have a strategic relationship with Cisco Systems, Inc., a worldwide leader in networking for the Internet and technology innovation, whereby Cisco provides the hardware necessary to implement these systems. We purchase the majority of our Cisco equipment through Ingram Micro. Ingram Micro is a multi-national distributor of technology hardware. Although we are an indirect reseller of Cisco products, we periodically work closely with Cisco representatives, particularly on large sales. This relationship occasionally produces customer leads and referrals. We also encourage our employees to pursue Cisco technical certifications, as such certifications as well as the achievement of certain sales volumes of Cisco products can make us eligible for certain incentives periodically offered by Cisco. We also participate in certain state contract pricing frameworks that Cisco has established with public entities. Purchases from Ingram Micro are made on an individual purchase order basis. We have no formal agreements with Ingram Micro.

•	We deploy desktops, notebook computers, personal devices and file servers in a variety of client network environments. We have a strategic relationship with Hewlett Packard (“HP”), which produces technology solutions that span information technology infrastructure, personal computing and access devices, global services and imaging and printing for consumers, enterprises and small and medium business. We provide professional services to deploy these devices. Our relationship with HP consists primarily of the purchase of computers and printer equipment for resale. We purchase these products on an individual purchase order basis under a standard, nonexclusive reseller agreement. In addition to purchases directly from HP, we have arms-length business relationships with certain customers whereby the customers have elected to name us as their authorized HP representative. As the named representative, and as an incentive for the customer to approve us as the named representative, we provide various forms of assistance which can include assisting the customer in identifying the specific HP products that will meet its needs, summarizing and processing orders on behalf of the customer with HP, and providing certain support and HP authorized repair and maintenance for which we are separately compensated by HP. To provide these services, some of our personnel have received training and certifications from HP. As the named representative of HP, we assist the customers in placing their orders directly with, and we receive commissions from HP, rather than acting as the purchaser and reseller of HP’s products. Due to the volume of business we do with HP, we also work very closely with HP representatives and receive support which may include special quantity or other pricing in competitive situations with products from other manufacturers, and may receive customer leads or referrals from time to time.

•	Our focus on the K-12 sector has led to our developing relationships with vendors who specialize in technologies for the classroom. Promethean Collaborative Classroom Solutions offers what we consider to be the industry-leading solution for transforming the classroom into an interactive learning environment. Using Promethean’s ActivBoards, students are able to use a stylus on a special electronic white board to interact with computer projected images. The computer reacts to the stylus activity and projects the results. By having an exclusive sales arrangement to market Promethean ActivBoards in North Carolina and South Carolina, we believe we are able to maintain gross margins higher than most hardware products. In addition to selling the ActivBoards, we offer installation services, end user training and market complementary products (e.g., projectors, PC Tablets) to be used with the boards for the collaborative classroom.

•	In keeping with our focus on IP-based systems, we also have a business relationship with DIVR (Digital Image Viewing and Retrieval) Systems, Inc., providing IP-based surveillance solutions to the industry. With growing demand and governmental initiatives to provide security solutions, we believe the DIVR Systems technologies represent significant opportunity. In November 2003, J.P. Freeman & Co. a market research firm that follows the security industry, forecast that the overall video surveillance market would reach $3 billion per year by 2007.

•

In order to offer visual communication equipment to our clients and prospective clients in order to allow video conferencing, administrative communications, home bound learning and professional development, we have developed a business relationship with Tandberg. In the education environment, Tandberg provides worldwide access to people, places and experiences without time or travel constraints. Through the public sector and business environment, Tandberg offers solutions in providing more efficient and effective training to employees, saving travel, time and money. Tandberg solutions include cameras, monitors, videophones and software.

Our relationships with Promethean, DIVR and Tandberg are established through standard reseller agreements. These agreements make us eligible to resell products on a generally non-exclusive basis, many in specifically authorized geographic regions, and make us eligible, from time to time, for periodic promotions, special offers and manufacturing standard volume discounts and rebates, when offered. Occasionally we may request special pricing for large volume deals, particularly in competitive situations, which may be approved on a case by case basis. Due to our sales and marketing success on behalf of vendors, we have been asked from time to time to represent products in new geographic regions. As we expand we will exploit these opportunities as they come available and as we have the financial justification for the physical presence to do so.

In addition to the above relationships, we also have developed relationships with Microsoft, Novell, Packeteer, Symantec, and Citrix, which are on similar terms with those of Promethean, DIVR and Tandberg. We also have one additional vendor, Synnex. Our purchases from Synnex, like those from Ingram Micro, have equaled more than 10% of our annual purchase volume. Synnex is a distributor of technology hardware. We have no formal agreement with Synnex and purchase technology accessories on a purchase order by purchase order basis. The products purchased from Synnex are readily available through other vendors.

Our technical services include the following:

•	Consulting Services

•	Project Management

•	Deployment Management

•	Procurement Management

•	Product Evaluation Management

•	Outsourcing Management

•	Bid Management

•	Network Services

•	Network Needs Analysis

•	Network System Design

•	Network System Integration

•	Network System Implementation

•	Network System Maintenance

•	Convergence Services

•	Integration Needs Analysis

•	Integration Design

•	Integration Implementation

•	Integration Maintenance

•	Support Services

•	Hardware Support

•	Network Support

•	Convergence Support

•	Network Operating Systems Support

•	Collaboration Systems Support

H. Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services as a part of our solutions sales efforts. These services also generate a significant amount of revenue by increasing demand for computer hardware equipment that we sell. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions. We also seek to provide ongoing technical support, monitoring and maintenance services to support the client’s continuing needs. We also market our hardware solutions and ability to provide a wide level of services and support independent from our software solutions. Such marketing to a fund accounting based organization may also lead to future software sales and integration services.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve higher long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers. Our focus is on nurturing long-standing relationships with existing customers while establishing relationships with new customers.

Software

Fund Accounting Software

New Product Development

We continue to market the primary CSI software applications, which contain the functionality required by our clients. However, we are in the process of rewriting these applications using the latest Microsoft application programming tools and current Microsoft data storage and retrieval technologies. The new release, SmartFusion and EntryPoint, will allow us to expand more easily into additional states. We will continue to expand our product offerings to meet the needs of our clients both in the current version and in the new version.

Service+Plus

Our new service offering provides version protection for major releases of the software without additional fees, free attendance to seminars accessed remotely by use of the internet, free user conference attendance and disaster recovery (off-site data storage).

Hosted Services (ASP)

We are beginning to offer an ASP (Application Service Provider or CSI hosted) solution to new clients whereby they can access the software on CSI servers and run it remotely over the internet at a fixed monthly cost. Under this business model, the client can forego the significant up-front investment required to purchase computer hardware and install the software at its location.

Reseller Model

In order to move into new regions and states, we are pursuing a reseller model in those areas where it will be the most expedient way to introduce our primary software application. There are often information technology organizations established in an area that have the sales staff in place to market our products.

Lesson Planning Software

New Product Acquisition

In September 2005, we acquired a standards based lesson planning software product, which we have renamed “curriculator™” standards based lesson planner. The software product, potential customer list, install base and all related rights purchased did not constitute a material addition to the business. This software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and reports may be generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards. In addition, the federal “No Child Left Behind Act” legislation has focused greater attention on schools’ adequate yearly progress (“AYP”) and meeting curriculum standards is an important component of these measurements. Standards based lesson planning software allows a school to document its compliance with the curriculum standards as a component of its compliance with the “No Child Left Behind Act” legislation.

Product Enhancement

We will be rewriting the lesson planning software to be web-enabled. In addition, we will be building in curriculum standards for all states.

Market Penetration

Addressing “No Child Left Behind Act” requirements and meeting state curriculum standards are issues for educators in every state. We plan to use telemarketing, our web presence, attendance at educational trade shows and direct mail campaigns to introduce and sell our lesson planning software nationally. Our initial efforts will be focused on the southeastern states.

Technology

Expansion of Offerings

We are continually seeking new hardware offerings to present to our clients. Our spending on research and development is generally insignificant. As old technologies expire and new technologies emerge we work to stay a short distance behind the new product curve, adopting primarily those solutions that are proven in the marketplace. As a reseller with internal technical personnel and more than 400 public sector clients, we are periodically approached by vendors and manufacturers to expand into new territories or represent new or additional products. We also pursue these opportunities. For example, new product opportunities we evaluate could include additional products in the following market spaces in which we are already engaging: storage solutions, database technologies such as standardized data-tagging (XML or Extensible Mark-up Language) applications for improved data retrieval, internet based audio and video distribution (equipment used to broadcast audio and video communications), metropolitan wireless (city-wide wireless public internet access and city-wide wireless network access by city employees) and additional service capabilities. As with our other hardware-based solutions, we plan to enter into reseller arrangements with equipment and solutions providers or manufacturers who already have experience and can provide installation, support, equipment warranties and technical training to our personnel to offer additional solutions to our existing client base and new customers. Except for internally developed software or acquired products, we enter new areas as a reseller as opportunities arise and customer needs present themselves. This approach allows us to mitigate the risk of a product not having sufficient demand or profitability. By doing this, we forego the investment in inventory a manufacturer or large distributor would have to commit to a new product. We are already proposing solutions involving some of these areas, including metropolitan wireless networking for small towns and housing communities, although they do not yet represent a significant portion of our business. We typically do not commit significant resources to them unless we achieve reasonable profitability on the initial opportunities. Periodically, certain products introduced at a new client site, in response to a client’s specific needs or requests and to maintain or improve the client relationship, never become a significant portion of our business. Other products become significant contributors to profitability and we add them as a standard offering to our client base.

Managed Services and Guaranteed Service Agreements

In addition to guaranteed service agreements on our software products, we will be offering guaranteed service agreements on many of our hardware offerings. Guaranteed service agreements allow us to increase our recurring revenue.

Geographic Expansion

We are pursuing a national presence with a primary, initial focus on the southeastern region of the United States.

Generally, our technology offerings require hands-on implementation and support. In order to expand into new geographic territories, we must find qualified personnel in an area to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative. Our strategy is to limit the number of new target areas until they become cash flow positive before expanding into additional ones. Accordingly, we intend to expand the geographic reach of our technology offerings from our primary client locations of South Carolina, North Carolina and Georgia to surrounding states methodically over time. The January 2007 acquisition of McAleer reflects this strategy of geographic expansion. Through McAleer, we have gained a presence in five states not previously served by CSI: Alabama, Mississippi, Louisiana, Tennessee and Florida.

We may accelerate expansion if we find complementary businesses in other regions that we are able to acquire. Until such time as we are able to find appropriate acquisitions, our geographic reach for the technology solutions segment is likely to be limited to the southeast for the next several years. Our marketing efforts to expand into new territories may include telemarketing, attendance at trade shows, and direct mail in addition to personal contact.

We are able to deliver software applications, demonstrations and training over the internet and deliver support by internet or phone. Accordingly, for our software applications segment, we plan to expand our geographic reach to a national level more quickly than for our technology solutions segment. Software marketing efforts may include attendance at national trade shows and national telemarketing, direct mail and web advertising.

Growth Through Acquisitions

Our competitive markets are occupied by a number of competitors, many substantially larger than we, and with significantly greater geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. One significant reason for our entering into the merger and recapitalization transaction in February 2005 was to allow us to access public capital markets as a source of funding to permit us to grow through acquisitions. In addition, the merger transaction facilitated the sale of warrants, the exercise of which (absent a cashless exercise) represents a significant potential source of capital. While we may use a portion of any cash proceeds to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability of assets generated by the paydown and remaining proceeds to fund acquisitions.

We have engaged consultants to assist us with acquisitions, including identifying potential acquisition opportunities. We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets

•	Protection of current customer base from competition

•	Removal or reduction of market entry barriers

•	Opportunity to gain operating leverage and increased profit margins

•	Diversification of sales by customer and/or product

•	Improved vendor pricing from increased volume and/or existing vendor relationships

•	Improvements in product/service offerings

•	Protection of and ability to expand mature product lines

•	Ability to attract public capital and increased investor interest

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

In accordance with this strategy, we have pursued and entered into preliminary discussions with various acquisition candidates. In June of 2006, we approached an Alabama corporation, McAleer Computer Associates, Inc., as to a potential acquisition. Following due diligence and negotiations with McAleer, and after analyzing its ability to further our expressed strategy, we purchased substantially all of its assets and business operations on January 2, 2007. Details of the acquisition are set forth below in “—I. McAleer Acquisition.”

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, except for the

McAleer acquisition described above, we have not entered into any agreements or understandings for any acquisitions that management deems material.

I. McAleer Acquisition

Summary of Transaction

On January 2, 2007, we consummated the purchase of substantially all of the assets and business operations of McAleer Computer Associates. The terms and conditions governing this acquisition were set forth in an agreement dated November 27, 2006. The total purchase price was $4,050,000. We did not assume any liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts. We will operate the acquired business as a division of the Company under the name “CSI McAleer Technology Outfitters,” and retain the business location in Mobile, Alabama.

About McAleer Computer Associates, Inc.

McAleer was primarily a provider of financial management software to the education kindergarten through grade 12 market. In operation for over twenty-five years, its current footprint included installations in Alabama, Georgia, Mississippi, Louisiana, Tennessee and Florida. The addition of McAleer will allow us to expand our reach from the primary three state market where we are currently doing business to an eight-state footprint throughout the Southeast. We believe the acquisition will constitute a significant move in implementing our stated strategy of geographic expansion, with an ultimate goal of achieving a national presence.

William J. McAleer was the sole shareholder and founder of McAleer, and until approximately four years ago he managed its day-to-day operations. Since that time, the operations have been managed by Jeffrey Mackin. We believe McAleer has a strong management team and a reputation for delivering quality customer service. We plan to utilize McAleer staff to continue to service its existing clients, and we anticipate we will be able to capitalize on the Mobile location to deliver expanded technology and service offerings to the broader geographic area and the local government (city and county) markets. In contrast to CSI, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions.

McAleer Revenues

The majority of McAleer’s revenues are related to the licensing and annual support agreements for its fund accounting software, with a smaller amount (approximately 10% to 15%) related to hardware. Hardware revenues include servers sold for the software to run on, and other indirectly related products and services. Accordingly, we will report the majority of McAleer’s software and related services through our Software applications segment. A small amount of revenues may be recorded through our Technology solutions segment, consistent with our practices prior to the McAleer acquisition. For purposes of pro forma combined financial results, we have recorded all of McAleer’s revenues within our Software applications segment, with the remainder deemed immaterial for segment reporting purposes.

For the year ended December 31, 2005 McAleer reported revenues of $3.6 million, while we recorded Software applications segment revenues of $4.1 million. On a pro forma combined basis, our Software applications segment revenues would be $7.7 million, up 88% as a result of the acquisition. Our total revenues were $24.3 million for the same period. On a pro forma combined basis our revenues would have been $27.9 million, up 15%. For the nine months period ended September 30, 2006, on a pro forma combined basis, McAleer’s revenues of $3.0 million would have increased the revenues reported under our Software applications segment by approximately 76% and our total revenues reported by 13%. On a pro forma combined basis, with related adjustments and assuming C-corporation tax status, we estimate McAleer would have reduced our loss for the year ended December 31, 2005 by approximately $160,000. For the nine month period ended September 30, 2006, McAleer would have added approximately $20,000 to our net income. With increasing recurring revenues from the McAleer software business, we anticipate increased revenues and profitability from the McAleer addition. We see opportunity for additional increases in revenues from our efforts to sell our fund accounting product to the government market space and a wider variety of technology offerings in the expanded geographic footprint. McAleer has not historically sold to the government market or offer technology products and services. However, we cannot predict the impact these efforts will have on our financial results. Pro forma financial information on CSI and McAleer is included in “Annex A.”

History of Negotiations for Acquisition

CSI and McAleer have been competitors in the education kindergarten through grade 12 market for several years, particularly in Georgia. Both companies have had a healthy respect for each other’s products, staff, customer service and market penetration. CSI approached McAleer in June of 2006 to discuss the possibility of a partnering arrangement to market the following: 1) CSI technology solutions to McAleer’s kindergarten through grade 12 client base and 2) CSI financial management solutions to the local government sector in McAleer’s geographic footprint. The discussions evolved from a partnership arrangement to an acquisition arrangement due in large part to Mr. McAleer’s desire for an exit strategy and the belief that a combined entity would create a very strong financial management player in the southeastern United States.

Terms of the Acquisition

The terms and conditions of the acquisition are set forth in an asset purchase agreement (“Agreement”), which CSI, McAleer, and Mr. McAleer entered into on November 27, 2006. The assets acquired included real estate; furniture, fixtures and equipment; software rights, including source codes; hardware; technical information and materials; intellectual property; business records; customer lists and information; goodwill and McAleer’s corporate name; and certain work in progress. The transfer of assets was further evidenced in a Bill of Sale from McAleer to the Company dated January 2, 2007, as well as an Assignment and Assumption Agreement between the Company and McAleer dated January 2, 2007. CSI assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts.

The total purchase price was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 will be paid in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. The Company’s obligation for the deferred portion of the purchase price is evidenced by a Promissory Note from the Company dated January 1, 2007. The Company’s obligations under this Promissory Note are secured by a first mortgage on the real property of McAleer conveyed in the acquisition, consisting of an office building located in Mobile, Alabama. This Mortgage was given by the Company to BILLYMC, Inc. (formerly known as McAleer) and is dated January 2, 2007. The real estate transfer is evidenced by a Warranty Deed from McAleer dated January 2, 2007. Pursuant to the terms of a letter of intent between the Company and McAleer, and pursuant to the Agreement, the Company made a payment of $100,000 as earnest money at the time of signing the letter of intent, which deposit was applied to the purchase price at closing. McAleer agreed that it would pay all of its outstanding liabilities promptly, except for those limited obligations we assumed.

Under the Agreement’s indemnification provisions, we agreed to indemnify McAleer and Mr. McAleer against loss resulting from any breach of our representations or covenants made in the Agreement (such covenants to perform before or after the closing), any liability we assumed under the Agreement, and any liability of ours relating to our business operations after the closing, so long as we receive written notice of any such claim within eighteen months after the closing date.

McAleer and Mr. McAleer agreed to indemnify us against loss resulting from any breach of their representations or covenants made in the Agreement (such covenants to perform before or after the closing), any liability not assumed by us under the Agreement, and any liability relating to McAleer’s business prior to the closing. We must provide written notice of any claim for loss resulting from a breach of representations or warranties, or from a breach of a covenant, contained in the Agreement or in any other document signed at the closing within eighteen months after the closing date, except for representations relating to the title to the assets being acquired, the organization of McAleer, the nature and extent of McAleer’s intellectual property, and warranty claims against McAleer (these excepted claims have no time limitation, but are subject only to the applicable statute of limitations). All other claims for indemnification do not have any time limitation, but are subject only to the applicable statute of limitations. Finally, McAleer and Mr. McAleer are not responsible to indemnify us for any losses until the amount has reached $25,000, nor are they responsible for any losses in excess of $2,000,000. This limitation, however, does not apply to third party claims or to claims for breach of representations relating to the title to the assets being acquired, the organization of McAleer, the nature and extent of McAleer’s intellectual property, and warranty claims against McAleer.

Pursuant to the Agreement, McAleer and Mr. McAleer entered into a Confidentiality, Noncompetition and Nonsolicitation Agreement (“Noncompetition Agreement”). In such agreement, McAleer and Mr. McAleer agreed generally to refrain from disclosing any trade secrets or other confidential information relating to McAleer’s business operations, to refrain from competing for five years within a specific geographic area and for one year to refrain from soliciting or employing any former employees of McAleer. Pursuant to the terms of the Noncompetition Agreement, the Company paid to each of McAleer and Mr. McAleer $5,000.

In accordance with the terms of the Agreement, we also entered into a Consulting Agreement with Mr. McAleer dated December 2, 2006. Under the terms of the Consulting Agreement, Mr. McAleer will advise us on various aspects of McAleer as we may request, including marketing, sales, production activities, and customer relations. Mr. McAleer will be paid $75 per hour, plus expenses, for his services. The initial term of the Consulting Agreement will expire on December 31, 2007, but it may be extended by the mutual consent of the parties.

The closing of this acquisition occurred on January 2, 2007, with an effective date of January 1, 2007. We funded the acquisition in part with advances under our credit facilities with RBC Centura Bank. We also utilized approximately $1.3 million in cash from McAleer. Pursuant to the Agreement, service contract revenue with respect to 2007 that McAleer received in 2006 was segregated for our account.

J. Sales, Marketing and Distribution

We market our products and services through direct sales throughout North Carolina, South Carolina and Georgia. We are currently expanding our direct sales to cover the southeastern United States. Our inside sales staff provides lead generation and support to the direct sales team.

We have twelve outside sales persons, including a Senior Vice-President of Strategic Relationships and a Vice President of Sales, and six additional employees on our inside sales staff. In line with our expansion plans described above under “—H. Strategy,” we plan to expand both of these teams as we expand our geographic presence. Other employees are involved in selling on a daily basis. Engineers and trainers have excellent opportunities to sell additional products and services to clients while delivering services.

We have a chief technology officer who helps to determine which technology products will be marketed. A staff member also provides marketing services and coordinates vendor relations. Our marketing efforts include participation in various trade shows (for municipalities, counties and education), road shows to showcase various products and services, and mailings to target specific products and services.

Our inside sales staff provides leads to the outside staff and also produces proposals to be delivered to prospects and clients. In 2004, the software inside sales staff began making outbound calls to pre-qualify leads for the outside sales staff. This has proven successful and we intend to expand these calls during 2007 through the use of telesales personnel.

Our outside sales personnel call on existing and prospective clients. Owing to our wide range of product and service offerings and rapidly changing technology, we believe there are sales opportunities within the existing client base. Recurring sales account for a significant part of our overall revenue. Our sales teams are segmented by geography and also product segments (technology and software). Depending on the product or service being offered, we may call upon an information technology director, city manager, director of finance, director of operations, utility manager or curriculum coordinator.

In 2006 we reorganized our sales force, with representatives selling both software and technology. The purpose of this reorganization was to take advantage of cross-sell opportunities within customer accounts. Previously, our sales personnel had focused on selling either software or technology. While the reorganization was not entirely ineffective, we found that our sales personnel gravitated to either software or technology. Moreover, our market analysis confimed that fewer personnel in a geographic area are needed to sell software than technology products and services. Accordingly, market expansion for software sales can be effected more quickly than for technology. Therefore, we found it beneficial to maintain separate sales forces for software and technology. We will continue to encourage our sales personnel to cross-sell all of our products and services, emphasizing our ability to handle all of a client’s needs. We are implementing this new sales approach in 2007.

K. Key Suppliers

On March 18, 2005, Computer Software Innovations, Inc. was re-certified as a Cisco Premier certified partner pursuant to an Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. The re-certification is effective through September 30, 2007. The agreement grants us a limited, nonexclusive, revocable license to receive from authorized distributors and distribute to end users both those Cisco products made available to the authorized distributors and Cisco’s proprietary rights in those products. The prices we pay for the Cisco products are set by the authorized distributors. In 2005, sales of Cisco products accounted for 38% of our sales revenue. In 2004, that number was 33%.

Pursuant to a Hewlett Packard U.S. Business Development Partner Agreement, we were appointed a Business Development Partner for the purchase and resale or sublicense of Hewlett Packard’s products, services and support. In this capacity, we will purchase Hewlett Packard’s products, services and support from authorized distributors and resell them to end users. The agreement was originally effective until May 31, 2005, and we received notification that it has been extended in its current form until June 30, 2007. We purchase products both through HP and through authorized distributors. We also assist our customers in placing orders directly with HP when we act as a sales agent and customer representative. In such cases we record no revenue except for commissions received on the sales. Sales of Hewlett Packard products accounted for 8% of sales revenues in 2005 and 17% in 2004. In addition, we received commissions on customer orders of Hewlett Packard products of $930,814 (4% of 2005 gross sales) in 2005 and $1,061,705 (5% of 2004 gross sales) in 2004.

L. Customers

Our customers are predominantly educational institutions (K-12 and higher education), municipalities, non-profit organizations and other local governments. We sold services and products to more than 300 customers during 2005. Eleven customers constituted approximately 50% of the 2005 gross revenues, but no customer constituted more than 20% of gross revenues. One of our customers accounted for at least 10% of our revenues, the Greenville County, South Carolina school district. Due to the nature of the large technology projects we install, it is not unusual for a relatively small number of customers to account for the majority of sales. It is not unusual for customers to have ongoing projects extending across several years.

2005 Revenues by Market Type		2005 Revenues by State
Sector	%	State	%
Private	6	Georgia	8
Public – Education	82	North Carolina	18
Public – Government	12	South Carolina	70
		Other	4

M. Competition

The market for the services that we provide is highly competitive, includes a large number of competitors, and is subject to rapid change. Our primary competitors include participants from a variety of market segments, including publicly and privately held firms, systems and consulting and implementation firms, application software firms and service groups of computer equipment companies. Competition is generally based on quality of products and customer support, timeliness, cost of services, relevant targeted expertise and return on investment.

In the fund accounting software market, there are a handful of national companies and many regional companies that have carved a niche in their region much as CSI has done in the southeast. On a national level these include divisions of Tyler Technologies, particularly MUNIS and INCODE, and divisions of Sungard Data Systems, Sungard Bi-Tech and Sungard Pentamation.

The hardware and technology services market tends to have more regional rather than national competitors. In some cases hardware vendors, such as Hewlett Packard, offer engineering services that are in direct competition with our engineering services. On a national level, Pomeroy IT Solutions is the primary competitor in the IT products and services market.

We were recognized by VAR Business Magazine as one of the top 500 network integration companies in the United States (the VAR Business 500) in 2004, 2005 and 2006. Additionally, in 2005, we were one of three finalists for the Educational Solution Provider of the Year award also presented by VAR Business Magazine.

There is a disadvantage to this recognition in that we are now highly visible as potential competition for those with whom we compete for business. Virtually all of the companies listed on the VAR Business 500 and Government VAR 100 are competitors or potential competitors of ours. The VAR Business 500 and Government VAR 100 lists include IBM Global Services, EDS, Lockheed Martin IT, Accenture and Computer Sciences, to name a few. Most of the companies are significantly larger than we are, and some may enter our market space should they choose to do so. While we believe we will be able to continue to compete effectively in the future, there is no guarantee we will be able to do so or achieve any future recognition.

As CSI begins to market our products and services nationally, we will continue to compete with the same national companies and will be faced with additional regional competitors in the new markets we enter.

We believe a primary strategic advantage of CSI is combining the sale of our fund accounting software with network integration and hardware sales and services. We believe that providing one-stop shopping with a single point of contact is a material benefit to our clients and that this has been a key factor in our successful penetration of the educational and governmental software and technology markets in South Carolina North Carolina and Georgia. Although competitors exist in these markets, we believe very few organizations offer the blend of services and products that is available through CSI. We are expanding into surrounding states with the goal of leveraging this strategic advantage in new areas.

Customer Service

Our historical growth has been, in large part, due to the high level of repeat business from our existing client base. This is evidenced by a greater than 90% client retention rate by our software applications segment and significant recurring sales opportunities to this client base through our technology solutions segment. We believe clients continue to utilize our products and services due to our focus on customer service, attention to detail and regular follow-up. We strive to have technical and customer service staff members available to address swiftly the needs, questions or concerns of clients. Specifically, our software customer service includes user conferences, a support desk access and a website, which offers documentation and downloadable upgrades.

Ability to Carry Out a Broad Range of Projects of Varying Scope

We strive to be agile and adaptable in fulfilling the technology needs of our clients, traits which are instilled in our corporate culture. We have managed multi-million dollar, multi-year projects for our clients, as well as requests for projects of a much smaller scale. We believe that our clients appreciate our range and flexibility in meeting their technology requirements.

Long-term Relationships With Clients

A large percentage of revenue continues to flow from our existing client base. The preservation of these client relationships is a high priority of our management team. We believe the longevity of these relationships evidences a high degree of customer satisfaction.

Seamless Implementation of Software and Hardware

Because of our dual capabilities with respect to providing both software and integration services, we believe that we are able to coordinate the implementation of software and hardware, minimizing disruption to our client’s day-to-day operations.

Diversification of Products and Service

Our products and services can address the needs of many departments within a city, county or educational facility. We offer a wide variety of services and products, including financial software, workflow management solutions, network integration products and services, specialized classroom technologies, IP telephony and IP surveillance, distance learning technology and wireless solutions.

N. Intellectual Property

We develop new software as part of our business activities. The software products we develop are generally works made for hire, prepared by our employees within the scope of their employment and with copyright ownership vesting in the Company pursuant to the Copyright Act of 1976. We routinely license software to our customers through unwritten, implied nonexclusive licenses, the terms of which are commensurate with our copyright protection in the software. Licenses for our products are ordinarily on a site license or user-based license basis. Generally, implied licenses are created by law when an express, written agreement does not exist between the parties. An implied license provides certain rights to the licensee, and typically such rights would be those the copyright owner would have given to the licensee as customarily given in the industry for similar types of software products. Other than password protection of the software for preventing unauthorized access to the software and/or the Company receiving actual knowledge of a violation of its licenses, we have no formal methods in place for monitoring compliance with our licenses. Our software is generally entitled to receive copyright protection automatically, by operation of law, upon its creation. Copyright protection provides protection against unauthorized copies and derivative versions of the software being made. Copyright protection may also provide protection against the unauthorized distribution, public performance and display of the software. We typically do not assign our copyrights in our software to our customers. We have not, however, pursued registration of copyrights for our software under the Copyright Act nor have we pursued obtaining patents on the software we develop.

The length of such implied licenses of our software is generally coextensive with the length of the applicable copyright term provided for by federal law. Currently, the term for copyright protection is the life of the author of the software, plus 70 years. For software works that are “made for hire” (as defined by the Copyright Act), the length of the copyright term is 95 years from the first publication.

Enforcement of the implied licenses on our software would be primarily on copyright infringement grounds and/or on common law principles pertaining to implied licenses. Violations of copyrights on our software could include, among other things, unauthorized distribution of our software, and unauthorized derivative works being made of our software (such as by reverse engineering), each of the foregoing being rights uniquely held by the copyright owner.

O. Software Development

In 2005, we spent and capitalized $709,972 on software development. In 2004, we spent and capitalized $559,847. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, we have spent no material efforts on technological innovation for which the feasibility has been unknown. These software development amounts were accounted for as deferred software development costs and are amortized over the economic life of the related product (generally three years).

P. Government Regulations

Procurement Regulations

We are subject to certain laws, regulations, policies and procedures governing the procurement by local governmental units of goods and services generally. These vary by jurisdiction, and there is a wide variance in the policies and procedures with which we must comply among our clients. For example, some governmental units require that we strictly comply with a request for proposal, some of our projects are subject to bid, and in others, the official handling procurement has considerable discretion. We have integrated compliance with these governmental procurement requirements into our sales process. As a result, the sales cycle associated with our products tends to be complex and lengthy. Factors contributing to the length and complexity of the sales cycle are the potential need to provide written responses to product demonstrations, customizing software to meet a particular customer’s needs and the integration of our products with third party products.

Also, the governmental entities that comprise our customer base generally have the ability to terminate a contract for convenience, typically on a year-to-year basis. This right could adversely impact us, particularly in the case of technology solution projects we may be performing or ongoing service agreements that we may have in place. Although the potential for termination of a governmental customer for convenience exists, we have never had a customer terminate a contract in this manner.

Impact of Regulations on Maintenance of our Software

With respect to our software products, compliance with existing and future and government regulations is a potential cost to CSI. Upon certain changes in law, we may be required to review the construction and content of our software to determine what impact, if any, the changes will have on the underlying rules tables in, and the operation of, our software. For example, our CSI Accounting+Plus system has to be modified as the federal and state governments change reporting requirements. Modifications for Form W-2, Form 1099, various health and retirement reporting and payroll tax table updates are a few examples of the changes that may need to be made.

If a regulatory change does impact our software, modification will need to be made at a cost and burden to CSI. In an extreme case, the software may be required to be rewritten entirely. This cost may potentially be passed on to customers in the form of product updates and product service agreements, but in certain circumstances the costs will be absorbed by us entirely. For example, if we have a support agreement with a customer for a software product serviced, but no longer sold, by CSI, then our cost for updating the software may not be fully recoverable from the customer, but instead may be limited by the terms of the support agreement.

Federal E-Rate Program

Because we participate in the federal E-Rate Program, we are subject to the rules and regulations of that program. These rules and regulations are continually reviewed and modified and we must stay current with these changes. The risk factor entitled “A significant portion of our revenue stems from sales to schools receiving funding through the E-Rate Program. A loss of such funding could have a material adverse impact on our revenues and financial condition,” contains additional information about the E-Rate program. Approximately 24% and 10% of our 2005 and 2004 revenues, respectively, were generated from the E-Rate program. The Company and its customers compete for federal funds with many other entities and projects. As a result the revenue we receive from the federal E-Rate Program can be volatile.

Q. Employees

As of December 31, 2006, we had 107 full-time employees and four part-time employees. Our relationship with our employees is good. Many employees have worked at CSI for more than five years, some more than ten years. Full-time staff are assigned to the following areas:

Administration/Finance	16
Technical/Support Services/Training	24
Software Product Development	19
Engineering Services/Project Management	23
Sales/Sales Support	25

R. Legal Proceedings

Integrated Tek Solutions Lawsuit

As previously disclosed in filings with the Securities and Exchange Commission, on April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff, Yasup, LLC, and our predecessor, Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”), conducted negotiations relating to a potential acquisition of CSI – South Carolina’s capital stock by Yasup, LLC. Named defendants included the Company and some of our current and former officers and directors, including Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Other defendants included Alan Marrullier, The Geneva Companies, Inc., Capital Access Group LLC, Barron Partners LP, Liberty Capital LLC, Andrew Worden, Philip Seifert, Ned Gelband and Lee Haskin. The complaint sought damages of up to $60 million. In order to avoid any potential conflicts of interest, our Board of Directors on July 8, 2005 formed a special litigation committee composed of outside directors who were not named defendants to manage the lawsuit.

On December 28, 2005, settlement was reached by all parties to the lawsuit. Pursuant to a settlement agreement, Integrated Tek Solutions, Inc. released all claims against all defendants in exchange for payment of the sum of $600,000. Of that amount, $200,000 was paid by the Company. The above-named five individual current and former officers and directors of the Company contributed an additional $20,000 each. The balance of $300,000 was paid by the other defendants named in the lawsuit.

The settlement was approved by the special litigation committee of the Board of Directors of the Company. The special litigation committee hired independent counsel, who conducted an investigation, and they found no evidence of wrongdoing on the party of the Company or its officers. Although the Company believed the lawsuit to be without merit, in light of the expected cost of continuing litigation the Company believed the settlement to be prudent and in the best interest of its stockholders.

United States Department of Justice Subpoena

We received a subpoena from the United States Department of Justice on April 27, 2005, requesting our production of documents relating to the E-Rate Program. It is our understanding that similar inquiries have been directed to numerous other companies associated with the program. The Company has complied with all requests for information associated with the subpoena. No allegations concerning impropriety by the Company have been made. Although we do not believe that the investigation will impact our participation in the E-Rate Program, we can give no such assurances.

S. Properties

We lease our headquarters offices from Chuck Yeager Real Estate under the terms of a lease dated December 12, 2005. The facility consists of a 32,163 square foot suite in a commercial building located at 900 East Main Street, Suite T, Easley, South Carolina, 29640. Approximately 24,500 square feet are utilized for offices, with the remainder being warehouse space. We intend to convert the warehouse space into offices over time as needed. The facility has room for significant additional growth into other suites should we require additional space and the suites become available. The space is leased for five years from the April 2006 initial occupancy at an initial rate of $11,224 per month for the first two years. The lease escalates in years three, four and five to $11,640, $12,057 and $12,265 per month, respectively, with the anticipated conversion to office space assumed under the lease terms. The office space is leased for $4.50 per square foot, and the space initially used for warehousing begins at $2 per square foot and escalates to $4.50 over the initial five year lease term. There are two five year options to renew, the first at $5.75 per square foot, and the second at an additional 5% or the percentage rate of lessee’s pro rata share of increased building operating expenses if greater.

As a part of our acquisition of substantially all the assets of McAleer, we acquired an approximately 7,200 square foot commercial building in Mobile, Alabama, appraised at $540,000. The building houses the offices from which we will continue to serve the McAleer customers for the foreseeable future. This property is subject to a mortgage securing our promissory note to pay $525,000 to McAleer. In addition, and prior to the acquisition, McAleer was leasing property adjacent to the commercial building pursuant to an oral lease, on a month-to-month basis. This adjacent property is approximately 1800-2000 square feet. The monthly rental for this property is $1,200. We will continue to lease and utilize this property for the foreseeable future.

Prior to our possession of Suite T at 900 East Main in April 2006 and the acquisition of McAleer, we leased our headquarters as two adjacent facilities in Easley, South Carolina. The main office, located at 1661 East Main Street, Easley, South Carolina 29640, was leased from Joe G. Black, our former interim Chief Financial Officer for $2,800 per month. The facility was leased on a month to month basis. The adjacent facility, located at 1651 and 1653 East Main Street, was leased from Griffin Properties at a rate of $1,854 per month. The lease expired on April 10, 2006 and was not renewed. We also leased two additional suites at 900 East Main Street, Suites L & M, Easley, South Carolina, 29640 from Chuck Yeager Real Estate at a rate of $1,033 per month. By their terms, the leases expired on September 19, 2006. However, the parties agreed to terminate the leases earlier, in April 2006, in connection with our possession of the larger space in Suite T.

We believe the leasing arrangement with Mr. Black was competitive with similar leasing arrangements in the Easley, South Carolina area. On a square foot basis, the cost of our lease with Mr. Black was $7 per square foot. This cost is within the range of our market, which runs from approximately $4 per square foot for older buildings to approximately $12 per square foot or more for newly constructed space, before the cost of upfitting.

All of our properties are in good condition. We do not own or lease any additional facilities. However, we do maintain addresses in North Carolina and Georgia through a public image package from Office Suites Plus. The North Carolina address is 6047 Tyvola Glen Circle, Charlotte, North Carolina 28217, and the monthly charge is $144. The Georgia address is 3235 Satellite Boulevard, Building 400, Suite 300, Duluth, Georgia 30096 and the monthly charge is $129.

T. VerticalBuyer, Inc.

Incorporated in Delaware on September 24, 1999, we were known as VerticalBuyer, Inc. until the February 10, 2005 reverse stock split, reverse acquisition and name change described above in “—E. The Merger and Recapitalization.” Presented below is a brief history of VerticalBuyer, Inc. prior to the reverse acquisition and name change.

On March 1, 2000, VerticalBuyer issued 14,250,000 shares of common stock to shareholders of Lightseek Ltd. in exchange for all of the outstanding common stock of Lightseek Ltd. On February 15, 2001, Lightseek Ltd. acquired all the outstanding common stock of the Litech Ltd. Lightseek was principally engaged in the development of internet sites designed to take advantage of business to business e-commerce opportunities in the global commercial electrical and lighting market. Litech was a specialist designer in the manufacture of fiber optic lighting application for the entertainment, commercial and retail market. In September, 2001, VerticalBuyer discontinued the operations of both Lightseek Ltd. and Litech Ltd.

VerticalBuyer was seeking to specialize in the creation of internet based news sites dedicated to specific industries. Lightseek was the first website developed for the commercial lighting industry. Subsequently, other lighting sites were also tested, including an auction site for the global market. After the discontinuation of operations in September 2001, and prior to assuming the business operations of CSI – South Carolina, VerticalBuyer conducted no business operations of any kind.

On March 12, 2004, Maximum Ventures purchased approximately 13,950,000 of VerticalBuyer’s outstanding shares from then controlling shareholders, Leslie Kent and Timothy Rosen. Such shares represented approximately 80% of VerticalBuyer’s then outstanding shares of common stock. The purchase price was $150,000. Maximum Ventures is a New York corporation located at 1175 Walt Whitman Road, Suite 100, Melville, NY 11747.

On October 22, 2004, Mr. Kent and Mr. Rosen resigned from the board of directors of the company and the board consisted of affiliates of Maximum Ventures until Maximum Ventures sold its interest in VerticalBuyer to CSI – South Carolina on January 31, 2005. The Maximum Ventures – CSI-South Carolina transaction is described above in “—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions—Purchase of Majority Interest of VerticalBuyer, Inc. by CSI – South Carolina.” During the time that Maximum Ventures held its interest in VerticalBuyer, VerticalBuyer’s board of directors and management made all filings, including past due reports, necessary to bring VerticalBuyer into compliance with the periodic reporting requirements of the Exchange Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A. Overview

Introduction

Unless the context requires otherwise, (1) “Computer Software Innovations, Inc.,” “CSI,” “we,” “our,” “us” and “the Company” refer to the consolidated combined business of Computer Software Innovations, Inc., a Delaware corporation formerly known as VerticalBuyer, Inc., and its subsidiary, CSI Technology Resources, Inc., a South Carolina corporation; (2) “VerticalBuyer” refers to the Company prior to the merger; and (3) “CSI – South Carolina” refers to Computer Software Innovations, Inc., a South Carolina corporation, prior to the merger.

Products and Services

We develop software and provide hardware-based technology solutions.

Through our software applications segment, we report the results of operations related to our internally developed software. Our primary software, fund accounting based financial management software, is software focused primarily on the needs of organizations that employ fund accounting. Fund accounting is used by those entities that track expenditures and investments by “fund,” or by source and purpose of the funding, and is utilized primarily by public sector and not-for-profit entities. Our client base consists principally of municipalities, school districts and local government organizations. Our clients also include public libraries, disabilities boards and other non-governmental clients.

We also provide standards based lesson planning software that allows education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards.

We report the results of operations related to our hardware-based technology solutions through our technology solutions segment. Our technology solutions include networking hardware and software, firewall and email solutions, IP telephony, video conferencing, video surveillance, distance learning and in-classroom teaching tools. These technology solutions are offered to our primary customer base, users of fund accounting. Some solutions, such as IP telephony and video conferencing, are also offered to for-profit entities as opportunities arise.

By strategically combining the sale of our fund accounting software with our ability to integrate computers and other hardware, we have been successful in providing a variety of technological solutions to over 400 clients located primarily in South Carolina, North Carolina and Georgia. Our long term strategy is to pursue a national presence, with our primary, initial focus on the southeastern region of the United States.

On January 2, 2007, we acquired the operations, in an asset purchase acquisition, of McAleer Computer Associates, Inc. (“McAleer”) based in Mobile, Alabama. The acquisition of McAleer expands and strengthens CSI’s current operations with the addition of an office in Mobile, Alabama, from which CSI will be able to deliver expanded software, technology and service offerings to a broader geographic area and the local government (city and county) markets. McAleer and the acquisition is discussed in more detail below under “—B. Subsequent Events—Acquisition of McAleer Computer Associates, Inc.”

The products and services previously offered by McAleer are now products and services of CSI. However, in order to differentiate, we will refer to the products and services offered by McAleer prior to the acquisition, and from which continued service and support will be offered from the Mobile, Alabama office subsequent to the acquisition, as “McAleer” products and services. All other products and services of CSI referred to are those offered by CSI prior to the acquisition of McAleer, and for which CSI continues to provide the development, support and services primarily out of its Easley, South Carolina headquarters.

Strategy

In addition to our sales of software applications, technology solutions and related support and maintenance services, we provide technology consulting, including network and systems integration services, as a part of our solutions sales efforts. These services also generate a significant amount of revenue by increasing demand for computer hardware equipment that we sell. Our marketing strategy is to provide a suite of software products coupled with full service integration of the hardware solutions that support those products and other back-office functions.

By providing a client the ability to call one solution provider and circumvent the difficulties that often arise when dealing with multiple vendors, we believe we are able to achieve high long-term client satisfaction and a competitive advantage in the marketplace. Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. Over the past ten years we have retained more than 90% of our software customers. For more information on our strategy, see “Description of Business—H. Strategy.”

Organization

Our business efforts are focused on two key operating segments: internally developed software applications and related service and support (our “Software applications segment”), and other technology solutions and related service and support (our “Technology solutions segment”).

Software Applications Segment

Our Software applications segment develops accounting and administrative software applications that are designed for organizations that employ fund accounting. These organizations are primarily municipalities, school districts and local governments. Specific software modules include:

•	General (or “Fund”) Ledger;

•	Accounts Payable;

•	Purchasing;

•	Payroll;

•	Personnel;

•	Employee Absence/Substitutes;

•	Inventory;

•	Utility Billing; and

•	Other specialty modules designed for government markets.

Our Software applications segment includes a staff of software developers, implementers, trainers, sales personnel and applications support specialists focused primarily on the development, sales, deployment and support of our “in-house” software products. From time-to-time they also provide support for the Technology solutions segment.

As in other competitive software businesses, the sales and support of software products developed for resale, coupled with few related hardware sales, support higher margins in the Software applications segment (also referenced as “software and related services”). The sales of the Technology solutions segment (also referenced as “hardware sales and related services”) are typically at lower margins, due to the amount of hardware, a traditionally low margin product, included in these sales.

Technology Solutions Segment

Our Technology solutions segment has a staff of certified engineers capable of providing a broad range of technology solutions to our client base, including, but not limited to:

•	Technology planning (developing plans to purchase or upgrade computers, telephone equipment, cabling and software);

•	Hardware/software installations;

•	Cabling (installation of wiring and wireless devices to link computer networks and telephones);

•	System integration (installation of computers and configuration of software to enable systems to communicate with and understand each other);

•	Wide area networking (linking a group of two or more computer systems over a large geographic area, usually by telephone lines or the internet);

•	Wireless networking (linking a group of two or more computer systems by radio waves);

•	IP telephony and IP surveillance (sending voice calls and surveillance across the internet using internet protocol (“IP”), a standard method for capturing information in packets);

•	Project management (overseeing installation of computers, telephone equipment, cabling and software);

•	Support and maintenance (using Novell, Microsoft, Cisco and Citrix certified engineers and other personnel to fix problems);

•	System monitoring (proactively monitoring computers and software to detect problems);

•	Education technologies, including distance learning and classroom learning tools such as interactive white boards.

In addition to our engineers, our Technology solutions segment includes a staff of sales persons, project managers and product specialists. Our Technology solutions segment also purchases and resells products from a variety of manufacturers including but not limited to Hewlett Packard, Cisco, Microsoft, Novell, Promethean, Tandberg and DIVR, and supports the Software applications segment, as needed.

The combination of traditionally low margin sales of hardware with the sales of services results in a much lower margin for the Technology services segment when compared to the Software applications segment. Margins for the software applications segment were 61.8% for the nine months ended September 30, 2006, while margins for the technology solutions segment were 15.5% for the same period. Margins for the software applications segment were 57.5% for the nine months ended September 30, 2005, while margins for our technology solutions segment were 21.8% for the same period.

We believe the combined efforts of our Technology solutions segment with that of our Software applications segment provide CSI with a competitive advantage in the education and government markets.

For a discussion of the results of the reported segments, see the section entitled “Segment Information” below.

Subsidiary

Our financial statements continue to include CSI Technology Resources, Inc. as a wholly-owned subsidiary. However, this subsidiary no longer has any significant operations or separate accounting. Its former operations are now accounted for within CSI, except that CSI Technology Resources, Inc. is still named in certain contracts. At a future date, these contracts may be transferred to the parent and the subsidiary deactivated, subject to a review of any tax and legal consequences.

Acquisitions

We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies of scale. We may also utilize acquisitions to, when appropriate, expand our technological capabilities and product offerings. While we may use a portion of any cash proceeds generated by operations or obtained from capital sources to pay down debt on an interim basis, we intend to use any additional liquidity and/or availability from those sources or related paydown to fund acquisitions. Additionally, we have engaged a consultant to assist us with acquisitions, including identifying potential acquisition opportunities. We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•	Developers and resellers of complementary software, such as time and attendance, workflow management, tax appraisals and assessment, education, court and law enforcement related products.

•	Consulting firms providing high level professional services. We believe this type of acquisition would enhance our offering of technology planning and project management.

•	Cabling and infrastructure contractors. We currently outsource cabling services.

Our business strategy provides that we will examine the potential acquisition of companies and businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team and, above all, improve stockholder returns.

As previously disclosed, on January 2, 2007 we acquired the business operations of McAleer Computer Associates, Inc. We believe the acquisition of this leading provider of fund accounting based financial management software in Alabama fits within our acquisition strategy. McAleer and the acquisition transaction are discussed in more detail below under “B. Subsequent Events—Acquisition of McAleer Computer Associates, Inc.”

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition. We continue to pursue and enter into preliminary discussions with various acquisition candidates. However, except for the McAleer acquisition, the Company has not entered into agreements or understandings for any other acquisitions which management deems material.

Our acquisition strategy is discussed in more detail under “Description of Business—H. Strategy—Growth Through Acquisitions.”

B. Subsequent Events

Acquisition of McAleer Computer Associates, Inc.

On January 2, 2007, we consummated our previously announced acquisition of the business operations of McAleer Computer Associates, Inc. The transaction was structured as a purchase of substantially all of the assets of McAleer.

McAleer is the leading provider of fund accounting based financial management software, its major product, for the kindergarten through grade 12 sector of the education market in the state of Alabama and has a presence in five other states. The acquisition expands our reach from our three primary state markets to an eight-state footprint in the southeast. We believe the acquisition constitutes a major move in implementing our strategy of geographic expansion, with the ultimate goal of achieving a national presence. We also believe McAleer has a strong management team and a reputation for delivering quality customer service from its location in Mobile, Alabama. We plan to utilize the existing McAleer staff to continue to service McAleer’s existing clients from the offices in Mobile. We anticipate that we will be able to capitalize on the new Mobile location by delivering expanded technology and service offerings to the broader geographic area and the local government (city and county) markets. In contrast to our strategy, McAleer has not historically focused on the local government market or provided as broad a range of technology solutions.

The total purchase price for the purchased assets was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 will be paid pursuant to a promissory note in twenty quarterly installments of principal in the amount of $26,250, plus interest in arrears at the LIBOR rate, beginning March 31, 2007. The note is secured by first mortgage on the real property of McAleer conveyed in the acquisition, consisting of the office building located in Mobile, Alabama from which the Mobile personnel will operate. We assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts.

Expenses for the acquisition are expected to consist of legal and professional fees, travel costs, stock compensation costs and various other expenses related to the acquisition transaction. We have engaged an independent party to provide assistance with customary evaluations, analysis and allocation of the purchase price, which will likely result in a large allocation to goodwill. McAleer engaged Elliott Davis, LLC to audit McAleer’s financial statements for the years ended December 31, 2004 and 2005. We estimate that the expenses to be incurred related to the acquisition will total approximately $250,000. A portion, yet to be determined, will be capitalized and allocated to goodwill.

We funded the acquisition in part with advances of approximately $2.2 million under our modified credit facilities with our bank. We also utilized approximately $1.3 million in cash from McAleer. Pursuant to the asset purchase agreement, service contract revenue with respect to 2007 which was received by McAleer in 2006 prior to the closing was segregated for our account.

McAleer and the acquisition transaction is discussed in more detail under “Description of Business—I. McAleer Acquisition.” The audited financial statements of McAleer for the fiscal years ended December 31, 2005 and 2004, and the unaudited financial statements of McAleer for the nine months ended September 30, 2006, are included in this prospectus (see “Index to Financial Statements”). Pro forma financial information on CSI and McAleer is included in “Annex A.”

Modification of Bank Credit Facilities

On January 2, 2007, the Company and RBC Centura Bank entered into an amended and restated loan agreement. The amended loan agreement restated and amended various agreements between the Company and the bank. The primary purpose of the amended loan agreement was to increase the amount of the Company’s credit facilities to provide for its expanding working capital and other credit needs, including the funding of a substantial portion of the purchase price in the Company’s acquisition of McAleer. Specifically, the Company’s revolving facility was increased from $3.5 million to $5.5 million, and the Company’s equipment facility was increased from $400,000 to $800,000.

Borrowings under the revolving credit facility bear interest at one month LIBOR plus 2.5%, payable monthly in arrears beginning February 1, 2007. The facility expires on May 30, 2007, at which time all principal and other amounts are due and payable. The facility may be prepaid in whole or in part at any time without penalty. Upon nonpayment of interest, or the Company’s failure to repay the facility at maturity, whether by acceleration or otherwise, interest may be charged at a default rate of 5% plus the pre-default rate of interest otherwise applicable.

Draws under the revolving facility are generally determined pursuant to a “borrowing base” equal to 80% of the Company’s “eligible accounts.” Eligible accounts essentially include all of the Company’s trade accounts receivable less than 90-days old. Certain other accounts are excluded from eligibility, including: (i) accounts subject to any security interest or incumbrances ranking in priority to the security interest of the bank; (ii) accounts due from affiliates; (iii) accounts which have been determined to be of doubtful collectability; and (iv) accounts due from any one of the Company’s customers if such accounts constitute more than 20% of total eligible accounts. Total advances under the facility are limited to the lesser of the borrowing base or $5.5 million. Advances can be borrowed, repaid and reborrowed under the revolving facility. On January 2, 2007, immediately prior to the parties entering into the amended loan agreement, advances totaling $569,000 were outstanding under the revolving facility. Upon entering into the amended loan agreement, the Company drew down $1,672,836, which was used to fund a portion of the purchase price in the McAleer acquisition. Following such advance, borrowings under the revolving facility totaled $2,241,836, with $412,916 available for further advances. As of January 19, 2007, $2,473,000 was outstanding under the facility and $2,764,000 was available for additional draws.

On February 14, 2006, the Company entered into a 42-month term loan totaling $400,000 with the Bank, at a fixed interest rate of 7.5% per annum. The purpose of the loan was to finance capital expenditures long term and improve availability under the revolving facility. The amended loan agreement modified the February 2006 equipment loan, increasing it to $800,000. The equipment note bears interest at 7.85% per annum. Principal and interest is payable in 36 consecutive monthly payments of principal and interest of $25,015 commencing February 1, 2007 and continuing until January 1, 2010, when all amounts under the equipment loan will be due and payable. The term note may be prepaid in whole or in part at any time without penalty. Upon nonpayment of any payment of interest under the equipment note, or after maturity of the note whether by acceleration or otherwise, interest accrues at a default rate equal to the pre-default interest rate plus 5%. Payments past due for 15 or more days are also subject to a late charge of up to 4% of the amount of the payment past due. The new equipment note refunded the February 2006 equipment loan balance of $313,954, with an additional $486,046 being advanced at the January 2, 2007 closing. The additional proceeds represented a reimbursement to the Company for capital expenditures incurred during 2006, and were used to help fund the McAleer acquisition.

In the amended loan agreement, the bank also committed to extend to the Company mortgage financing to be used to refund indebtedness incurred by the Company in the acquisition of real estate in Mobile, Alabama as a part of the McAleer acquisition. The amount of such financing would be limited to the lesser of 90% of the appraised value of the improved real estate or $500,000. It is anticipated that the bank mortgage financing would provide for amortization over a significantly longer period than the five year note issued by the Company to McAleer in the acquisition transaction.

The loans under the revolving credit facility and the equipment facility, as well as all other obligations owed by the Company to the bank, are secured by a first priority security interest in substantially all of the Company’s assets. Also, the Company is required to comply with certain covenants, including: providing periodic financial statements to the bank, compliance with SEC reporting requirements, allowing the bank to inspect its secured assets, the Company maintaining its assets in good operating condition and maintaining sufficient insurance. Also, the Company is required to comply with certain financial covenants. The first financial covenant is a “Debt Service Coverage Ratio,” which is measured at the end of each year beginning December 31, 2006. This ratio is calculated by adding certain nonrecurring special items to EBITDA, and then dividing by current maturities of long term debt plus interest expense. For the purposes of the amended loan agreement, “EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) interest expense, (iii) income taxes, and (iv) depreciation, depletion and amortization expenses. EBITDA, as adjusted for certain non-recurring special items, is referred to elsewhere in this prospectus as “Adjusted EBITDA” or “Financing EBITDA.” It is a non-GAAP financial measure, which is discussed and reconciled to appropriate GAAP measures at “—J. Liquidity and Capital Resources—Non-GAAP Financial Measures: EBITDA and Adjusted EBITDA.”

The Company is required to maintain a Debt Service Coverage Ratio of not less than 1.20 to 1.0. The second financial ratio is Funded Debt to EBITDA, which is also measured annually beginning December 31, 2006. A ratio of not greater than 2.50 to 1 is required. For the purposes of the ratio, “Funded Debt” generally means all obligations for borrowed money or for the deferred purchase price of property, and all capitalized lease obligations. Management anticipates being able to comply with these covenants.

The amended loan agreement also contains certain restrictive covenants. These include general prohibitions on: (i) disposing of property other than in the ordinary course of business; the Company changing its business; a change in control of the Company; mergers, acquisitions and the creation of new subsidiaries; the incurring of new indebtedness; the creation of new incumbrances or liens; investments, other than certain permitted investments in liquid investment grade paper; and the Company making loans, including loans to officers. Also, the amended loan agreement prohibits the Company from making any distributions (including any dividends on its common stock), or making any repurchases or redemptions of its capital stock, except to the extent there is no event of default either before or after any such distribution, repurchase or redemption.

The bank may accelerate the Company’s obligations under the amended loan agreement and the related promissory notes upon an event of default under the amended loan agreement. Events of default generally include the Company failing to make payments of principal or interest when due; defaults under loan covenants, subject to periods during which the Company may cure in certain cases; the Company becoming insolvent or being subject to certain bankruptcy proceedings, subject to certain time periods; and the occurrence of a material adverse change in the Company’s business or financial condition. Upon an acceleration of the bank’s loans to the Company, the bank, among other remedies, would have recourse to substantially all of the Company’s assets through its security interest.

The amended loan agreement also memorializes certain previously granted waivers to the requirements of the continuing credit facilities with the bank. Such waivers from default and the operation of the covenants contained in the amended loan agreement include: waivers permitting the Company to enter into the acquisition of McAleer, including the use of bank credit facility advances to fund such acquisition and the Company’s incurring mortgage indebtedness to McAleer as a part of the purchase of McAleer’s real estate; and a waiver with respect to any cross-default relating to the Company’s subordinated debt to certain stockholders, which debt is current as to interest but the principal of which was not paid at the May 2006 maturity.

Amendment of Warrants and Registration Rights Agreement

On December 29, 2006, we entered into an agreement with Barron to divide, amend and restate our common stock warrants held by Barron. In particular, a portion of such warrants were reduced in price.

On February 10, 2005, as a part of our recapitalization, Barron purchased 7,217,736 shares of our Series A Convertible Preferred Stock. In connection with the purchase, Barron was on February 11, 2005 issued two common stock purchase warrants to purchase a total of 7,217,736 shares of our common stock. The two warrants, each exercisable for 3,608,868 shares, permitted purchases at an exercise price of $1.3972 and $2.0958 per share, respectively. To date, none of such warrants have been exercised. In order to encourage their earlier exercise, on December 29, 2006 we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

We anticipate that any funds received from the exercise of the amended warrants by Barron would be utilized for long term capital needs. Such needs include the repayment of indebtedness, including debt utilized to fund the acquisition of the business operations of McAleer.

The agreement with Barron for the repricing and division of the warrants also extended the effective term of the Registration Rights Agreement between Barron and us dated February 10, 2005. Prior to the amendment, the Registration Rights Agreement required us to maintain an effective registration statement for the shares of common stock underlying the warrants and preferred stock held by Barron until the earlier of February 11, 2008 or the shares no longer requiring registration. The December 2006 agreement with Barron extended the registration period by one year or through February 10, 2009.

In addition, Barron agreed to waive any further liquidated damages under the Registration Rights Agreement. Prior to the amendment, the failure by us to maintain the effectiveness and availability of a registration statement, in excess of certain “black-out” and other exception periods, subjected us to liquidated damages in the form of 2,472 shares of Series A Convertible Preferred Stock per day. Absent the amendment, liquidated damages would have been payable for a portion of November and all of December 2006. The waiver by Barron runs through February 11, 2007, when the liquidated damages provisions of the Registration Rights Agreement expire.

The warrants and the Registration Rights Agreement are discussed in more detail under “Description of Business—E. The Merger and Recapitalization - Description of Merger and Related Investment Transactions.”

C. Current Challenges and Opportunities of our Business

Bid and Sales Processes and Procedures

Because of our focus on the public sector, many sales opportunities are subject to our having to comply with government bid requirements and other formal proposal processes. Complying with such requirements and processes can result in a significant investment of time and effort that may or may not result in a sale. We have been implementing procedures to make the bid and sales process more efficient and believe these types of improvements will aid in our ability to maintain competitiveness in the marketplace. We will also look for additional process improvement opportunities as we move through the process of documenting controls and procedures in order to comply with the Sarbanes-Oxley Act legislation. However, this process is primarily compliance-driven, will be costly, and cost-saving opportunities as a result of this process, if any, may be limited.

Sarbanes-Oxley Compliance

Prior to February 11, 2005, we were a public shell with virtually no operations and CSI – South Carolina was a private company with limited complex accounting issues. As a result neither we nor CSI – South Carolina had need for staff with technical accounting and public reporting expertise. In the first quarter of 2005, we entered into a complex merger and began public reporting of significant operations. It was some time before we hired personnel with public reporting experience and began updating our procedures to comply with the Sarbanes-Oxley Act. In the process of reviewing and improving our controls and processes, we have identified and reported errors in our financial reporting. All of these have been properly corrected or disclosed in the included and previously filed financial statements.

Even so, due to the increasing number and complexity of pronouncements, emerging issues and releases, we expect there will continue to be some risk related to financial disclosures. We anticipate that such risks will be mitigated following full implementation of the Sarbanes-Oxley Act requirements in 2007 and 2008 (with respect to the requirement that our auditor attest to management’s assessment regarding internal controls over financial reporting). The process of identifying risk areas and implementing financial disclosure controls and internal controls over financial reporting required under the Sarbanes-Oxley Act may result in the identification of areas where we may need additional resources. Accordingly, we have also determined until such time as we complete this process, we may be unable to declare our controls effective. This process has begun and we anticipate it will be completed in 2007. This process may also result in the identification and possible reporting of additional deficiencies.

We have moved forward with our initial work surrounding the implementation of the Sarbanes-Oxley Act. This has included an assessment of risk in financial reporting and the creation of a documentation and evaluation framework for a significant portion of our business, under consultation with an independent public accounting firm. We budgeted $200,000 for compliance work by external parties related to the Sarbanes-Oxley Act for the fiscal year 2006 and to thereafter complete a portion of testing. We anticipate spending a similar amount in 2007. In the first nine months of 2006, we spent approximately $110,000 on external resources to support this initial effort. We plan to use the established framework to perform much of the documentation and initial evaluation effort with internal staff over the next quarter or two to minimize our third party costs, while still moving forward in our effort to improve our internal controls. In the third and fourth quarters of 2006, we primarily used internal staff and resources to continue our Sarbanes – Oxley compliance work. However, we used external resources to help with the implementation of software and related training that will assist us in maintaining controls compliance. We will likely use some external resources in 2007.

Establishment of a Telesales Department

We believe telesales will be beneficial in promoting and providing leads for potential sales of our products and services. We have not previously had a formal telesales department, and the establishment of this area has entailed some up front investment. We have used existing personnel to manage the telesales department, and have also hired two additional employees to focus primarily on telesales and are looking to hire one or two additional telesales employees. The telesales department has been used to assist in the identification and qualifying of additional sales opportunities for the fund accounting software. We expect, but can give no assurances, that these efforts will generate sufficient revenues to avoid a negative impact on profitability. We will likely hire additional sales and support staff as we identify geographic territories with good potential for telesales efforts.

Software Modifications Required by Geographic Expansion

We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. To do so, we may have to modify our existing fund accounting programs to accommodate differences in state laws, regulations and taxation. We anticipate needing to make additional investment in software development to accomplish this. However, we plan to make the changes when we have firm orders in an area in an attempt to maximize return on investment as quickly as possible. We are currently converting our programs to the Microsoft .Net programming and SQL database language, but do not yet have all modules ready for release. As a result, some jurisdictional related changes may be required to be made in both our current and .Net platforms through 2007, when we anticipate all modules will be converted. The costs of such changes may offset somewhat the positive impact from expanding our geographic reach significantly beginning in early 2007 with the acquisition of McAleer.

Conversion of our Accounting+Plus software to Microsoft .Net Programming and SQL Database Language

We have already completed the conversion of the majority of our core accounting modules, with the personnel module still in progress. The completed modules are in formal beta installations. However, the changes we are having to make as a result of the formal beta use have been limited. We are prepared to install the completed modules in any entities which do not have an immediate need for other integrated modules not yet converted. In addition, the completed modules have the functionality necessary to handle school activity funds, such as student clubs, organizations and athletics. Typically payroll is not needed to support school activity funds. Many school activity personnel use packages independent of the school’s accounting packages, which may be cumbersome, or lack functionality. Accordingly, we are beginning to look for sales opportunities of the completed modules now, marketed as our “School Activity” solution. If the school later adopts our full accounting suite, the process of integration will be relatively seamless. We anticipate completing the personnel and certain additional modules adequate to support such installations early in 2007. As previously noted under “Software Modifications Required by Geographic Expansion” above, we anticipate completing the remaining modules throughout 2007.

Maintaining Margins

In 2005, we continued to experience a significant increase in IP telephony sales, historically one of our higher margin product lines in the technology segment. Among these transactions were continued sales of IP Telephony products to one of our largest customers, Greenville County Schools, which encompasses all schools in a fairly large school district. IP telephony sales increased sales to that customer to 14% of our revenues in 2005, and represented more than 90% of the revenues from this customer in that year. The challenge going forward will be to match large opportunities or increase the number of smaller opportunities. We have increased and reorganized our sales force in an effort to achieve consistent and enhanced performance in this product niche in future periods. In 2006, IP Telephony hardware sales did not keep up with prior year levels, with an insufficient number of opportunities of adequate size found in 2006 to exceed the large opportunity in 2005.

In the first nine months of 2006, we experienced a significant increase in sales of interactive whiteboard solutions and to a lesser degree the amount we charge for related engineering services. Both product lines, IP Telephony and interactive whiteboard solutions, have become subject to increased competition as more product manufacturers have recognized product potential and have entered these markets. In order to maintain and improve our margins, we need to continue to search for new and innovative, and initially higher margin, products to augment those that become mature. We also intend to continue our focus on higher margin engineering services and software. While we cannot predict success in achieving these goals, we have taken and are taking actions to do so. These include expanding our geographic reach, increasing the size of and reorganizing our sales force to focus on more products backed by product specialists, adding telemarketing efforts, improving our sales tools, and identifying additional product and service areas. We are focused on increasing margins, but ultimately we are looking to increase profits by leveraging existing and an increasing number of customer relationships by taking advantage of cross-sell opportunities with a variety of products and services. We will work to focus primarily on those customers for whom we can provide ongoing support and higher margin integration and other engineering services.

Continued Improvement of Support Solutions

Historically, our software applications segment has been the most effective in providing support solutions. Going forward, we are increasing the level of support offerings available through our technology solutions segment. Previously, these primarily consisted of warranty-based services. Additional support offerings may include additional telephone-based troubleshooting and support, real time monitoring and other proactive service offerings and guaranteed response times for customer needs. We have begun introducing additional services, including support for our interactive whiteboard solutions. However, increases in revenues have not yet exceeded our investment in increased technology support offerings. These efforts are discussed further under “Investment in Support and Telesales Efforts” below.

Investment in Support and Telesales Efforts

In 2006, we originally estimated making an investment of as much as $500,000 to bolster our technical support services and telesales efforts. The investment consisted primarily of increased salaries and wages, and less than $150,000 was spent in the first nine months of 2006. Based on our past experience with prospecting and technical support agreements, we expect the additional revenue generated from the sales of technical support contracts and additional sales opportunities uncovered by telesales efforts for the fund accounting software and the new curriculator™ standards based lesson planner software will be sufficient to offset our investment within approximately one year. However, we can give no assurances such additional services will be profitable collectively, particularly in the short-term.

Re-branding

In the process of moving toward a national presence, we have established a new brand for CSI: CSI Technology Outfitters; Computers. Software. Innovations. We have noted that in some cases software customers have not been aware of the breadth of our technology offerings, while technology customers have not been aware of the extent of our software offerings. While at this time we do not plan to change our corporate name, “Computer Software Innovations, Inc.,” we believe a reemphasis of the term Computers, following it with a period (“.”) distinguishes the technology portion of our business from the software offerings. We believe “Technology Outfitters” connotes our ability to outfit our customers for a variety of environments. We have redesigned our website to match this theme and created a brochure which presents a wider range of offerings, which can be communicated quickly in summary form. We believe these efforts will increase the recognition and value of the CSI name over time and enhance our presence as a preferred provider in our markets. We spent approximately $125,000 on marketing, including our re-branding efforts, in the first nine months of 2006 compared to virtually no such spending in the first nine months of 2005.

Developing Customer Relationships in New Regions

As we move forward with our growth strategy, we anticipate expanding into new geographic regions. We have achieved the most significant penetration in the tri-state area of South Carolina, North Carolina and Georgia. We are now accelerating our efforts to move into surrounding states. While expanding geographic markets provides a good opportunity to extend existing customer bases and increase revenue, breaking into a new market can prove difficult. There are obstacles to successfully entering new geographic markets, including limited market knowledge and relationships, little brand awareness, and no established presence or regional client references. We anticipate that initial penetration will be slow but will accelerate over time. We cannot predict the time required to build customer relationships and the rate at which new market penetration can be accomplished.

To support the expansion process, we plan to hire additional sales personnel to help penetrate new geographic regions, which could represent a $200,000 to $300,000 investment. Thus far, we have reassigned tasks of current employees to focus on telesales efforts to obtain market data and sales efforts to develop higher level relationships with state-wide associations in new areas where opportunities are identified. We have not yet hired new employees for specific areas. Our focus in hiring personnel will move along into 2007, focused on the states added as a result of the McAleer acquisition. While management believes hiring additional sales personnel is a prudent investment which should result in significant long-term increases in revenue, there may be an initial short-term negative impact on earnings. Due to the length of our typical software sales closing cycle, six to twelve months, and the obstacles to market penetration discussed above, we cannot predict the time to recovery on this investment.

In 2006 we reorganized our sales force, with representatives selling both software and technology. The purpose of this reorganization was to take advantage of cross-sell opportunities within customer accounts. Previously, our sales personnel had focused on selling either software or technology. While the reorganization was not entirely ineffective, we found that our sales personnel gravitated to either software or technology. Moreover, our market analysis confimed that fewer personnel in a geographic area are needed to sell software than technology products and services. Accordingly, market expansion for software sales can be effected more quickly than for technology. Therefore, we found it beneficial to maintain separate sales forces for software and technology. We will continue to encourage our sales personnel to cross-sell all of our products and services, emphasizing our ability to handle all of a client’s needs. We are implementing this new sales approach in 2007.

Technology and Software Budgets

While federal, state and local funding was slightly decreased in 2006 over 2005, and technology and software budgets have been challenged during the last few years, we have sensed a steady improvement in the discretionary funds that are available to our potential clients. These discretionary funds, coupled with our clients’ desire to utilize those funds to improve or implement technology and software tools into their individual environments, have provided growth for our business. We recognize that changes in funding could improve or strain technology budgets even further.

Creating Synergies with Merger and Acquisition Activity

Part of our strategy to remain competitive and to grow the Company involves taking advantage of acquisition opportunities. While there are many benefits to be gained from a successful acquisition, there are also many financial and operations risks that must be properly addressed in order to create operational synergy and financial benefit. While we engage outside professionals to assist us with identifying and evaluating potential acquisitions, some members of our management team have limited experience in merger and acquisition activity. Management must be cautious in their evaluation of and expectations from any acquisition target. With any acquisition, we cannot ensure that we are allocating capital to businesses that will increase growth with higher returns and will not require additional capital, or add other strain on our capital resources.

We have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•	Access to new customers and new geographic markets

•	Protection of our current customer base from competition

•	Removal or reduction of market entry barriers

•	Opportunity to gain operating leverage and increased profit margins

•	Diversification of sales by customer and/or product

•	Improved vendor pricing from increased volume and/or existing vendor relationships

•	Improvements in product/service offerings

•	Protection of and ability to expand mature product lines

•	Ability to attract public capital and increased investor interest

By carefully evaluating these factors we hope to execute our corporate growth strategies through acquisitions successfully and therefore provide positive operating results and increased return on investment to stockholders.

D. Financial Impact of Certain Developments

Certain Costs Related to Going Public in 2005

In 2005, we incurred substantial costs related to our efforts to take CSI’s operations public by way of the reverse merger, totaling more than $2.8 million (pre-tax). These costs included the following:

•	merger fees totaling $759,283, of which $275,000 were paid to a third-party broker and the remainder were paid primarily for legal and accounting fees;

•	the redemption of stock options held by certain managers of CSI – South Carolina for $631,174 considered compensation, and $47,766 of payroll tax related costs;

•	legal and professional fees totaling $437,013, expended in 2005 related to our efforts to register the underlying common shares of the preferred stock and warrants (which registration was declared effective on February 14, 2006);

•	litigation costs of $343,063 and settlement costs to the Company of $200,000 to settle litigation related to the merger (which, in the opinion of management and its counsel, was unfounded, but settled to avoid further legal costs); and

•	non-cash loss of $414,360 on warrants due to the accounting treatment of the warrants under a liquidated damages penalty payable in cash, until such time as the liquidated damages penalty was renegotiated for payment in a set number of preferred shares on November 7, 2005.

At this time, we do not anticipate incurring any further litigation or reverse merger costs. We expect the costs of registering Barron’s shares in 2007 will be substantially reduced from that which was incurred in 2005, not taking into consideration the potential costs associated with amending the registration statement in connection with the proposed acquisition of McAleer. Also, we do not expect to incur any costs related to option redemptions, except potentially in connection with an acquisition to grow our business. As discussed above, we do expect to incur some costs to implement the Sarbanes-Oxley Act legislation. As of September 30, 2006, we had incurred approximately $109,000 related to Sarbanes-Oxley work. We estimate our ongoing professional and legal fees, excluding acquisition and registration amendment costs (as these costs cannot be estimated at this time) to aggregate approximately $600,000 for the 2006 fiscal year, of which approximately $435,000 was incurred in the first nine months of 2006.

Also in connection with becoming a public company, we recruited independent, non-employee directors. We also engaged consultants to assist us with strategic planning and acquisitions. Definitive agreements were reached regarding the independent directors and consultants compensation in the first and second quarters of 2006. The Compensation Committee of the Board of Directors board approved stock awards, granting the non-employee directors and consultants approximately 500,000 shares. We recorded non-cash expense for directors’ and consultants’ fees in the first nine months of 2006 totaling approximately $875,000. See Note 4 to our unaudited consolidated financial statements dated September 30, 2006, “Stock Based Compensation,” for further discussion.

Warrant Accounting

In the first nine months of 2006, we experienced a significant increase in net income driven by the recording of warrant losses of more than $2,000,000 in the first nine months of 2005, which did not recur in 2006 due to a renegotiation of the warrant related registration rights agreement in November 2005. For the third quarter 2006, there was a significant decrease in net income over the same period of 2005 which resulted from a gain of $1.2 million in 2005 that did not reoccur in 2006. Investors should take into consideration the gains and loss related to the warrants in all periods, and the resulting effects of such on the comparability of current year net income and prior year net income. For a more detailed analysis of the accounting for the warrants, please see Note 6 to our unaudited consolidated financial statements dated September 30, 2006, “Preferred Stock and Related Warrants.”

E-Rate Program

We have experienced an improvement in 2006 in our success in winning proposal awards for projects related to the E-Rate program. However, this success has not ultimately translated into increased revenues due to the reduced rate of funding approvals for projects we have won, compared to our experience in prior years.

The E-Rate program assists both schools and libraries in the United States to obtain affordable telecommunications and internet infrastructure and access. The program provides federally subsidized funding based on the level of poverty and the urban/rural status of the population served. The funding ranges from 20% to 90% of the costs of eligible services. The Company has participated in this program in the past, typically winning total contract awards in the $4,000,000 to $5,000,000 range during the last several years. In late 2005, as a result of our additional investments in software and personnel, we improved our ability to respond to proposals under the program. As a result, for the annual fall 2005 to spring 2006 E-Rate window, we were awarded more than $15 million in contracts.

Not all of these contracts become fully funded, and projects and related funding can span multiple years. Typically, we have experienced a 25% to 30% funding rate of awarded contracts. Accordingly, we cannot project the impact of our E-Rate efforts on future periods. Revenues linked to the E-Rate program ranged from 10% to nearly 20% of our total revenues from 2004 through 2005. Although we saw some revenues related to E-Rate in 2006, we did not see significant funding in comparison to projects funded in 2005. We began to see additional funding in late 2006 and early 2007, and are hopeful that the rate of funding approvals will improve.

Additional Investments Which May Impact Earnings in the Short Term

In addition to the items mentioned above, we expect that our investments in expanding our telesales team, increasing our technical support offerings and hiring additional sales personnel to support our geographic expansion efforts may impact earnings negatively in the short term. While we would expect to cover these investments over no more than four to six quarters, we are unable to estimate the portion of these investments which will be covered in the short term. For further discussion, see “—C. Current Challenges and Opportunities of our Business” above.

Fourth Quarter Charge Related to Warrant Amendment

As a result of the amendment of the warrants, we anticipate that we will incur a non-cash charge to income for the fourth quarter of 2006 of approximately $400,000. Such charge relates to the change in the market value of the warrants before and after the repricing of a portion of such warrants. This valuation related charge is based on the Black-Scholes valuation method utilized by the Company and application of GAAP for stock with limited float.

E. Reverse Merger and Investment by Barron Partners LP

Merger

We were previously known as VerticalBuyer, Inc. until entering into a merger transaction with CSI – South Carolina in February 2005. Incorporated in Delaware on September 24, 1999, VerticalBuyer ceased business operations of any kind in September 2001. Prior to assuming the business operations of CSI – South Carolina in the February 2005 merger, VerticalBuyer was a shell corporation without material assets or liabilities.

In the first quarter of 2005, the Company completed a series of recapitalization transactions that began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by CSI – South Carolina, a South Carolina corporation then known as “Computer Software Innovations, Inc.” These culminated on February 11, 2005 with the merger of CSI – South Carolina into the Company, and our issuance of preferred stock, common stock, common stock warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer.” The recapitalization transactions are detailed in Note 2 to the audited consolidated financial statements as of December 31, 2005, and are summarized below.

Merger Accounting

The merger was accomplished through an exchange of equity interests.

SFAS No. 141 “Business Combinations” states that, “[I]n identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances should be considered.” SFAS No. 141 includes the following as significant factors in the decision process: which of the combining entities’ owners as a group retain the larger portion of voting rights, composition of the governing body and senior management positions, and the terms of the exchange of equity securities.

Following the merger, the five former shareholders of CSI – South Carolina as a group held 96% of the voting stock of the Company, occupied two of five board seats (with the remaining three seats being filled by independent directors) and retained senior management positions with the combined company. Preferred stock granted subsequent to the transaction, which was sold to assist with the funding of the cash merger consideration and dividends payable to the CSI – South Carolina shareholders, is convertible into common stock on a one-for-one basis. The initial Certificate of Designation provided, in part, that the preferred stock could not be converted into common stock if such conversion would result in the holder of the preferred stock beneficially owning more than 4.99% of the common stock. The limitation could be waived by the preferred stockholder upon 61 days notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt following conferences with the staff of the SEC, the parties agreed to remove the waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005. Accordingly, no greater than 4.9% of our common stock is deemed beneficially owned by the preferred stockholder pursuant to Rule 13d-3 under the Exchange Act.

In addition, the preferred stock has no voting rights except under limited circumstances, and generally no provisions granting rights with respect to the governance of the Company. As a result, under SFAS No. 141, the merger of CSI—South Carolina into VerticalBuyer was considered to be a reverse acquisition, in which CSI – South Carolina was considered to be the acquirer. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. VerticalBuyer had no assets or liabilities at the time of acquisition. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are required to be expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and the activities of the surviving company (VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Summary of Merger Transactions

On January 31, 2005, CSI – South Carolina purchased 77%, or 13,950,000 shares, of the common stock of VerticalBuyer from its primary stockholder, Maximum Ventures, Inc., a New York corporation (“Maximum Ventures”), pursuant to a stock purchase agreement. The purchase price was $450,000. Approximately $53,000 of that amount was used to satisfy outstanding liabilities. CSI – South Carolina also reimbursed Maximum Ventures for legal and related expenses of $20,000.

Thereafter on January 31, 2005, VerticalBuyer’s board of directors approved a 40 to 1 reverse stock split, with each fractional share rounded up to one post-split share on a beneficial ownership basis, in order to facilitate a potential merger with CSI – South Carolina. The stock split was effective and payable on February 11, 2005. Following the reverse stock split, VerticalBuyer’s 453,631 outstanding shares of common stock were owned 77% or 348,750 shares by CSI – South Carolina and 23% or 104,881 shares collectively by VerticalBuyer’s approximately 120 public stockholders.

On February 11, 2005, prior to the merger, CSI – South Carolina redeemed stock options to purchase 738,195 shares of common stock for $899,144 cash, as allowed under its stock option plan. Under the plan, certain non-executive employees had been granted options to purchase a total of 1,065,746 shares of the common stock of CSI – South Carolina. The options for 738,195 shares redeemed represented 73.34% of the options for 1,006,538 shares then outstanding. Pursuant to the plan, the option holders retained the remaining portion of their options. In connection with the merger, the surviving corporation assumed such options, which after the merger became exercisable for shares of common stock of the surviving corporation at the share ratio applicable to shares of CSI – South Carolina common stock cancelled in the merger, or 268,343 shares in the aggregate. VerticalBuyer also had a stock option plan, with options shares available for award at the time of the merger. All outstanding options under the plan had expired, however, and the plan was cancelled on March 24, 2005. On April 29, 2005, our board of directors approved a new plan which allows for the award of stock-based compensation in the form of options, restricted stock or stock appreciation rights at the discretion of the board or its compensation committee, up to an aggregate of 1,100,000 shares. As of December 31, 2005, no awards had been granted or are outstanding under the new plan. However, in February 2006, our three outside directors were granted a total of 196,992 shares of common stock under the plan (of which, one director forfeited 32,832 shares as a result of his subsequent resignation as a director). Also in February 2006, we granted a total of 172,367 shares of common stock under the plan to consultants. These stock awards are discussed more fully under Note 9 to the audited consolidated financial statements as of December 31, 2005, which are included in this annual report.

Prior to the merger, on February 9, 2005, CSI – South Carolina also declared dividends to its five shareholders totaling $3,460,000. Of this amount, $960,000 was paid immediately in cash and $2.5 million was recorded as five equal subordinated dividend notes payable to the five CSI – South Carolina shareholders. These subordinated dividend notes were repaid on February 11, 2005, out of proceeds from the preferred stock transaction, as discussed below.

On February 10, 2005, VerticalBuyer and CSI – South Carolina executed an Agreement and Plan of Merger. On February 11, 2005, CSI – South Carolina merged into VerticalBuyer. In accordance with the Agreement and Plan of Merger, all shares of the common stock of CSI – South Carolina, and the shares of VerticalBuyer common stock owned by CSI – South Carolina, were cancelled. In exchange for these shares of common stock in CSI – South Carolina, the five shareholders of CSI – South Carolina received the following consideration:

•	2,526,905 shares of our common stock;

•	subordinated notes totaling $3,624,800; and

•	subordinated notes totaling $1,875,200.

Immediately following the transaction, our outstanding common stock totaled 2,631,786 shares. The former shareholders of CSI – South Carolina owned 96% or 2,526,905 shares. The remaining 4% or 104,881 shares was held by the approximate 120 public stockholders of VerticalBuyer, whose number of shares owned was not affected by the merger.

Sale of Preferred Stock and Warrants and Use of Proceeds of Preferred Stock Sale

On February 10, 2005, VerticalBuyer entered into a Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, we issued to Barron 7,217,736 shares of our newly created Series A Convertible Preferred Stock and two warrants to purchase, in the aggregate, 7,217,736 shares of our common stock. In exchange for the preferred stock and the warrants, Barron paid cash of $5,042,250. The exercise prices of the warrants were $1.3792 per share and $2.0958 per share, respectively, subject to anti-dilution adjustments, each warrant exercisable for half of the total warrant shares. The terms and conditions of the warrants were identical, including the expiration date of February 11, 2010, except as to exercise price. On December 29, 2006, Barron and we amended the warrants to reduce the exercise price of a portion of the warrant shares. The warrant amendment is discussed under “—B. Subsequent Events—Amendment of Warrants and Registration Rights Agreement” above. To date, none of such warrants have been exercised.

In addition to the cash payment for the preferred stock and the warrants, Barron advanced an additional $1,875,200 to the Company in the form of a subordinated note. The Barron subordinated note is subordinated to the senior debt of the Company and was due in full on May 10, 2006.

In order to conserve capital, the Company declined to repay the subordinated notes at maturity, with the cooperation of the noteholders and the Company’s bank lender. The status of the subordinated notes is discussed at “—J. Liquidity and Capital Resources—Credit Arrangements” below.

The funds from the sale of the preferred stock and the Barron subordinated note were used to repay the notes totaling $3,624,800 issued to the five former shareholders of CSI – South Carolina in the merger and the subordinated notes totaling $2,500,000 issued pre-merger as a dividend to the five CSI – South Carolina shareholders. Also, $275,000 was paid by the Company to Liberty Company, LLC, a transaction broker engaged by Barron, pursuant to the terms of the Preferred Stock Purchase Agreement. Approximately $250,000 was paid to the Company’s legal counsel for services rendered with respect to the merger and related transactions, and approximately $260,000 was retained by the Company for working capital.

Following the application of the proceeds of the preferred stock and the Barron subordinated note described above, two subordinated notes remained outstanding: the Barron note in the amount of $1,875,200, and five notes payable to the five former CSI – South Carolina shareholders in the amount of $375,040 each, aggregating an amount equal to the Barron Note. Amounts outstanding under the Barron and stockholder notes totaled $2,250,400 as of December 31, 2006.

Registration Rights

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby the Company agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated the Company to use its best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require the

Company (subject to carveback by a managing underwriter) to include such shares in certain registration statements it may file. The Company is obligated to pay all expenses in connection with the registration of the shares. Previously, we were also liable for liquidated damages in the event the registration of shares did not remain effective pursuant to the Registration Rights Agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages were triggered if the Company failed to: (i) file the registration statement within 45 days from February 11, 2005, (ii) cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) maintain the effectiveness of the registration statement. These requirements were subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in the Company’s discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. On November 7, 2005, the Registration Rights Agreement was amended to eliminate the treatment of the warrants as a derivative financial instrument. The accounting treatment of the warrants and the related amendment to the Registration Rights Agreement is discussed under “—F. Significant Accounting Issue and Event Affecting Basis of Presentation” below.

As a part of the agreement on December 29, 2006 to reprice the warrants, Barron and we agreed to extend the effective term of the Registration Rights Agreement by one year. Also, Barron waived liquidated damages through February 11, 2007, when the liquidated provisions of the Registration Rights Agreement expire. The amendment to the Registration Rights Agreement is discussed in more detail above under “—B. Subsequent Events—Amendment of Warrants and Registration Rights Agreement.”

Outstanding Shares Following Recapitalization

As a result of our reverse stock split, merger and preferred stock transactions, we had 2,631,786 million shares of common stock outstanding as of December 31, 2005. On a diluted basis, assuming the conversion of the preferred stock and exercise of outstanding warrants and options, approximately 17,335,601 million shares of common stock were outstanding on such date.

F. Significant Accounting Issue and Event Affecting Basis of Presentation

In the series of transactions described above under “—E. Reverse Merger and Investment by Barron Partners LP” and in Note 2 to our audited consolidated financial statements as of December 31, 2005, CSI issued warrants to Barron in connection with the issuance of preferred stock. The holder of the preferred stock and the warrants has rights under a Registration Rights Agreement. As discussed under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions,” the initial agreement contained liquidated damages provisions which required cash penalties equal to 25% of Barron’s investment per annum if we did not file a registration statement and cause it to become and remain effective within the time periods required. This included causing the registration statement to become effective by July 11, 2005. Since the liquidated damages were payable in cash, under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration statement became effective. Accordingly, at September 30, 2005, the entire proceeds of the preferred stock issuance except for the par value was allocated to the warrants and recorded as a liability on the balance sheet. The par value of preferred stock was classified as temporary equity. As a result of this treatment, our net shareholders’ equity as of September 30, 2005 was reported as a deficit of $7.1 million. Under the initial agreement, this accounting treatment would have remained in place until the Company’s registration statement became effective or the liquidated damages provision expired in February 2007. For a more detailed discussion of this accounting treatment see Note 8 to our audited consolidated financial statements as of December 31, 2005.

On November 7, 2005 Barron and the Company entered into an amendment to the Registration Rights Agreement to replace cash liquidated damages with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amended Registration Rights Agreement, we were subject to an aggregate payment of up to 1,082,736 shares of preferred stock in lieu of cash at the previous 25% rate.

EITF 00-19 states that “[t]he initial balance sheet classification of the contracts [are] generally based on the concept that contracts that require net-settlement in cash are generally recorded as liabilities and contracts that require net-settlement in shares are equity instruments,” and includes other requirements for equity treatment, primarily that the payment must be in a set number of shares and the number of shares must not fluctuate or be tied to or based on the share market price (for example, there are no “top-off” or “make whole” provisions). Because the amendment to the Registration Rights Agreement changed the liquidated damages penalty from settlement in cash to settlement in a set number of shares that is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date and subsequent to the date of the unaudited consolidated financial statements as of September 30, 2005, the fair value of the warrants was reclassified from a liability to permanent equity. The temporary equity was also reclassified to permanent equity. If the amendment and reclassifications had occurred as of September 30, 2005, the amount reported in our net shareholders’ equity would have been a net deficit of $0.1 million instead of the $7.1 million deficit reported in our unaudited consolidated financial statements as of September 30, 2005. In the fourth quarter of 2005, due to the agreement to pay the liquidated damages in shares, the amount of proceeds allocated to the warrants was reclassified from liabilities to equity.

G. Critical Accounting Policies and Estimates

Basis of Presentation

Our consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. We use the accrual basis of accounting. Interim financial statements included in this prospectus are unaudited. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made.

We employ accounting principles generally accepted in the United States (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates and assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. It is important that an investor understand that actual results could differ materially from these estimates, assumptions, projections and judgments.

Certain accounting policies, methods and estimates are particularly sensitive because of their significance to the financial statements and of the possibility that future events affecting them may differ markedly from management’s current judgments. While there are a number of accounting policies, methods and estimates affecting our financial statements, we believe the following accounting policies are particularly critical to understanding our historical and future performance, as these are the most significant involving management’s judgments and estimates: revenue recognition policies, the valuation of long-lived assets, income taxes, and fair value of financial instruments.

Disclosure Regarding Segments

The Company reports its operations under two operating segments: the software applications segment and the technology solutions segment.

Revenue Recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment.

Technology revenues are generated primarily from the sale of hardware. In accordance with EITF 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Service/Support Revenues

Service revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

Our suppliers generally warrant the products distributed by us and allow returns of defective products, including those that have been returned to us by its customers. We do not independently warrant the products it distributes, but we do warrant our services with regard to products that we configure for our customers and products that we build from components purchased from other sources. Warranty expense is not material to our financial statements.

Long-lived Assets

Long-lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with Statement of Financial Accounting Standards “SFAS” No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Depreciation and Amortization

Depreciation expense relates to property and equipment and is provided using accelerated depreciation methods over the estimated useful lives of such property and equipment. Amortization expense relates to capitalized computer software costs. Computer software costs consist of internal software production costs capitalized under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” and are amortized over the economic life of the product, generally three years, using the straight-line method.

Computer Software Costs

Computer software costs consist of internal software production costs capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products and enhancements are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and other financial instruments associated with the issuance of the common stock warrants attributable to the preferred stock capital investment in the Company in February 2005. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amount of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. Generally, equity instruments (such as the warrants) are not adjusted for changes in fair value, except (i) when a transaction occurs whereby a change in valuation is required (ii) when GAAP prescribes that an instrument which could be viewed as either equity or non-equity is classified outside of equity after applying GAAP rules, or (iii) for a select few items identified under GAAP. The Company records the impact of changes in value for such items in the period in which they occur or as prescribed under GAAP.

The Company’s financial instruments as of September 30, 2005 included a financial instrument relating to the warrants issued to Barron, which are subject to a registration rights agreement that contained a cash liquidated damages provision. On that basis, the instrument was classified as a current liability. Accordingly, a fair-value option pricing model was used to determine the initial fair value and the fair values as of each reporting period of those warrants that were classified as a financial instrument in the current liabilities section of the consolidated balance sheet. This instrument was reclassified to equity in the fourth quarter of 2006. The accounting for the warrants is discussed further in Note 6 to our unaudited consolidated financial statements dated September 30, 2006, “Preferred Stock and Related Warrants” and in “—B. Subsequent Events—Amendment of Warrants and Registration Rights Agreement.”

Goodwill and Other Intangible Assets

The Company follows the provisions of SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” in our accounting and reporting for acquired goodwill and other intangible assets.

Goodwill represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. SFAS 141 specifies criteria to be used in determining whether intangible assets acquired in a business combination must be recognized and reported separately from goodwill. We base amounts assigned to goodwill and other identifiable intangible assets on independent appraisals or management’s estimates.

SFAS 142 eliminates the requirement to amortize goodwill and intangible assets with an indefinite life, addresses the amortization of intangible assets with a defined life, and addresses impairment testing and recognition for goodwill and indefinite-lived intangible assets. In accordance with SFAS 142, we do not amortize goodwill or indefinite-lived intangible assets (e.g., corporate trademarks). We evaluate the remaining useful life of intangible assets that are not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, we amortize the intangible asset prospectively over its remaining estimated useful life. Amortizable intangible assets (e.g., product trademarks) are amortized on a straight-line basis over six years.

In addition, as required under SFAS 142, we perform annual tests for impairment of our indefinite-lived intangible assets. Our indefinite-lived intangible assets consist of values assigned to certain trademarks and other intangibles we have developed or acquired.

Related Party Transactions and Off-Balance Sheet Arrangements

We have not entered into any significant transactions with related parties. We do not use off-balance-sheet arrangements with unconsolidated related parties, nor do we use other forms of off-balance-sheet arrangements such as research and development arrangements.

H. Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations and cash flows.

In June 2006, FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes on interpretation of FASB Statement No 109 which addresses accounting for uncertainty in income taxes and is effective for fiscal years beginning after December 15, 2006. FIN 48 is an interpretation of FASB Statement No. 109 (FAS 109), “Accounting for Income Taxes.” FIN 48 also amends FASB Statement No. 5, “Accounting for Contingencies,” to eliminate its applicability to income taxes. Under FIN 48, for each material income tax position, an entity must determine whether it is “more likely than not” that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. For each tax position that meets the “more likely than not” recognition threshold, an entity must determine the amount of benefit to recognize in the financial statement. The tax position benefit is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. These determinations will require both technical legal analyses of tax positions as well as somewhat more subjective considerations of possible settlement outcomes. The Company has yet to adopt FIN 48, but plans to do so beginning in the 2007 fiscal year. The Company will apply the provisions of FIN 48 to all tax positions upon initial adoption. Only tax positions that meet the “more likely than not” recognition threshold will be recognized or continue to be recognized following adoption, with the cumulative effect of applying FIN 48 reported as an adjustment to the opening balance of retained earnings. Management is still in the process of determining the impact of the adoption of FIN 48 and its impact is not known at this time. The cumulative effect of any adjustments will be disclosed following formal adoption and completion of evaluation of the effects of the pronouncement.

In June 2006, the Financial Accounting Standards Board (FASB) ratified Emerging Issues Task Force (EITF) Issue 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences (EITF 06-2). Under EITF 06-2, compensation costs associated with a sabbatical should be accrued over the requisite service period, assuming certain conditions are met. The Company expects to adopt EITF 06-2 effective January 1, 2007, as required, but does not believe that the adoption of will have a material impact on its financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company expects to adopt SFAS 157 effective January 1, 2008, as required. We cannot reasonably estimate the impact of adoption at this time.

In September 2006, the SEC issued SAB No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 eliminates the diversity of practice surrounding how public companies quantify financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. SAB 108 must be applied to annual financial statements for their first fiscal year ending after November 15, 2006. The Company does not expect SAB 108 to have a material impact on its financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

I. Financial Performance

Overview of Financial Performance

Overview – Nine Months Ended September 30, 2006 Versus Nine Months Ended September 30, 2005

For the nine month period ended September 30, 2006, our revenues increased by approximately $4.3 million, or 23.6%, compared to the same period in the prior year. This was a result of increases in sales for both the Software applications segment and Technology solutions segment.

The gross profit for the nine months ended September 30, 2006 improved by $243,808, or 4.8%. The increase in gross profit was attributed to the increase in software gross profits, partially offset by a decline in hardware gross profits. This overall increase in gross profit for the nine months was driven by the increases in gross profit for both segments in the first quarter, which was completely offset by the decreases in hardware gross profit for the second quarter, leaving the increase in software gross profits in the third quarter as the most substantial driver for the increase in the first nine months of 2006. The overall decrease in margin percentage can be attributed to the decrease in hardware margins due to reduced hardware sales of higher margin product in the third quarter, coupled with the increase in new hardware sales related to large dollar sales of computer systems and peripherals. CSI purchased the hardware and acted as reseller rather than agent, in contrast to the first quarter. Depending on the circumstances, which may include funding, financing costs, deal size, bid or other sales processes and considerations, CSI acts as agent on computer system sales in which case the only revenue recorded is the commissions. When CSI acts as reseller, the results from these deals are partially seen in the increase in hardware sales and corresponding increase in the costs of purchased components at low margins, with the resulting increase in margin coming through the increase in hardware commissions. These factors were partially offset by sales of higher margin engineering services and the improvement in software margins resulting from the increase in new software sales and support coupled with a decrease in related costs. The decrease in costs was due to a decrease in the number of implementations requiring purchased third party software components for the first quarter of 2006.

Operating income declined for the nine months by $52,161, or 13.6%. The decline was primarily attributed to increased operating salaries, an increase in stock based compensation over the prior year period, professional and legal and compliance costs, and increases in various other operating expenses, offset by the non-recurrence in 2006 of expenses related to the reverse merger in 2005.

Overview – Twelve Months Ended December 31, 2005 Versus Year Ended 2004

Our revenues for the 2005 fiscal year were $24,286,724, $1,805,489, or 8.0%, higher than revenues for the 2004 fiscal year. The increase was driven by higher technology sales primarily due to the significant sale of lower margin hardware products in the last half of the year compared to prior year, partially offset by the sale of printers and fax machines in the second quarter of the prior year, which did not reoccur in the current year. The overall gain in technology revenues was partially offset by the net decline in software related revenues. A decline in new software sales and related services resulted from a temporary decline in sales personnel and management efforts diverted by the merger. The sales effort has now been refocused with an increase in sales personnel. However, our past experience and relatively long sales cycle for software compared to hardware would indicate a possible six to twelve months lag before we see a significant impact on software sales from the change in the number of sales personnel. The decline in new software sales was partially offset by an increase in software support revenues from enhanced support offerings.

Total cost of sales was negatively impacted by an increase in technology product costs and an increase in salaries and wages as a percentage of sales on the software side, where these costs are generally fixed. Hardware costs also increased as a percent of sales, due to increased sales of lower margin products. These changes resulted in a decrease in gross profit for the year of $522,860, or 7.4%, to $6,545,886.

Operating income decreased from the prior year by $2,719,628, or 107.3%, to a net operating loss of $186,034. The net operating loss resulted from the lower gross profit, legal and professional fees and option compensation incurred in connection with the reverse acquisition (detailed below), continuing compliance costs related to the Company’s registration process and the legal and professional fees and settlement expense associated with merger related litigation, all totaling approximately $2.4 million. These increases in expenses were partially offset by a decline in salaries and wages primarily from the absence in 2005 of executive level bonuses, which were paid in the prior year.

Net income decreased $2,278,150, or 149.7%, to a net loss of $756,610. The net loss resulted primarily from the significant reverse acquisition, share registration efforts, compliance costs and legal settlement costs referred to above, and an unrealized loss on warrants to purchase common stock of approximately $400,000.

Results of Operations

Nine Months Ended September 30, 2006 Versus Nine Months Ended September 30, 2005

The following table and discussion set forth the change in sales and the major items impacting the change in operating income for the nine month period ended September 30, 2006 compared to the nine month period ended September 30, 2005.

	Nine Months Ended
	September 30, 2006	September 30, 2005	Increase (Decrease)
NET SALES AND SERVICE REVENUE	$22,671,638	$18,342,082	$4,329,556
GROSS PROFIT	5,371,004	5,127,196	243,808
OPERATING INCOME	332,733	384,894	(52,161)

SIGNIFICANT ITEMS THAT INCREASED (DECREASED) OPERATING INCOME
Gross Profit:
Sales			$4,329,556
Cost of sales excluding depreciation, amortization and capitalization			(4,301,291)
Depreciation and Amortization			(218,397)
Capitalization of Software costs			433,940

			243,808
Operating Expenses:
Salaries, wages and benefits			(379,481)
Reverse acquisition costs			695,154
Stock based compensation			(243,974)
Acquisition costs			(38,273)
Professional and legal compliance and litigation related costs			(52,462)
Marketing costs			(124,639)
Travel and mobile costs			(56,772)
Depreciation			(68,343)
Other SG&A expenses			(27,179)

			$(52,161)

Revenue

Our revenues for the first nine months of 2006 were $22,671,638, $4,329,556 or 23.6% higher than the first nine months of 2005. The favorable change resulted from increases in sales over the prior year periods of $750,100, $3,403,269 and $176,187 in the first, second and third quarters, respectively, of 2006. Technology solutions segment product sales of infrastructure and network products, instructional hardware, computer systems and printing and fax machines increased substantially through the first and second quarters. However, such sales were down in comparison to the prior year nine months due to significantly increased Internet-protocol telephony product sales in the third quarter of 2005, with insufficient comparative sales in the same period of 2006. The decrease in the Internet-protocol telephony product sales was offset in part by increases of computer systems and peripherals, where CSI purchased the hardware and acted as reseller rather than as agent.

The increase in the Software applications segment sales was due to increases in software support agreement revenues and software service revenues, with the most significant increases related to software support agreement revenues. New client software sales increased in both the first and second quarters of 2006, compared to the same quarters in 2005, and remained relatively flat for the third quarter 2006 in comparison to prior period. Software service revenues were down in the first quarter but picked up in the second and third quarters due to a number of implementations being completed. Additionally, revenues related to support agreement services showed steady growth due in part to the addition of new software clients since the prior year, but more significantly showed improvement in the movement of some existing clients to enhanced support offerings.

Gross Profit

Gross profit was $5,371,004 for the first nine months of 2006, an increase of $243,808 or 4.8% over the same period of the prior year. The gross margin was 23.7% for the first nine months of 2006 versus 28.0% for the same period of 2005. The increase in gross profit for the nine months was attributed to the increase in software profits, partially offset by a decline in hardware gross profits. This overall increase in gross profit for the nine months was driven by the increases in gross profit for both segments in the first quarter, which was completely offset by the decreases in hardware gross profit for the second quarter, leaving the increase in software gross profits in the third quarter as the most substantial driver for the increase in the first nine months of 2006. The overall decrease in margin percentage can be attributed to the decrease in hardware margins due to reduced hardware sales of higher margin product in the third quarter, coupled with the increase in new hardware sales related to large dollar sales of computer systems and peripherals, where CSI purchased the hardware and acted as reseller rather than agent. These factors were partially offset by sales of higher margin engineering services and the improvement in software margins resulting from the increase in new software sales and support coupled with a decrease in related costs due to a decrease in the costs of purchased third party software components for the first nine months of 2006.

Operating Expenses

Operating expenses were $5,038,271 for the first nine months of 2006, an increase of $295,969 or 6.2% over the same period of the prior year. The above table analyzes the major items that account for this increase. The majority of the increase is reflected in the $379,481 increase in salaries and wages, the $243,974 increase in stock based compensation, the $52,462 increase in legal and professional compliance and litigation costs, and the $124,639 increase in marketing costs, all of which were partially offset by the absence of reverse acquisition costs in 2006. The increase in salaries, wages and benefits was primarily due to the increase in the sales and pre-sales staff and increased administrative staff hired in the second and third quarters of 2006. Following is a brief explanation of the other operating expenses and the related impact in the third quarter.

Reverse acquisition costs decreased significantly, by approximately $700,000, in the first nine months of 2006, as the majority of the reverse acquisition costs were incurred and expensed in connection with the completion of the reverse merger in 2005.

Stock based compensation represents costs in connection with the issuance of stock awards to non-employee directors and outside consultants in 2006 and the redemption of options in 2005. Subsequent to the end of the first quarter 2005, our board of directors approved a new plan for the award of stock-based compensation to employees, directors and consultants. The new plan provides for the award of options, restricted stock or stock appreciation rights at the discretion of the compensation committee of the board of up to an aggregate of 1,100,000 shares. In February and March of 2006, the compensation committee of the board of directors reached a definitive agreement as to the terms of compensation for our outside directors, and awarded our outside directors 196,992 shares of common stock and awarded outside consultants 344,734 shares of common stock under our 2005 Incentive Compensation Plan. Additionally, in June 2006, Jeffery A. Bryson was elected to our Board of Directors and awarded 23,350 shares of common stock under our 2005 Incentive Compensation Plan. In July, the Company entered into an Investor Relations Consulting Agreement with Alliance Advisors, LLC, and as a result issued to Alliance sixty thousand (60,000) shares of restricted common stock.

Total stock compensation issued in the first three quarters of 2006 was $1,033,043, of which $613,954 was earned in the first quarter upon issuance of the stock awards following the reaching of a definitive agreement with outside directors and outside consultants as to the terms of compensation for the services performed to date. In second quarter 2006, $81,258 was earned and $179,936 was earned in the third quarter of 2006, leaving $157,895 as unearned stock compensation at September 30, 2006.

Professional and legal compliance and litigation related costs increased slightly in the first nine months of 2006, over the corresponding period of 2005 by $52,462 due to the costs associated with operating as a public company, including initial Sarbanes-Oxley implementation costs incurred for the first time in the current year, partially offset by reduced registration costs and litigation expenses. A significant amount of these costs in the third quarter of 2006 were related to audit fees, initial Sarbanes-Oxley implementation costs, and various other costs associated with the requirements of operating as a public company. While the costs associated with the reverse merger are likely to decrease in future periods, the Company anticipates that the audit fees and Sarbanes-Oxley related costs will continue. The Company cannot quantify how much professional and legal compliance and litigation related costs will be in future periods as it is unable to project events which may impact these amounts. However, the Company has budgeted approximately $600,000 for these costs in 2006.

Marketing costs increased due to the establishment of a new brand for CSI: CSI Technology Outfitters™ Computers. Software. Innovations. We are using “Technology Outfitters” to connote our ability to outfit organizations with a variety of technology and software solutions. We have also redesigned our website to match this theme and created a brochure which presents a wider range of offerings that can be communicated quickly in summary form. We spent a total of $124,639 on marketing, including our re-branding efforts in the first, second and third quarters of 2006, while there were virtually no such marketing costs in the same quarters of 2005.

Travel and mobile costs increased slightly in the first nine months of 2006 over the first nine months of 2005 by $56,772. These costs increased due to increased sales staff, increases in fuel costs and increased travel requirements of senior management.

Depreciation expense increased as a result of increased capitalized costs related to the relocation of our corporate headquarters late in 2005 and early in 2006 being depreciated in the first nine months of 2006.

Other SG&A expenses increased as a result of non-compliance related professional fees for sales consulting, market research, and trademark activities, as well as increased marketing costs associated with the re-branding of CSI’s products and services.

Operating Income

Operating income for the nine months ended September 30, 2006 was $332,733, a decrease of $52,161 or 13.6% compared to the same period of the prior year. This decrease in operating income was largely the result of the $522,877 improvement in the first quarter of 2006 being more than offset by the decrease of $582,063 in the second quarter of 2006. The overall decline in the first nine months of 2006 was a result of increased sales and improved software margins, offset by reduced hardware margins and increases in our operating expenses primarily as a result of increases in salaries, wages and benefits; professional and legal compliance costs; marketing costs; travel and mobile costs; and depreciation and amortization.

Segment Information

Software Applications Segment

	Nine Months Ended
	September 30, 2006	September 30, 2005	Increase (Decrease)
Net Sales And Service Revenue	$3,998,257	$3,162,511	$835,746
Gross Profit	2,470,816	1,817,419	653,397
Segment Income	875,069	474,027	401,042

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$835,746
Cost of sales excluding depreciation, amortization and capitalization			(432,107)
Depreciation and Amortization			(184,182)
Capitalization of Software costs			433,940

			653,397
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(130,504)
Other miscellaneous			(121,851)

			$401,042

Software applications segment sales increased by $835,746, or 26.4%, due to increases in new client software sales and software service revenues, and continued growth of support agreement revenues. Software service revenues were down in the first quarter but picked up in the second and third quarters due to a number of training projects being completed.

Cost of sales excluding depreciation, amortization and capitalization increased in the first nine months of 2006 by $432,107, or 36.0%, over the first nine months of 2005. This increase was the result of increased salaries and wages due to the addition of the .Net Microsoft SQL (application programming language and database conversion) team throughout 2005, and increased travel and mobile costs, the total of which was offset in part by a decrease in costs associated with purchased components related to software. Installations in the first nine months of 2006 did not require significant purchased third party software components. The increases in deferred software costs and amortization are primarily associated with increased costs and subsequent amortization of those costs, which are associated with the conversion of our integrated financial management software, CSI+, to .Net SQL., work on our curriculator™ standards based lesson planning software, and our application delivery solution, DeliveryPoint.

The increase in the salaries and wages components of operating expenses related to an increase in sales and pre-sales salaries and commissions, as a result of increased sales, as well as the addition of administrative staff in the second and third quarters of 2006. Other SG&A expenses increased primarily as a result of increased non-compliance related professional fees for sales consulting, market research, and trademark activities, as well as increased marketing costs associated with the re-branding of CSI’s products and services and the hiring of a marketing director in the third quarter of 2006.

Technology Solutions Segment

	Nine Months Ended
	September 30, 2006	September 30, 2005	Increase (Decrease)
Net Sales And Service Revenue	$18,673,381	$15,179,571	$3,493,810
Gross Profit	2,900,188	3,309,777	(409,589)
Segment Income	869,237	1,730,651	(861,414)
Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$3,493,810
Cost of sales excluding depreciation			(3,869,184)
Depreciation			(34,215)

			(409,589)
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(296,743)
Other miscellaneous			(155,082)

			$(861,414)

Technology solutions segment product sales of infrastructure and network products, instructional hardware, computer systems and printing and fax machines increased substantially through the first and second quarters, but were down in comparison to the prior year nine months due to significant increases in Internet-protocol telephony product sales which occurred in the third quarter of 2005, with insufficient comparative sales in the same period of 2006. The decrease in Internet-protocol telephony product sales was offset in part by increases of computer systems and peripherals, where CSI purchased the hardware and acted as reseller rather than agent.

The increase in the salaries and wages component of operating expenses was related to an increase in sales and pre-sales salaries and commissions, as a result of increased sales efforts, as well as the addition of administrative staff in the second and third quarters of 2006. Other SG&A expenses increased primarily as a result of increased non-compliance related professional fees for consulting, market research, and trademark activities, as well as increased marketing costs associated with the re-branding of CSI’s products and services, and the hiring of a marketing director in the third quarter of 2006.

The following tables summarize information about segment profit and loss for the nine month periods ended September 30, 2006 and 2005 and assets allocated to segments as of September 30, 2006 and 2005.

	Software Applications	Technology Solutions	Total Company
Nine months ended September 30, 2006:
Net sales and service revenue	$3,998,257	$18,673,381	$22,671,638
Gross profit	2,470,816	2,900,188	5,371,004
Segment income	875,069	869,237	(*)
Segment assets	3,001,817	4,831,736	7,833,553
Nine months ended September 30, 2005:
Net sales and service revenue	$3,162,511	$15,179,571	$18,342,082
Gross profit	1,817,419	3,309,777	5,127,196
Segment income	474,027	1,730,651	(*)
Segment assets	2,575,707	5,971,862	8,547,569

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

Certain non-recurring items (those items occurring for reasons which have not occurred in the prior two years and are not likely to reoccur in two years), stock-based compensation costs and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. The following reconciliation presents separately those costs related to the merger and compliance costs, which have not been included in the analysis of segment income. Merger costs are further discussed under “—E. Reverse Merger and Investment by Barron Partners LP” and “—J. Liquidity and Capital Resources.” In addition, due to the public reporting requirements, we have incurred significant compliance-related professional and legal costs. These costs were not incurred in the prior years because CSI-South Carolina was not a reporting company at that time.

	Nine Months Ended
	September 30, 2006	September 30, 2005
Segment income:
Software applications segment	$875,069	$474,027
Technology solutions segment	869,237	1,730,651

TOTAL SEGMENT INCOME	1,744,306	2,204,678
Less: Merger-related and compliance costs
Stock option compensation (non-cash) for consultants and board of directors	(875,148)	—
Stock option compensation from stock option redemption in connection with merger	—	(631,174)
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	—	(47,766)
Reverse merger costs	(64,129)	(759,283)
Acquisition activity related costs	(38,273)	—
Professional and legal compliance costs	(434,023)	(381,561)

OPERATING INCOME Per consolidated Statements of Operations	$332,733	$384,894

Interest and Other Income and Expenses

Interest income decreased by approximately $3,000 due to the Company only receiving interest on overnight invested funds related to its bank line of credit for a few weeks in 2006, while the Company received interest income from approximately $3 million held in a money market account for the first portion of first quarter 2005. Interest expense increased $103,645 in the first nine months of 2006 compared to the first nine months of 2005 due to the additional interest costs incurred related to the notes payable to our bank and additional interest paid to the five original shareholders of CSI – South Carolina and Barron Partners LP on the subordinated notes payable associated with the reverse merger transaction.

A material decrease in other income and expenses occurred related to the unrealized loss on warrants recorded in 2005 which did not recur in 2006. In the first nine months of 2005, we recognized a non-cash loss related to the accounting for the warrants of approximately $2.0 million (approximately $1.2 million net of tax) due to a decrease in the market value of the warrants based on the Black-Scholes valuation method. Accordingly, the nine month 2006 improvement is significant in comparison to the loss in the prior year’s nine month period. However, the warrant loss in the first six months of 2005 was offset by significant gains in the third and fourth quarters of 2005. As a result, CSI’s net income for the third quarter of 2006 was significantly below that of the prior year taking into consideration the non-cash gains recorded in the 2005 third quarter associated with the warrants. Likewise, CSI’s net income to be reported for the fourth quarter of 2006 will likely be similarly affected.

Income Taxes

Income taxes increased by approximately $800,000, or 112.7%, in the first nine months of 2006 compared to the first nine months of 2005. The increase was due in part to the reduction in operating income but more significantly, the absence in 2006 of the tax effect, approximately $800,000, of the $2.0 million loss associated with the warrants in 2005.

Net Income (Loss) and EPS

For the first nine months of 2006, we reported a net loss of $67,905, reflecting an improvement of $1,734,830, or 96.2%, compared to the net loss of $1,802,735 for first nine months of 2005. The reduced loss was due primarily to the absence of the unrealized loss on the warrants which occurred in 2005, which offset the decrease in operating income.

Basic earnings per share improved from a loss per share of $0.41 in the first nine months of 2005, to a loss per share of $0.02 in the first nine months of 2006. Diluted earnings per share also improved from the $0.41 loss per share in the first nine months of 2005 to a loss per share of $0.02 in the first nine months of 2006. Diluted earnings per share were the same as basic earnings per share for the nine months ended September 30, 2005 and 2006, as the effect of potential shares from the exercise of the preferred stock, options and warrants, due to losses being reported in both periods, was anti-dilutive. Due to being anti-dilutive, the additional preferred stock and common shares underlying warrants and employee held options issued in connection with the merger in February 2005 were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2005 and 2006. See Note 2 to the unaudited consolidated financial statements at September 30, 2006 for additional discussion surrounding the calculation of earnings per share. Also see comments regarding net income to be reported for the fourth quarter in “Interest and Other Income and Expenses” above.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Prior to January 1, 2005, CSI – South Carolina reported as one operating segment, with the chief operating decision-maker reviewing the results of operations of the Company as a single enterprise. Subsequent to December 31, 2004, CSI – South Carolina, and as a result of the merger, CSI, began reporting its operations under two operating segments. In the following discussion, prior-year amounts have been reclassified to conform to the most recent reporting period segment presentation. Costs related to the reverse acquisition are excluded from segment results, as no significant operations were added in connection with the reverse acquisition.

The following table and discussion set forth the change in sales and the major items impacting the change in operating income (loss) for the year ended December 31, 2005 compared to the year ended December 31, 2004.

	Twelve Months Ended
	December 31, 2005	December 31, 2004	Increase (Decrease)
Net Sales And Service Revenue	$24,286,724	$22,481,235	$1,805,489
Gross Profit	6,545,886	7,068,746	(522,860)
Operating Income (loss)	(186,034)	2,533,594	(2,719,628)

Significant Items That Increased (Decreased) Operating Income
Gross Profit:
Sales			$1,805,489
Purchased hardware and software components			(1,630,529)
Salaries, wages and benefits			(631,271)
Other			(66,549)

			(522,860)
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			283,903
Stock option compensation			(631,174)
Reverse merger costs			(759,283)
Professional and legal compliance costs			(1,028,425)
Other SG&A expenses			(61,789)

			$(2,719,628)

Revenue

Our revenues for the 2005 fiscal year were $24,286,724, $1,805,489, or 8.0%, higher than revenues for the 2004 fiscal year. The increase was driven by higher technology sales primarily due to the significant sale of lower margin hardware products in the last half of the year compared to prior year, partially offset by the sale of printers and fax machines in the second quarter of the prior year, which did not reoccur in the current year. The overall gain in technology revenues was partially offset by the net decline in software related revenues. A decline in new software sales and related services resulted from a temporary decline in sales personnel and management efforts diverted by the merger. The sales effort has now been refocused with an increase in sales personnel. However, our past experience and the relatively long sales cycle for software compared to hardware would indicate a possible six to twelve months lag before we see a significant impact on software sales from the change in number of sales personnel. The decline in new software sales was partially offset by an increase in software support revenues from enhanced support offerings.

Gross Profit

Gross profit decreased $522,860, or 7.4%, to $6,545,886. The improvement in hardware sales was partially offset by an increase in technology product costs and more than offset by the impact of the decrease in software sales and an increase in salaries and wages as a percentage of sales on the software side, where these costs are generally fixed. Technology product costs increased as a percent of sales, due to increased sales of lower margin products. The gross margin decreased from 31.4% in 2004 to 27.0% in 2005, with the most significant decline coming from the decrease in software sales against a relatively fixed cost structure. We have taken actions to improve software sales going forward, as described generally under “– Current Challenges and Opportunities of Our Business” above.

Operating Expenses

Operating expenses were $6,731,920 for the 2005 fiscal year, an increase of $2,196,768, or 48.4%, over the same period of the prior year. This increase was primarily due to the legal and professional fees and option compensation incurred in connection with the merger, continuing compliance costs related to the Company’s registration process and the legal and professional fees and settlement expense associated with merger related litigation, all totaling approximately $2.4 million. These increases in expenses were partially offset by a decline in salaries and wages primarily from the absence of executive level bonuses in the current year, which were paid in the prior year. Other SG&A expenses increased across a variety of areas due to the sales increase and growth of the business in general. These areas of expense increase included: supplies, business promotion, rent and maintenance, dues and subscriptions, taxes and insurance, and facilities costs.

Reverse acquisition costs included $275,000 in fees paid to a financial advisor and finder retained by Barron, Liberty Company, LLC. The amount of Liberty’s compensation was based on a percentage of Barron’s investment. No commission or fee was paid to Barron, the investment group which purchased the preferred stock and received the warrants. The remaining $484,283 consisted of merger related fees paid principally for legal and accounting services.

Stock option compensation represents cost incurred to redeem certain stock options held by key management employees of CSI – South Carolina in connection with the merger. In August 2000, CSI – South Carolina approved and implemented an equity incentive plan pursuant to which eight non-executive employees were granted options to purchase 1,065,746 shares of common stock of CSI – South Carolina, of which 59,208 had been previously cancelled and 1,006,538 were outstanding as of December 31, 2004. Immediately prior to the merger, CSI – South Carolina cancelled options to purchase 797,403 shares and paid the option holders $899,144 as compensation for the cancellation, and reduced unearned stock compensation for the redemption by $267,970, for net compensation expense of $631,174 during the period. Employer FICA and Medicare, additional expenses related to this transaction totaling $47,766, were also paid by CSI – South Carolina and are included in “Other selling, general and administrative expenses” in our audited consolidated financial statements as of December 31, 2005.

Operating Income (Loss)

We recorded an operating loss for 2005 of $186,034, a decrease of $2,719,598, or 107.3%, compared to operating income in 2004. This significant decrease was due primarily to the impact of the change in gross margin and merger and compliance related costs described in “Operating Expenses” above.

Segment Information

Software Applications Segment

	Twelve Months Ended
	December 31, 2005	December 31, 2004	Increase (Decrease)
Net Sales And Service Revenue	$4,148,211	$4,676,578	$(528,367)
Gross Profit	2,367,403	3,063,323	(695,920)
Segment Income	435,208	824,322	(389,114)

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$(528,367)
Purchased software components			306,790
Salaries, wages and benefits			(494,381)
Other			20,038

			(695,920)
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			384,124
Other miscellaneous			(77,318)

			$(389,114)

Software applications segment sales decreased primarily due to lower new software sales, partially offset by an improvement in sales of enhanced support agreements. The lower new software sales were due to the previously discussed temporary reduction in sales staff late in the prior year and through the merger.

Salaries and wages in cost of sales increased primarily due to the addition of the .Net Microsoft SQL (application programming language and database conversion) team in mid-2004. While these costs are generally capitalized, the amortization of previously capitalized costs roughly offset the capitalized portion, leaving a net increase in overall wage related costs in cost of sales. Salaries and wages in operating expenses declined due to senior executive level bonuses in the prior year not being repeated in the current year, partially offset by an increase in salaries and wages reflecting the increased sales staff in the latter part of the year.

Technology Solutions Segment

	Twelve Months Ended
	December 31, 2005	December 31, 2004	Increase (Decrease)
Net Sales And Service Revenue	$20,138,513	$17,804,657	$2,333,856
Gross Profit	4,178,483	4,005,423	173,060
Segment Income	1,797,057	1,709,272	87,785

Significant Items That Increased (Decreased) Segment Income
Gross Profit:
Sales			$2,333,856
Purchased hardware components			(1,934,981)
Salaries, wages and benefits			(139,228)
Other			(86,587)

			173,060
Operating Expenses:
Salaries, wages and benefits (excluding stock option compensation)			(64,222)
Other miscellaneous			(21,053)

			$87,785

Technology solutions segment sales increased in 2005 versus 2004 due primarily to sales of new hardware coupled with a much smaller relative increase in engineering services sold. A significant decrease in printer and fax sales from the prior year and other commissions from hardware sales partially offset this increase. The shift in product mix resulted in a significant rise in hardware costs compared to the improvement in segment revenue.

Salaries, wages and benefits increased in connection with increased engineering services sold, partially offset by a temporary decline in salaries, wages and benefits in operating expenses from the absence of senior executive level bonuses which were paid in the prior year.

The following table summarizes the segment information discussed above to and reconciles it to the consolidated amounts reported and previously discussed. The table also presents the segment assets information. Increases in segment assets came primarily from increases in accounts receivable and capitalized software costs for the software applications segment and from increases in accounts receivable in the technology solutions segment. The increases in accounts receivable were due primarily to the increases in sales and changes in operating performance previously discussed, and an increase in the amount of business billable through the federal government E-Rate (subsidy) program for school related communications projects which can have a longer collection cycle (to 120 days).

	Software Applications	Technology Solutions	Total Company
Fiscal year ended December 31, 2005:
Net sales and service revenue	$4,148,211	$20,138,513	$24,286,724
Gross profit	2,367,403	4,178,483	6,545,886
Segment income	435,208	1,797,057	(*)
Segment assets	2,285,855	5,287,939	7,573,794
Fiscal year ended December 31, 2004:
Net sales and service revenue	$4,676,578	$17,804,657	$22,481,235
Gross profit	3,063,323	4,005,423	7,068,746
Segment income	824,322	1,709,272	(*)
Segment assets	2,086,321	4,841,206	6,927,527

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income (loss) per consolidated Statements of Operations (GAAP measure):

Certain non-recurring items (those items occurring for reasons which have not occurred in the prior two years and are not likely to reoccur in two years), stock-based compensation costs and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. The following reconciliation presents separately those costs related to the merger and compliance costs, which have not been included in the analysis of segment income. Merger costs are further discussed under “—J. Liquidity and Capital Resources.” In addition, due to public reporting requirements, we have incurred significant compliance-related professional and legal costs. These costs were not incurred in the prior years because CSI-South Carolina was not a reporting company at that time.

	Year Ended
	December 31, 2005	December 31, 2004
Segment income:
Software applications segment	$435,208	$824,322
Technology solutions segment	1,797,057	1,709,272

TOTAL SEGMENT INCOME	2,232,265	2,533,594
Less: Merger-related and compliance costs
Stock option compensation from stock option redemption in connection with merger	(631,174)	—
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	(47,766)	—
Reverse merger costs	(759,283)	—
Professional and legal compliance and litigation related costs	(980,076)	—

OPERATING INCOME (LOSS) Per consolidated Statements of Operations	$(186,034)	$2,533,594

Interest and Other Income and Expenses

Interest expense was $324,815 in 2005 compared to $0 in 2004 due to the addition of borrowings in connection with the reverse acquisition. As of December 31, 2005, we had outstanding draws of $1,701,000 under our bank credit facility bearing interest at 6.44% (Libor plus 0.275%). We also had outstanding subordinated notes payable to Barron and the five former CSI-South Carolina shareholders totaling $2,250,400 and bearing interest at 8.75% (the Prime Rate as reported by Bank of America plus 2%). The Company had no funded debt at December 31, 2004. Unrealized loss on warrants to purchase common stock was $414,360 for 2005 due to an increase in the market valuation (calculated using the Black Scholes method) of the financial instrument liability related to the warrants since their issuance in the first quarter of 2005, and up to the date of the reclassification of the warrant values to equity as a result of the amendment of the warrant agreement related liquidated damages provision. The accounting for the warrants is discussed further in Note 8 to our audited consolidated financial statements dated December 31, 2005, “Preferred Stock and Related Warrants.” No loss on warrants was recorded in 2004 as no warrants were outstanding at that time.

Income Taxes

Income taxes were recorded as a net benefit of $162,467 for 2005, a decline of $1,195,317 when compared to 2004 expense. The decline was due primarily to the loss resulting from the expenses related to the reverse acquisition activity, litigation, and the warrants, as discussed previously. The effective tax rate was substantially less than the statutory rate due to a permanent difference between book and tax accounting from the non-deductibility of the non-cash loss on warrants recorded for book accounting under GAAP.

Net Income (Loss) and Earnings Per Share

Net income decreased $2,278,150, or 149.7%, to a net loss of $756,610 for 2005, as a result of the significant reverse acquisition, share registration efforts and compliance costs, litigation related costs and the loss on warrants to purchase common stock.

Basic earnings per share declined from income of $0.58 per share in 2004 to a loss of $0.29 in 2005, primarily from the increases in compliance and litigation related costs and the unrealized loss on warrants previously discussed. For the same reasons, on a fully diluted basis, earnings per share declined from $0.58 per share in 2004 to a loss of $0.29 per share in 2005. The additional preferred stock and warrants issued in connection with the merger in February 2005 were not included in the calculation of diluted earnings per share for 2005, as their effect was anti-dilutive.

J. Liquidity and Capital Resources

First Quarter 2005 Recapitalization

Prior to the February 2005 reverse acquisition, the Company had funded operations through cash flow from operations. As of December 31, 2004, the Company had $3.7 million in cash and cash equivalents and no outstanding loans.

Events in the first quarter of 2005 related to the merger and recapitalization of CSI – South Carolina have had a significant impact on our liquidity and capital resources. These events are described in more detail under “—E. Reverse Merger and Investment by Barron Partners LP” above. Substantially all of our cash at the time of the reverse acquisition was applied to the acquisition related dividend, redemption of stock options and merger consideration and costs. The Company issued preferred stock and warrants. It borrowed funds, both from its bank lender and subordinated debt from the preferred stock investor, to provide the remaining cash requirements of the merger. As a result, cash declined from $3,656,477 at December 31, 2004 to zero ($0) immediately following the reverse merger transaction in February 2005. Debt increased from zero ($0) at December 31, 2004 to borrowings at September 30, 2006 of $655,000 under our bank revolving line of credit and $2,250,400 in subordinated notes (owed equally to the preferred stock investor and the five former CSI – South Carolina shareholders). Due to the significant use of cash in the reverse acquisition, funds for working capital are now provided under our $5.5 million revolving line of credit.

Subsequent Events Impacting Liquidity and Capital Resources

Increase in Bank Credit Facilities

On January 2, 2007, we entered into agreements with our primary senior lender, RBC Centura Bank. The primary purpose was to increase the amount of our credit facilities in order to provide for our expanding working capital and other credit needs. Such funding needs included the Company’s acquisition of substantially all of the business operations of McAleer. Specifically, the Company’s revolving facility was increased from $3.5 million to $5.5 million, and our equipment facility was increased from $400,000 to $800,000. The revolving facility is priced at one month LIBOR plus 2.5% and expires on May 30, 2007. The equipment facility bears interest at 7.85% and is payable in 36 consecutive monthly installments of principal and interest of $25,015, maturing January 1, 2010. Availability under the revolving facility is determined pursuant to a borrowing base equal to 80% of the Company’s eligible accounts. Both the revolving facility and the equipment facility are secured by substantially all of our assets.

As a part of amended loan arrangements, the bank also committed to extend mortgage financing to be used to refund indebtedness incurred by the Company in the acquisition of real estate in Mobile, Alabama as a part of the McAleer acquisition. The amount of such financing would be limited to the lessor of 90% of the appraised value of the improved real estate or $500,000.

Our credit facility with RBC Centura Bank and the recent facility amendments are discussed in more detail at “—B. Subsequent Events—Modification of Bank Credit Facilities.”

Acquisition of McAleer

On January 2, 2007, we consummated the acquisition of substantially all of the assets and business operations of McAleer. McAleer and the acquisition transaction is discussed in more detail under “—B. Subsequent Events—Acquisition of McAleer Computer Associates, Inc.” and “Description of Business—I. McAleer Acquisition.”

The purchase price was $4,050,000, of which $3,525,000 was paid in cash at closing. The balance of $525,000 will be paid pursuant to a promissory note in 20 quarterly installments of principal in the amount of $26,250 plus interest in arrears at the LIBOR rate, beginning March 31, 2007. We assumed no liabilities of McAleer, other than certain leases and obligations of McAleer under ongoing customer contracts. Expenses for the acquisition consist of legal and professional fees, travel costs, stock compensation and various other expenses related to the acquisition transaction. We estimate that the expenses will total approximately $250,000, a portion of which, yet to be determined, will be capitalized and allocated to good will.

The acquisition was funded in part with advances of $2.2 million under our modified bank credit facilities. Following such advances, borrowings under the revolving facility totaled $2,241,836, with $412,916 available for further advances. We also utilized approximately $1.3 million in cash from McAleer. Pursuant to the asset purchase agreement, service contract revenue with respect to 2007 which was received by McAleer in 2006 prior to the closing was segregated for our account.

Our utilization of draws under our bank revolver to fund a large portion of the purchase price of the McAleer acquisition has significantly reduced our availability under the facility. Increased working capital requirements as a result of anticipated sales growth, as well as the addition of working capital requirements associated with our McAleer operations, could put pressure on the adequacy of our bank revolving credit facility. Accordingly, we continue to evaluate other funding options, as discussed below under “Future Capital Needs and Resources.”

Amendment of Warrants and Registration Rights Agreement

On December 29, 2006, we agreed with Barron to amend our common stock warrants held by Barron. In particular, a portion of such warrants were reduced in price in order to encourage their earlier exercise. The exercise of the warrants would provide us with additional equity capital to fund a variety of long term needs. The sale of shares following exercise would also serve to improve the liquidity of our shares by increasing the float or number of shares available in the open market to investors, including larger purchasers such as institutional and larger private investors. One warrant was amended and divided into two warrants: one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants: one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Assuming the exercise of all warrants, the total proceeds from the warrants prior to the reset was approximately $12.5 million and following the reset was approximately $9.4 million. We anticipate that any funds received from the exercise of the amended warrants by Barron would be utilized for long term capital needs. Such needs include the repayment of indebtedness, including debt utilized to fund the acquisition of the business operations of McAleer.

The agreement with Barron for the repricing and division of the warrants also extended the effective term of the Registration Rights Agreement between Barron and us by one year until February 11, 2009. In addition, Barron agreed to waive any further liquidated damages under the Registration Rights Agreement. The amendments to the warrants and the Registration Rights Agreement are discussed in more detail at “—B. Subsequent Events—Amendment of Warrants and Registration Rights Agreement.”

Cash From Operating Activities

Cash used for operating activities totaled $1,111,815 for the year ended December 31, 2005, compared to cash provided by operating activities of $2,575,879 for the year ended December 31, 2004. The decrease of $3,687,694 was due in part to $759,283 in one-time legal and professional fees, $631,174 in stock option compensation recorded in connection with the early redemption of options in connection with the reverse merger and related taxes of $47,766, $437,013 related to stock registration efforts and $543,063 in legal fees and settlement costs. All of these items related to the reverse acquisition, as previously discussed, and resulted in a net loss for the period.

In addition to the effect of merger related items, operating cash decreased from significant increases in our receivables, partially offset by an increase in payables. Accounts payable increased due to an increase in shipments of technology products near year end 2005 compared to shipments near year end 2004, and accounts receivable increased as a result of increased sales in general. A significant portion of such accounts receivable consisted of accounts federally funded through the E-Rate (schools and libraries division or “SLD”) program, which generally has a longer turnaround time for receipt of funds. We have not found it necessary to increase our reserves as a result of the longer funding turnaround time, as this has come primarily from a backlog of paperwork processing and related payments from the SLD. It appears that the SLD has moved ahead to reduce this processing backlog based on information received from the SLD and improvement in the timeliness of our subsequent cash receipts.

Cash provided by operating activities totaled $2,457,820 in the first nine months of 2006 compared to cash used for operating activities of $1,533,989 in the first nine months of 2005. The increase of $3,991,809 in 2006 is due primarily to the decrease in operating losses, the increase in depreciation and amortization, and the decrease in accounts receivable. These favorable changes were offset against the absence of the loss related to the warrant, the change in deferred income taxes and changes in the additional current assets and liabilities balances as noted below.

Changes at September 30, 2006 from year end December 31, 2005 to balance sheet items related to operating activities are as follows:

Decreases in the consolidated balance sheet line items for accounts receivable and accounts payable were due to the collection of funds and subsequent payment of vendor invoices in the third quarter of 2006 as a result of large technology deals, which occurred in the second quarter of 2006. In these transactions, we acted as reseller rather than agent, and therefore recorded significant amounts due from clients and due to vendors supplying the product sold related to these deals. Increased hardware demand and timing of sales also resulted in an increase in inventories. The increase in deferred revenue is in connection with the significant increase in support agreements previously discussed, as the revenue associated with these agreements is deferred over the lives of the agreements. The decrease in the taxes receivable balance is the result of the filing of the 2005 tax return, and the subsequent change in management’s estimate of timing and realization of the tax benefits related to nondeductible items, including sales-side meals and entertainment, acquisition activities and capitalization of software development costs. The changed estimate resulted in a shift between current and deferred taxes for temporary items, and was also impacted by the payment in 2006 of certain 2005 year end accruals.

Cash from Investing Activities

Cash used for investing activities totaled $1,180,344 for the year ended December 31, 2005, compared to $675,126 for the year ended December 31, 2004. Of the increase, $709,972 is due primarily to the continued investment in development in the .Net version of CSI’s major software modules, and is reflected in the increase in computer software costs, net, in the consolidated balance sheet. An additional $419,560 represented capital additions to support the increase in the business, primarily an increase in sales, engineering and .Net team personnel, and solutions offerings, including the ability for customers to run our fund accounting software over the internet on our owned equipment (typically referred to as an ASP or application service provider model). Assets purchased included computers, office cubicles, networking and development servers and related equipment and additional software licenses for support and customer management. During the year we also purchased the original version of the software underlying our curriculator™ software for $42,210, and invested $8,602 in trademarks, primarily related to our new “Technology Outfitters” tagline, which we have incorporated into our CSI logo and the curriculator™ brand name for the standards based lesson planner software.

Cash used for investing activities totaled $1,751,790 in the first nine months of 2006, compared to $828,170 in the first nine months of 2005. The increase of $923,620 is due primarily to the continued investment in development of the .Net version of CSI’s major software modules, the investment in curriculator™ software and increased purchases of property and equipment principally related to the relocation of the corporate headquarters in the first quarter of 2006.

Cash from Financing Activities

Cash used for financing activities netted to $1,364,318 for the year ended December 31, 2005, compared to no financing needs or repayments for the year ended December 31, 2004. The increase of $1,364,318 is due entirely to activities related to the reverse acquisition, which have been summarized earlier in management’s discussions above and in Note 2 to the audited consolidated financial statements as of December 31, 2005, except for net additional borrowings of $201,000 on the line of credit facility’s initial balance of $1,500,000 drawn in connection with the merger. Changes in the balance sheet line items for other assets (from deferred financing fees), bank line of credit, subordinated notes payable to shareholders and shareholders’ equity (deficit) are all a result of the merger related transactions detailed in Note 2 to the audited consolidated financial statements as of December 31, 2005, and in the consolidated statement of changes in shareholders’ equity (deficit).

The significant merger related activity in the order it occurred is as follows:

Purchase of VerticalBuyer shell company	$(415,024	)(1)
CSI – South Carolina redemption of options for common stock	(899,144)
Initial cash payment of portion of CSI - South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock and warrant proceeds	(2,500,000)
Payment on one of the two sets of subordinated notes ($3,624,800) and ($1,875,200) issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Payment on second set of shareholder and Barron’s notes from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	Consists of $450,000 aggregate agreed-upon purchase price (including approximately $5,000 used to satisfy outstanding liabilities of VerticalBuyer) and an additional $20,000 paid to Maximum Ventures to offset its legal and accounting expenses, net of the $50,000 contribution by Barron and a $5,000 allowance to help defray our legal and professional expenses.

In addition to the cash used for financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees which were expensed and are included in the discussion of cash used for operating activities above.

Also, the Company has $2,250,400 in notes outstanding, of which $1,125,200 is payable to Barron and the remaining $1,125,200 is payable in equal amounts to the five former shareholders of CSI – South Carolina, which were due and payable in May 2006 and accrued interest at the Bank of America’s prime rate plus 2%. These amounts were not paid at such time, and the interest rate on these obligations increased to 15% per annum. The status of the subordinated notes is discussed at “Credit Agreements” below.

Cash used for financing activities netted to $706,030 in the first nine months of 2006, compared to cash used of $1,294,318 in the first nine months of 2005. The decrease of $588,288 is due primarily to the absence of activities related to the reverse acquisition in 2005.

Non-GAAP Financial Measures: EBITDA and Adjusted EBITDA

Nine Months Ended September 30, 2006 and 2005

EBITDA increased 159.8% to $1,106,383 for the first nine months of 2006 compared to the EBITDA loss of $1,850,358 reported for the first nine months of 2005. A small portion of the increase was due to the increase in operating income of $7,026, or 3.9%, over the same period of the prior year. This increase in operating income was due to increased gross profits for the software applications segment. In addition, there was no loss related to the financial instruments in 2006, as there was in 2005, causing the most significant portion of the increase in EBITDA. Adjusted EBITDA for the first nine months of 2006 increased by 28.5% to $1,981,531 compared to the same period in the prior year. This increase was also driven by the increase in operating income and the effect of the financial instruments. Further it is the result of having no merger costs in 2006, as well as adding back non-cash stock based compensation that occurred in 200 that did not occur in 2005.

Years Ended December 31, 2005 and 2004

EBITDA decreased 97.5% to $76,298 for the year ended December 31, 2005 compared to EBITDA of $3,905,010 reported for the same period in 2004. The EBITDA decrease was due to the decrease in operating income of $2,719,628, or 108%, from the same period of the prior year. The reduction in operating income resulted from the costs associated with the merger and related stock based compensation costs in 2005. The reduction in operating income was also due to the loss on the financial instruments, with no such loss occurring in 2004. Adjusted EBITDA for the year ended December 31, 2005 decreased by 39.2% to $1,881,015 compared to the same period in the prior year. The Adjusted EBITDA decrease was also driven by the decreases previously discussed, except for the costs associated with the merger and related stock based compensation costs in 2005. These latter costs have been generally excluded in financing decisions and the related Adjusted EBITDA.

Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows.

We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense, and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005(1)	2005(1)	2004
	(unaudited)
Reconciliation of Net income (loss) and Net income (loss) per share per GAAP to EBITDA and Adjusted (Financing EBITDA):
Net income (loss) per GAAP	$(67,905)	$(1,802,735)	$(756,610)	$1,521,540
Adjustments:
Income tax expense (benefit)	91,437	(719,709)	(162,467)	1,032,850
Interest expense, net	309,201	185,176	318,783	—
Depreciation and amortization of fixed assets and trademarks	244,527	120,000	151,276	120,432
Amortization of software development costs	529,123	366,910	525,316	420,188
EBITDA	$1,106,383	$(1,850,358)	$76,298	$3,095,010
Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	$875,148	$—	$—	$—
Reverse acquisition costs	—	759,283	759,283	—
Reverse acquisition related option redemption costs	—	631,174	631,174
Net unrealized gain (loss) on warrants	—	2,002,262	414,360	—
Loss (gain) on disposal of assets	—	(100)	(100)	—
Adjusted (Financing) EBITDA	$1,981,531	$1,542,261	$1,881,015	$3,095,010

Credit Arrangements

Bank Credit Facilities

During the first quarter of 2005, in order to support the activities of the reverse acquisition, the Company entered into a $3.0 million line of credit facility with a bank whereby the Company could borrow up to 80% of accounts receivables balances, not to exceed the total facility limit of $3.0 million. Immediately upon entering into the loan agreement in 2005, the Company borrowed $1,500,000 which was used for the paydown of a portion of the subordinated notes issued in connection with the merger. In the first quarter of 2006, this facility was renewed with an increased limit of $3.5 million. In January 2007, this facility was amended with an increased limit of $5.5 million to support the financing of McAleer and the growth of the Company. The bank revolving credit facility is discussed in detail at “—B. Subsequent Events—Modification of Bank Credit Facilities.”

As of September 30, 2006, there was $655,000 of outstanding draws under our bank credit facility, and $2,845,000 was available under the facility. On January 2, 2007, immediately preceding the acquisition there was approximately $569,000 outstanding under the facility. Subsequent to entering into the amended agreement, we drew down $1,672,836, which was used in the funding of the McAleer acquisition. Following such advance, borrowings under the revolving facility totaled

$2,241,836, with $412,916 available for further advances. As of January 19, 2007, $2,473,000 was outstanding under the facility and $2,764,000 was available for additional draws.

On February 14, 2006, the Company entered into a 42-month term loan totaling $400,000 with the Bank, at a fixed interest rate of 7.5% per annum. The purpose of the loan was to finance capital expenditures long term and improve availability under the revolving facility. Pursuant to the January 2007 modification to the bank’s credit facilities, the February 2006 equipment loan was modified, increasing it to $800,000. The equipment note bears interest at 7.85% per annum. Principal and interest is payable in 36 consecutive monthly payments of principal and interest of $25,015 continuing until January 1, 2010. The new equipment note refunded the February 2006 equipment loan balance of $313,954, with an additional $486,046 being advanced at the January 2, 2007 closing. The additional proceeds represented a reimbursement to the Company for capital expenditures incurred during 2006, and were used to help fund the McAleer acquisition. The equipment facility with our bank is discussed in more detail at “—B. Subsequent Events—Modification of Bank Credit Facilities.”

The credit facilities with our bank are subject to certain restrictive covenants, including financial covenants. As of December 31, 2006, we believe we had complied with all such covenants. These financial and other restrictive covenants are discussed at “—B. Subsequent Events—Modification of Bank Credit Facilities.”

We anticipate renewing the bank credit facility prior to its expiration date in May 2007. We do not believe that cash flow from operations will be sufficient to repay the facility at maturity and adequately fund our growing working capital needs. In the alternative, we would attempt to refinance the credit facility with another lender. Although management currently believes that our existing lender will agree to a renewal of the facility, there can be no assurance that our bank will in fact do so or that replacement financing could be procured by us on favorable terms or at all. Further, any failure to resolve our default under or otherwise restructure the subordinated notes, or to maintain the cooperation of the holders of such notes, could negatively impact our ability to renew our existing bank credit facility or procure a replacement. Without such a credit facility, we believe that our ability to fund our business operations, including providing sufficient working capital to fund sales growth, could be adversely affected.

Subordinated Notes

The Company also has significant commitments under the subordinated notes payable to the original five shareholders of CSI – South Carolina and Barron, as a result of the reverse acquisition, totaling $2,250,400, which was due and payable on May 10, 2006. The Company declined to pay the subordinated notes at maturity, and such notes are in default. Interest not paid quarterly and any principal not paid by the due date accrue interest at 15% until paid.

Although we possessed adequate availability on the May 10, 2006 due date to repay the subordinated notes, management believed that cash flow from operations and remaining availability under the bank facility following such a drawdown would not be sufficient to fund ongoing working capital needs. We also anticipated that such a refunding of the subordinated notes with bank debt would have caused us to fail to comply with equity related covenants with the bank, given that the subordinated notes are treated as equity for such ratios. Accordingly, after consultation with the bank and the holders of the subordinated notes, we determined it was not in the best interest of all stakeholders to pay the notes at maturity, and the subordinated notes remain due and payable.

Our subordinated noteholders have cooperated with us in the deferral of payment on the subordinated notes. We have paid interest at a default rate of 15%, and as of December 31, 2006, were current with such payments. We anticipate the continued cooperation of the noteholders and the ultimate successful negotiation of a maturity date extension or other restructuring of our subordinated debt with the holders. Looking forward, we believe it unlikely that we will be able to generate sufficient operating cash flow so as to permit repayment of the subordinated notes with draws under the revolving credit facility. Even if sufficient availability existed to cover our working capital needs and repay the subordinated notes, we do not believe we could maintain compliance with our financial covenants, particularly given the use of revolving facility draws to fund a portion of the purchase price for the McAleer acquisition. Instead, we believe the subordinated notes will be restructured or repaid from long term capital sources. The subordinated notes may, for example, be refinanced as part of the financing of future acquisitions, or repaid from the proceeds of the exercise of warrants by Barron. However, we can give no assurance that we will be able to successfully restructure, extend or refund the subordinated notes, or that the noteholders will continue to cooperate. The notes are subordinated to our senior bank debt, and we believe the ability of the noteholders to have direct recourse against us is limited. However, we can give no assurances as to what adverse collection actions the subordinated noteholders might take, and the impact such actions and default might otherwise have on our other creditors and our financial condition. We do not anticipate any of the noteholders taking any action detrimental to us. It should be noted that five of the subordinated noteholders are currently significant stockholders of the Company, and four of these are executive officers. The sixth noteholder, Barron, holds all our preferred stock.

Future Capital Needs and Resources

General

Since inception, and prior to the merger, the Company had funded its operations through cash flow from operations. As of December 31, 2004, prior to the February 2005 reverse merger, our capital resources included $3.7 million of cash. The cash-rich status of the Company was significantly impacted by the merger and related transaction. At December 31, 2005 and 2006, our cash balance was zero. Accordingly, as a result of the recapitalization in connection with the reverse merger the Company has chosen to utilize a line of credit facility and term loan to assist in the financing of future needs. Also, in order to conserve capital and borrowing capacity, we refrained from repaying the $2.3 million in subordinated notes upon their maturity in May 2006. On January 2, 2007, our bank revolving credit facility was increased from $3.5 million to $5.5 million, and our equipment facility was increased from $400,000 to $800,000. The increases were to provide for our expanding working capital and other credit needs, including the funding of the Company’s acquisition of McAleer. The modification of the bank credit facility is described in more detail under “—B. Subsequent Events—Modification of Bank Credit Facilities.”

As discussed under “—B. Subsequent Events—Acquisition of McAleer Computer Associates, Inc.,” in January 2007 we purchased substantially all of the business operations of McAleer for $4.1 million. Of this, $3.5 million was paid in cash at closing and the balance of $525,000 is being financed via a five year promissory note. The acquisition was funded by advances of about $2.2 million under our modified credit facilities with our bank. We also utilized approximately $1.3 million in cash from McAleer.

Ongoing capital resources depend on a variety of factors, including our existing cash balance, the cash flow generated from our operations and external financial sources that may be available. During the first nine months of 2006, we utilized improved cash flow from operating activities and our bank line of credit in the amount of $3.5 million to fund operations. We also utilized the $400,000 bank term loan entered into in February 2006 to support capital expenditures. We plan to continue using our increased $5.5 million revolving credit facility to fund operations. As of January 19, 2007, $2,764,000 was available for additional advances under the facility. Our financial projections and related forecasts of working capital needs have indicated the revolving facility would be adequate for the next year. However, our utilization of draws under the revolver to fund a large portion of the purchase price of the McAleer acquisition effectively used up the additional availability we gained in the January 2007 increase in the revolving credit facility from $3.5 million to $5.5 million. Additional billings shortly thereafter increased our borrowing base and improved this position. However, should increased working capital requirements as a result of anticipated sales growth exceed our expectations or operational cash flows be lower than anticipated without a corresponding decline in working capital requirements, coupled with the addition of working capital requirements associated with our McAleer operations, we could experience a need to increase our bank revolving credit facility or seek additional financing. Accordingly, we will continue to evaluate other funding options. These could include mezzanine financing to match the longer-term nature of our investment in McAleer with longer term debt, or the raising of additional equity. Our evaluation of potential long-term funding sources has also included exercise of the warrants. Encouraging the earlier exercise of the warrants, as well as encouraging an earlier increase in the float of our stock, entered into our decision to reduce the pricing on a portion of the warrants.

In addition to financing sources, our operating cash flow is a significant source for us to meet our future capital needs. Our ability to generate sufficient operating cash flow is dependent upon, among other things:

•	the amount of revenue we are able to generate and collect from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers; and

•	our ability to continue to grow our customer base.

Over the last year, the Company has experienced significant improvement in its cash flow from operations compared to the prior year. More than $800,000 of expense recorded in the current year related to non-cash, stock based compensation compared to only $400,000 in non-cash expenses (related to the loss on the warrants) in the prior year, and the Company did not incur the significant costs related to the reverse merger, including litigation costs. As a result, our cash flow from operations improved by more than $2 million. This improvement placed the Company in a position to fund the purchase of McAleer with the increase in its revolving credit facility, but without significant new types of debt or equity. While not anticipated, the use of short-term funding for the acquisition could place some pressure on us in the short-term. However, we bill the largest portion of our annual service agreements for our software segment toward the end of the second quarter. These funds are collected primarily in the second and third quarters. The addition of the McAleer acquisition adds another large portion of similar billings at the end of the fourth quarter, which is collected primarily in the fourth and first quarters.

Additionally, our projections as to the acquisition of McAleer were that it would be cash flow positive, including the costs of financing. As a result, we see risk associated with the costs of the acquisition as being in the near-term and continuing improvements in our cash position long-term. This assessment does not take into account additional capital related to additional acquisitions, and it assumes our ongoing ability to secure asset-based financing to fund our growth. Our primary reasons for pursuing other financing and equity capital are to reduce short-term risk, if any, to fund acquisitions, and to repay our subordinated notes (potentially as part of funding an acquisition).

Factors Affecting Capital Needs and Resources

Set forth below are factors which management believes could have a significant impact on our future cash and capital needs and resources.

Customer support billings. We historically bill a significant portion of our service contracts late in the second quarter of the year. In the past this amount has exceeded $2,000,000. While revenue for service contracts is deferred over the life of the contract (typically over a year) significant cash is generated in the third quarter as a result of the service payments being billed and collected as payment for the entire future year’s service. The Company borrows through its line of credit based on availability tied to its receivables. Cash collections are first used to pay down the line of credit. Thereafter, funds are available to be borrowed again based on our receivables position and line of credit limit as detailed below. Only if the line of credit were paid down and working capital needs met, would we have significant cash on our balance sheet.

A significant portion of service contracts provided by our new McAleer operations are historically billed in the fourth quarter and collected in the fourth and final quarters of each fiscal year. A large amount of expected receipts for our 2007 agreements were collected and used to fund the acquisition of McAleer, and reduced the borrowings needed to complete the acquisition. We expect that the year end collections for McAleer agreements will help offset our historically large mid-year collections in future years.

Burden of Professional and Legal Compliance Costs. For the nine months ended September 30, 2006, professional and legal compliance and litigation costs, excluding stock-based (non-cash) compensation, totaled $434,023. These related primarily to compliance costs related to operating as a public company, as well as legal and accounting costs for the registration of shares pursuant to the registration rights agreement. Management anticipates that the current level of expenses should abate due to the reduced registration costs as the Company’s registration statement was declared effective with the SEC on February 14, 2006 and the amendment of the registration statement to which this prospectus relates was likewise declared effective in             , 2007. Although the Company is hopeful that costs related to supplementing the registration statement for updated financial and other information will be minimal, there can be no assurances that this will in fact be the case and cost savings realized. Also, the compliance costs associated with public company status are significant and will continue. However, management anticipates that some cost efficiencies may be realized as CSI gains experience as a reporting company and management seeks to aggressively manage compliance costs.

Bank Credit Facility. Absent a significant cash inflow from the cash exercise of the warrants or otherwise, for the foreseeable future, we will rely on our line of credit facility whereby the Company can borrow up to 80% of its eligible receivables balance, not to exceed the total facility limit of $5.5 million. As of September 30, 2006, our facility allowed for borrowing up to $3.5 million (based on adjustments for eligible receivables), under which there was $655,000 outstanding and $2,845,000 was available under the facility for additional loan advances. Subsequent to the increase in the facility and the acquisition of McAleer, the borrowings were approximately $2,242,000 with $413,000 available. At January 19, 2007, bank credit facility borrowings totaled $2,473,000 and $2,764,000 was available for further draws.

We project that the revolving credit facility with our bank will be sufficient to fund our operations in the next twelve months. However, our utilization of draws under the revolver to fund a large portion of the purchase price of the McAleer acquisition effectively used up the additional availability we gained in the January 2007 increase in the revolving credit facility from $3.5 million to $5.5 million. Increased working capital requirements as a result of anticipated sales growth, as well as the addition of working capital requirements associated with our McAleer operations, could put pressure on the adequacy of the bank revolving credit facility. Accordingly, we continue to evaluate other funding options, as discussed above.

Subordinated Promissory Notes. At September 30, 2006, subordinated promissory notes payable to shareholders totaled approximately $2.3 million. As discussed above, we declined to repay the subordinated promissory notes upon their maturity on May 10, 2006. From discussions with the holders of the subordinated notes, we anticipate that they will cooperate with the Company in formulating a new repayment schedule or other resolution. Our bank lender has likewise consented with respect to the subordinated notes and has granted a waiver relating to their nonpayment. Such notes are also subordinated to our senior debt, and we believe the ability of the subordinated debt holders to have direct recourse against the Company is currently limited. However, the holders of the subordinated notes may take actions that could adversely affect the Company, including acting to accelerate the subordinated debt, thereby potentially triggering a default under our credit facility with our bank. Such noteholders also may take legal or other adverse collection actions against the Company. For further discussion regarding the subordinated notes, please see “Credit Arrangements” above.

Short Term Capital Requirements. We currently anticipate that our capital needs for 2007 will principally consist of $1.2 million for software development and $600,000 for capital expenditures. We plan to fund these amounts through cashflow from operations, our line of credit or other financing options discussed above.

Acquisitions. We are examining the potential acquisition of companies and businesses within our industry. We are unable to predict the nature, size or timing of any such acquisition, and accordingly are unable to estimate the capital resources which may be required. Any acquisition would be subject to our utilizing sources in addition to those described above. These alternative sources could include the issuance of our common stock or other securities in an acquisition, seller financing, and bank and other third party financing, among other things. We can give no assurance that, should the opportunity for a suitable acquisition arise, we will be able to procure the financial resources necessary to fund any such acquisition or that we will otherwise be able to conclude and successfully integrate any acquisition.

As previously disclosed, we acquired McAleer on January 2, 2007. We believe the acquisition of this leading provider of fund accounting based financial management software in Alabama fits within our acquisition strategy. We anticipate that the acquisition of McAleer will provide several benefits as previously discussed in “—B. Subsequent Events—Acquisition of McAleer Computer Associates, Inc.” A large portion of the cash consideration for the acquisition was funded by draws under our bank revolving credit facility, thereby reducing our availability under the facility to support working capital needs. Also, it is expected that the acquisition of McAleer, like most acquisitions by the Company of other operating businesses, will increase the working capital needs of the Company. While our line of credit may be sufficient, its adequacy may be strained by our increased working capital and other needs as a result of acquisition activity. We continue to pursue other opportunities for increasing funds available to us in light of the potentially greater capital needs of a larger organization. A number of options, as discussed above, are under consideration, and could provide longer-term financing to match the longer-term nature of an acquisition related investment.

Potential Capital Inflow from Warrants Exercise. A significant amount of cash and capital for the Company would be generated by the exercise by Barron of its common stock warrants. The exercise of our warrants with an exercise price of $0.70 would generate approximately $1.1 million. The exercise of our warrants priced at $0.85 would generate approximately $1.3 million. The exercise of our warrants priced at $1.3972 would generate approximately $2.8 million. And the exercise of our warrants with a price of $2.0958 would generate approximately $4.2 million. The complete exercise of the warrants is in the sole discretion of Barron, subject to the restrictions in the preferred stock and the warrants prohibiting Barron from beneficially holding greater than 4.9% of our outstanding common stock, at any time. Although we presume any decision by Barron to exercise the warrants or any portion would depend upon our stock price, results of operations and the long term outlook for the development of our business, among other things, we cannot predict if and when Barron may exercise the warrants. Accordingly, there can be no assurance that Barron will exercise the warrants and that we will receive any resulting capital.

The warrants may be exercised on a cashless basis, in which case the Company would receive no cash proceeds. However, Barron is prohibited from electing a cashless exercise so long as there is an effective registration statement with respect to the shares underlying the warrants. Accordingly, it will be important for us to maintain the effectiveness of the registration statement covering the warrant shares in order to assure the receipt of equity capital from the exercise of the warrants. Our registration statement was declared effective on February 14, 2006 and the amendment of the registration statement to which this prospectus relates was likewise declared effective in             , 2007. Barron has not invoked the cashless exercise provision.

Long Term Debt Financing. On February 14, 2006, the Company entered into an agreement with RBC for a 42 month term loan of $400,000 at a fixed interest rate 7.5% per annum. The purpose of the loan was to finance capital expenditures long term and improve availability under our bank credit facility for working capital purposes. As of September 30, 2006 the Company had paid $15,173 of interest and $60,030 of principal related to the loan. On January 2, 2007, the equipment facility was increased to $800,000 and the proceeds used to help fund the acquisition of McAleer. The equipment facility is discussed further at “—B. Subsequent Events—Modification of Bank Credit Facilities.”

Adequacy of Liquidity and Capital Resources

Based on the foregoing, our management anticipates that our cash flow from operations and our existing bank credit facility will be adequate to fund our short term liquidity and capital needs, so long as we are able to successfully continue to receive cooperation as to the deferral of payment on our subordinated debt. Although we believe our $5.5 million bank credit facility will be sufficient to fund our operations in the next twelve months, additional availability under the facility from the

January 2007 modification was used to fund a large portion of the cash consideration in the acquisition of McAleer. Further, increased working capital requirements as a result of anticipated sales growth, as well as the addition of working capital requirements associated with our McAleer operations, could put pressure on the adequacy of our bank revolving credit facility. We are pursuing other financing alternatives which could include mezzanine financing or other capitalization alternatives. These options are under consideration, and could provide longer-term financing to match our long-term capital needs. Such needs would include providing longer term financing for the recent acquisition of McAleer, potentially supporting additional acquisition activities, and increased working capital. Depending on cash flow from current operations, should we find longer-term funding unnecessary, we may not take advantage of such options, thereby paying down debt and minimizing any potential for dilution from any additional capital raised.

In making our assessments of a fully-funded business plan, we have considered:

•	cash and cash equivalents on hand or available to our operations of $0.00 at September 30, 2006;

•	expected cash flow from operations;

•	our $5.5 million bank revolving credit facility, and availability under the facility;

•	the anticipated level of capital expenditures of $700,000;

•	software development costs of $1.2 million;

•	our scheduled debt service; and

•	the McAleer acquisition.

If our business plans change, including as a result of changes in our products or technology; or if we decide to expand into additional markets; or if economic conditions in any of our markets generally arise and have a material effect on the cash flow or profitability of our business; or if we have a negative outcome related to the debt covenants and are unable to obtain a waiver; or are unable to successfully restructure our subordinated debt; or if our working capital needs outstrip availability under our $5.5 million revolving credit facility; then, the anticipated cash needs of our business as well as the conclusions presented herein as to the adequacy of available sources of cash and timing of our ability to generate net income could change significantly. A decision by Barron not to exercise warrants or to utilize a cashless exercise could result in the necessity to pursue other funding.

Any of these events or circumstances could involve significant additional funding needs in excess of the identified current available sources, and could require us to raise additional capital to meet these needs. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

There is no guarantee CSI could obtain access to additional funding or at reasonable rates. The failure of CSI to meet covenant requirements, raise capital through the exercise of the warrants or find or obtain other funding at reasonable rates, could have a negative impact on the business.

K. Cautionary Statement Regarding Forward-Looking Information

Certain information contained in this report includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this report and in the documents incorporated by reference into this report that is not a statement of a historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this report, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive market place and/or customer requirements.

For a discussion of factors that may cause actual results to differ materially from forward-looking statements, see our Annual Report on Form 10-KSB for the year ended December 31, 2005, and other reports periodically filed with or furnished to the Securities and Exchange Commission.

MANAGEMENT

Directors and Officers

Our board of directors consists of five directors. Three of the members, Anthony H. Sobel, Shaya Phillips and Jeffrey A. Bryson, are non-employee directors. All three non-employee directors are “independent” pursuant to the standards of the Nasdaq National Market.

With one exception, all of our directors were elected at our May 10, 2006 annual meeting of stockholders. On June 20, 2006, Jeffrey A. Bryson was elected to fill the vacancy created after another non-employee director. Thomas V. Butta resigned his position earlier in the year to devote his full attention to his responsibilities as chief executive officer of an unaffiliated company. All directors serve for a term of approximately one year until our next annual meeting of stockholders, their successors are elected and duly qualified, or their death, resignation, disqualification or removal from office, whichever is earlier.

Set forth below is the name of each of our executive officers and directors, the principal positions and offices he or she holds with us, and a brief description of that person’s business experience during the past five (5) years:

NAME	AGE	TITLE
Anthony H. Sobel	51	Chairman of the Board, Director
Shaya Phillips	47	Director
Jeffrey A. Bryson	46	Director
Nancy K. Hedrick	56	Director, President and CEO
Thomas P. Clinton	43	Director, Senior Vice President of Strategic Relationships
Beverly N. Hawkins	43	Secretary, Senior Vice President of Product Development
David B. Dechant	42	Chief Financial Officer and Treasurer
William J. Buchanan	42	Senior Vice President of Delivery and Support

ANTHONY H. SOBEL has served as a director and Chairman of the Board since January 31, 2005. Since January 1996, he has been the CEO of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company located in Des Plaines, Illinois. Mr. Sobel is a member of the board’s audit and compensation committees.

SHAYA PHILLIPS has served as a director since January 31, 2005. From March 2002 until the present, Mr. Phillips has been the Assistant Vice President of Information Technology at the Fashion Institute of Technology of the State University of New York. From January 2000 through March 2002, Mr. Phillips was a consultant for CSSP, an unincorporated association that was engaged in the business of network consulting. Mr. Phillips is chairman of the board’s compensation committee, and he is a member of its audit committee.

JEFFREY A. BRYSON has served as a director since June 20, 2006. From July 2002 until November 8, 2006, Mr. Bryson served as Vice President of Administration and Investor Relations at ScanSource, Inc., a public technology distribution company headquartered in Greenville, South Carolina.

Mr. Bryson resigned his position after declining to be interviewed by independent legal counsel for a special committee appointed by ScanSource’s board of directors to conduct a review of ScanSource’s stock option grant practices and related accounting issues. On November 21, 2006, a shareholder derivative suit against certain executive officers and directors, including Mr. Bryson, was filed in the United States District Court for the District of South Carolina, styled Mark Wenham v. Bryson et al., Case No. 6:06-cv-03312-HFF, the subject of which litigation is alleged irregularities in grants of ScanSource stock options. This litigation, which does not concern the Company, is currently pending.

Previously, Mr. Bryson served as interim Chief Financial Officer from July 2002 until November 2002 and as Chief Financial Officer and Treasurer from 1992 until July 2002. Prior to joining ScanSource, Inc., Mr. Bryson was employed for more than seven years at KPMG LLP, where he last held the position of senior manager. Mr. Bryson is chairman of the board’s audit committee, and he is a member of its compensation committee.

NANCY K. HEDRICK has served as President and Chief Executive Officer since January 31, 2005. She has served as a director since February 2005. Prior to the Company’s February 2005 merger, Ms. Hedrick held the position of President of CSI-South Carolina for approximately fifteen years. Ms. Hedrick was a founder of CSI-South Carolina.

THOMAS P. CLINTON has served as Senior Vice President of Strategic Relationships since July 2006. In this role, Mr. Clinton oversees the Company’s sales efforts both in the Software Applications Segment as well as the Technology Solutions Segment. From January 31, 2005 through July 2006, Mr. Clinton served as Vice President of Sales. He has served as a director since February 2005. Mr. Clinton served as Vice President of Sales for CSI-South Carolina from February 1999 to February 2005.

BEVERLY N. HAWKINS has served as Senior Vice President of Product Development since July 2006. In this role, Ms. Hawkins oversees the software development activities of the Company. From January 1, 2006 through July 2006, Ms. Hawkins served as Vice President of Product Development, in which role she performed essentially the same duties and had the same responsibilities as she does at present. From January 31, 2005 through December 31, 2005, Ms. Hawkins served as Vice President of Support Services, in which role she oversaw the provision of customer service and support solutions for the Company’s software and technology products. Ms. Hawkins has served as Secretary of the Company since January 31, 2005. Ms. Hawkins previously served as Vice President of Support Services of CSI – South Carolina from February 1999 until February 2005. From January 1990 until February 1999, she served as Vice President. Ms. Hawkins was a founder of CSI-South Carolina.

DAVID B. DECHANT has served as Chief Financial Officer since May 6, 2005. Prior to his appointment as CFO of CSI, Mr. Dechant was employed from October 2004 until May 2005 as the CFO of NTM, Inc., a manufacturer in Greenville, South Carolina providing performance enhancement and recycling of PET (polyethylene terephthalate) polymer. Previously, he consulted with Bowater, Incorporated from May 2004 to October 2004, providing implementation support for meeting the requirements of the Sarbanes-Oxley legislation. Bowater, headquartered in Greenville, South Carolina, is a manufacturer of newsprint, coated and specialty papers and pulp and forest products.

From January 2004 to April 2004, Mr. Dechant was the CFO/COO and supported succession planning activities in a short-term role with Millenium Manufacturing, LLC and its affiliates, manufacturers of steel arch and specialty chemical storage buildings. Millenium Manufacturing is located in Boone, North Carolina. From November 2002 to January 2004, Mr. Dechant served Bowater, Incorporated as the Acting Manager of the Compliance Department, which position involved overseeing the drafting and coordinating of SEC filings and other public disclosures. From January 2002 to June 2002, Mr. Dechant recruited and placed financial personnel in management roles while working as a recruiting manager in Greenville, South Carolina for Robert Half International Inc., a specialized financial recruiting service.

WILLIAM J. BUCHANAN has served as Senior Vice President of Delivery and Support since July 2006. In this role, Mr. Buchanan oversees the provision of the Company’s engineering services and customer support services for the Technology Solutions Segment and the Software Applications Segment. From January 1, 2006 through July 2006, Mr. Buchanan served as Vice President of Delivery and Support, in which role he performed essentially the same duties and had the same responsibilities as he does at present. From January 31, 2005 through December 31, 2005, Mr. Buchanan served as Vice President of Engineering. Mr. Buchanan also served as Treasurer of the Company from January 31, 2005 until May 2006. From January 1999 to February 2005, Mr. Buchanan held the position of Vice President of Engineering with CSI-South Carolina.

Effective February 11, 2005, all of the executive officers above, except for Mr. Dechant, entered into employment agreements with the Company. Mr. Dechant entered into his employment agreement with the Company on May 6, 2005. These agreements are described under “—Employment Agreements” below.

Security Ownership of Management

The following table sets forth, as of January 19, 2007, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the board of directors, by each of the executive officers identified in the “Summary Compensation Table” below and by all directors and executive officers as a group.

The business address of each named person or group is 900 East Main Street, Suite T, Easley, South Carolina 29640.

Name of Beneficial Owner	Common Stock Beneficially Owned(1) (2)	Percent of Class(3)
Nancy K. Hedrick	505,381	14.7
Thomas P. Clinton	505,381	14.7
Beverly N. Hawkins	505,381	14.7
William J. Buchanan	505,381	14.7
Anthony H. Sobel	98,496	2.9
Jeffrey A. Bryson	23,350	0.7
Shaya Phillips	49,248	1.4
All present executive officers and directors as a group (8 persons)	2,192,618	63.9

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date.

(2)	To our knowledge, none of the shares beneficially owned have been pledged as security.

(3)	Based on 3,429,030 shares outstanding as of January 19, 2007.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of January 19, 2007, certain information with respect to beneficial ownership of shares of our common stock by each person who owns, to our knowledge, more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned(1)		Percent of Class(2)
Joe G. Black 900 East Main Street, Suite T Easley, South Carolina 29640	505,381		14.7

Robert F. Steel 325 East 8th Street Hinsdale, Illinois 60521	172,367	(3)	5.0

Kenneth A. Steel, Jr. 73 East Cedar Street Chicago, Illinois 60611	172,367	(3)	5.0

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date.

(2)	Based on 3,429,030 shares outstanding as of January 19, 2007.

(3)	Based on a Schedule 13D filed with the Securities and Exchange Commission on March 8, 2006, filed jointly by Robert F Steel and Kenneth A. Steel, Jr. Each disclaimed beneficial ownership, for the purposes of Regulation 13D under the Exchange Act, of any shares held beneficially or otherwise by the other.

Security Ownership of Barron

As of January 19, 2007, Barron beneficially held 7,012,736 shares of our Series A Convertible Preferred Stock which is convertible into common stock at any time on a one for one basis, subject to adjustments. The preferred stock is non-voting, except for certain events adversely affecting the rights of holders of such preferred stock and as otherwise provided under Delaware law with respect to class voting. In addition, Barron holds warrants to purchase 7,217,736 shares of our common stock. Both the preferred stock and the warrants contain prohibitions that restrict Barron from beneficially owning more than 4.9% of our common stock at any time. Therefore, based on 3,429,030 shares of common stock outstanding as of January 19, 2007, Barron on such date was the beneficial owner of 176,679 shares of common stock.

The general partner of Barron is Barron Capital Advisors, LLC. Barron’s address is 730 Fifth Avenue, 25th Floor, New York, New York 20019. The managing member of Barron Capital Advisors, LLC is Andrew Barron Worden.

Potential for Change of Control

As of January 19, 2007, our outstanding shares of common stock totaled 3,429,030, of which 2,192,618 were owned by management and our directors. Accordingly, as of such date, our management effectively possessed control of the Company. However, pursuant to this prospectus, Barron may sell 14,230,472 shares of common stock. Barron is prohibited from beneficially owning greater than 4.9% of our shares (except under limited circumstances involving significant acquisition transactions). However, one or more investors could acquire enough shares in or subsequent to this offering so as to effect a change of control of the Company. We are currently unaware of any plan or arrangement to effect a change of control of us.

Director Compensation

The table below presents all compensation for our non-employee directors for the year ended December 31, 2006. Compensation of our two directors who are also executive officers, Nancy K. Hedrick, President and CEO, and Thomas P. Clinton, Senior Vice President of Strategic Relationships, is discussed below under “—Executive Compensation.” Our employee directors do not receive any compensation for serving on the board of directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Anthony H. Sobel	—	153,490	—	153,490
			—
Shaya Phillips	—	76,745	—	76,746
			—
Jeffrey A. Bryson	—	45,143	—	45,143
			—
Thomas V. Butta	—	27,086	—	27,086

(1)	The assumptions underlying the valuations of the stock awards and a discussion of those assumptions is contained in Note 4, “Stock Based Compensation” to our unaudited consolidated financial statements dated September 30, 2006.
(2)	At December 31, 2006, Messrs. Sobel, Phillips, Bryson and Butta held the following stock awards consisting of shares granted under our 2005 Incentive Compensation Plan: 98,496, 49,248, 23,350 and 16,416, respectively.

Non-employee directors do not receive any cash compensation for serving on the board, but are reimbursed for incidental expenses related to attendance at board and committee meetings. In lieu of cash compensation, we have granted stock awards to our outside directors under our 2005 Incentive Compensation Plan. On February 21, 2006, the compensation committee of the board of directors and the full board of directors approved a grant of 98,496 shares to Mr. Sobel, chairman of the board, and grants of 49,248 shares each to Shaya Phillips and Thomas V. Butta. Pursuant to all of the awards, one-third of the shares vested immediately upon approval, an additional one-third vested on February 28, 2006, and the final one-third is to vest on February 28, 2007. Except in the event of change of control of the Company, the directors may not sell any shares awarded them prior to March 1, 2007. If a director’s service terminates prior to a vesting date, all unvested shares will be forfeited, subject to exception in the discretion of the board. As a result of his subsequent resignation as a director effective February 22, 2006, Mr. Butta forfeited 32,832 shares. The immediate vesting of one-third of the shares awarded was intended to reward past uncompensated service on the board.

On June 20, 2006, our board elected Jeffrey A. Bryson to fill the vacancy on the board created by the February 22, 2006 resignation of Mr. Butta. In connection with his election, Mr. Bryson was awarded 23,350 shares of common stock under our 2005 Incentive Compensation Plan. Under the terms of the award, 11,675 shares vested immediately upon Mr. Bryson’s election to the board and the remaining shares will vest at the conclusion of the 2007 annual meeting of stockholders of the Company if Mr. Bryson is reelected to the board for a successive term at the meeting.

Executive Compensation

The following table shows, for the fiscal year ended December 31, 2006, all compensation that we paid to our named executive officers in all capacities in which they served.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Nancy K. Hedrick President, Chief Executive Officer and Director	2006	185,000	-0-	5,550	190,550
Thomas P. Clinton Senior Vice President of Strategic Relationships and Director	2006	185,000	-0-	5,550	190,550
Beverly N. Hawkins Senior Vice President of Product Development and Secretary	2006	185,000	-0-	5,550	190,550
William J. Buchanan Senior Vice President of Delivery and Support	2006	185,000	-0-	5,550	190,550

(1)	“All Other Compensation” represents the employer contribution to the Company’s Simple IRA Plan on behalf of each of the named executive officers to match their 2006 pretax elective deferral contribution (which is included under the “Salary” column) made by each to such plan.

Our named executive officers are compensated solely through the payment of salary pursuant to written employment agreements. We entered into separate employment agreements with each of our named executive officers on February 11, 2005, in conjunction with the closing of the merger. All of these employment agreements are identical except for name, job title, and responsibilities. The employment agreements provide that each executive will be compensated at a rate of $185,000 a year, plus such bonuses and raises as our board of directors in its discretion may determine. No bonuses or raises have been awarded by the board during the term of the agreements. In addition, each executive is entitled to benefits under any welfare benefit, business travel insurance or retirement plans or programs provided by the Company applicable generally to its employees (subject to any applicable eligibility or other provisions of such plans or programs).

The term of the agreements is three years, expiring on February 10, 2008. The agreements renew automatically upon the expiration of the initial or any renewal periods in the absence of either party giving thirty days advance notice of termination. The agreements also contain the following provisions:

•	a prohibition on the Company modifying the executive’s job responsibilities and duties in a matter inconsistent with the executive’s job position without the executive’s consent;

•	a prohibition on the Company relocating the executive’s principal location of employment more than thirty miles away from our initial headquarters location in Easley, South Carolina without the executive’s consent;

•	the Company’s right to terminate the executive for cause;

•	non-compete provisions prohibiting the executive from competing with us, soliciting our customers or suppliers, or employing any of our employees during the term of his or her employment and for the period of (i) one year after expiration of the employment agreement or termination of employment for cause, or (ii) the remainder of the initial three year term plus one year upon a voluntary termination of employment;

•	obligations of confidentiality with respect to non-public information concerning our business; and

•	certain benefits to be paid by us to the executive upon his or her termination of employment, as discussed under “—Executives’ Benefits Upon Termination of Employment.”

Savings Plan

The named executive officers participate in a Simple IRA savings plan maintained by the Company for the benefit of its employees. Employees of the Company may participate in the plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. The Company’s contributions to the plan, as determined by management, are discretionary and are allocated among the participants based on the participants’ contributions. Management has the authority to establish a funding policy and to review such policy annually. Contributions to the plan were $87,645 and $63,779 for the years ended December 31, 2005 and 2004, respectively.

Executives’ Benefits Upon Termination of Employment

Upon termination of an executive for cause, the Company will pay the executive salary and unpaid reimbursable expenses outstanding as of the date of termination, plus any benefits to which he or she may be entitled under applicable plans or programs. The employment agreements between each of our named executive officers and the Company provide severance benefits to each executive in the event of termination without cause. Specifically, in the event of such termination, we will pay the executive eighteen months of his or her base salary, plus any benefits to which he or she may be entitled under applicable plans or programs. Also, the executive would be paid, over a one year period following termination of employment, amounts aggregating 75% of the average of the executive’s base salary and bonuses during the period of his or her employment.

2005 Equity Incentive Compensation Plan

On April 29, 2005, our board of directors adopted the 2005 Computer Software Innovations, Inc. Incentive Compensation Plan. The Incentive Plan authorizes the compensation committee of the board of directors to grant one or more of the following awards to directors, officers, key employees, consultants and advisors to the Company and its subsidiaries who are designated by the committee:

•	non-qualified stock options;

•	stock appreciation rights (“SARs”); and

•	stock awards.

We are authorized to issue under the Incentive Plan up to 1,100,000 shares of common stock pursuant to exercise of options and SARs and grants of stock awards. At January 19, 2007, 497,756 of such shares remained available for issuance. Awards that are substituted in connection with a corporate transaction or that are made to an individual outside of the Incentive Plan do not count against the limit.

Generally, if an award is terminated, the shares allocated to that award under the Incentive Plan may be reallocated to new awards under the Incentive Plan. Shares surrendered pursuant to the exercise of a stock option or other award or in satisfaction of tax withholding requirements under the Incentive Plan may also be reallocated to other awards.

The Incentive Plan provides that if there is a stock split, stock dividend or other event that affects our capitalization, appropriate adjustments will be made in the number of shares that may be issued under the Incentive Plan and in the number of shares and price of all outstanding grants and awards made before such event.

Grants and Awards Under the Incentive Plan

The principal features of awards under the Incentive Plan are summarized below.

Stock Options

The Incentive Plan permits the grant of non-qualified stock options. The exercise price for options will not be less than the fair market value of a share of common stock on the date of grant. Other than in connection with a corporate recapitalization, the option price may not be reduced after the date of grant. The period in which an option may be exercised is determined by the committee on the date of grant, but may not exceed ten years. Payment of the option exercise price may be in cash, in a cash equivalent acceptable to the administrator, using a cashless exercise with a broker, with shares of common stock or with a combination of cash and shares of common stock. The Incentive Plan provides that a participant may not be granted options in a calendar year for more than 100,000 shares of common stock.

Stock Appreciation Rights

SARs may be granted either independently or in combination with underlying stock options. Each SAR will entitle the holder upon exercise to receive the excess of the fair market value of a share of common stock at the time of exercise over the SAR’s initial value, which cannot be less than the fair market value of a share of common stock on the date of grant of the SAR. Other than in connection with a corporate recapitalization, the initial value of any SAR may not be reduced after the date of grant. At the discretion of the committee, all or part of the payment in respect of a SAR may be in cash, shares of common stock or a combination thereof. The maximum period in which a SAR may be exercised is ten years from the date of its grant. No participant may be granted SARs in a calendar year covering more than 100,000 shares of common stock. For purposes of this limitation and the individual limitation on the grant of options, a SAR and a related option are treated as a single award.

Stock Awards

The Company may also grant stock awards that entitle the participant to receive shares of common stock. A participant’s rights in the stock award will be forfeitable or otherwise restricted for a period of time or subject to conditions set forth in the grant agreement as determined by the administrator. The administrator may, in its discretion, waive the requirements for vesting or transferability for all or part of the stock awards in connection with a participant’s termination of employment or service. The Incentive Plan provides that no participant may be granted stock awards in any calendar year for more than 400,000 shares of common stock.

Change of Control Provisions

The Incentive Plan provides that in the event of a “Change of Control” (as defined in the Incentive Plan), unless the award is assumed, replaced or converted to the equivalent award by the continuing entity, all outstanding awards will become fully exercisable and the applicable restrictions on such awards will lapse. Replacement awards will be earned, vested or exercisable if the participant is terminated within 24 months of a change in control. Under the Incentive Plan, the term “Change of Control” generally includes a merger, consolidation or reorganization of the Company in which the Company’s shareholders prior to such event do not constitute a majority of the shareholders of the surviving entity following such event; the sale by the Company of substantially all of its assets; the approval by the stockholders of the Company of a complete liquidation or dissolution; or a determination by the board of directors that a “Change of Control” has occurred. The conversion of the Company’s Series A Convertible Preferred Stock or the exercise of the common stock warrants issued in connection with such Preferred Stock would not constitute a Change of Control under the Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Participants in the Merger and Related Transactions

Immediately prior to the merger, CSI – South Carolina owned of record and beneficially approximately 77% of all of the issued and outstanding capital stock of VerticalBuyer. As previously disclosed, these shares were purchased on January 31, 2005 from Maximum Ventures. A portion of the consideration for the purchase of such shares was approximately $450,000, plus $20,000 paid for reimbursement of Maximum Ventures’ legal expenses. Of the total paid to Maximum Ventures by CSI – South Carolina, approximately $56,387 was applied against VerticalBuyer’s outstanding liabilities. A portion of the consideration was paid out of cash of CSI – South Carolina, and $50,000 was advanced by Barron. The purchase of the shares from Maximum Ventures was arranged by Barron, which subsequently purchased certain shares of our preferred stock and warrants. None of our directors or executive officers is affiliated with Barron, and Barron’s relationship with us is otherwise limited to its ownership of the Series A non-voting convertible preferred stock, certain warrants to purchase common stock, a subordinated loan to us of approximately $1.9 million and related agreements. Barron received no finder’s or other fee with respect to its role in the transaction with Maximum Ventures.

Two of our directors, Nancy K. Hedrick and Thomas P. Clinton, were formerly directors, executive officers and shareholders of CSI – South Carolina. Likewise, our current officers, with the exception of David B. Dechant, are the former officers of CSI – South Carolina. During the period following the January 31, 2005 purchase by CSI – South Carolina of a controlling interest in VerticalBuyer from Maximum Ventures until immediately prior to the merger, the following principals of CSI – South Carolina served in the following officer positions with VerticalBuyer: Nancy K. Hedrick, President and CEO; Joe G. Black, Interim Chief Financial Officer; Beverly N. Hawkins, Secretary; and William J. Buchanan, Treasurer. Upon the consummation of the merger on February 11, 2005 the following former shareholders and officers of CSI – South Carolina became executive officers of the Company, as follows: Nancy K. Hedrick, President and CEO; Thomas P. Clinton, Vice President of Sales; Beverly N. Hawkins, Secretary and Vice President of Product Development; William J. Buchanan, Treasurer and Vice President of Delivery and Support; and Joe G. Black, Interim CFO. On July 5, 2005, Mr. Black resigned his position as Interim CFO and consulted for the Company until July 2006.

On February 10, 2005, VerticalBuyer entered into an Agreement and Plan of Merger with CSI – South Carolina. At that time, CSI – South Carolina owned approximately seventy-seven percent (77%) of VerticalBuyer’s issued and outstanding common stock. The Agreement and Plan of Merger provided that, upon the terms and conditions set forth in the agreement, CSI – South Carolina would merge into VerticalBuyer, and that VerticalBuyer would continue as the surviving corporation. The merger and related transactions were consummated on February 11, 2005.

Pursuant to the Agreement and Plan of Merger, in the merger and related CSI – South Carolina dividend transactions, the former shareholders of CSI – South Carolina received certain consideration in exchange for their shares of common stock in CSI – South Carolina. Specifically, they received approximately $7.1 million of cash, subordinated notes aggregating approximately $1.9 million to be repaid over the next fifteen months and 2,526,905 shares of our common stock. The five shareholders included Nancy K. Hedrick, our current President, Chief Executive Officer and Director; Thomas P. Clinton,

Senior Vice President of Strategic Relationships and Director; William J. Buchanan, Senior Vice President of Delivery and Support; Beverly N. Hawkins, Secretary and Senior Vice President of Product Development; and Joe G. Black, our former interim Chief Financial Officer. Each of these persons currently holds 505,381 shares of our common stock, or approximately 14.7% of such stock outstanding as of January 19, 2007. The consideration received by the five former shareholders of CSI – South Carolina in the merger and related transactions is described in more detail under “Description of Business—E. The Merger and Recapitalization—Summary of Consideration Received by Participants in Merger and Related Transactions.”

At December 31, 2006, the balance on each of the five subordinated notes was $225,040, which also represents the original balances. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—J. Liquidity and Capital Resources—Credit Arrangements,” we declined to repay the subordinated notes at maturity in May 2006. The five former shareholders of CSI – South Carolina who are holders of the notes have cooperated with us and have not demanded repayment. Pursuant to the notes, default interest has been paid at the rate of 15% per annum rather than the pre-default rate of prime plus 2% per annum. Accordingly, each of the five former CSI shareholders in 2006 received interest payments totaling approximately $48,483 each.

As described under “Management,” Ms. Hedrick, Ms. Hawkins and Messrs Clinton and Buchanan entered into employment agreements with the Company. As also described in “—Consulting Arrangements,” Mr. Black entered into a consulting agreement with the Company.

Lease

During 2005 and the spring of 2006, we leased approximately 4800 square feet of office space from our former Interim Chief Financial Officer, Joe Black. The total rent paid to Mr. Black in the 2005 and 2006 fiscal years was approximately $30,000 and $11,200, respectively. We believe the leasing arrangement with Mr. Black was competitive with similar arms length leasing arrangements in Easley, South Carolina. See “Description of Business—S. Properties” for additional information on the lease.

Consulting Arrangements

Robert F. Steel and Kenneth A. Steel, Jr.

We have a consulting arrangement with Robert F. Steel and Kenneth A. Steel, Jr. of Lamont, Illinois, whereby they advise the Company concerning business development opportunities and strategies. Although Messrs. Steel have provided consulting services since February 11, 2005, the terms of the arrangement were not memorialized until March 2, 2006. At that time, we entered into a letter of engagement dated February 27, 2006.

Under the terms of the letter of engagement, the consultants advise us on the development and implementation of strategic business plans, assist management in developing marketing and growth strategies, and assist management in seeking out and analyzing potential acquisition opportunities. The agreement requires the consultants to provide services until February 10, 2008. The services are required to be provided at times mutually agreeable to the parties, but the consultants are expected to collectively devote an average of four days per month to their performance. In return, we issued to each of them 172,367 shares of our common stock. Stock awards were granted pursuant to the Company’s 2005 Incentive Compensation Plan, and were registered under the Securities Act pursuant to our Form S-8. We agreed to reimburse the consultants for reasonable travel and other expenses incurred by them in furtherance of the objectives of the letter of engagement. The letter also contains customary confidential and non-competition provisions (the term of such non-compete provision to last for the term of the letter of engagement and for one year thereafter). The services and the letter of engagement may be terminated by either party at any time upon written notice.

The stock awarded to Messrs. Steel is subject to the following condition pursuant to the terms of a Restricted Stock Agreement. If the consultants are terminated for cause prior to the earlier to occur of February 28, 2007 or a change in control of the Company, then the consultants are required to return one third of the stock awards at the time of termination. The aggregate grant date fair value computed in accordance with FAS 123R for each of the two awards was $276,505. Information concerning the valuations of the stock awards and the accounting for the awards is contained Note 4 to our unaudited consolidated financial statements dated September 30, 2006, “Stock Based Compensation.”

Robert F. Steel has more than fifteen years of management and consulting experience with public and private companies in a variety of industries, including technology companies. He is President, CEO, Director and a shareholder of K.A. Steel Chemicals, Inc., a Chicago, Illinois based chemical manufacturing and distribution company. He is also Chairman, Director, and a co-owner of Montana Metal Products, L.L.C., a precision sheet metal fabrication and machining company located in Des Plaines, Illinois. One of our directors, Anthony H. Sobel, is the CEO of Montana Metal Products, L.L.C. Mr. Steel holds a Bachelor of Science degree in Accounting and Finance from Georgetown University and a Master’s in

Business Administration from the University of Chicago. He also did one year of post-graduate work in international marketing and finance at the Oxford Center of Management at Oxford University, England.

Kenneth A. Steel, Jr. is Executive Vice President, Director and a shareholder of K.A. Steel Chemicals, Inc. He is also President, Director and co-owner of San Francisco Foods, L.L.C., a San Francisco, California based branded food company. Mr. Steel has been involved as a consultant and/or as management in initial public offerings for several entities.

Messrs. Steel are investors in Barron Partners LP, which holds our Series A Convertible Preferred Stock, the warrants and some of our subordinated debt.

Joe G. Black

We entered into a consulting agreement with Joe G. Black, our former interim chief financial officer, to provide financial and accounting consulting services. The consulting arrangement provided for an initial term of one year, which began on July 5, 2005. Mr. Black was compensated at a rate of $75 per hour. The consulting agreement also contained provisions prohibiting Mr. Black from competing with us, soliciting our customers or suppliers, or employing any of our employees for a period of one year following expiration of the consulting agreement. The agreement expired at the end of the initial term on July 4, 2006. During 2006, we paid Mr. Black $4,917.40 for consulting services.

DESCRIPTION OF SECURITIES

The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. It is subject to the full texts of those documents.

General

As of December 31, 2005, we had 55,000,000 shares of capital stock authorized. This authorized capital stock consists of:

•	40,000,000 shares of common stock, par value $0.001 per share, 2,631,786 of which were outstanding; and

•	15,000,000 shares of preferred stock, par value $0.001 per share, 7,217,736 of which were outstanding.

Board of Directors

According to our Amended and Restated Bylaws, the board of directors must be composed of at least three and no more than nine directors. The board currently consists of five members. The number of directors may be changed from time to time by resolution of the board of directors, acting by the vote of not less than a majority of the directors then in office. No resolution decreasing the number of directors shall have the effect of shortening the term of any incumbent director and the number of directors may not be increased by more than fifty percent in any twelve-month period without the approval of at least 66 2/3% of the members of the board of directors then in office. None of the directors need be one of our stockholders. Directors are elected by a plurality of the votes cast at meetings of stockholders, and each director so elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. A director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such director. Vacancies and newly created directorships resulting in any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The board of directors may, by resolution passed by a majority of the whole board, designate such committees as the board deems appropriate. Currently, there is an audit committee, a compensation committee and a litigation committee.

Common Stock

Voting

Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends and Redemption

Subject to the limitations on the declaration of dividends imposed by the Delaware General Corporation Law (the “DGCL”) or the rights of holders of any preferred stock then outstanding, the holders of common stock are entitled to dividends and other distributions in cash, property or shares of our stock as may be declared thereon by our board of directors from time to time out of our assets or funds legally available for such purpose. No dividends are payable with respect to the common stock while the Series A Convertible Preferred Stock is outstanding, pursuant to the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock. The terms of our credit facility with RBC Centura Bank also restrict our ability to pay dividends. Specifically, we are not permitted to pay dividends (other than dividends or distributions of capital stock) if the payment of dividends would cause us to violate any of the covenants under the credit facility.

The common stock may not be redeemed while the Series A preferred stock is outstanding. Holders of common stock have no conversion or redemption rights.

Liquidation

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Preemptive Rights

Our Amended and Restated Certificate of Incorporation, as amended, does not grant stockholders pre-emptive rights to acquire additional shares of stock of any class which we may elect to issue or sell. However, the Preferred Stock Purchase Agreement between the Company and Barron grants the five former shareholders of CSI – South Carolina and Barron the right to participate in any subsequent funding of the Company on a pro rata basis at 80% of the offering price. This right remains in place until all of the Series A Convertible Preferred Stock is converted into common stock of the Company.

Preferred Stock

On February 11, 2005, we issued to Barron 7,217,736 shares of Series A Convertible Preferred Stock. The preferred stock was issued pursuant to a Preferred Stock Purchase Agreement between VerticalBuyer and Barron. Until November 7, 2005, the terms of the preferred stock were governed by a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Original Certificate”) filed with the Delaware Secretary of State on February 11, 2005. The Original Certificate authorized the issuance of 7,217,736 shares of Series A Convertible Preferred Stock.

On November 7, 2005, the Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed with the Delaware Secretary of State.

By the Certificate of Designation, we made the following changes to the preferred stock:

•	Increased the number of authorized shares of Series A Convertible Preferred Stock to 8,300,472, in order to accommodate the issuance of additional shares of preferred stock pursuant to the revised liquidated damages provisions of the Registration Rights Agreement;

•	Provided that the 4.9% beneficial ownership limitation may only be amended or waived with the unanimous consent of the holder of the preferred stock and a majority of the non-affiliate holders of outstanding common stock. For the purposes of this provision of the Certificate of Designation, the class of non-affiliated holders would not include any holders of common stock who were also holders of preferred stock, and either of the warrants issued to Barron Partners LP;

•	Created an exception to the 4.9% beneficial ownership limitation in the event of a change in control, as described under “Conversion” below;

•	Provided a mechanism by which a preferred stockholder could elect liquidation treatment and recover its investment in the preferred stock upon a change in control or similar stock sales and business combination transactions (e.g., tender offer, compulsory share exchange), as described under “Liquidation” below.

The preferred stock, as amended, is described in more detail below. The terms of the Series A Convertible Preferred Stock are described in their entirety in the Certificate of Designation. Also, certain obligations of the Company relating to the preferred stock are contained in the Preferred Stock Purchase Agreement, which is described under “Description of Business—E. The Merger and Recapitalization—Description of Merger and Related Investment Transactions.”

Dividends and Redemption

No dividends are payable with respect to the Series A Convertible Preferred Stock. We may not pay any dividends on our common stock while the Series A Convertible Preferred Stock is outstanding. Also, while the preferred stock is outstanding, we are not permitted to redeem any shares of our common stock.

The Certificate of Designation does not provide for redemption of the preferred stock by the Company, mandatory or otherwise. As described under “Liquidation” below, upon certain acquisition related events, a holder may elect liquidation treatment for his preferred stock.

Voting Rights

Generally, the Series A Convertible Preferred Stock has no voting rights. However, so long as any shares of the preferred stock are outstanding, we may not take the following actions without the affirmative approval of all holders of the preferred stock then outstanding: (a) alter or amend the Certificate of Designation or otherwise alter or adversely change the rights given to the preferred stock; (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or of equal rank with the preferred stock, or any class of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the preferred stock; or (c) increase the authorized number of shares of Series A Convertible Preferred Stock;

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive for each share of Series A Convertible Preferred Stock, an amount equal to $0.6986 before any distribution or payment is made to holders of any junior securities. If our assets are insufficient to pay in full such amounts, then all assets to be distributed to the holders of preferred stock will be distributed among the holders of preferred stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable with respect to such shares were paid in full.

Pursuant to the terms of the Certificate of Designation, the preferred stockholders may elect to treat a change in control and certain other transactions as a liquidation and be repaid their original investment. A change in control refers to (i) a consolidation or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. Other transactions triggering the liquidation election are (i) any tender offer or exchange offer completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and (ii) our effecting any reclassification of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property.

Conversion

The preferred stock is convertible only at the election of the holder. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, subject to adjustment as described under “Adjustments” below. Additionally, all of the outstanding shares of Series A Convertible Preferred Stock will automatically be converted into common shares if we should undergo a “change in control,” described under “Liquidation” above. Except with respect to the automatic conversion, no conversion may be effected if the holder would beneficially own in excess of 4.9% of the number of common shares then outstanding after the conversion. The beneficial ownership limitation may only be waived or amended with the consent of holders of a majority of the shares of our outstanding common stock who are not affiliates (excluding for such purposes any holder of the preferred stock or either of the two warrants issued to Barron) and the holders of shares of Series A Convertible Preferred Stock.

We are subject to liquidated damages in the event we refuse to issue common stock upon delivery of a proper notice of conversion delivered by the preferred stockholder. Additionally, we are subject to liquidated damages if, upon conversion, we do not timely deliver to the preferred stockholder certificates evidencing the common stock underlying the converted preferred stock. Specifically, we are obligated to pay liquidated damages on a sliding scale beginning two trading days after the date on which we are required to deliver shares of common stock to the holder after a proper conversion. Damages begin to accrue at rate of $50 per $5,000 of preferred stock converted, with the rate increasing to $100 after three trading days and $200 after six trading days. Additionally, if we fail to timely deliver shares of common stock upon a proper conversion and the preferred stockholder purchases shares of common stock to cover the number of shares he would have received upon conversion, we are obligated to pay to the preferred stockholder the difference between the amount he paid to purchase those shares and the effective sale price associated with the conversion.

We are not required to issue certificates representing fractional shares of common stock with respect to any conversion of preferred stock.

Adjustments

The conversion value of the Series A Convertible Preferred Stock, which is the ratio that determines the number of common shares into which each share of preferred stock is convertible, will be appropriately adjusted to reflect (i) any stock split or stock dividend we may declare; (ii) any subdivision of outstanding shares of common stock into a larger number of shares; (iii) any combination of outstanding shares of common stock into a smaller number of shares or (iv) any issue by reclassification of shares of the common stock. The conversion value will also be adjusted if the company distributes to common stockholders evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security.

Antidilution

While any of the Series A Convertible Preferred Stock remains outstanding, we are prohibited generally from issuing any of our common stock or any derivative securities at a price per share that is less than the original price paid by Barron for the preferred stock, which was $0.6986 per share.

Notices

If the conversion value is adjusted, we must promptly mail a notice to the preferred stockholder(s) setting forth the conversion value after the adjustment and the facts requiring the adjustment. We must also mail notice to each preferred stockholder in the event (i) we declare a dividend or distribution on the common stock; (ii) we declare a redemption of common stock; (iii) we grant rights or warrants to purchase shares of capital stock, (iv) the approval of any stockholders of the company is required for any reclassification of common stock or a fundamental transaction, including a merger, substantial sale of company assets, a tender offer or exchange offer, or any compulsory share exchange. Any such notice must be mailed at least 30 calendar days prior to the applicable record or effective date of the action for which notice is being given.

Transferability

The preferred stock is subject to restrictions on transfer, which prohibit its transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Any preferred stock transferred that has not been registered must bear a restrictive legend indicating that it has not been registered.

Warrants

On February 11, 2005, pursuant to the terms of a Preferred Stock Purchase Agreement with Barron Partners LP, we issued to Barron two common stock purchase warrants to purchase a total of 7,217,736 shares of our common stock. The respective exercise prices of the warrants were $1.3972 and $2.0958 per share, with each warrant exercisable for 3,608,868 shares.

On December 29, 2006, we agreed to a repricing of a portion of the warrants in a Warrant Amendment and Exchange Agreement between the Company and Barron. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price of $1.3972 per share. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at a price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price of $2.0958 per share.

Warrant exercises may be accomplished in one or a series of transactions, subject to the 4.9% beneficial ownership restriction. The terms and conditions of the warrants are identical except with respect to the exercise price.

The holder of the warrants may not exercise its warrants to purchase shares of common stock if and to the extent its beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, defined as (i) our consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the warrant holder 30 days’ notice prior to a change in control.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. So long as we maintain our effective registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

The warrants expire on the earlier to occur of February 10, 2010 or 18 months after the effective date of a registration statement covering the resale of the shares of common stock underlying the warrants. The 18-month period will be extended by one month for each month or portion of a month during which a registration statement’s effectiveness has lapsed or been suspended.

Fourth Quarter Charge Related to Warrant Amendment

As a result of the amendment of the warrants, we anticipate that we will incur a non-cash charge to income for the fourth quarter of 2006 of approximately $400,000. Such charge related to the change in the market value of the warrants before and after the repricing of a portion of the warrants. This valuation related charge is based on the Black-Scholes valuation method utilized by the Company and application of GAAP for stock with limited float.

Transferability

The warrants are subject to restrictions on transfer, which prohibit their transfer absent registration under the Securities Act of 1933 or an exemption from federal and state securities registration requirements. Unregistered warrants that are transferred must bear a restrictive legend indicating they have not been registered.

Possible Anti-Takeover Effects

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make an acquisition of us by means of a tender offer, a proxy contest or otherwise, more difficult. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change of control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Stockholder Actions and Special Meetings

Our Amended and Restated Bylaws provide that the chairman of the board, the chief executive officer or the president may call a special meeting of the stockholders by providing written notice of the special meeting to each stockholder not less than ten nor more than sixty days before the date fixed for the meeting. The notice must state the time, place, date and purpose(s) of the special meeting.

Advance Notice Provisions for Shareholder Proposals and Stockholder Nomination of Directors

Our Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting. Separate provisions based on public notice by us specify how this advance requirement operates if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date. The notice to stockholders must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any desired business to brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us no later than ten days after the day on which the notice was mailed or public announcement of the special meeting is made, whichever first occurs, of a notice that complies with the above requirements. Although our Amended and Restated Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our Amended and Restated Bylaws:

•	may have the effect of precluding a nomination of the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

•	may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Computer Software Innovations, Inc., even if the conduct of the solicitation or such attempt might be beneficial to Computer Software Innovations, Inc. and our stockholders.

Indemnification and Limitation on Liability of Officers and Directors

As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability related to the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchase or redemption of stock as described in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of our officers and directors to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws includes the right to be paid expenses in the event of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director of officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Under our Amended and Restated Bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the persons fulfilling one of these capacities, and related expenses, whether or not we would have had to the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We maintain customary liability insurance on our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 19, 2006, we had outstanding 3,429,030 shares of our common stock, of which only approximately 671,032 are freely tradable. The five former shareholders of CSI – South Carolina hold 2,526,905 of those shares subject to the resale provisions of Rule 144, which are described below. These affiliates, who received their shares of our common stock in the merger, are also subject to restrictions on resale contained in the Preferred Stock Purchase Agreement which prohibit them from selling any of their shares prior to February 11, 2007.

On August 9, 2006, we issued 60,000 shares to Alliance Advisors, LLC, an investor relations firm engaged by us. These are unregistered, restricted shares and are subject to the resale provisions of Rule 144.

During 2006, we issued a total of 187,510 shares (net of forfeitures) to our currently serving and former outside directors. We also issued 344,734 shares to consultants. All of these shares were issued pursuant to our 2005 Incentive Compensation Plan and their grants were registered under the Securities Act. Accordingly, under the securities laws they may be freely sold, subject to the provisions of Rule 144 applicable to affiliates. Also, the 171,094 shares held by currently serving directors are subject to restrictions contained in the Preferred Stock Purchase Agreement which prohibits sales by insiders until February 10, 2007. Moreover, shares held by current directors are subject to vesting provisions. As of January 19, 2007, 110,171 shares were fully vested. Assuming no events of forfeiture, as of February 28, 2007, 159,419 of such shares should be vested.

As of January 19, 2007, we had outstanding options to purchase 338,343 shares of our common stock. Of these, 268,343 were former CSI – South Carolina options and exercisable at a weighted average price of $0.12 per share. Upon exercise, all of these shares are freely tradable pursuant to Rule 701 under the Securities Act. The remaining 70,000 were granted under our 2005 Incentive Compensation Plan and are exercisable at a weighted average price of $0.845 per share, subject to vesting over the next three years.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

Shares that our affiliates hold may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144, subject to the resale restrictions contained in the Preferred Stock Purchase Agreement.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

LEGAL MATTERS

Leatherwood Walker Todd & Mann, P.C., counsel to the Company, has rendered its opinion that the common stock offered and sold pursuant to the terms of this registration statement, will be legally issued, fully-paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

EXPERTS

Except as set forth below, the consolidated financial statements of CSI – South Carolina as of December 31, 2005 and 2004 included in this prospectus and the registration statement have been audited by Elliott Davis, LLC, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein. They have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are registered under section 12(g) of the Exchange Act and are subject to the reporting requirements of the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.csi-plus.com, which contains information relating to us and our business. The information contained on our website does not constitute a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Computer Software Innovations, Inc. and Subsidiary

Easley, South Carolina

We have audited the accompanying consolidated balance sheets of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operation, changes in shareholders’ equity (deficit), and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Software Innovations, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

/s/ Elliott Davis, LLC

Greenville, South Carolina

February 28, 2006

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$3,656,477
Accounts receivable, net	5,891,950	2,362,304
Prepaid expenses	70,962	8,007
Income tax receivable	192,918	—

Total current assets	6,155,830	6,026,788
PROPERTY AND EQUIPMENT, net	411,835	143,451
COMPUTER SOFTWARE COSTS, net	983,654	756,788
OTHER ASSETS	22,475	500

Total assets	$7,573,794	$6,927,527

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$2,349,785	$773,825
Deferred revenue	1,498,418	1,212,898
Deferred tax liability	298,764	212,630
Income tax payable	—	309,753
Bank line of credit	1,701,000	—
Subordinated notes payable to shareholders	2,250,400	—

Total current liabilities	8,098,367	2,509,106

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock—$0.001 par value; 40,000,000 shares authorized; 2,631,786 shares issued and outstanding	2,632	2,632
Preferred stock—$0.001 par value; 15,000,000 shares authorized; 7,217,736 shares issued and outstanding	7,218	—
Additional paid-in-capital	5,111,736	77,368
Retained earnings (deficit)	(5,646,159)	4,070,451
Unearned stock compensation	—	267,970

Total shareholders’ equity (deficit)	(524,573)	4,418,421

Total liabilities and shareholders’ equity (deficit)	$7,573,794	$6,927,527

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2005	2004
REVENUES
Software applications division	$4,148,211	$4,676,578
Technology solutions division	20,138,513	17,804,657

Net sales and service revenue	24,286,724	22,481,235
COST OF SALES
Software applications division:
Cost of sales, excluding depreciation, amortization and capitalization	1,930,369	1,732,997
Depreciation	35,095	19,917
Amortization of capitalized software costs	525,316	420,188
Capitalization of software costs	(709,972)	(559,847)

Total software applications division cost of sales	1,780,808	1,613,255

Technology solutions division:
Cost of sales, excluding depreciation	15,918,363	13,767,607
Depreciation	41,667	31,627

Total technology solutions division cost of sales	15,960,030	13,799,234

Total cost of sales	17,740,838	15,412,489

Gross profit	6,545,886	7,068,746
OPERATING EXPENSES
Salaries, wages and benefits	3,210,882	3,494,785
Stock option compensation	631,174	—
Reverse acquisition costs	759,283	—
Professional and legal compliance and litigation related costs	1,028,425	—
Travel and mobile costs	400,412	324,346
Depreciation	74,514	68,888
Other selling, general and administrative expenses	627,230	647,133

Total operating expenses	6,731,920	4,535,152

Operating income (loss)	(186,034)	2,533,594
OTHER INCOME (EXPENSE)
Interest income	6,032	21,342
Interest expense	(324,815)	—
Net unrealized loss on warrants to purchase common stock	(414,360)	—
Gain (loss) on disposal of property and equipment	100	(739)
Other	—	193

Net other income (loss)	(733,043)	20,796

Income (loss) before income taxes	(919,077)	2,554,390
INCOME TAX EXPENSE (BENEFIT)	(162,467)	1,032,850

Net income (expense)	$(756,610)	$1,521,540

BASIC EARNINGS (LOSS) PER SHARE	$(0.29)	$0.58

DILUTED EARNINGS (LOSS) PER SHARE	$(0.29)	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING—Basic	2,631,786	2,631,786

WEIGHTED AVERAGE SHARES OUTSTANDING—Diluted	2,631,786	2,640,646

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	COMMON STOCK	PREFERRED STOCK	ADDITIONAL PAID IN CAPITAL	RETAINED EARNINGS (DEFICIT)	UNEARNED STOCK COMPENSATION	TOTAL
Balances at December 31, 2003	$2,632	—	$77,368	$2,548,911	$248,681	$2,877,592
Stock option compensation	—	—	—	—	19,289	19,289
Net income	—	—	—	1,521,540	—	1,521,540

Balances at December 31, 2004	$2,632	—	$77,368	$4,070,451	$267,970	$4,418,421
Purchase of VerticalBuyer shell	—	—	(415,024)	—	—	(415,024)
Stock option compensation	—	—	—	—	631,174	631,174
Redemption of stock options	—	—	—		(899,144)	(899,144)
Dividends paid	—	—	—	(3,460,000)	—	(3,460,000)
Issuance of preferred stock to Barron	—	7,218	—	—	—	7,218
Reclassification of warrant from liability to equity	—	—	5,449,392	—	—	5,449,392
Purchase of stock from shareholders upon merger	—	—	—	(5,500,000)	—	(5,500,000)
Net loss	—	—	—	(756,610)	—	(756,610)

Balances at December 31, 2005	$2,632	$7,218	$5,111,736	$(5,646,159)	—	$(524,573)

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2005	2004
OPERATING ACTIVITIES
Net income (loss)	$(756,610)	$1,521,540
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and amortization	676,592	540,620
Stock option compensation	631,174	19,289
Deferred income taxes	86,134	38,233
(Gain) loss on disposal of fixed assets	(100)	739
Unrealized loss on financial instrument	414,360	—
Changes in deferred and accrued amounts
Increase in accounts receivable	(3,529,646)	(545,466)
Decrease (increase) in prepaid expenses	7,472	(8,007)
Increase in accounts payable	1,575,960	636,876
Increase in deferred revenue	285,520	260,790
Change in income tax payable / receivable	(502,671)	111,265

Net cash provided by (used for) operating activities	(1,111,815)	2,575,879

INVESTING ACTIVITIES
Purchases of property and equipment	(419,560)	(115,279)
Capitalization of software costs	(709,972)	(559,847)
Purchase of computer software	(42,210)	—
Trademarks	(8,602)	—

Net cash used for investing activities	(1,180,344)	(675,126)

FINANCING ACTIVITIES
Net borrowings under line of credit	1,701,000	—
Payment of debt issuance costs	(83,800)	—
Proceeds from notes payable to shareholders	1,875,200	—
Repayments under notes payable to shareholders	(1,500,000)	—
Dividends paid	(3,460,000)	—
Redemption of stock options	(899,144)	—
Purchase of VerticalBuyer shell	(415,024)	—
Payments for purchase of stock from shareholders	(3,624,800)	—
Proceeds from issuance of preferred stock and related warrants	5,042,250	—

Net cash used for financing activities	(1,364,318)	—

Net increase (decrease) in cash and cash equivalents	(3,656,477)	1,900,753
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,656,477	1,755,724

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$3,656,477

SUPPLEMENTAL INFORMATION
Interest paid	$57,851	$1,508

Income taxes paid	$308,500	$883,352

NON CASH FINANCING ACTIVITY
Subordinated notes issued to shareholders for purchase of stock upon merger	$1,875,200	$—

The accompanying notes are an integral part of these consolidated financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Organization

Computer Software Innovations, Inc., (formerly VerticalBuyer, Inc.)(The “Company”, “CSI” or “We”), a Delaware corporation, was incorporated on September 24, 1999. The Company currently trades in the over the counter market and is reported on the OTC Bulletin Board under the symbol “CSWI.OB.”

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer.”

The series of transactions culminating in the reverse acquisition and related financing are detailed in Note 2, “Acquisition and Merger.”

Description of business

The Company is engaged in the business of development and sales of internally developed software, and sales and distribution of computers and accessories. The Company is also engaged in providing a wide range of technology consulting services, including network and systems integration, along with providing computer support and maintenance services. The Company currently markets its products and services to a wide variety of governmental and not-for-profit entities in the Southeastern United States. The majority of the Company’s business is with local governmental agencies.

Basis of presentation

The consolidated financial statements include CSI Technology Resources, Inc., a wholly-owned subsidiary. CSI Technology Resources, Inc. was acquired by CSI on May 1, 2000 and became the technology services segment of CSI. This subsidiary no longer has any significant operations or separate accounting, as all activities are now accounted for within CSI, except that certain vendor contracts are still in the name of CSI Technology Resources, Inc. At a future date, the name on these contracts may be converted and the subsidiary deactivated, subject to a review of any tax or legal implications. Intercompany balances and transactions have been eliminated. The Company uses the accrual basis of accounting.

Use of estimates

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”). GAAP requires us to make estimates, assumptions and judgments and rely on projections of future results of operations and cash flows. Those estimates, assumptions, judgments and projections are an integral part of the financial statements. We base our estimates and assumptions on historical data and other assumptions, which include knowledge and experience with regard to past and current events and assumptions about future events that we believe are reasonable under the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period.

Our judgments are based on our assessment as to the effect certain estimates, assumptions of future trends or events may have on the financial condition and results of operations reported in our financial statements. Actual results could differ materially from these estimates, assumptions, projections and judgments.

Disclosure regarding segments

The Company reports its operations under two operating segments: the software applications segment and the technology solutions segment.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At times balances may exceed federally insured amounts. Bank overdrafts of $948,212 and $0 as of December 31, 2005 and 2004, respectively, have been reclassified to accounts payable.

Accounts receivable

The Company generally performs credit evaluations of its customers financial condition. In general, receivables are due 30 days after the issuance of the invoice. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, as well as credit history and current financial condition. Credit is granted to substantially all customers on an unsecured basis.

Revenue recognition

Software License Revenues

Software revenues consist principally of fees for licenses of our CSI Accounting+Plus software product, service and training. We recognize all software revenue using the residual method in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.” Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the vendor specific fair value of one or more undelivered elements does not exist, revenues are deferred and recognized when delivery of those elements occurs or when fair value can be established. Company-specific objective evidence of fair value of maintenance and other services is based on our customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements (e.g., maintenance, consulting and training) and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, we defer all revenue from the arrangement until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, (iv) collectibility is probable and (v) the arrangement does not require services that are essential to the functionality of the software.

Persuasive evidence of an arrangement exists. We determine that persuasive evidence of an arrangement exists with respect to a customer when we have a written contract, which is signed by both us and the customer, or a purchase order from the customer when the customer has previously executed a standard license arrangement with us.

Delivery has occurred. Our software may be either physically or electronically delivered to the customer. We determine that delivery has occurred upon shipment of the software pursuant to the billing terms of the agreement or when the software is made available to the customer through electronic delivery.

The fee is fixed or determinable. If at the outset of the customer engagement we determine that the fee is not fixed or determinable, we recognize revenue when the fee becomes due and payable.

Collectibility is probable. We determine whether collectibility is probable on a case-by-case basis. When assessing probability of collection, we consider the number of years in business, history of collection, and product acceptance for each customer. We typically sell to customers for whom there is a history of successful collection. However, collection cannot be assured.

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of the fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (“VSOE”). We align our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed all of the elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to the maintenance, support and professional services components of our perpetual license arrangements. We sell our professional services separately, and have established VSOE for professional services on that basis. VSOE for maintenance and support is determined based upon the customer’s annual renewal rates for these elements. Accordingly, assuming that all other revenue recognition criteria are met, we recognize revenue from perpetual licenses upon delivery using the residual method in accordance with SOP 98-9.

Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration of products for customer use.

We expense all manufacturing, packaging and distribution costs associated with software license sales as cost of license revenues.

Computer Hardware Sales Revenues

Revenue related to hardware sales is recognized when: (a) we have a written sales agreement; (b) delivery has occurred; (c) the price is fixed or determinable; (d) collectibility is reasonably assured; (e) the product delivered is standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are net 30 days from shipment. When sales to a customer involve multiple elements, revenue is recognized on the delivered element provided that (1) the undelivered element is a standard product, (2) there is a history of acceptance on the product with the customer, and (3) the undelivered element is not essential to the customer’s application. Revenue related to spare parts is recognized on shipment. Shipping and handling charges to customers are included in revenues. Shipping and handling costs incurred by the Company are included in cost of sales.

Technology revenues are generated primarily from the sale of hardware. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” we record revenues as net when we serve as an agent. In these circumstances, our supplier pays a commission to us but acts as the primary obligor in a transaction and we record only the commission in revenues. We record revenues as gross (generally cost of merchandise plus margin) when we serve as a principal whereby we act as the primary obligor in a transaction, have the latitude for establishing pricing and retain all the credit risk associated with such transaction.

Service/Support Revenues

Services revenues consist of professional services and maintenance fees from software and hardware maintenance agreements. Maintenance agreements are typically priced based on a percentage of the product license fee or hardware cost and have a one-year term, renewable annually. Services provided to customers under maintenance agreements may include technical product support and unspecified software upgrades. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Deferred revenues from advanced payments for maintenance agreements are recognized ratably over the term of the agreement, which is typically one year.

Warranties

The Company’s suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products it distributes; however, the Company does warrant its services with regard to products that it configures for its customers and products that it builds from components purchased from other sources. Warranty expense is not material to the Company’s consolidated financial statements.

Vendor programs

The Company receives volume incentives and rebates from certain manufacturers related to sales of certain products, which are recorded as a reduction of cost of goods sold when earned. The Company also receives manufacturer reimbursement for certain promotional and marketing activities that offset expenses incurred by the Company.

Long-Lived Assets

Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount, based on historical costs, or fair value less costs to sell. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable. If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over fair value.

Depreciation

Depreciation of property and equipment is provided using the straight-line method over the following useful lives:

Classification	Useful life (years)
Furniture	7
Computer equipment	3
Office equipment	3
Leasehold improvements	3

Computer Software Costs and Amortization

Computer software costs consist of internal software production costs and purchased software products capitalized under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs in the research and development of new software products where the technological feasibility is unknown and enhancements which do not prolong the software life or other wise increase its value are expensed as incurred. Capitalized computer software costs are amortized over the economic life of the product, generally three years, using the straight-line method. Our software development efforts focus on the implementation of known technological capabilities applied to common business processes to enhance our existing products. Historically, to date, through our software solutions segment, we have spent no material efforts on technological innovation for which the feasibility has been unknown.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or refundable plus deferred income tax assets and liabilities. Deferred income tax assets and liabilities are recorded to recognize the income tax effect of the temporary differences in the method of reporting various items of income and expenses for financial reporting purposes and income tax purposes.

The deferred income tax assets and liabilities at the end of the year are determined using the statutory tax rates expected to be in effect when the taxes are actually due or refundable.

Related Party Transactions and Off-Balance-Sheet Arrangements

We have not entered into any significant transactions with related parties. We do not use off-balance-sheet arrangements with unconsolidated related parties, nor do we use other forms of off-balance-sheet arrangements such as research and development arrangements.

Fair value of financial instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, and short-term debt. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amount of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

Advertising

Advertising costs are expensed as incurred. Such costs amounted to $23,241 and $54,669 in 2005 and 2004, respectively.

Earnings (loss) per share

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common stock shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common and potential common shares outstanding during the period. All share amounts have been adjusted to give effect for the reverse stock split and change in number of shares in connection with the exchange of equity interests as a result of the reverse acquisition (Note 2), by including all shares issued in the transaction as outstanding in the calculations for all periods presented, except where inclusion is anti-dilutive. Potential common shares were 9,348,539 for the year ended December 31, 2005 (consisting of shares underlying the preferred stock, warrants and options of 7,217,736, 1,876,306 and 254,497, respectively). The shares underlying the outstanding warrants and options of 7,217,736 and 268,343, respectively, were outstanding for the year ended December 31, 2005 and are reduced by application of the treasury stock method which assumes the proceeds from the exercise of the warrants and options are used to buy back shares off the market thereby reducing the number of outstanding shares for the earnings per share calculation. GAAP requires that in the case of thinly traded stock, management assess among other factors whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include the issuance of significant additional shares in dilutive transactions. Following consultation with accounting and valuation experts and applying the principle of conservatism, which is a basis of the dilution calculation under GAAP, management uses the higher of a cashflow based stock value computation based on comparisons to peer public companies, or the quoted market price, on a weighted average basis, for the repurchase of shares in the diluted earnings per share calculation. Once management, in consultation with its accounting and financial experts considers the stock no longer thinly traded, management will use the quoted market price exclusively.

The 9,348,539 potential common shares are not used in the calculation of diluted loss per share for the year ended December 31, 2005 as the effect would be anti-dilutive. As a result of the merger (Note 2), prior period per share amounts have been restated to reflect the stock split, issuances and cancellations of common stock. Accordingly, the potential common shares for the year ended December 31, 2004 are 8,860. The number of shares used in the diluted per share calculation for the year ended December 31, 2004 are 2,640,646, and include the dilutive effect of options outstanding at that time. The dilutive effect of the preferred stock and warrants has not been included in the diluted earnings per share calculation for the prior year as the preferred stock and warrants were not outstanding at that time.

Stock-based compensation

The Company has a stock based employee compensation plan as of December 31, 2005 which is described more fully in Note 10, “Stock-Based Compensation Plan.” The Company accounts for this plan using the fair value method prescribed in SFAS No. 123, “Accounting for Stock Based Compensation,” and related interpretations. No options or awards have been granted under the current plans. The Company accelerated the vesting and assumed the outstanding options of the predecessor plan (“fixed stock option plan”) of CSI – South Carolina in connection with the reverse merger. No additional options will be issued under this fixed stock option plan. The Company has recognized compensation cost for its fixed stock option plan as all options granted under the plan have an exercise price less than the estimated market price of the underlying common stock on the date of grant.

The Company utilizes the Black-Scholes model to estimate the fair value of options granted.

NOTE 2 – ACQUISITION AND MERGER

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into us, and our issuance of preferred stock, common stock, warrants and certain subordinated notes.

The significant merger related cash activity in the order it occurred is as follows:

Purchase of VerticalBuyer shell company(1)	$(415,024)
CSI – South Carolina redemption of options for common stock	(899,144)
Initial cash payment of portion of CSI – South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of preferred stock and warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron Partners, LP (“Barron”)	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock and warrant proceeds	(2,500,000)
Payment of the first of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Partial payment on second set of shareholder ($1,875,200) and Barron’s ($1,875,200) notes, from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	The net cash purchase cost of VerticalBuyer consisted of an agreed to purchase price of $450,000 and legal costs of approximately $20,000, net of $50,000 waived reimbursement for the advisory fee previously paid by Barron to Maximum Ventures as earnest money and a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the upcoming 2004 audit.

In addition to the cash used for the purchase of VerticalBuyer and other financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees, which were expensed.

The above transactions are described in more detail below.

Change of Control. On January 31, 2005, approximately 77% of the ownership of the Company, known then as VerticalBuyer, Inc., which had been maintained as a corporate shell since it discontinued operations in September 2001, was acquired by CSI – South Carolina for $415,024.

Reverse Stock Split. On January 31, 2005, the board of directors of VerticalBuyer approved a 40 to 1 consolidation of shares or reverse stock split of its common stock in contemplation of a potential merger of VerticalBuyer with CSI – South Carolina. The reverse stock split was paid effective February 11, 2005 to shareholders of record as of February 10, 2005. Pursuant to the reverse stock split, every 40 shares of the VerticalBuyer’s common stock issued and outstanding on the record date was converted and combined into one share of post-split shares. The par value of all shares of common stock was maintained at $0.001 per share. No fractional shares were issued, nor was any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next higher number of post-split shares and the same issued to any beneficial holder of such post-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of the common stock had the right to receive at least one post-split share.

Redemption of Options. Prior to the merger, CSI – South Carolina, for $899,144, redeemed options to purchase 738,195 shares, as allowed for under a stock option plan which had provided to certain non-executive employees options to purchase 1,065,746 shares of common stock. The 738,195 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Pursuant to the plan, the option holders retained the remaining portion of their options.

Declaration of Dividends. Prior to the merger, CSI – South Carolina also declared dividends to its five shareholders totaling $3,460,000, of which $960,000 was paid immediately in cash and $2.5 million was recorded as subordinated dividend notes payable to each stockholder. These subordinated dividend notes payable were paid subsequent to the closing of the transaction and prior to the end of the first quarter from the proceeds of the issuance of preferred stock and warrants discussed below.

Name Change. On February 10, 2005, the VerticalBuyer changed its name from “VerticalBuyer, Inc” to “Computer Software Innovations, Inc.”

Merger Agreement. On February 10, 2005, VerticalBuyer entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CSI – South Carolina. The Merger Agreement provided that, upon the terms and conditions set forth in the agreement, CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. The merger and related transactions were consummated on February 11, 2005 via the surrender (and cancellation) of CSI – South Carolina’s shares in VerticalBuyer, representing 77% ownership of the common stock of VerticalBuyer before the merger, and an exchange by the five shareholders of CSI – South Carolina of their shares in CSI – South Carolina for shares in the surviving corporation representing 96% ownership in VerticalBuyer (now known as CSI) following the merger, and the issuance of notes payable to the shareholders, and cash (as detailed below).

SFAS No. 141 states that, “In identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances should be considered,” and includes the following as significant factors in the decision process: which of the combining entities’ owners as a group retain the larger portion of voting rights, composition of the governing body and senior management positions, and the terms of the exchange of equity securities.

Following the merger, the former majority shareholders of CSI – South Carolina as a group held 96% of the voting stock of the Company, occupied two of five board seats with the remaining three seats being filled by independent directors, and retained senior management positions of the combined company. Preferred stock issued subsequent to the merger sold to assist with the payment for shares and dividends payable to the CSI – South Carolina shareholders cannot be converted to common stock in excess of 4.9% ownership, except in the event of a change in control, defined as (i) a consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of the assets of our company to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give Barron (or any subsequent holder of preferred stock) thirty days notice prior to a change in control. In addition, the preferred stock has no voting rights (except under limited circumstances under Delaware law) and generally no provisions granting rights with respect to the governance of the Company. Accordingly, under SFAS No. 141 the merger of CSI – South Carolina into us was considered to be a reverse acquisition, whereby CSI – South Carolina is considered to be the acquirer even though it is not the surviving corporation. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. The assets and liabilities of VerticalBuyer would have been recorded at fair value, but no assets or liabilities existed at the time of acquisition; therefore, no goodwill was recorded. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and our activities (activities of VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Pursuant to the Merger Agreement, in the merger and related CSI – South Carolina dividend transactions, the former shareholders of CSI – South Carolina received, in exchange for their shares of common stock, approximately $6.7 million of cash, subordinated notes aggregating approximately $2.3 million and 2,526,905 shares of common stock of the Company. The shares of VerticalBuyer’s common stock previously held by CSI – South Carolina, representing approximately 77 percent of VerticalBuyer’s issued and outstanding capital stock, were cancelled, as was the common stock of CSI – South Carolina. The remaining shareholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split.

Preferred Stock Purchase Agreement. In connection with the merger, CSI entered into a Preferred Stock Purchase Agreement dated February 10, 2005 (the “Preferred Stock Agreement”) with Barron, whereby CSI agreed to issue 7,217,736 shares of its newly created Series A convertible, non-voting preferred stock to Barron in exchange for payment of $5,042,250. Each share of preferred stock is convertible into one share of common stock, subject to certain anti-dilution adjustments. The proceeds of the preferred stock issuance were used to pay the outstanding dividends declared by CSI – South Carolina and a portion of the subordinated notes. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4.9%, except in the case of a change in control as discussed previously.

Warrants. Pursuant to the Preferred Stock Agreement, Barron was issued two warrants to purchase 7,217,736 shares of CSI’s common stock (the “Warrant Shares”). The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for half of the total Warrant Shares. The terms and conditions of the warrants are identical except with respect to exercise price. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4.9%, except for a change in control event as previously discussed.

Subordinated Promissory Notes. In connection with the merger and sale of preferred stock, CSI issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina. All such notes rank equally in right of payment in the event of the bankruptcy or liquidation of CSI, or similar events, and are subordinated in right of payment to all other non-subordinated debt of CSI. Payments of principal and interest may be paid as agreed under such subordinated notes so long as, generally, CSI is not in default under any of its senior indebtedness.

The Barron note provides that CSI will pay to Barron $1,875,200, with interest accruing at the prime rate plus two percent (9.25% at December 31, 2005). The principal on the note must be paid in full on or before May 10, 2006. Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. The amount outstanding under this note totaled $1,125,200 at December 31, 2005.

The aggregate principal sum due under the notes payable by CSI to the five former shareholders of CSI – South Carolina is $1,875,200, or $375,040 per individual. Other than the principal amount, the terms of the notes are substantially identical to the note payable to Barron. Amounts outstanding under these notes totaled $1,125,200 at December 31, 2005.

Also in connection with the merger, CSI issued five promissory notes payable to the five former shareholders of CSI – South Carolina as additional consideration related to the equity exchange totaling

$3,624,800. These amounts were paid immediately following the merger from proceeds from the issuance of the preferred stock and warrants and the $1,875,200 subordinated note issued to Barron.

Merger Expenses and Other. Expenses for the merger consisted of legal and professional fees, commissions and compensation expense related to the merger. Of the $759,283 in fees, $275,000 was paid to a third-party broker, Liberty Company, LLC, as a commission for its assistance in the preferred stock sale and warrant issuance. No commission was paid to Barron, the investment group which purchased the preferred stock and received the warrants. The remaining fees of $484,283 consisted of merger related fees paid principally for legal and accounting services.

NOTE 3 – ACCOUNTS RECEIVABLE

	December 31,
	2005	2004
Billed receivables	$5,040,891	$2,297,663
Unbilled receivables	608,410	—
Commission receivable and other	272,649	94,641
Allowance for doubtful accounts	(30,000)	(30,000)

	$5,891,950	$2,362,304

NOTE 4 – CONCENTRATION OF CREDIT RISK

For the year ended December 31, 2005, approximately 34 percent of the Company’s sales were to two customers. At December 31, 2005, approximately 50 percent of the Company’s net accounts receivable were due from two customers. For the year ended December 31, 2004, approximately 25 percent of the Company’s sales were to two customers. At December 31, 2004, approximately 30 percent of the Company’s net accounts receivable were due from two customers. Potential losses from concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the number of the customers comprising the customer base, including significant amounts to be paid through government funding, and the Company’s ongoing credit evaluations of its customers.

For the years ended December 31, 2005 and 2004, approximately 56 percent and 65 percent, respectively, of the Company’s purchases were from three vendors. At December 31, 2005 and 2004, approximately 17 percent and 13 percent, respectively, of the Company’s accounts payable were due to these three customers. There were no amounts due these three customers at December 31, 2003.

NOTE 5 – PROPERTY AND EQUIPMENT

	December 31,
	2005	2004
Furniture	$97,700	$72,418
Computer equipment	239,589	53,468
Office equipment	608,768	438,546
Leasehold improvements	67,204	29,169

Total	1,013,261	593,601
Less: Accumulated depreciation	601,426	450,150

Property and equipment, net	$411,835	$143,451

Depreciation expense charged to operations was $151,276 and $120,432 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6 – COMPUTER SOFTWARE COSTS

	December 31,
	2005	2004
Capitalized computer software costs	$2,991,732	$2,281,760
Purchase of computer software for resale	42,210	—
Less: Accumulated amortization	2,050,288	1,524,972

Computer software costs, net	$983,654	$756,788

Amortization expense charged to cost of sales for the software applications segment was $525,316 and $420,188 for the years ended December 31, 2005 and 2004, respectively.

NOTE 7 – LONG-TERM AND SHORT-TERM DEBT AND OFF-BALANCE SHEET INSTRUMENTS

On March 17, 2005, CSI entered into a revolving credit facility with a financial institution. Fees for the transaction were $83,800. The $3,000,000 facility allows the Company to borrow up to 80% of accounts receivable balances. The total balance borrowed may not exceed $3,000,000. Amounts outstanding under the facility bear interest at Libor rate plus 2.75% (7.14% at December 31, 2005), are payable monthly and mature on May 1, 2006. The facility is collateralized by substantially all of the assets of the Company. Immediately upon entering into the loan agreement, the Company borrowed $1,500,000, which was used for the paydown of a portion of the subordinated notes issued in connection with the merger. There was $1,701,000 outstanding and approximately $1.3 million available under the facility as of December 31, 2005. Under the facility, CSI is subject to restrictive covenants, the primary terms of which restrict incurring debt, making loans, changing approved executive compensation arrangements or making distributions or investments which would violate the restrictive covenants in the loan agreement. The agreement with our lender also requires the achievement of a debt to EBITDA (“Earnings Before Interest Taxes, Depreciation and Amortization” a non-GAAP, financial measure which takes GAAP net income (loss) and adds back in interest, taxes, depreciation and amortization), as defined, ratio of not more than 2.5:1 measured on a quarterly rolling twelve months basis by June 30, 2005, EBITDA, as defined, of not less than $2,000,000 by year-end 2005 and a minimum tangible net worth, as defined, of $1,500,000 including subordinated debt by year-end 2005. As of December 31, 2005, management believes the Company is in compliance with all of such covenants.

As of December 31, 2005 there were outstanding draws totaling $1,701,000 and no amounts outstanding as of February 28, 2006, under our bank credit facility. Pursuant to our agreements with the bank, upon an event of default, it may accelerate and require the repayment of all amounts under the credit facility. It may also decline to make further advances. At December 31, 2005 and February 28, 2006, approximately $1.3 million and $1.8 million respectively, were available for future advances under the facility. There were no borrowings outstanding under the line at December 31, 2004.

The Company also has subordinated notes payable to shareholders (See Note 2).

On February 14, 2006, subsequent to the company’s 2005 year-end, the company entered into an agreement with RBC for a 42 month term loan of $400,000 at a fixed interest rate of 7.5% per annum. The facility is collateralized by substantially all of the assets of the Company. The purpose of the term loan was to finance its 2005 capital expenditures long-term and improve its availability under its bank credit facility for working capital purposes. The principle payments for the subsequent years is presented below:

2006	$85,810
2007	109,274
2008	117,176
2009	87,740

Total Principal Payments	$400,000

As of December 31, 2005, for the prior reporting periods, and through the filing date, CSI had no off-balance sheet instruments.

NOTE 8 – PREFERRED STOCK AND RELATED WARRANTS

On February 10, 2005, the Company entered into the Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, the Company issued to Barron 7,217,736 shares of its newly created Series A Convertible Preferred Stock in exchange for the payment of $5,042,250. Barron was also issued two warrants to purchase in the aggregate 7,217,736 shares of the Company’s common stock. The preferred stock is convertible into common stock on a one-for-one basis. 3,608,868 of the warrants are exercisable at a price of $1.3972 per share and 3,608,868 of the warrants are exercisable at a price of $2.0958 per share. The terms and conditions of the warrants are identical, including the expiration date of February 11, 2010, except with respect to exercise price.

Both the conversion of the preferred stock and the exercise of the warrants are subject to restrictions on ownership that limit Barron’s beneficial ownership of common stock. Initially, Barron was generally prohibited from beneficially owning greater than 4.99% of common stock, and such restriction could be waived by Barron upon 61 days prior notice. It was the intention of the Company and Barron that the preferred stockholder never acquire greater than 4.99% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt, Barron and the Company agreed to remove the 61 day waiver provision and to impose a non-waivable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005.

The warrants may be exercised on a cashless basis. In such event, the Company would receive no proceeds from their exercise. However, a warrant holder (including Barron) may not effect a cashless exercise prior to February 11, 2006. Also, so long as the Company maintains an effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise. The Company’s registration statement was considered effective on February 14, 2006. Barron did not invoke a cashless exercise.

GAAP requires that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include having significant additional shares and liquidity in the market. Following consultation with accounting and valuation experts, management used a cash flow based stock value computation based on comparisons to peer public companies and the market value of their shares near the date of the Company’s preferred stock and warrant transaction. The Company used these comparables to calculate a per share market value of its shares as a public company with significant stock liquidity (the “Adjusted Market Value”).

The Adjusted Market Value of the shares has been used in the Black-Scholes calculation for valuing the warrants. Because the registration rights agreement contained a clause whereby liquidated damages were payable in cash, the warrants were initially considered a liability under derivative accounting (see further discussion below). The principles used under SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” require that the proceeds be allocated first to the liability portion of an instrument based on its fair market value and the remaining proceeds assigned to the equity portion. As the fair market value of the warrants exceeded the proceeds from the preferred shares and warrants offering, no proceeds, except for the par value of $7,218 were allocated to the preferred stock.

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby the Company agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated the Company to use its best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require the Company (subject to carveback by a managing underwriter) to include such shares in certain registration statements it may file. The Company is obligated to pay all expenses in connection with the registration of the shares and may be liable for liquidated damages in the event the registration of shares does not remain effective pursuant to the agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages were triggered if the Company failed (i) to file the registration statement within 45 days from February 11, 2005, (ii) to cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) to maintain the effectiveness of the registration statement. These requirements were subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in the Company’s discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement with Barron, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. On November 7, 2005 the Registration Rights Agreement was amended to eliminate the treatment of the warrants as a derivative financial instrument (see further discussion below).

Warrants

As a result of the registration rights agreement containing a clause whereby liquidated damages were payable in cash, the Company was required to follow EITF 00-19. In light of the required accounting treatment under EITF 00-19, the amount of proceeds allocated to the issuance of warrants ($5,035,032, representing all the proceeds with the exception of the $7,218 par value allocated to preferred stock) was recorded as a liability as of the date of the transaction. In addition, the difference between the amount allocated to the issuance of warrants and the fair market value of the warrants based on the Black-Scholes valuation method at reporting dates was recorded in the statement of operations as an unrealized gain (loss) on financial instrument-warrant liability and as an adjustment to the financial instrument-warrant liability on the Company’s balance sheet, to restate the warrants to fair market value as of that date. In each period up to November 7, 2005, the date of the amendment to the registration rights agreement, whereby the cash liquidated damages provision was converted to damages payable by the issuance of a set number of preferred shares, the financial instrument was marked to market and changes in the value were recorded as adjustments in the statement of operations.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock will be issued to Barron for each day when liquidated damages are triggered. The maximum number of shares that could be issued is 815,760. Because the amendment to the Registration Rights Agreement changes the liquidated damages penalty from settlement in cash to settlement in a set number of shares which is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date, the fair value of the warrants was reclassified from a liability to permanent equity as additional paid-in capital. The fair value at that date, based on the Black-Scholes valuation method, was $5,449,392. The difference between this fair value and the amount allocated to the warrants at issuance ($5,035,032) totaling $414,360 is recorded as an unrealized loss on warrants to purchase common stock in the accompanying statement of operations for the year ended December 31, 2005.

Prior to the execution of the amendment, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 the Company paid Barron $50,000, which was expensed, and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. After that date, the Company entered into two additional waivers extending the required effectiveness date initially until January 31, 2006 and finally, February 28, 2006. The Company’s registration statement was considered effective on February 14, 2006.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases certain facilities and equipment under various operating leases. At December 31, 2005, future minimum lease payments under non-cancelable leases are:

2006	$123,986
2007	134,688
2008	138,432
2009	143,433
2010	146,556
Thereafter	36,795

Total	$723,890

Rent expense for the years ended December 31, 2005 and 2004 was $71,360 and $60,231, respectively. The Company entered into a new operating lease with Chuck Yeager Real Estate on November 30, 2005, related to the lease of premises at 900 Block, 900 East Main Street, Easley, SC, Suite T. The term of this lease is five years, beginning on April 1, 2006 and ending on March 31, 2011. Total rent due under this lease is $700,920, due on the first of each month in escalating monthly payments. The commitments under this lease are included in the future payments in the table above. If at any time the Company terminates the lease the lessor may recover from the Company all damages approximately resulting from the termination, including the cost of recovering the premises and the worth of the balance of the lease over the reasonable rental value of the premises for the remainder of the lease term, which shall be due immediately. The Company does not anticipate terminating the lease at any time prior to the natural termination of the lease.

Employment Contracts

The Company has employment agreements with its five executive officers, the terms of which expire on February 10, 2008, except that the CFO’s agreement is terminable by either party on 30 days’ notice. Such agreements provide for minimum salary levels, as well as raises and bonuses determined at the discretion of the Company’s Board of Directors. The aggregate commitment for future salaries at December 31, 2005, excluding bonuses, was approximately $1,500,000.

Non-employee Director Compensation

On February 21, 2006, the Compensation Committee of the Board of Directors and the full Board of Directors approved by joint unanimous written consent awards of Company common stock for the Company’s outside directors under the Company’s 2005 Incentive Compensation Plan (the “Plan”). Directors receiving awards under the Plan were Anthony H. Sobel, Chairman; Shaya Phillips; and Thomas V. Butta. Mr. Sobel was granted 98,496 shares, while Messrs. Phillips and Butta were granted 49,248 shares each. One-third of the award vested immediately upon approval. An additional one-third will vest on February 28, 2006, with the final one-third to vest on February 28, 2007. Except in the event of a change in control of the Company, the directors may not sell any shares awarded to them prior to March 1, 2007. If a director’s service terminates prior to a vesting date, all unvested shares will be forfeited, subject to exception in the discretion of the Board. As a result of his subsequent resignation as a director discussed below, Mr. Butta forfeited 32,832 shares.

Consulting Arrangement

Computer Software Innovations, Inc., a Delaware corporation and successor to the Company has entered into a consulting arrangement with Robert F. Steel and Kenneth A. Steel. Although a definitive agreement was yet to be executed as of December 31, 2005. On February 27, 2006, the Company entered into a Letter of Engagement (the “LOE”) dated February 27, 2006 and individual restricted stock agreements of the same date with Robert F. Steel and Kenneth A. Steel, Jr. The purpose of the agreements is to formally set forth the terms and conditions under which the Messrs. Steel have been providing and will continue to provide consulting services to the Company through February 10, 2008.

Under the terms of the LOE, the Messrs. Steel are to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies, and to assist management in seeking out and analyzing potential acquisition opportunities. The LOE requires the consultants to provide such consulting services until February 10, 2008. In return, the Company has agreed to issue 172,367 shares of its common stock to each of the consultants. The stock awards are to be granted pursuant to the Company’s 2005 Incentive Compensation Plan. The Company will also reimburse the consultants for reasonable travel and other expenses incurred by the consultants in furtherance of the objectives of the LOE. The LOE contains customary confidentiality and non-competition provisions.

In connection with the LOE, the Company entered into the agreements with the consultants. The agreements set forth the terms and conditions upon which the stock awards will be granted to the consultants. If the consultants are terminated for cause prior to the earlier to occur of February 28, 2007 or a change in control of the Company, then the consultants are required to return one-third of the stock awards at the time of termination.

United States Department of Justice Subpoena

On April 27, 2005, the United States Department of Justice served the Company with a subpoena requesting the Company’s production of documents relating to the federal E-Rate Program. The E-Rate Program is a government program that provides funding for telecommunications, internet access and internal connections for schools that have very high free and reduced lunch rate counts. No allegations concerning any impropriety by the Company have been made. However, the collection of information from the many subpoenas issued to various E-Rate Program affiliates may eventually result in further inquiry or possible antitrust and/or related allegations. The Company believes it has produced all requested information and intends to comply with all further direction. The Company does not anticipate any allegations as a result of these inquiries.

Integrated Tek Solutions Lawsuit

On April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against the Company alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff conducted negotiations relating to a potential acquisition of the Company’s common stock. The defendants in the lawsuit included some of the Company’s officers and directors. The complaint sought damages up to $60 million in the aggregate.

On December 28, 2005, the suit was settled by all parties involved. As part of the settlement, the plaintiff released all claims against all defendants in exchange for payment of $600,000. The Company contributed $200,000 toward this payment with each of the five former officers of the Company contributing $20,000. The remaining $300,000 was paid by the other defendants in the suit. Although the Company maintained the suit was without merit, The Company believed the settlement was prudent in view of the cost of continuing litigation. None of the portion of the settlement payment made by The Company was covered by any of The Company’s insurance policies. Total costs related to this litigation were approximately $400,000 and are included in “Professional and legal compliance and litigation related costs” in the Consolidated Statement of Operations for the year ended December 31, 2005.

NOTE 10 – STOCK-BASED COMPENSATION PLAN

The Company assumed in the merger the stock-based compensation plan of CSI – South Carolina as described below. The compensation cost that had been charged to income (loss) for the plan totaled approximately $19,000 for the year ended December 31, 2004. No compensation cost was recorded for the year ended December 31, 2005, as all compensation cost related to the 1,006,538 options outstanding as of the beginning of the period had previously been expensed.

At the time of the merger, the CSI – South Carolina plan provided for the granting of options to purchase common stock, with a maximum term of ten years, at the option price on the date of grant. Management determined at the time of grant whether options vested immediately or at the end of a three-year vesting period. Under the plan, options for 1,065,746 shares had been granted to employees, of which 59,208 options were cancelled and 1,006,538 were outstanding under the plan at the time of merger.

In connection with and immediately prior to the merger with VerticalBuyer, CSI – South Carolina for $899,144 redeemed options to purchase 797,403 shares pursuant to the terms of the plan. Under such plan, certain non-executive employees had been awarded options to purchase 1,065,746 shares of common stock. The 797,403 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Compensation expense related to the early redemption of stock options was $631,174, consisting of the $899,144 cash payment less unearned compensation expense of $267,970 eliminated upon the redemption. Employer FICA and medicare, and additional expenses related to this transaction totaling $47,766, were also paid by CSI – South Carolina. Pursuant to the plan, the option holders retained the remaining 268,343 options. The board of directors of the surviving corporation, CSI, at its discretion, provided that the options would be assumed and exercisable for shares of CSI common stock at the exchange ratio applicable to the five CSI – South Carolina shareholders in the merger.

The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2003: dividend rate of zero percent for all years, risk-free interest rate of 4.8 percent, expected lives of 10 years, and volatility of 0.35 percent.

VerticalBuyer also had an option plan, with shares available for issuance at the time of the merger. However, all options under the plan had expired, and the plan was cancelled on March 24, 2005. Subsequent to the end of the first quarter, our board of directors approved a new plan for the award of stock-based compensation to employees, directors and consultants. The plan provides for the award of options, restricted stock or stock appreciation rights at the discretion of the compensation committee of the board of up to an aggregate of 1,100,000 shares.

No options were issued or exercised during the years ended December 31, 2005 or 2004. As of December 31, 2005 and 2004, the Company had the following stock options outstanding:

Detail	Number of Options	Weighted Average Exercise Price	Expiration
Options assumed in reverse merger	268,343	$0.12	November 1, 2012

NOTE 11 – DEFINED CONTRIBUTION PLAN

The Company maintains a Simple IRA savings plan for the benefit of its employees. Employees of the Company may participate in the plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. The Company’s contributions to the plan, as determined by management, are discretionary and are allocated among the participants based on the participants’ contributions. Management has the authority to establish a funding policy and to review such policy annually. Contributions to the Plan were $87,645 and $63,779 for the years ended December 31, 2005 and 2004, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company rents its offices in Easley, South Carolina from an officer/stockholder. The Company is required to maintain the premises in good repair, pay all taxes and assessments, furnish all utilities and carry adequate fire and liability insurance. Rent expense under this lease was $33,600 for each of the years ended December 31, 2005 and 2004. This lease expires on March 31, 2006 and will not be renewed. The Company will lease a new office facility from an unrelated party beginning on April 1, 2006 (see Note 9).

NOTE 13 – INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Current expense (benefit):
Federal	$(215,277)	$858,819
State	(33,324)	135,798

Total current	(248,601)	994,617

Change in deferred income taxes:
Federal	86,134	38,233
State	—	—

Total deferred	86,134	38,233

Income tax expense (benefit)	$(162,467)	$1,032,850

The gross amounts of deferred tax assets (liabilities) as of December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Allowance for doubtful accounts	$11,250	$11,250
Depreciation	—	15,978
Accrued Bonus	81,552	—
Unearned stock compensation	—	93,790

Gross deferred tax assets	92,802	121,018

Deferred tax liabilities:
Depreciation	7,941	—
Computer software costs	383,625	295,148
Other	—	38,500

Gross deferred tax liabilities	391,566	333,648

Net deferred tax liability	$298,764	$212,630

Reconciliation between income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34 percent to income (loss) before income taxes for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
Tax expenses at statutory rate	$(312,486)	34.0%	$868,493	34.0%
State income tax, net of federal income tax benefit	(32,168)	3.5%	89,823	3.5%
Change in net deferred tax liability	86,134	(9.4)%	38,233	1.5%
Permanent items and other (1)	96,053	(10.4)%	36,301	1.4%

	$(162,467)	17.7%	$1,032,850	40.4%

(1)	2005 amount consists of a permanent difference of $140,882 for the loss on warrants, which is not deductible for tax purposes, net of $44,829 other miscellaneous items.

NOTE 14 – SEGMENT INFORMATION

CSI is organized into the two reportable segments: software applications and technology solutions. Below is a description of the types of products and services from which each reportable segment derives its revenues.

Software applications segment

Through our software applications segment, we report the results of the development, sales, and deployment and provision of ongoing support of our software applications, fund accounting based financial management software and standards based lesson planning software.

Technology solutions segment

Through our technology solutions segment, we report the results of the technology solutions products through the sales and distribution of computers and accessories and the wide range of technology consulting services, including network and systems integration and computer support and maintenance services, that we provide.

Factors management used to identify our segments:

CSI’s reportable segments are analyzed separately because of the differences in margin routinely generated by the major products within each group, and the differences in which sales and investment decisions may be made to evaluate existing or potential new products. Through its software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

There are no significant transactions between reportable segments. The total of Segment net sales and service revenue from all segments is equal to Net sales as reported in our Consolidated Statements of Operations. Sales and Cost of sales are included in each segment’s income as reported in our Consolidated Statements of Operations. Accordingly, the total of the segments’ Gross profit is equal to Gross profit in our Consolidated Income Statements. Operating expenses are allocated to segment income based on estimate of sales and administrative time spent on each segment. None of the income or loss items following Operating income (loss) in our Consolidated Statements of Operations are allocated to our segments, since they are reviewed separately by management. Certain non-recurring items (those items occurring for reasons which have not occurred in the prior 2 years and are not likely to reoccur in 2 years) and compliance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. Accordingly, the total of Segment income from all segments, less non-recurring and compliance items, if any, is equal to Operating income (loss) as reported in our Consolidated Statements of Operations.

The total of Segment assets for all segments is equal to Total Assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g. cash, accounts receivable and inventory) based on each segments percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the software segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment as discussed above), since support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same basis.

The following tables summarize information about segment profit and loss for the years ended December 31, 2005 and 2004 and assets allocated to segments as of December 31, 2005 and 2004.

	Software Applications	Technology Solutions	Total Company
Year ended December 31, 2005:
Net sales and service revenue	$4,148,211	$20,138,513	$24,286,724
Gross profit	2,367,403	4,178,483	6,545,886
Segment income	435,208	1,797,057	(	*)
Segment assets	2,285,855	5,287,939	7,573,794
Year ended December 31, 2004:
Net sales and service revenue	$4,676,578	$17,804,657	$22,481,235
Gross profit	3,063,323	4,005,423	7,068,746
Segment income	824,322	1,709,272	(	*)
Segment assets	2,086,321	4,841,206	6,927,527

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

	Year Ended
	December 31, 2005	December 31, 2004
Segment income:
Software applications segment	$435,208	$824,322
Technology solutions segment	1,797,057	1,709,272

TOTAL SEGMENT INCOME	2,232,265	2,533,594

Less: Merger and compliance costs
Stock option compensation from stock option redemption in connection with the merger	(631,174)	—
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	(47,766)	—
Reverse acquisition costs	(759,283)	—
Professional and legal compliance and litigation related costs	(980,076)	—

OPERATING INCOME (LOSS) Per consolidated Statements of Operations	$(186,034)	$2,533,594

NOTE 15—RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company’s financial position or results of operations.

In December 2004, the FASB published SFAS No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Statement 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. Public Entities filing as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005 (the first quarter of fiscal 2006 for the Company). The impact of this Statement could result in additional expense to the Company when stock options are issued in the future.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2005 the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.

FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN No. 47 in 2005 and its adoption had no material effect on financial position or results of operations.

In October 2005, the FASB issued FSP FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. FSP FAS 13-1 is effective for reporting periods beginning after December 15, 2005. The transition provisions of FSP FAS 13-1 permit early adoption and retrospective application of the guidance. The adoption of FSP FAS 13-1 is not expected to have a material impact on the Company’s financial position or results of operations.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
REVENUES
Software applications segment	$1,448,180	$1,033,723	$3,998,257	$3,162,511
Technology solutions segment	5,679,357	5,917,627	18,673,381	15,179,571

Net sales and service revenue	7,127,537	6,951,350	22,671,638	18,342,082
COST OF SALES
Software applications segment
Cost of sales excluding depreciation, amortization and capitalization	709,770	437,317	1,875,339	1,443,232
Depreciation	12,903	13,598	50,282	28,313
Amortization of capitalized software costs	171,457	112,238	529,123	366,910
Capitalization of software costs	(337,712)	(166,289)	(927,303)	(493,363)

Total software applications segment cost of sales	556,418	396,864	1,527,441	1,345,092

Technology solutions segment
Cost of sales excluding depreciation	4,879,467	5,105,482	15,703,770	11,834,586
Depreciation	20,954	17,374	69,423	35,208

Total technology solutions segment cost of sales	4,900,421	5,122,856	15,773,193	11,869,794

Total cost of sales	5,456,839	5,519,720	17,300,634	13,214,886

Gross profit	1,670,698	1,431,630	5,371,004	5,127,196
OPERATING EXPENSES
Salaries and wages and benefits (excluding stock-based compensation)	847,916	758,112	2,513,458	2,133,977
Stock based compensation	179,937	—	875,148	631,174
Reverse acquisition costs	960	—	64,129	759,283
Acquisition costs	21,709	—	38,273	—
Professional and legal compliance and litigation costs	72,368	161,258	434,023	381,561
Marketing costs	33,509	—	124,639	—
Travel and mobile costs	97,711	120,805	329,971	273,199
Depreciation	49,291	29,028	124,822	56,479
Other selling, general and administrative expenses	180,905	183,061	533,808	506,629

Total operating expenses	1,484,306	1,252,264	5,038,271	4,742,302

Operating income	186,392	179,366	332,733	384,894
OTHER INCOME (EXPENSE)
Interest income	101	—	3,101	6,023
Interest expense	(105,867)	(76,555)	(294,844)	(191,199)
Amortization of loan fees	—	—	(17,458)	—
Gain (loss) on disposal of property and equipment	—	—	—	100
Unrealized gain (loss) on financial instrument	—	1,190,926	—	(2,002,262)
Net other income (expense)	(105,766)	1,114,371	(309,201)	(2,187,338)
Income (loss) before income taxes	80,626	1,293,737	23,532	(1,802,444)
INCOME TAX EXPENSE (BENEFIT)	119,789	515,619	91,437	(719,709)

NET INCOME (LOSS)	$(39,163)	$778,118	$(67,905)	$(1,802,735)

BASIC EARNINGS (LOSS) PER SHARE	$(0.01)	$0.30	$(0.02)	$(0.41)

DILUTED EARNINGS (LOSS) PER SHARE	$(0.01)	$0.06	$(0.02)	$(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	3,413,541	2,631,786	3,196,662	2,631,786

– Diluted	3,413,541	12,069,580	3,196,662	2,631,786

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
CURRENT ASSETS
Cash	$—	$—
Accounts receivable, net	4,974,280	5,891,950
Inventories	36,432	—
Prepaid expenses	87,955	70,962
Taxes receivable	—	192,918
Deferred tax asset	356,240	—

Total current assets	5,454,907	6,155,830
PROPERTY AND EQUIPMENT, net	763,004	411,835
COMPUTER SOFTWARE COSTS, net	1,431,505	983,654
OTHER ASSETS	184,137	22,475

Total assets	$7,833,553	$7,573,794

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,501,193	$2,349,785
Deferred revenue	2,294,448	1,498,418
Deferred tax liability	509,872	298,764
Bank line of credit	655,000	1,701,000
Current portion of note payable	100,000	—
Subordinated notes payable to shareholders	2,250,400	2,250,400

Total current liabilities	7,310,913	8,098,367
NOTE PAYABLE, less current portion	239,970	—

Total liabilities	$7,550,883	$8,098,367

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock - $0.001 par value; 40,000,000 shares authorized; 3,429,030 and 2,631,786 shares issued and outstanding, respectively	3,429	2,632
Preferred stock - $0.001 par value; 15,000,000 shares authorized; 7,012,736 and 7,217,736 shares issued and outstanding, respectively	7,013	7,218
Additional paid-in capital	6,144,187	5,111,736
Retained earnings (deficit)	(5,714,064)	(5,646,159)
Unearned stock compensation	(157,895)	—

Total shareholders’ equity (deficit)	282,670	(524,573)

Total liabilities and shareholders’ equity	$7,833,553	$7,573,794

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock	Preferred Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Unearned Stock Compensation	Total
Balances at December 31, 2005	$2,632	$7,218	$5,111,736	$(5,646,159)	$—	$(524,573)
Barron’s conversion of preferred stock into common stock	205	(205)	—	—	—	—
Stock based compensation	592	—	1,032,451	—	(157,895)	875,148
Net loss for nine months ended September 30, 2006	—	—	—	(67,905)	—	(67,905)

Balances at September 30, 2006	$3,429	$7,013	$6,144,187	$(5,714,064)	$(157,895)	$282,670

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2006	September 30, 2005
OPERATING ACTIVITIES
Net loss	$(67,905)	$(1,082,735)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation and amortization	791,108	486,910
Stock compensation expense, net	875,148	631,174
Deferred income taxes	(145,132)	(733,138)
Gain on disposal of fixed assets	—	(100)
Unrealized loss on financial instrument	—	2,002,262
Changes in deferred and accrued amounts
Accounts receivable	917,670	(4,026,016)
Inventories	(36,432)	—
Prepaid expenses	(16,993)	(24,438)
Accounts payable	(848,592)	987,647
Deferred revenue	796,030	510,966
Taxes payable (receivable)	192,918	(286,521)

Net cash provided by (used for) operating activities	2,457,820	(1,533,989)

INVESTING ACTIVITIES
Purchase of property and equipment	(594,195)	(294,807)
Capitalization of computer software	(927,303)	(533,363)
Purchase of computer software	(68,325)	—
Trademarks and other assets	(161,967)	—

Net cash used for investing activities	(1,751,790)	(828,170)

FINANCING ACTIVITIES
Net borrowings (repayments) under line of credit	(1,046,000)	1,771,000
Borrowings under note payable	400,000	—
Repayments of note payable	(60,030)	—
Payment of debt issuance costs	—	(83,800)
Proceeds from notes payable to shareholders	—	1,875,200
Repayments under notes payable to shareholders	—	(1,500,000)
Dividends paid	—	(3,460,000)
Redemption of stock options	—	(899,144)
Purchase of VerticalBuyer shell	—	(415,024)
Payments for purchase of stock from shareholders	—	(3,624,800)
Proceeds from issuance of preferred stock and related warrants	—	5,042,250

Net cash provided used for financing activities	(706,030)	(1,294,318)

Net decrease in cash and cash equivalents	—	(3,656,477)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	3,656,477

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$403,894	$29,362
Income Taxes	$43,651	$308,500

The accompanying notes are an integral part of these financial statements.

COMPUTER SOFTWARE INNOVATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Description of business and disclosure regarding segments

Computer Software Innovations, Inc. (“CSI,” “Company,” “we” or “us”) develops software and provides hardware-based technology solutions. We monitor our business results as two segments, the software applications segment and the technology solutions segment, but operate the business collectively, taking advantage of cross-selling and integration opportunities. By strategically combining our internally developed software with our ability to integrate computer and other hardware, we have been successful in providing a variety of technological solutions to over 400 clients located in South Carolina, North Carolina and Georgia. We are pursuing a national presence with a primary, initial focus on the southeast region of the United States. Our client base consists primarily of municipalities, school districts and local governments, although we continue to expand the products and services we can provide to corporate and other non-governmental entities.

Our internally developed software consists of fund accounting based financial management software and standards based lesson planning software. Our primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by “fund,” or by source and purpose of funding. Our fund accounting software is used primarily by public sector and not-for-profit entities. In September 2005, we acquired standards based lesson planning software. This software is designed to allow education professionals to create, monitor and document lesson plans and their compliance with a state’s curriculum standards. Our results of operations related to our internally developed software, including an allocation of overheads, are reported in our software applications segment.

Our technology solutions are provided to more than 200 organizations. These solutions include, among other capabilities, planning, installation and management of computer, telephone, wireless, video conference, security monitoring, and distance and classroom learning projects. The technology solutions segment also provides subsequent support, monitoring and maintenance of equipment and systems. We have established associations with some of the largest vendors in the industry and others whom we believe offer innovative products. The results of operations related to our technology solutions, including an allocation of overheads, are reported in our technology solutions segment.

Organization

CSI (formerly VerticalBuyer, Inc.), a Delaware corporation, was incorporated on September 24, 1999. The Company currently trades in the over the counter market and is reported on the OTC Bulletin Board under the symbol “CSWI.OB.”

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation since 1989 (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into the Company, our issuance of preferred stock, common stock, warrants and certain subordinated notes, and the change of our name to “Computer Software Innovations, Inc.” We refer to the Company prior to such merger as “VerticalBuyer.”

The series of transactions was accounted for as a reverse acquisition, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” with CSI – South Carolina being designated for accounting purposes as the acquirer, and the surviving corporation, VerticalBuyer, Inc., being designated for accounting purposes as the acquiree. The assets of CSI – South Carolina as the accounting acquirer were recorded at their historical costs. The assets and liabilities of VerticalBuyer as the acquiree would have been recorded at fair value, but no assets or liabilities existed at the date of acquisition; accordingly, no goodwill was recorded in connection with the reverse acquisition. Costs associated with the reverse merger were expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and our activities are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the transaction.

Basis of presentation

The consolidated financial statements include the accounts of Computer Software Innovations, Inc. and CSI Technology Resources, Inc., a wholly-owned subsidiary. CSI Technology Resources, Inc. was acquired by CSI on May 1, 2000 and became the technology services division of CSI through which its activities were reported for approximately one year. This subsidiary no longer has any significant operations or separate accounting, as all activities are now accounted for within CSI, except that certain vendor contracts are still in the name of CSI Technology Resources, Inc. At a future date, the name on these contracts may be converted and the subsidiary deactivated, subject to a review of any tax or legal implications. The consolidated balance sheet and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows are unaudited. Inter-company balances and transactions have been eliminated. The Company uses the accrual basis of accounting. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the interim financial statements have been made. The results of the nine month period ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements, critical accounting policies, significant accounting policies and the notes to the consolidated financial statements included in our most recent annual report on Form 10-KSB.

Certain amounts have been reclassified to conform to current presentation.

NOTE 2 – EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common stock shares outstanding during the period. Diluted earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common and potential common shares outstanding during the period. The weighted average number of common stock shares outstanding was 3,413,541 and 2,631,786 for the quarters ended September 30, 2006 and 2005. The weighted average number of common and potential common shares outstanding for the quarter ended September 30, 2006 was 12,219,361 (consisting of 3,413,541 shares outstanding and shares underlying the preferred stock, warrants and options of 7,012,736, 1,539,459 and 253,625, respectively) and 12,050,632 for the nine months ended September 30, 2006 (consisting of 3,196,662 shares outstanding, and shares underlying the preferred stock, warrants and options of 7,060,886, 1,539,459, and 253,625, respectively). The shares underlying the outstanding warrants and options of 7,217,736 and 268,343, respectively, were outstanding for the quarter and the nine months ended September 30, 2006; these shares are reduced by application of the treasury stock method, which assumes the proceeds from the exercise of the warrants and options are used to buy back shares off the market, thereby reducing the number of outstanding shares for the earnings per share calculation. The weighted average number of common and potential common shares outstanding for the quarter ended September 30, 2005 was 12,069,580 (consisting of 2,631,786 shares outstanding, and shares underlying preferred stock, warrants and options of 7,217,736, 1,965,329, and 254,729, respectively) and 12,280,222 for the nine months ended September 30, 2005 (consisting of 2,631,786 shares outstanding, and shares underlying the preferred stock, warrants and options of 7,217,736, 2,175,427, and 255,273, respectively). The shares underlying the outstanding warrants and options of 7,217,736 and 268,343, respectively, were assumed outstanding for the quarter ended and nine months ended September 30, 2005 and are reduced by application of the treasury stock method. Generally Accepted Accounting Principles (“GAAP”) require that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price that would be effective were all shares issued in connection with various transactions, which would include the issuance of significant additional shares in dilutive transactions. Following consultation with accounting and valuation experts and applying the principle of conservatism, which is a basis of the dilution calculation under GAAP, management uses the higher of a cash flow based stock value computation based on comparisons to peer public companies, or the quoted market price, on a weighted average basis, for the repurchase of shares in the diluted earnings per share calculation. Once management, in consultation with its accounting and financial experts, considers the stock no longer thinly traded, management will use the quoted market price exclusively.

The common and potential common shares were used in the calculation of diluted earnings per share for the quarter ended September 30, 2005, while for the quarter ended September 30, 2006 they are not, as the effect is anti-dilutive due to the net loss for the period. In the same regard, the common and potential common shares were not used in the calculation of diluted earnings per share for the nine months ended September 30, 2005 and 2006 as the effect is anti-dilutive due to the net loss reported for both periods.

NOTE 3 – ACQUISITION AND MERGER

Reverse acquisition of VerticalBuyer, Inc.

In the first quarter of 2005, we concluded a series of recapitalization transactions which began January 31, 2005 with a change in control due to the purchase of a majority of our common stock by Computer Software Innovations, Inc., a South Carolina corporation, (“CSI – South Carolina”). These transactions culminated on February 11, 2005 with the merger of CSI – South Carolina into the Company, and our issuance of preferred stock, common stock, warrants and certain subordinated notes.

The significant merger related cash activity, in the order it occurred, is as follows:

Purchase of VerticalBuyer shell company(1)	$(415,024)
CSI – South Carolina redemption of options for common stock	(899,144)
Initial cash payment of portion of CSI - South Carolina $3,460,000 dividends declared to shareholders	(960,000)
Proceeds from sale of warrants in merger	5,042,250
Proceeds from issuance of subordinated note to Barron Partners, LP (“Barron”)	1,875,200
Payment of remaining outstanding dividends declared, from preferred stock and warrant proceeds	(2,500,000)
Payment on first of the two sets of subordinated notes issued to shareholders in connection with merger	(3,624,800)
Payment of debt issuance costs for $3,000,000 revolving credit facility	(83,800)
Initial borrowings under revolving credit facility	1,500,000
Payment on second set of shareholder ($1,875,200) and Barron’s ($1,875,200) notes, from loan proceeds	(1,500,000)

Net effect of merger transactions on cash, and cash used for financing activities	$(1,565,318)

(1)	The net cash purchase cost of VerticalBuyer consisted of an agreed to purchase price of $450,000 and legal costs of approximately $20,000, net of $50,000 waived reimbursement for the advisory fee previously paid by Barron to Maximum Ventures as earnest money and a $5,000 allowance from Maximum Ventures to defray a portion of the estimated costs of preparation of tax returns for 2001, 2002, 2003 and 2004 and accountant fees for the 2004 audit.

In addition to the cash used for the purchase of Vertical Buyer and other financing activities related to the merger, the Company incurred approximately $700,000 in legal and professional fees, which were expensed.

The above transactions are described in more detail below.

Change of Control. On January 31, 2005, approximately 77% of the ownership of the Company, known then as VerticalBuyer, Inc. (“VerticalBuyer” or “VBYR”) which had been maintained as a corporate shell since it discontinued operations in September 2001, was acquired by CSI – South Carolina for $415,024.

Reverse Stock Split. On January 31, 2005, the board of directors of VerticalBuyer approved a 40 to 1 consolidation of shares, or reverse stock split of its common stock, in contemplation of a potential merger of VBYR with CSI – South Carolina. The reverse stock split was paid effective February 11, 2005 to shareholders of record as of February 10, 2005. Pursuant to the reverse stock split, every 40 shares of the VBYR’s common stock issued and outstanding on the record date was converted and combined into one share of post-split shares. The par value of all shares of common stock was maintained at $0.001 per share. No fractional shares were issued, nor was any cash paid in lieu thereof. Rather, all fractional shares were rounded up to the next higher number of post-split shares and the same issued to any beneficial holder of such post-split shares that would have resulted in fractional shares. Accordingly, each beneficial holder of the common stock had the right to receive at least one post-split share.

Redemption of Options. Prior to the merger, CSI – South Carolina, for $899,144, redeemed options to purchase 738,195 shares, as allowed for under a stock option plan which had provided to certain non-executive employees options to purchase 1,065,746 shares of common stock. The 738,195 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Pursuant to the plan, the option holders retained the remaining portion of their options.

Declaration of Dividends. Prior to the merger, CSI – South Carolina also declared dividends to its five shareholders totaling $3,460,000, of which $960,000 was paid immediately in cash and $2.5 million was recorded as subordinated dividend notes payable to each stockholder. These subordinated dividend notes payable were paid subsequent to the closing of the transaction and prior to March 31, 2005 from the proceeds of the issuance of the preferred stock and warrants discussed below.

Name Change. On February 10, 2005, VBYR changed its name from “VerticalBuyer, Inc.” to “Computer Software Innovations, Inc.”

Merger Agreement. On February 10, 2005, VBYR entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CSI – South Carolina. The Merger Agreement provided that, upon the terms and conditions set forth in the agreement, CSI – South Carolina would merge into VerticalBuyer, with VerticalBuyer continuing as the surviving corporation. The merger and related transactions were consummated on February 11, 2005 via the surrender (and cancellation) of CSI – South Carolina’s shares in VerticalBuyer, representing 77% ownership of the common stock of VerticalBuyer before the merger, and an exchange by the five shareholders of CSI – South Carolina of their shares in CSI – South Carolina for shares in the surviving corporation, representing 96% ownership in VerticalBuyer (now known as CSI) following the merger, the issuance of notes payable to the shareholders, and cash (as detailed below).

SFAS No. 141 states, “In identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances should be considered.” It further includes the following as significant factors in the decision process: which of the combining entities’ owners as a group retain the larger portion of voting rights, composition of the governing body and senior management positions, and the terms of the exchange of equity securities.

Following the merger, the former majority shareholders of CSI – South Carolina as a group held 96% of the voting stock of the Company, occupied two of five board seats with the remaining three seats being filled by independent directors, and retained senior management positions of the combined company. Preferred stock issued subsequent to the merger and sold to assist with the payment for shares and dividends payable to the CSI – South Carolina shareholders cannot be converted to common stock in excess of 4.9% ownership, except in the event of a change in control, defined as (i) a consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of the assets of our company to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give Barron (or any subsequent holder of preferred stock) thirty days’ notice prior to a change in control. In addition, the preferred stock has no voting rights (except in limited circumstances under Delaware law) and generally no provisions granting rights with respect to governance of the Company. Accordingly, under SFAS No. 141 the merger of CSI – South Carolina into us was considered to be a reverse acquisition, whereby CSI – South Carolina is considered to be the acquirer even though it is not the surviving corporation. Accordingly, the assets and liabilities of CSI – South Carolina continued to be recorded at their actual cost. The assets and liabilities of VerticalBuyer would have been recorded at fair value, but no assets or liabilities existed at the time of acquisition; therefore no goodwill is recorded. Under reverse acquisition accounting, the financial statements of the surviving corporation (VerticalBuyer) are the financial statements of the acquirer (CSI – South Carolina). Costs associated with the reverse acquisition are expensed as incurred. Shares issued in the transaction are shown as outstanding for all periods presented and our activities (activities of VerticalBuyer) are included only from the date of the transaction forward. Shareholders’ equity of CSI – South Carolina, after giving effect for differences in par value, has been carried forward after the acquisition.

Pursuant to the Merger Agreement, in the merger and related CSI – South Carolina dividend transactions, the former shareholders of CSI – South Carolina received, in exchange for their shares of common stock, approximately $6.7 million in cash, subordinated notes aggregating approximately $2.3 million and 2,526,905 shares of common stock of the Company. The shares of VerticalBuyer’s common stock previously held by CSI – South Carolina, representing approximately 77 percent of VerticalBuyer’s issued and outstanding capital stock, were cancelled, as was the common stock of CSI – South Carolina. The remaining shareholders of VerticalBuyer retained their existing shares, subject to the 40 to 1 reverse stock split.

Preferred Stock Purchase Agreement. In connection with the merger, CSI entered into a Preferred Stock Purchase Agreement dated February 10, 2005 (the “Preferred Stock Agreement”) with Barron, whereby CSI agreed to issue 7,217,736 shares of its newly created Series A convertible, non-voting preferred stock to Barron in exchange for payment of $5,042,250. Each share of preferred stock is convertible into one share of common stock, subject to certain anti-dilution adjustments. The proceeds of the preferred stock issuance were used to pay the outstanding dividends as declared by CSI - South Carolina and a portion of the subordinated notes. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4.9%, except in the case of a change in control as discussed previously.

Warrants. Pursuant to the Preferred Stock Agreement, Barron was issued two warrants to purchase a total of 7,217,736 shares of CSI’s common stock (the “Warrant Shares”). The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for half of the total Warrant Shares. The terms and conditions of the warrants are identical except with respect to exercise price. Barron has agreed, generally, not to convert at any time its preferred stock into shares of the Company common stock or exercise its warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of CSI common stock would exceed 4. 9%, except in the case of a change in control as discussed previously.

Subordinated Promissory Notes. In connection with the merger and sale of preferred stock, CSI issued six subordinated promissory notes payable, respectively, to Barron and the five former shareholders of CSI – South Carolina. All such notes rank equally in right of payment in the event of bankruptcy or liquidation of CSI, or similar events, and they are subordinated in right of payment to all other non-subordinated debt of CSI. Payments of principal and interest may be made as agreed under such subordinated notes so long as, generally, CSI is not in default under any of its senior indebtedness.

The note payable to Barron provides that CSI will pay $1,875,200, with interest accruing at the prime rate plus two percent (10.25% as of September 30, 2006). Any past due and unpaid amounts bear interest at the rate of 15% per annum until paid in full. The amount outstanding under this note totaled $1,125,200 at September 30, 2006.

The aggregate principal sum borrowed under the notes payable by CSI to the five former shareholders of CSI – South Carolina is $1,875,200, or $375,040 per individual. Other than the principal amount, the terms of the notes are substantially identical to the note payable to Barron. Amounts outstanding under these notes totaled $1,125,200 at September 30, 2006.

The principal on these notes was to be paid in full on or before May 10, 2006. In consultation with its board of directors, senior debt holders, and the holders of these notes, the Company determined it was not in the best interest of all parties to pay these notes at maturity; accordingly, the Company’s interest cost on the notes has increased to 15% per annum. From discussions with the holders of the subordinated notes, we anticipate that they will continue to cooperate with the Company in formulating a new repayment schedule, later payment date or some other resolution. Such notes are also subordinated to our senior debt, and we believe the ability of the subordinated debt holders to have direct recourse against the Company is currently limited. However, the holders of the subordinated notes may take actions that could adversely affect the Company, including taking legal or other adverse collection actions against the Company or acting to accelerate the subordinated debt, thereby potentially triggering a default under our credit facility with our bank. We have received a waiver from our bank for any potential default that might have been triggered by our decision not to pay the subordinated notes on their due dates. See “Item 2. Management’s Discussion and Analysis or Plan of Operation” under “Credit Arrangements” for a further discussion of the subordinated notes.

Also in connection with the merger, CSI issued five promissory notes, payable to the five former shareholders of CSI – South Carolina as additional consideration related to the equity exchange, totaling $3,624,800. These amounts were paid immediately following the merger from proceeds from the issuance of the preferred stock and warrants and the $1,875,200 subordinated note issued to Barron.

Merger Expenses and Other. Expenses for the merger consisted of legal and professional fees, commissions and compensation expense related to the merger. Of the $759,283 in fees paid, $275,000 was paid to a third-party broker, Liberty Company, LLC, as a commission for its assistance in the preferred stock sale and warrant issuance. No commission was paid to Barron, the investment group that purchased the preferred stock and received the warrants. The remaining fees of $484,283 consisted of merger related fees paid principally for legal and accounting services.

Intent to acquire McAleer Computer Associates, Inc.

Proposed Acquisition. On September 20, 2006, CSI filed a Form 8-K with the Securities and Exchange Commission (the “SEC”), formally announcing it had entered into a letter of intent as of September 14, 2006 to acquire the business operations of McAleer Computer Associates, Inc. (“MCAI”). MCAI is the leading provider of fund accounting based financial management software, its major product, for the kindergarten through grade 12 sector of the education market in the state of Alabama and has a presence in five other states. The proposed acquisition is subject to the parties finalizing a definitive acquisition agreement and due diligence, and CSI obtaining acceptable financing to fund the transaction.

The proposed acquisition, if consummated, would expand CSI’s reach from its primary three state market to an eight-state footprint in the Southeast. CSI believes the acquisition would constitute a major move for the Company in implementing its stated strategy of geographic expansion, with the ultimate goal of achieving a national presence. CSI also believes MCAI has a strong management team and a reputation for delivering quality customer service from its location in Mobile, Alabama. CSI plans to utilize the existing MCAI staff to continue to service MCAI’s existing clients from the offices in Mobile, following the closing of the proposed acquisition. CSI anticipates that it would be able to capitalize on the new Mobile location by delivering expanded technology and service offerings to the broader geographic area and the local government (city and county) markets. In contrast to CSI, MCAI has not historically focused on the local government market or provided as broad a range of technology solutions.

Finalizing an Acquisition Agreement. Pursuant to the letter of intent, the transaction will be structured as a purchase of assets of MCAI, including its proprietary software and other intellectual property, work in process, and the land and buildings housing its operations. It is contemplated that CSI will assume only customer contracts and other limited liabilities of MCAI. The purchase price is approximately $4.0 million, payable in cash at closing, except for approximately $500,000 payable under a 5 year note secured by the real estate acquired. Upon signing the letter of intent, CSI paid MCAI $100,000 to serve as earnest money, which will be applied to the cash payment at closing if the transaction is consummated. This $100,000 is included in the line item “Other Assets” on the consolidated balance sheet as of September 30, 2006. Such payment will be retained by MCAI if the transaction does not close through no fault of MCAI. The original letter of intent, entered into on September 14, 2006, was amended as of October 31, 2006 to extend the deadline by which CSI and MCAI had agreed to enter into a definitive acquisition agreement by approximately 30 days to November 30, 2006. The transaction is anticipated to close in January 2007.

In the letter of intent, MCAI also agreed to refrain from entering into acquisition discussions with parties other than CSI. CSI’s exclusive would terminate if the acquisition is not consummated by January 1, 2007. The acquisition is subject to certain conditions, including: (i) the completion by CSI of satisfactory due diligence; (ii) the negotiation and execution of a definitive acquisition agreement; (iii) the negotiation and execution of related agreements, including a consulting agreement with Mr. Bill McAleer, the founder and shareholder of MCAI, and non-competition agreements with Mr. McAleer and MCAI; (iv) CSI obtaining acceptable financing; (v) receipt by CSI of audited financial statements on MCAI for the fiscal years ended 2004 and 2005, the cost of the related audits to be paid by CSI; (vi) final approval by the board of directors of each party; and (vii) other customary requirements.

Pre-Acquisition Due Diligence. CSI has begun pre-acquisition due diligence to uncover and quantify deal-specific risks and opportunities; identify hidden costs, contingencies and commitments; discover tax exposures; evaluate historical and projected cash flows; assess the internal control environment; understand the impact of regulatory matters; and evaluate employee benefits, information technology systems and risk management practices. In addition, the Company has retained outside legal counsel to assist in the negotiation and execution of a definitive acquisition agreement and any additional agreements related to the acquisition, and is engaging other independent parties to provide assistance with other customary evaluations and analysis. MCAI has engaged Elliott Davis, LLC to review MCAI’s financial and accounting records and provide GAAP compliant, audited financial statements of MCAI’s operations for the years ended December 31, 2004 and 2005.

Financing of Acquisition. As stated in the letter of intent, the purchase is subject to the Company’s obtaining financing satisfactory to it. The Company will likely seek an increase in its current revolving loan facility and use the availability under this facility to fund the initial purchase. CSI is also pursuing other financing alternatives which could include mezzanine financing or other capitalization alternatives. All of these options are under consideration, and could provide longer-term financing to match the longer-term nature of an acquisition related investment. Depending on cash flow from current operations and the acquisition, should the Company find longer-term funding unnecessary, it may not take advantage of such options, thereby paying down debt and minimizing any potential for dilution from any additional capital raised.

Acquisition Expenses and Other. Expenses for the potential acquisition are expected to consist of legal and professional fees, travel costs, stock compensation costs and various other expenses related to the acquisition transaction. The Company estimates that the expenses to be incurred related to the acquisition will total approximately $250,000, of which a portion yet to be determined will be capitalized and allocated to goodwill upon consummation of the transaction.

Under SFAS No. 141, “Business Combinations,” acquisition expenses incurred as of the initiation date by the acquiring company that are direct costs of the acquisition, as determined by the principles of accounting for the acquisition of an asset, should be allocated to identified assets acquired and liabilities assumed, with unallocated amounts being recorded as goodwill. The guidance further defines the initiation date as “the earlier of (1) the date that the major terms of a plan, including the ratio of exchange of stock, are announced publicly or otherwise formally made known to the stockholders of any one of the combining companies or (2) the date that stockholders of a combining company are notified in writing of an exchange offer.” In addition, direct costs are further defined as “out-of-pocket or incremental costs directly related to a business combination such as a finder’s fee and fees paid to outside consultants for accounting, legal, or engineering investigations or for appraisals.” Guidance further dictates that internal costs associated with a business combination (whether one-time costs or recurring in nature) should be expensed as incurred. Under this guidance, the initiation date of this acquisition is September 20, 2006, the date the Company filed the Form 8-K with the SEC setting forth our intent to acquire MCAI and formally communicating to our shareholders the major terms of the potential acquisition agreement.

In consideration of the requirements of SFAS No. 141, the Company will identify expenses incurred that are directly related to the potential acquisition of MCAI, and it will capitalize those expenses as appropriate. Upon completion of the acquisition, the purchase price and other direct costs will be allocated to identifiable assets or liabilities, with all unallocated amounts to be classified as goodwill, subject to SFAS No. 142, “Goodwill and Other Intangible Assets.” As of September 30, 2006, the Company has incurred approximately $100,000 in acquisition and merger related costs, of which approximately $70,000 dollars are direct costs of the potential acquisition of MCAI and have been capitalized as appropriate.

NOTE 4 – STOCK-BASED COMPENSATION

The Company has a stock based compensation plan, the 2005 Incentive Compensation Plan. The Company accounts for stock based compensation using fair value methods, as prescribed in SFAS No. 123 (revised 2004), “Share-Based Payment,” and related interpretations. While the 2005 Incentive Compensation Plan allows for a variety of stock based compensation awards, as of September 30, 2006, the Company had only utilized stock awards.

Stock Option Based Compensation

The Company utilizes the Black-Scholes model to estimate the fair value of stock options granted under this plan. For purposes of calculating the compensation expense, the Company uses an “Adjusted Market Value” in the Black-Scholes model, as described hereafter. GAAP requires that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include having significant additional shares and liquidity in the market. Following consultation with accounting and valuation experts, management used a cash flow and other key financial statement metrics-based stock value computation based on comparisons to peer public companies and the market value of their shares near the date of the Company’s grant of the stock-based awards. The Company uses these comparables to calculate a per share market value of its shares as a public company with significant stock liquidity (the “Adjusted Market Value”) since its reverse merger and until the float of the Company’s shares become significant enough that management, in consultation with the board and the Company’s accounting experts, deem the shares no longer thinly traded as defined by GAAP.

As of September 30, 2006, no options had been issued under the 2005 Incentive Compensation Plan. In 2005, the Company assumed the stock based employee compensation plan of CSI- South Carolina as a result of the merger as described below.

At the time of the merger, the CSI – South Carolina plan provided for the granting of options to purchase common stock, with a maximum term of ten years, at the option price on the date of grant. Management determined at the time of grant whether options vested immediately or at the end of a three year vesting period. Under the plan, employees had been granted options for 1,065,746 shares, of which 59,208 options were cancelled and 1,006,538 were outstanding under the plan at the time of merger.

In connection with and immediately prior to the merger with VerticalBuyer, CSI – South Carolina redeemed options to purchase 797,403 shares for $899,144 pursuant to the terms of the plan. Under such plan, certain non-executive employees had been awarded options to purchase 1,065,746 shares of common stock. The 797,403 non-executive employees’ options redeemed represented 73.34% of the 1,006,538 options outstanding at the time of the merger. Compensation expense related to the early redemption of stock options was $631,174, consisting of the $899,144 cash payment less unearned compensation expense of $267,970 eliminated upon the redemption. Employer FICA and Medicare, and additional expenses related to this transaction totaling $47,766, were also paid by CSI – South Carolina. Pursuant to the plan, the option holders retained the remaining 268,343 options. The board of directors of the surviving corporation, CSI, at its discretion, provided that the options would be assumed and exercisable for shares of CSI common stock at the exchange ratio applicable to the five CSI – South Carolina shareholders in the merger. No additional options will be issued under this fixed stock option plan.

The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2003: dividend rate of zero percent for all years, risk-free interest rate of 4.8 percent, expected lives of 10 years, and volatility of 0.35 percent.

VerticalBuyer also had an option plan, with shares available for issuance at the time of the merger. However, all options under the plan had expired, and the plan was cancelled on March 24, 2005. Subsequent to the end of the first quarter 2006, our board of directors approved a new plan for the award of stock-based compensation to employees, directors and consultants as described below. The new plan provides for the award of options, restricted stock or stock appreciation rights at the discretion of the compensation committee of the board of up to an aggregate of 1,100,000 shares.

Stock options assumed in reverse merger

Detail	Number of Options	Weighted Average Exercise Price	Expiration
Options assumed in reverse merger	268,343	$0.12	November 1, 2012

Stock Award Based Compensation

The Company utilizes the “Adjusted Market Value” (as previously described above under Stock) at the date of grant to estimate the fair value of stock awarded as compensation under this plan.

On February 21, 2006, the Compensation Committee of the Board of Directors and the full Board of Directors approved awards of Company common stock for the Company’s outside directors under the Company’s 2005 Incentive Compensation Plan (the “Plan”). Directors receiving awards under the Plan were Anthony H. Sobel, Chairman; Shaya Phillips; and Thomas V. Butta. Mr. Sobel was granted 98,496 shares, while Messrs. Phillips and Butta were granted 49,248 shares each. One-third of the awards vested immediately upon approval. An additional one-third vested on February 28, 2006, with the final one-third to vest on February 28, 2007. Except in the event of a change in control of the Company, the directors may not sell any shares awarded to them prior to March 1, 2007. If a director’s service terminates prior to a vesting date, all unvested shares will be forfeited, subject to exception in the discretion of the Board. As a result of his subsequent resignation as a director discussed below, Mr. Butta forfeited 32,832 shares. Thomas V. Butta resigned from the Company’s Board of Directors effective February 22, 2006. His resignation was not the result of any disagreement relating to the Company’s operations, policies or practices. Rather, Mr. Butta resigned in order to devote his full attention to his responsibilities with an unaffiliated company of which he is the Chief Executive Officer. Mr. Butta served on the Board’s Audit and Compensation Committees.

On March 2, 2006, the Company entered into a Letter of Engagement dated February 27, 2006 and individual restricted stock agreements with Robert F. Steel and Kenneth A. Steel, Jr. (the “Consultants”). The purpose of the agreements was to formally set forth the terms and conditions under which the Consultants have been providing and will continue to provide consulting services to the Company through February 10, 2008. Under the terms of the Letter of Engagement, the Consultants are to advise the Company on the development and implementation of strategic business plans, to assist management in developing marketing and growth strategies, and to assist management in seeking out and analyzing potential acquisition opportunities. The agreement requires the Consultants to provide such consulting services until February 10, 2008. In return, the Company agreed to issue 172,367 shares of its common stock to each of the Consultants. The stock awards were granted pursuant to the Company’s 2005 Incentive Compensation Plan. The Company will also reimburse the Consultants for reasonable travel and other expenses incurred by the Consultants in furtherance of the objectives of the agreements. The agreements contain customary confidentiality and non-competition provisions. The agreements also require the Consultants, if they are terminated for cause prior to the earlier to occur of February 28, 2007 or a change in control of the Company, to return one-third of the Stock Awards at the time of termination.

On June 20, 2006, the Board elected Jeffery A. Bryson to fill the vacancy on the Board created by the February 22, 2006 resignation of Mr. Butta. Mr. Bryson serves on the Company’s Audit and Compensation Committees and he is Chairman of the Audit Committee. In connection with his election to the Board of Directors on June 20, 2006, the Board approved the award to Mr. Bryson of 23,350 shares of common stock under the Company’s 2005 Incentive Compensation Plan. Such shares are registered pursuant to the Company’s Form S-8 registration statement filed with the Securities and Exchange Commission on January 27, 2006. Under the terms of the award, 11,675 shares vested immediately upon Mr. Bryson’s election to the Board and the remaining shares will vest at the conclusion of the 2007 Annual Meeting of Stockholders of the Company if Mr. Bryson is reelected to the Board for a successive term at such meeting.

On July 10, 2006, the Company entered into an Investor Relations Consulting Agreement (the “Agreement”) with Alliance Advisors, LLC (“Alliance”). The purpose of the Agreement is for Alliance to assist the Company in the development of the Company’s investor relations and corporate communications program. Under the terms of the Agreement, Alliance will assist the Company for up to a period of twelve months in developing and implementing an investor relations and corporate communications strategy. In exchange for Alliance’s services, the Company will pay Alliance $6,500 per month for the first six months of the Agreement. At the end of six months, either party to the Agreement will have the option of terminating the Agreement. If the Agreement continues for an additional six months, then the monthly payment will increase to $7,250. In addition to the cash compensation just described, the Company issued to Alliance sixty thousand (60,000) shares of restricted common stock in the third quarter of 2006. If Alliance does not complete the full one-year term of the Agreement, a pro rata portion of fifty-four thousand (54,000) shares must be returned to the Company. In addition to the cash compensation, it is anticipated that the Company will record non-cash stock-based compensation of approximately $40,000 per quarter over the subsequent four quarters related to the Agreement.

Total stock compensation issued in the first nine months of 2006 was $1,033,043, of which $613,954 was earned in the first quarter 2006 upon issuing of the stock awards following the reaching of a definitive agreement as to the terms of compensation for the services performed to date and to be performed, $81,258 was earned in second quarter 2006, and $179,936 was earned in the third quarter of 2006, leaving $157,895 as unearned stock compensation at September 30, 2006.

NOTE 5 – LONG-TERM AND SHORT-TERM DEBT AND OFF-BALANCE SHEET INSTRUMENTS

On February 14, 2006, the Company entered into an agreement with RBC Centura Bank (“RBC”) for a 42 month term loan of $400,000 at a fixed interest rate 7.5% per annum. The term loan is secured by substantially all of the assets of the Company. The purpose of the loan was to finance capital expenditures long term and improve availability under its credit facility for working capital purposes. Upon any default by the Company under the promissory note, RBC may accrue interest on the balance at a rate of 18% per annum, subject to any maximum rate imposed by applicable law. Further, upon default by the Company, RBC may declare the entire unpaid principal balance and all accrued unpaid interest immediately due and payable. For the quarter ended September 30, 2006, the Company paid $6,681 of interest and $25,458 of principal on the loan. The Company paid $15,173 of interest and $60,030 of principal on the loan for the nine months ended September 30, 2006.

On March 17, 2005, CSI entered into a revolving credit facility with RBC. Fees for the transaction were $83,800. The facility allows the Company to borrow up to 80% of eligible accounts receivable balances. The total balance borrowed may not exceed the facility limit. Outstanding amounts under the facility bear interest at Libor rate plus 0.275% (8.08% at September 30, 2006), payable monthly. The facility originally matured on May 1, 2006, and was extended several times. Most recently, on July 14, 2006, the Company and RBC executed a modification agreement extending the maturity date of the facility from July 15, 2006 to July 15, 2007. The modification agreement increased the principal amount of the facility from the original $3.0 million to $3.5 million. The reason for the increase was to support increasing working capital requirements of the Company. Please see “Item 2. Management’s Discussion and Analysis or Plan of Operation” under “Credit Arrangements” for further discussion of this facility.

The facility is secured by substantially all the assets of the Company. Immediately upon entering into the loan agreement governing the facility, the Company borrowed $1,500,000, which was used for the payment of a portion of the subordinated notes issued in connection with the merger. There was $655,000 outstanding and $2,845,000 available under the facility as of September 30, 2006. Under the facility, CSI is subject to restrictive covenants, the primary terms of which restrict incurring debt, making loans, changing approved executive compensation arrangements or making distributions or investments that would violate the restrictive covenants in the loan agreement. The agreement with our lender also requires the achievement of: (1) a debt to adjusted EBITDA (“Adjusted EBITDA,” a non-GAAP financial measure which takes GAAP net income or loss and adjusts for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from the covenant calculation including other non-cash items such as operating non-cash compensation expense, and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument and gain or loss on the disposal of fixed assets), as defined, ratio of not more than 2.5:1 measured as of fiscal year end; (2) a debt service coverage of 1.2:1.0 as measured at fiscal year end (Adjusted EBITDA, as defined, divided by current maturities of long-term debt plus interest payments); (3) Adjusted EBITDA, as defined, of not less than $2,000,000 by year-end 2005; and (4) a minimum tangible net worth, as defined, of $1,500,000, including subordinated debt by year-end 2005. Upon the occurrence of an event of default under the loan agreement, RBC may accelerate and require the repayment of all amounts under the facility or it may decline to make further advances. As of September 30, 2006, management believes the Company is in compliance with all such covenants.

On September 27, 2006, RBC granted a waiver in connection with the following loan documents that were executed and delivered to RBC by the Company: (1) the Loan Agreement dated March 14, 2005 (the “Loan Agreement”) and related Loan Documents (as such term is defined in the Loan Agreement); (2) the Promissory Note dated February 10, 2006 (the “Term Promissory Note”); (3) the Commercial Security Agreement dated February 10, 2006 (the “Second Security Agreement”); and (4) the Business Loan Agreement (Asset Based) dated April 24, 2006 (the “Business Loan Agreement”), collectively referred to hereafter as the “Credit Documents.” The waiver was granted due to a potential default or violation of certain covenants under the Credit Documents arising out of our negotiation, execution and delivery of the letter of intent (“Letter Agreement”) to acquire the business operations of McAleer Computer Associates, Inc (“MCAI”). At the time the Letter Agreement was executed, the Company was required to make an earnest money deposit in the amount of One Hundred Thousand ($100,000.00) to MCAI. Due to the fact that the source of the funds used to make this payment was loan proceeds from RBC, certain covenants contained in the Credit Documents may have been violated, including covenants contained in the Commitment Letter dated February 22, 2005, the Loan Agreement, and the Business Loan Agreement that restrict the Company’s use of loan proceeds to purposes of working capital, recapitalization and business operations. Violations of these covenants may have triggered default clauses in these and other of the Credit Documents. Moreover, the Company’s pursuit of an asset acquisition under the terms of the Letter Agreement may have implicated or violated other provisions of the Credit Documents that may have triggered defaults. RBC granted the waiver of any default provisions or covenants contained in the Credit Documents in the following respects: (1) the use of up to $100,000 of loan proceeds to make the earnest money deposit to MCAI required under the Letter Agreement; and (2) the pursuit of an asset acquisition under the terms set forth in the Letter Agreement, limited solely to the Company’s pursuing an asset acquisition, not consummating one.

The Company also has subordinated notes payable to shareholders related to the reverse merger (See Note 3).

As of September 30, 2006, for the prior reporting periods, and through the filing date, CSI had no off-balance sheet instruments.

NOTE 6 – PREFERRED STOCK AND RELATED WARRANTS

On February 10, 2005, the Company entered into the Preferred Stock Purchase Agreement with Barron. Pursuant to the agreement, on February 11, 2005, immediately following the consummation of the merger, the Company issued to Barron 7,217,736 shares of its newly created Series A Convertible Preferred Stock in exchange for the payment of $5,042,250. Barron was also issued two warrants to purchase in the aggregate 7,217,736 shares of the Company’s common stock. The preferred stock is convertible into common stock on a one-for-one basis. The warrants are exercisable for 3,608,868 shares at a price of

$1.3972 per share and 3,608,868 shares at a price of $2.0958 per share. The terms and conditions of the warrants are identical, including the expiration date of February 11, 2010, except with respect to exercise price.

Both the conversion of the preferred stock and the exercise of the warrants are subject to restrictions on ownership that limit Barron’s beneficial ownership of common stock. Initially, Barron was generally prohibited from beneficially owning greater than 4.9% of common stock, and such restriction could be waived by Barron upon 61 days’ prior notice. It was the intention of the Company and Barron that Barron never acquire greater than 4.9% of the Company’s common stock and never be deemed an “affiliate” or “control person” under federal securities laws. For avoidance of doubt, Barron and the Company agreed to remove the 61 day waiver provision and to impose a non-waiveable beneficial ownership cap of 4.9%. These agreements were implemented on November 7, 2005.

The warrants may be exercised on a cashless basis. In such event, the Company would receive no proceeds from their exercise. However, a warrant holder (including Barron) could not effect a cashless exercise prior to February 11, 2006. Also so long as the Company maintains an effective registration statement for the shares underlying the warrants, a warrant holder is prohibited from utilizing a cashless exercise. The Company’s registration statement was declared effective on February 14, 2006. Barron has not invoked the cashless exercise provision. However, given our notice to Barron of our intent to amend the registration statement and that Barron should refrain from sales thereunder until such amendment is declared effective, Barron may currently effect a cashless exercise pursuant to the terms of the warrants.

GAAP requires that in the case of thinly traded stock, management assess, among other factors, whether the market quoted price is representative of the price which would be effective were all shares issued in connection with various transactions, which would include having significant additional shares and liquidity in the market. Following consultation with accounting and valuation experts, management used a cash flow based stock value computation based on comparisons to peer public companies and the market value of their shares near the date of the Company’s preferred stock and warrant transaction. The Company used these comparables to calculate a per share market value of its shares as a public company with significant stock liquidity (the “Adjusted Market Value”).

The Adjusted Market Value of the shares has been used in the Black-Scholes calculation for valuing the warrants. Because the registration rights agreement contained a clause whereby liquidated damages were payable in cash, the warrants were initially considered a liability under derivative accounting (see further discussion below). The principles used under SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” require that the proceeds be allocated first to the liability portion of an instrument based on its fair market value and the remaining proceeds assigned to the equity portion. As the fair market value of the warrants exceeded the proceeds from the preferred shares and warrants offering, no proceeds, except for the par value of $7,218, were allocated to the preferred stock.

Registration Rights Agreement

In conjunction with the Preferred Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement with Barron on February 10, 2005, whereby the Company agreed to register the shares of common stock underlying the preferred stock and warrants to be sold to Barron. Under the initial terms of the Registration Rights Agreement, the Company was obligated to file, within 45 days following the execution of the Registration Rights Agreement, a registration statement covering the resale of the shares. The agreement also obligated the Company to use its best efforts to cause the registration statement to be declared effective by the SEC within 120 days following the closing date of the registration rights agreement (February 11, 2005) or generally such earlier date as permitted by the SEC. Barron may also demand the registration of all or part of such shares on a one-time basis and, pursuant to “piggy-back rights,” may require the Company (subject to carveback by a managing underwriter) to include such shares in certain registration statements it may file. The Company is obligated to pay all expenses in connection with the registration of the shares and may be liable for liquidated damages in the event the registration of shares does not remain effective pursuant to the Registration Rights Agreement.

Under the terms of the initial Registration Rights Agreement, liquidated damages were triggered if the Company failed to: (i) file the registration statement within 45 days from February 11, 2005, (ii) cause such registration statement to become effective within 120 days from February 10, 2005, or (iii) maintain the effectiveness of the registration statement. These requirements were subject to certain allowances: 45 “Amendment Days” during any 12-month period to allow the Company to file post-effective amendments to reflect a fundamental change in the information set forth in the registration statement, and “Black-out Periods” of not more than ten trading days per year in the Company’s discretion, during which liquidated damages would not be paid.

Under the initial terms of the Registration Rights Agreement, the liquidated damages were payable in cash at a rate of 25% per annum on Barron’s initial preferred stock and warrant investment of $5,042,250. Because the liquidated damages were payable in cash, under Emerging Issues Task Force (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock,” a potential obligation (referred to under EITF 00-19 as “a derivative financial instrument”) existed until the registration became effective. On November 7, 2005, the Registration Rights Agreement was amended to eliminate the treatment of the warrants as a derivative financial instrument (see further discussion below).

Warrants

As a result of the Registration Rights Agreement containing a clause whereby liquidated damages were payable in cash, the Company was required to follow EITF 00-19. In light of the required accounting treatment under EITF 00-19, the amount of proceeds allocated to the issuance of warrants ($5,035,032, representing all the proceeds with the exception of the $7,218 par value allocated to preferred stock) was recorded as a liability as of the date of the transaction. In addition, the difference between the amount allocated to the issuance of warrants and the fair market value of the warrants based on the Black-Scholes valuation method at reporting dates was recorded in the statement of operations as an unrealized gain (loss) on financial instrument-warrant liability and as an adjustment to the financial instrument-warrant liability on the Company’s balance sheet, to restate the warrants to fair market value as of that date. In each period up to November 7, 2005, the date of the amendment to the registration rights agreement, whereby the cash liquidated damages provision was converted to damages payable by the issuance of a set number of preferred shares, the financial instrument was marked to market and changes in the value were recorded as adjustments in the statement of operations.

It was not the intent of either CSI or Barron that the Registration Rights Agreement result in the majority of the proceeds from the preferred stock and warrant issuance being recorded as a liability rather than equity. In response, on November 7, 2005, CSI and Barron entered into an amendment to the Registration Rights Agreement that eliminated cash liquidated damages and replaced them with liquidated damages in the form of additional shares of Series A Convertible Preferred Stock. Pursuant to the amendment, 2,472 shares of preferred stock will be issued to Barron for each day when liquidated damages are triggered until February 11, 2007, when this damages provision expires. The maximum number of shares that could be issued was 333,720 as of September 30, 2006. Because the amendment to the Registration Rights Agreement changes the liquidated damages penalty from settlement in cash to settlement in a set number of shares which is unaffected by changes in the share market price, in accordance with EITF 00-19, as of the amendment date, the fair value of the warrants was reclassified from a liability to permanent equity as additional paid-in capital. The fair value at that date, based on the Black-Scholes valuation method, was $5,449,392. The difference between this fair value and the amount allocated to the warrants at issuance ($5,035,032), or $414,360, was recorded as an unrealized loss on warrants to purchase common stock in the accompanying statement of operations for the year ended December 31, 2005. Please see the table below for the complete fluctuations of gains and losses associated with the warrants in 2005.

	Ending Market Value @
	Warrant Group 1 3,608,868 shares	Warrant Group 2 3,608,868 shares	Total Value	Quarterly (Loss) / Gain
Book Value at Grant Date	$2,761,147	$2,273,885	$5,035,032
March 31, 2005	4,511,085	3,608,868	8,119,953	$(3,084,921)
June 30, 2005	4,619,352	3,608,868	8,228,220	(108,267)
September 30, 2005	3,969,756	3,067,538	7,037,294	1,190,926
November 7, 2005	3,356,249	2,093,143	5,449,392	1,587,902

2005 Fiscal Year (Loss) / Gain				$(414,360)

Prior to the execution of the amendment to the Registration Rights Agreement, Barron agreed to waive any liquidated damages through November 30, 2005 pursuant to a waiver dated September 30, 2005. Barron had also waived liquidated damages on three prior occasions. In exchange, during the fourth quarter of 2005 the Company paid Barron $50,000, which was expensed, and agreed to cause the registration statement to become effective under the Registration Rights Agreement on or before November 30, 2005. After that date, the Company entered into two additional waivers extending the required effectiveness date initially until January 31, 2006 and finally, February 28, 2006. The Company’s registration statement was considered effective on February 14, 2006.

On September 11, 2006, the Company notified Barron of the need to refrain from selling under the Company’s then effective registration statement, and accordingly, to refrain from utilizing the prospectus with the registration statement until amendments have been filed with the SEC and declared effective. This notification was the result of the proposed acquisition by the Company of substantially all of the assets of MCAI. As a result of the potential acquisition, the Company is required to file a post-effective amendment with the Securities and Exchange Commission (the “SEC”) to update the information contained in the registration statement, including the Company’s financial statements, and to provide pro-forma information on the proposed acquisition by the Company of substantially all of the assets of MCAI.

Although the Company intends to act expeditiously to file the Amendment with the SEC and cause it to become effective, it anticipates that it will elect to utilize, to the extent required, first, its forty-five (45) calendar Amendment Days to be followed by, if necessary, its Black-Out Periods (ten (10) Trading Days). Should the Company fail to have the Amendment and effective Registration Statement filed with the SEC within the time requirements as mentioned above, pursuant to the Registration Rights Agreement as amended, will be required to issue to Barron 2,472 shares of preferred stock for each day the liquidated damages are triggered until February 11, 2007, when the damages provision expires. Taking the Amendment days and Black-Out Periods into consideration, the maximum number of preferred stock shares that the Company would issue to Barron, assuming it failed to file the post-effective amendment by February 11, 2007, would be 197,760. However, the Company anticipates the post effective amendment and resulting effective Registration Statement will be filed with the SEC at some point prior to the expiration of the Registration Rights Agreement, but cannot be certain of such. The issuance of the preferred shares as result of the liquidated damages would result in a dilution of equity, but would not represent an additional expense to the Company.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases certain facilities and equipment under various operating leases. At September 30, 2006, future minimum lease payments under non-cancelable leases were:

2006	$33,672
2007	134,688
2008	138,432
2009	143,433
2010	146,556
Thereafter	36,795

Total	$633,576

The Company entered into a new operating lease with Chuck Yeager Real Estate on November 30, 2005, related to the lease of premises at 900 Block, 900 East Main Street, Easley, SC, Suite T. The term of this lease is five years, beginning on April 1, 2006 and ending on March 31, 2011. Total rent due under this lease is $700,920, due on the first of each month in escalating monthly payments. The commitments under this lease are included in the future payments in the table above. If at any time the Company terminates the lease the lessor may recover from the Company all damages proximately resulting from the termination, including the cost of recovering the premises and the worth of the balance of the lease over the reasonable rental value of the premises for the remainder of the lease term, which shall be due immediately. The Company does not anticipate terminating the lease at any time prior to its expiration.

NOTE 8 – SEGMENT INFORMATION

CSI is organized into two reportable segments: software applications and technology solutions. Below is a description of the types of products and services from which each reportable segment derives its revenues.

Software applications segment

Through our software applications segment, we report the results of the development, sales, deployment and provision of ongoing support of our software applications, fund accounting based financial management software, and standards based lesson planning software.

Technology solutions segment

Through our technology solutions segment, we report the results of the technology solutions products through the sales and distribution of computers and accessories and a wide range of technology consulting services, including network and systems integration and computer support and maintenance services.

Factors management used to identify our segments:

CSI’s reportable segments are analyzed separately because of the differences in margin routinely generated by the major products within each group, and the differences in sales and investment decisions made to evaluate existing or potential new products. Through its software applications segment, the Company develops, sells, deploys and provides ongoing support of software applications. Through its technology solutions segment, the Company provides technology solutions through the sale and distribution of computers and accessories and offers a wide range of technology consulting services, including network and systems integration and computer support and maintenance service.

There are no significant transactions between reportable segments. The total of segment net sales and service revenue from all segments is equal to net sales as reported in our Consolidated Statements of Operations. Sales and cost of sales are included in each segment’s income as reported in our Consolidated Statements of Operations. Accordingly, the total of the segments’ gross profit is equal to gross profit in our Consolidated Income Statements. Operating expenses are allocated to segment income based on estimates of sales and administrative time spent on each segment. None of the income or loss items following operating income (loss) in our Consolidated Statements of Operations is allocated to our segments, since they are reviewed separately by management. Certain non-recurring items (generally those items occurring for reasons that have not occurred in the prior two years and are not likely to reoccur in two succeeding years) and compliance and governance costs are generally excluded from management’s analysis of profitability by segment and the Company’s segment presentation. Accordingly, the total of segment income from all segments, less certain non-recurring and compliance and governance items, if any, is equal to operating income (loss) as reported in our Consolidated Statements of Operations.

The total of segment assets for all segments is equal to total assets as reported in our Consolidated Balance Sheets. The Company allocates shared assets related to liquidity (e.g. cash, accounts receivable and inventory) based on each segment’s percent of revenues to total consolidated revenues. Capitalized computer software costs are allocated to the software segment. Fixed assets, net, are allocated on the same basis as operating expenses (or by time spent on each segment, as discussed above), because support equipment usage is generally tied to time utilized. All other assets are generally allocated on the same basis.

The following tables summarize information about segment profit and loss for the quarter and nine month periods ended September 30, 2006 and 2005; and assets allocated to segments as of September 30, 2006 and 2005.

	Software Applications	Technology Solutions	Total Company
Quarter ended September 30, 2006:
Net sales and service revenue	$1,448,180	$5,679,357	$7,127,537
Gross profit	891,762	778,936	1,670,698
Segment income	359,657	101,709	(* )
Segment assets	3,001,817	4,831,736	7,833,553
Quarter ended September 30, 2005:
Net sales and service revenue	$1,033,723	$5,917,627	$6,951,350
Gross profit	636,859	794,771	1,431,630
Segment income	130,770	209,854	(* )
Segment assets	2,575,707	5,971,862	8,547,569

	Software Applications	Technology Solutions	Total Company
Nine months ended September 30, 2006:
Net sales and service revenue	$3,998,257	$18,673,381	$22,671,638
Gross profit	2,470,816	2,900,188	5,371,004
Segment income	875,069	869,237	(* )
Segment assets	3,001,817	4,831,736	7,833,553
Nine months ended September 30, 2005:
Net sales and service revenue	$3,162,511	$15,179,571	$18,342,082
Gross profit	1,817,419	3,309,777	5,127,196
Segment income	474,027	1,730,651	(* )
Segment assets	2,575,707	5,971,862	8,547,569

*	See reconciliation below

Reconciliation of Segment income (non-GAAP measure) to operating income per consolidated Statements of Operations (GAAP measure):

	Quarter Ended
	September 30, 2006	September 30, 2005
Segment income:
Software applications segment	$359,657	$130,770
Technology solutions segment	101,709	209,854

TOTAL SEGMENT INCOME	461,366	340,624
Less: Merger and compliance costs
Stock based compensation	(179,937)	—
Professional and legal compliance and litigation related costs	(72,368)	(161,258)
Reverse acquisition costs	(960)	—
Acquisition costs	(21,709)	—

OPERATING INCOME Per consolidated Statements of Operations	$186,392	$179,366

	Nine Months Ended
	September 30, 2006	September 30, 2005
Segment income:
Software applications segment	$875,069	$474,027
Technology solutions segment	869,237	1,730,651

TOTAL SEGMENT INCOME	1,744,306	2,204,678

Less: Merger and compliance related costs
Stock based compensation	(875,148)	(631,174)
Payroll tax expenses in “Other selling, general and administrative costs” related to stock option compensation from stock option redemption in connection with merger	—	(47,766)
Reverse acquisition costs	(64,129)	(759,283)
Acquisition Costs	(38,273)	—
Professional and legal compliance costs	(434,023)	(381,561)

OPERATING INCOME Per Statement of Operations	$332,733	$384,894

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Management

McAleer Computer Associates, Inc.

Mobile, Alabama

We have audited the accompanying balance sheets of McAleer Computer Associates, Inc. as of December 31, 2005 and 2004 and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McAleer Computer Associates, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina

October 20, 2006, except for Note 8, as to

which the date is January 2, 2007

MCALEER COMPUTER ASSOCIATES, INC.

BALANCE SHEETS

	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$150,047	$99,117
Accounts receivable	1,187,892	1,946,845

Total current assets	1,337,939	2,045,962
PROPERTY AND EQUIPMENT, net	278,711	281,207

	$1,616,650	$2,327,169

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$184,859	$106,177
Deferred revenue	434,128	1,237,692
Note payable	299,850	—

Total current liabilities	918,837	1,343,869

STOCKHOLDER’S EQUITY
Common stock - $10 par value; 100 shares authorized; 100 shares issued	1,000	1,000
Capital contributed in excess of par value	3,916	3,916
Retained earnings	692,897	978,384

	697,813	983,300

	$1,616,650	$2,327,169

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

STATEMENTS OF INCOME AND RETAINED EARNINGS

	For the years ended December 31,
	2005	2004
NET SALES AND SERVICE REVENUE	$3,643,129	$3,209,783
COST OF SALES	2,103,642	2,061,805

Gross profit	1,539,487	1,147,978
OPERATING EXPENSES
Selling, general and administrative expenses	1,204,397	1,122,764
Depreciation	12,632	10,400

Total operating expenses	1,217,029	1,133,164

Operating income	322,458	14,814
OTHER INCOME
Interest income	17,536	5,958
Other	4,111	1,257

Total other income	21,647	7,215

Net income	344,105	22,029
RETAINED EARNINGS, BEGINNING OF YEAR	978,384	1,283,597
DISTRIBUTIONS	(629,592)	(327,242)

RETAINED EARNINGS, END OF YEAR	$692,897	$978,384

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$344,105	$22,029
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	12,632	10,400
Changes in deferred and accrued amounts
Accounts receivable	758,953	309,448
Accounts payable and accrued expenses	78,682	(74,654)
Deferred revenue	(803,564)	141,929

Net cash provided by operating activities	390,808	409,152

INVESTING ACTIVITIES
Purchases of property and equipment	(10,136)	(3,630)

FINANCING ACTIVITIES
Borrowings under note payable	299,850	—
Stockholder distributions	(629,592)	(327,242)

Net cash used for financing activities	(329,742)	(327,242)

Net increase in cash and cash equivalents	50,930	78,280
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	99,117	20,837

CASH AND CASH EQUIVALENTS, END OF YEAR	$150,047	$99,117

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

McAleer Computer Associates, Inc. (the “Company”), an Alabama corporation, was incorporated on August 1, 1977. The Company is engaged in the business of development and sales of proprietary software, and sales and distribution of computers and accessories. The Company is also engaged in providing a wide range of technology consulting services, including network and systems integration, along with providing computer support and maintenance services. The Company currently markets its products and services to primarily school districts located in the Southeastern United States. The Company’s significant accounting policies are:

Cash and cash equivalents

The Company considers all liquid investments purchased with original maturities of three months or less to be cash equivalents. At certain times balances may exceed the Federal Deposit Insurance Corporation’s (FDIC) insurance limits.

Accounts receivable

Accounts receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and equipment

Property and equipment, including improvements to existing assets, is recorded at cost. Expenditures for repairs and maintenance, which do not result in improvements are charged to expense. Depreciation is recorded over the estimated useful lives of the respective assets using accelerated methods.

Revenue recognition

Revenue generated from products shipped is recognized when the risk and rights of ownership have passed to the customer.

Revenues generated from service and support activities are recognized as the services are performed. Revenue generated from support service block contracts and maintenance contracts, generally collected in advance, are deferred and recognized as income when services are performed or on a straight line basis over the contractual life of the maintenance agreement. Deferred amounts are reported in deferred revenue.

The Company recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2 “Software Revenue Recognition,” as amended and modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” The Company recognizes license revenues when a non-cancelable license agreement has been signed, the product has been shipped or the access codes that allow for immediate possession of the software have been provided to the customer (collectively “delivered”), the fees are fixed or determinable, collectibility is probable and vendor-specific objective evidence (VSOE) of fair value exists to allocate the fee to the undelivered elements of the arrangement. VSOE is based on the price charged when an element is sold separately. In the case of an element not yet sold separately, the price, which does not change before the element is made generally available, is established by authorized management. If an acceptance period is required, the Company recognizes revenue upon customer acceptance or the expiration of the acceptance period after all other revenue recognition criteria under SOP 97-2 have been met. The Company’s standard agreements do not contain product return rights.

(Continued)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

Income taxes

The Company, with the consent of its stockholder, has elected to be taxed as an S Corporation for Federal and state income tax purposes. Under this election, the Company’s income, deductions and credits are reported by its stockholder on his income tax return. Accordingly, no provision for income taxes is recorded by the Company.

Advertising

Advertising costs are expensed as incurred. Such costs amounted to $6,216 and $3,144 in 2005 and 2004, respectively.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – PROPERTY AND EQUIPMENT

	December 31,
	2005	2004
Furniture, fixtures and equipment	$206,632	$196,496
Office building	352,638	352,638
Land	32,018	32,018

Total	591,288	581,152
Less: Accumulated depreciation	(312,577)	(299,945)

Property and equipment, net	$278,711	$281,207

Depreciation expense charged to operations was $12,632 and $10,400 for the years ended December 31, 2005 and 2004, respectively.

NOTE 3 – NOTE PAYABLE

The Company has an unsecured note payable totaling $299,850 at December 31, 2005 with interest at 8 percent. The note was used to fund a distribution to the stockholder. The note, including accrued interest, was completely repaid during January 2006.

NOTE 4 – OPERATING LEASES

The Company leases one of its offices facilities under a month-to-month operating lease. Rent expense was $14,400 for each of the years ended December 31, 2005 and 2004.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company advanced to its sole stockholder $586,744, interest-free, at various times throughout the year. The stockholder repaid $9,500 prior to year end. The remainder of the advance was treated as a stockholder distribution as of December 31, 2005, as there was no intent of repayment.

During the year ending December 31, 2004, the Company advanced to its sole stockholder $3,950, interest-free. The entire advance was repaid prior to December 31, 2004.

NOTE 6 – EMPLOYEE RETIREMENT BENEFIT PLAN

The Company sponsors an employee retirement benefit plan which covers substantially all employees. The plan contains the following components:

•	A tax deferred savings component under the provisions of Internal Revenue Code Section 401(k). Employees are vested immediately.

•	A profit sharing component. Contributions are made at the discretion of management. Employees become vested after six years of service. The Company contributed $400 for this component during the year ended December 31, 2004. No contributions were made for this component during 2005.

•	A qualified non-elective contribution component. The Company’s contribution is calculated on a uniform percentage of participant’s compensation. Employees are vested immediately. No contributions were made for this component for the years ending December 31, 2004 or 2005.

NOTE 7 – CONCENTRATION OF CREDIT RISK

During 2005, 12 percent of purchases were from one supplier.

NOTE 8 – SUBSEQUENT EVENT

On September 14, 2006, the Company signed a letter of intent to sell its business operations to Computer Software Innovations, Inc. (“CSI”). On November 27, 2006, an asset purchase agreement was signed. The transaction was consummated on January 2, 2007, with an effective date of January 1, 2007. Pursuant to the terms of the agreement, the Company sold to CSI its assets, including its proprietary software and other intellectual property, work in process, and the land and buildings housing its operations. CSI assumed no liabilities of the Company, other than certain leases and obligations of the Company under ongoing customer contracts. The purchase price is approximately $4,000,000, paid in cash at closing, except for approximately $500,000 payable under a 5 year note secured by the real estate acquired.

MCALEER COMPUTER ASSOCIATES, INC.

BALANCE SHEET

SEPTEMBER 30, 2006

(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,338,685
Accounts receivable	81,872

Total current assets	1,420,557
PROPERTY AND EQUIPMENT, net	303,750

$1,724,307

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$159,451
Deferred revenue	476,132
Note payable	—

Total current liabilities	635,583

STOCKHOLDER’S EQUITY
Common stock - $10 par value; 100 shares authorized; 100 shares issued	1,000
Capital contributed in excess of par value	3,916
Retained earnings	1,083,808

1,088,724

$1,724,307

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(Unaudited)

NET SALES AND SERVICE REVENUE	$3,034,103
COST OF SALES	1,639,559

Gross profit	1,394,544
OPERATING EXPENSES
Selling, general and administrative expenses	982,510
Depreciation	9,474

Total operating expenses	991,984

Operating income	402,560
OTHER INCOME
Interest income	47,074
Other	180

Total other income	47,254

Net income	449,814
RETAINED EARNINGS, BEGINNING OF PERIOD	692,897
DISTRIBUTIONS	(58,903)

RETAINED EARNINGS, END OF PERIOD	$1,083,808

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(Unaudited)

OPERATING ACTIVITIES
Net income	$449,814
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	9,474
Changes in deferred and accrued amounts
Accounts receivable	1,106,020
Accounts payable and accrued expenses	(25,408)
Deferred revenue	42,004

Net cash provided by operating activities	1,581,904

INVESTING ACTIVITIES
Purchases of property and equipment	(34,513)

FINANCING ACTIVITIES
Borrowings under note payable	(299,850)
Stockholder distributions	(58,903)

Net cash used for financing activities	(358,753)

Net increase in cash and cash equivalents	1,188,638
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,047

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,338,685

The accompanying notes are an integral part of these financial statements.

MCALEER COMPUTER ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

McAleer Computer Associates, Inc. (the “Company”), an Alabama corporation, was incorporated on August 1, 1977. The Company is engaged in the business of development and sales of proprietary software, and sales and distribution of computers and accessories. The Company is also engaged in providing a wide range of technology consulting services, including network and systems integration, along with providing computer support and maintenance services. The Company currently markets its products and services to primarily school districts located in the Southeastern United States. The Company’s significant accounting policies are:

Cash and cash equivalents

The Company considers all liquid investments purchased with original maturities of three months or less to be cash equivalents. At certain times balances may exceed the Federal Deposit Insurance Corporation’s (FDIC) insurance limits.

Accounts receivable

Accounts receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and equipment

Property and equipment, including improvements to existing assets, is recorded at cost. Expenditures for repairs and maintenance, which do not result in improvements are charged to expense. Depreciation is recorded over the estimated useful lives of the respective assets using accelerated methods.

Revenue recognition

Revenue generated from products shipped is recognized when the risk and rights of ownership have passed to the customer.

Revenues generated from service and support activities are recognized as the services are performed. Revenue generated from support service block contracts and maintenance contracts, generally collected in advance, are deferred and recognized as income when services are performed or on a straight line basis over the contractual life of the maintenance agreement. Deferred amounts are reported in deferred revenue.

The company recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2 “Software Revenue Recognition,” as amended and modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” The Company recognizes license revenues when a non-cancelable license agreement has been signed, the product has been shipped or the access codes that allow for immediate possession of the software have been provided to the customer (collectively “delivered”), the fees are fixed or determinable, collectibility is probable and vendor-specific objective evidence (VSOE) of fair value exists to allocate the fee to the undelivered elements of the arrangement. VSOE is based on the price charged when an element is sold separately. In the case of an element not yet sold separately, the price, which does not change before the element is made generally available, is established by authorized management. If an acceptance period is required, the Company recognizes revenue upon customer acceptance or the expiration of the acceptance period after all other revenue recognition criteria under SOP 97-2 have been met. The Company’s standard agreements do not contain product return rights.

(Continued)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES (Continued)

Income taxes

The Company, with the consent of its stockholder, has elected to be taxed as an S Corporation for Federal and state income tax purposes. Under this election, the Company’s income, deductions and credits are reported by its stockholder on his income tax return. Accordingly, no provision for income taxes is recorded by the Company.

Advertising

Advertising costs are expensed as incurred. Such costs amounted to $795 in the first nine months of 2006.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – SUBSEQUENT EVENT

On September 14, 2006, the Company signed a letter of intent to sell its business operations to Computer Software Innovations, Inc. (“CSI”). On November 27, 2006, an asset purchase agreement was signed. The transaction was consummated on January 2, 2007, with an effective date of January 1, 2007. Pursuant to the terms of the agreement, the Company sold to CSI its assets, including its proprietary software and other intellectual property, work in process, and the land and buildings housing its operations. CSI assumed no liabilities of the Company, other than certain leases and obligations of the Company under ongoing customer contracts. The purchase price is approximately $4,000,000, paid in cash at closing, except for approximately $500,000 payable under a 5 year note secured by the real estate acquired.

ANNEX A

COMPUTER SOFTWARE INNOVATIONS, INC. AND MCALEER COMPUTER ASSOCIATES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Pro forma Combined Balance Sheet as of September 30, 2006	A-2
Pro forma Combined Statement of Operations for the Nine Months Ended September 30, 2006	A-4
Pro forma Combined Statement of Operations for the Year Ended December 31, 2005	A-6

The following unaudited pro forma balance sheet as of September 30, 2006 gives effect to our acquisition of McAleer Computer Associates, Inc. (McAleer) as if the acquisition had occurred on September 30, 2006. The following unaudited pro forma statement of operations for the nine months ended September 30, 2006 gives effect to our acquisition of McAleer as if the acquisition had occurred on January 1, 2006. The following unaudited pro forma statement of operations for the year ended December 31, 2005 gives effect to our acquisition of McAleer as if the acquisition had occurred on January 1, 2005. Our historical financial information has been derived from our audited financial statements and our unaudited financial statements included in this prospectus. Historical financial information for McAleer has been derived from the financial statements included in this prospectus.

The following unaudited pro forma financial information reflects our accounting for the acquisition of McAleer using the purchase method of accounting. Under the purchase method of accounting, the purchase price that we paid is allocated to the assets acquired, both tangible and intangible, and liabilities that we assumed based upon fair values. Any excess in the purchase price over the fair values of assets and liabilities is recorded as goodwill, which does not require amortization, but is periodically evaluated for impairments. As of the date of this prospectus, the purchase price allocation is preliminary and subject to change based upon the results of valuation procedures. The following unaudited pro forma financial statements reflect our best estimates of the allocation based upon all available information.

The unaudited pro forma financial information is not necessarily indicative of the financial condition or results of operations that we would have achieved had the acquisition occurred on the dates referred to above. In addition, unaudited pro forma operating information is not necessarily indicative of the results of operations that we may achieve subsequent to the consummation of the acquisition.

Computer Software Innovations, Inc.

Pro Forma Combined Balance Sheet

September 30, 2006

(Unaudited)

	CSI*	McAleer*		Adjustments [K]	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash	$—	$1,338,685	[A], [H]	$(1,338,685)	$—
Accounts receivable, net	4,974,280	81,872		—	5,056,152
Inventories	36,432	—		—	36,432
Prepaid expenses	87,955	—		—	87,955
Taxes receivable	—	—		—	—
Deferred tax asset	356,240	—		—	356,240

Total current assets	5,454,907	1,420,557		(1,338,685)	5,536,779
PROPERTY AND EQUIPMENT, net	763,004	303,750	[C]	311,250	1,378,004
COMPUTER SOFTWARE COSTS, net	1,431,505	—	[D]	750,000	2,181,505
GOODWILL	—	—		—	—
DEFERRED TAX ASSET	—	—	[E]	464,951	464,951
OTHER ASSETS	184,137	—		1,383,453	1,567,590

Total assets	$7,833,553	$1,724,307		$1,570,969	$11,128,829

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,501,193	$159,451	[A]	$(159,451)	$1,501,193
Deferred revenue	2,294,448	476,132		—	2,770,580
Deferred tax liability	509,872	—		—	509,872
Income taxes payable	—	—		—	—
Bank line of credit	655,000	—	[I]	1,773,602	2,428,602
Current portion of note payable	100,000	—	[F]	305,000	405,000
Subordinated notes payable to shareholders	2,250,400	—		—	2,250,400

Total current liabilities	7,310,913	635,583		1,919,151	9,865,647

NOTE PAYABLE, less current portion	239,970	—	[G]	704,542	944,512
DEFERRED TAX LIABILITY	—	—	[J]	36,000	36,000

Total liabilities	7,550,883	635,583		2,659,693	10,846,159

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock - $0.001 par value; 40,000,000 shares authorized; 3,429,030 shares issued and outstanding	3,429	1,000	[B]	(1,000)	3,429
Preferred stock - $0.001 par value; 15,000,000 shares authorized; 7,012,736 shares issued and outstanding	7,013	—		—	7,013
Additional paid-in-capital	6,144,187	3,916	[B]	(3,916)	6,144,187
Retained earnings (deficit)	(5,714,064)	1,083,808	[B]	(1,083,808)	(5,714,064)
Unearned stock compensation	(157,895)	—		—	(157,895)

Total shareholders’ equity (deficit)	282,670	1,088,724		(1,088,724)	282,670

Total liabilities and shareholders’ equity (deficit)	$7,833,553	$1,724,307		$1,570,969	$11,128,829

	0	0		0	0

[A]	Accounts payable not assumed under asset purchase ($159,451) and forego cash withheld by seller to pay liabilities

[B]	Eliminate stock and earnings of McAleer not assumed under asset purchase ($1,088,724)

[C]	Write up property and equipment to fair value ($311,250)

[D]	Write up computer software assets to fair value ($750,000)

[E]	Record deferred tax asset for goodwill which is deductible for taxes, but (assuming no impairment occurs under GAAP) not for GAAP-based book purposes ($464,951)

[F]	Record current portion of draw on equipment loan ($200,000) and note payable held by seller ($105,000) to fund purchase price

[G]	Record long-term portion of draw on equipment loan ($284,542) and note payable held by seller ($420,000) to fund purchase price

[H]	Utilize cash available from McAleer to fund portion of purchase price ($1,179,234 or $1,280,000 actual draw on January 2, 2006 less $100,766 additional cash not available at September 30, 2006 without collections as of January 2, 2007 on billings in the fourth quarter of 2006.

[I]	Record draw on bank line of credit for remaining portion of purchase price based on assets at September 30, 2006 ($1,773,602 or $1,672,836 actual drawn on January 2, 2006 plus $100,766 noted in [H] above

[J]	Record deferred tax liability for difference in price negotiated for property and equipment and fair market value under GAAP ($36,000)

[K]	Pro forma balance sheet is adjusted as if the asset purchase transaction for the acquisition of substantially all the assets of McAleer Computer Associates, Inc. occurred on September 30, 2006. The allocation is preliminary and subject to change for the final allocation of purchase price based upon the completion of valuation procedures

*	(Amounts are from the unaudited financial statements of Computer Software Innovations, Inc. and McAleer Computer Associates, Inc. as of September 30, 2006.)

Computer Software Innovations, Inc.

Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2006

(Unaudited)

	CSI*	McAleer* [G]			Adjustments [F]		Pro Forma Combined
REVENUES
Software applications segment	$3,998,257		$3,034,103		$		$7,032,360
Technology solutions segment	18,673,381		—				18,673,381

Net sales and service revenue	22,671,638		3,034,103			—	25,705,741
COST OF SALES
Software applications segment:
Cost of sales, excluding depreciation, amortization and capitalization	1,875,339		1,639,559				3,514,898
Depreciation	50,282		4,638	[A]		2,394	57,314
Amortization of capitalized software costs	529,123		—	[B]		140,625	669,748
Capitalization of software costs	(927,303)		—				(927,303)

Total software applications segment cost of sales	1,527,441		1,644,197			143,019	3,314,657

Technology solutions segment:
Cost of sales, excluding depreciation	15,703,770		—				15,703,770
Depreciation	69,423		—				69,423

Total technology solutions segment cost of sales	15,773,193		—			—	15,773,193

Total cost of sales	17,300,634		1,644,197			143,019	19,087,850

Gross profit (loss)	5,371,004		1,389,906			(143,019)	6,617,891
OPERATING EXPENSES
Salaries, wages and benefits (excluding stock-based compensation)	2,513,458		658,977				3,172,435
Stock based compensation	875,148						875,148
Reverse acquisition costs	64,129						64,129
Acquisition costs	38,273						38,273
Professional and legal compliance and litigation related costs	434,023						434,023
Marketing costs	124,639		795				125,434
Travel and mobile costs	329,971		41,241				371,212
Depreciation	124,822		4,836	[A]		10,128	139,786
Amortization of intangibles				[C]		82,500	82,500
Other selling, general and administrative expenses	533,808		281,497				815,305

Total operating expenses	5,038,271		987,346			92,628	6,118,245

Operating income (loss)	332,733		402,560			(235,647)	499,646
OTHER INCOME (EXPENSE)
Interest income	3,101		47,074				50,175
Interest expense	(312,302)		—	[D]		(160,884)	(473,186)
Gain (loss) on disposal of property and equipment	—		—				—
Unrealized gain (loss) on financial instrument	—		—				—
Other	—		180				180

Total other income (expense)	(309,201)		47,254			(160,884)	(422,831)

Income (loss) before income taxes	23,532		449,814			(396,531)	76,815
INCOME TAX EXPENSE (BENEFIT)	91,437		179,926	[E]		(150,539)	120,824

NET INCOME (LOSS)	$(67,905)		$269,888			$(245,992)	$(44,009)

BASIC EARNINGS (LOSS) PER SHARE	$(0.02)	$	N/A		$	N/A	$(0.01)

DILUTED EARNINGS (LOSS) PER SHARE	$(0.02)	$	N/A		$	N/A	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
- Basic	3,196,662		N/A			N/A	3,196,662

- Diluted	3,196,662		N/A			N/A	3,196,662

EBITDA	1,123,841		412,214			—	1,536,055
EBITDA as adjusted	2,063,118		412,214			—	2,475,332

[A]	Record additional depreciation for the write-up of property and equipment to fair values

[B]	Record the amortization of deferred software cost related to the write-up of software assets to fair values

[C]	Record the amortization of intangibles recorded from the excess of payments over the fair value of non-intangible assets

[D]	Record additional interest expense on borrowings used to fund the purchase price

[E]	Record the tax impact of [A] through [D] above ($158,582) net of tax impact ($8,043 or $675 less $8,718, respectively) of timing differences in tax and book value of property and equipment, and deductibility of goodwill for taxes but not for books under GAAP

[F]	Pro forma statement of operations is adjusted as if the asset purchase transaction for the acquisition of substantially all the assets of McAleer Computers Associates, Inc. occurred on January 1, 2006. The allocation is preliminary and subject to change for the final allocation of purchase price based upon the completion of valuation procedures.

[G]	Assumes McAleer Computer Associates, Inc. was a C-Corporation with income taxes recorded and paid at a 40% effective tax rate Prior to its acquisition, McAleer Computer Associates, Inc. was an S-Corporation and therefore recorded no income tax expense or benefit.

*	(Except for the income tax expense (benefit) for McAleer (see [G] above) amounts are from the unaudited financial statements of Computer Software Innovations, Inc. and McAleer Computer Associates, Inc. for the nine months ended September 30, 2006.)

Computer Software Innovations, Inc.

Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2005

(Unaudited)

	CSI*	McAleer* [G]			Adjustments [F]		Pro Forma Combined
REVENUES
Software applications segment	$4,148,211		$3,643,129		$		$7,791,340
Technology solutions segment	20,138,513		—				20,138,513

Net sales and service revenue	24,286,724		3,643,129			—	27,929,853
COST OF SALES
Software applications segment:
Cost of sales, excluding depreciation, amortization and capitalization	1,930,369		2,103,642				4,034,011
Depreciation	35,095		6,410	[A]		2,966	44,471
Amortization of capitalized software costs	525,316		—	[B]		187,500	712,816
Capitalization of software costs	(709,972)		—				(709,972)

Total software applications segment cost of sales	1,780,808		2,110,052			190,466	4,081,326

Technology solutions segment:
Cost of sales, excluding depreciation	15,918,363		—				15,918,363
Depreciation	41,667		—				41,667

Total technology solutions segment cost of sales	15,960,030		—			—	15,960,030

Total cost of sales	17,740,838		2,110,052			190,466	20,041,356

Gross profit (loss)	6,545,886		1,533,077			(190,466)	7,888,497
OPERATING EXPENSES
Salaries, wages and benefits (excluding stock-based compensation)	803,091		3,210,882				4,013,973
Stock based compensation	631,174						631,174
Reverse acquisition costs	759,283						759,283
Acquisition costs	—						—
Professional and legal compliance and litigation related costs	1,028,425						1,028,425
Marketing costs	—		6,216				6,216
Travel and mobile costs	400,412		56,976				457,388
Depreciation	74,514		6,222	[A]		13,730	94,466
Amortization of intangibles	—			[C]		100,000	100,000
Other selling, general and administrative expenses	627,230		338,114				965,344

Total operating expenses	6,731,920		1,210,619			113,730	8,056,269

Operating income (loss)	(186,034)		322,458			(304,196)	(167,772)
OTHER INCOME (EXPENSE)
Interest income	6,032		17,536				23,568
Interest expense	(324,815)		—	[D]		(211,178)	(535,993)
Gain (loss) on disposal of property and equipment	100		—				100
Unrealized gain (loss) on financial instrument	(414,360)		—				(414,360)
Other	—		4,111				4,111

Total other income (expense)	(733,043)		21,647			(211,178)	(922,574)

Income (loss) before income taxes	(919,077)		344,105			(515,374)	(1,090,346)
INCOME TAX EXPENSE (BENEFIT)	(162,467)		137,642	[E]		(206,150)	(230,975)

NET INCOME (LOSS)	$(756,610)		$206,463			$(309,225)	$(859,372)

BASIC EARNINGS (LOSS) PER SHARE	$(0.29)	$	N/A		$	N/A	$(0.33)

DILUTED EARNINGS (LOSS) PER SHARE	$(0.29)	$	N/A		$	N/A	$(0.33)

WEIGHTED AVERAGE SHARES OUTSTANDING:
- Basic	2,631,786		N/A			N/A	2,631,786

- Diluted	2,631,786		N/A			N/A	2,631,786

EBITDA	76,298		339,201			10,000	425,499
EBITDA as adjusted	1,466,755		339,201			10,000	1,815,956

[A]	Record additional depreciation for the write-up of property and equipment to fair values

[B]	Record the amortization of deferred software cost related to the write-up of software assets to fair values

[C]	Record the amortization of intangibles recorded from the excess of payments over the fair value of non-intangible assets

[D]	Record additional interest expense on borrowings used to fund the purchase price

[E]	Record the tax impact of [A] through [D] above ($198,693) net of tax impact ($7,457 or $900 less $8,357, respectively) of timing differences in tax and book value of property and equipment and deductibility of goodwill for taxes but not for books under GAAP

[F]	Pro forma statement of operations is adjusted as if the asset purchase transaction for the acquisition of substantially all the assets of McAleer Computers Associates, Inc. occurred on January 1, 2005. The allocation is preliminary and subject to change for the final allocation of purchase price based upon the completion of valuation procedures.

[G]	Assumes McAleer Computer Associates, Inc. was a C-Corporation with income taxes recorded and paid at a 40% effective tax rate Prior to its acquisition, McAleer Computer Associates, Inc. was an S-Corporation and therefore recorded no income tax expense or benefit.

*	(Except for the income tax expense (benefit) for McAleer (see [G] above) amounts are from the audited financial statements of Computer Software Innovations, Inc. and McAleer Computer Associates, Inc. for the year ended December 31, 2005.)

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Computer Software Innovations, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom is it unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

PROSPECTUS

14,435,472 Shares of Common Stock

Computer Software Innovations, Inc.

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Article Seven of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) to the extent Section 174 of the DGCL proscribes limitation of liability, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Eleven of the Amended and Restated Certificate of Incorporation, the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of, or in a similar capacity with, another corporation, general partnership, joint venture, trust or other enterprise employee, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Persons who are not directors or officers of the Company and are not serving at the request of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the Company. The indemnification conferred also includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was first approved by the Board of Directors of the Company.

Article IX of the Amended and Restated Bylaws of Computer Software Innovations, Inc. provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

Furthermore, Article IX of the Amended and Restated Bylaws provides for indemnification of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections 9.1(a) or 9.1(b) of the Amended and Restated Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii)	By the stockholders.

Section 9.5 of the Amended and Restated Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Amended and Restated Bylaws and the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (1) breached his duty of loyalty, (2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (4) obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 25.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$3,069	*
Printing Expenses	10,000
Accounting Fees and Expenses	40,000
Legal Fees and Expenses	275,000
Blue Sky Fees and Expenses	35,000
Transfer Agent Fees	3,000
Miscellaneous Expenses	10,000

Total	$376,069

*	Represents actual expenses. All other expenses are estimates.

In addition, we have purchased and maintain insurance for each of our directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Company, including liabilities that he or she may incur in relating to the offering. The premiums that we pay in connection with such insurance total approximately $67,500 per year.

We will pay all expenses associated with the issuances pursuant to this registration statement.

Item 26.	Recent Sales of Unregistered Securities

Sale of Series A Convertible Preferred Stock

In order to facilitate the merger, on February 10, 2005, we entered into a Preferred Stock Purchase Agreement to sell 7,217,736 shares of its Series A convertible, non-voting preferred stock to Barron Partners LP for $5,042,250. The preferred stock is convertible into shares of common stock on a one for one basis, subject to certain anti-dilution adjustments. Barron is a New York-based private investment partnership that specializes in investing in micro-cap public companies. As part of the transaction, Barron invested an additional $1,875,200 in the form of a subordinated note on the same terms as the subordinated notes payable to the former CSI – South Carolina stockholders in the merger, and received warrants for the purchase of 7,217,736 shares of our common stock (the “Warrant Shares”). The original exercise prices of the warrants were $1.3972 and $2.0958 per share, and each Warrant was exercisable for half of the total Warrant Shares. On December 29, 2006, we agreed to a repricing of a portion of the warrants. One warrant was amended and divided into two warrants, one for 1,608,868 shares of common stock at an exercise price of $0.70 per share and another for 2,000,000 shares of common stock at the original exercise price. The second warrant was likewise amended and divided into two warrants, one exercisable for 1,608,868 shares of common stock at an exercise price of $0.85 per share and another for 2,000,000 shares of common stock at the original exercise price.

Barron has agreed, generally, not to convert at any time its preferred stock or warrants to purchase shares of common stock if and to the extent that Barron’s beneficial ownership of our common stock would exceed 4.9%. The beneficial ownership limitation on the preferred stock may only be waived or amended with the unanimous consent of the Series A Convertible Preferred stockholder(s) and a majority of the non-affiliate holders of outstanding common stock. Notwithstanding the 4.9% beneficial ownership limitation, all outstanding shares of the preferred stock will automatically be converted into common shares if we should undergo a change in control. A “change in control” refers to (i) a consolidated or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. The beneficial ownership limitation is not applicable to the warrants in the event of a change of control. Proceeds from the sale of preferred stock and the subordinated loan were substantially utilized to fund the merger and related transactions.

The preferred stock and warrants subject to the Preferred Stock Purchase Agreement, and the common stock into which they are convertible and exercisable, respectively, have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of preferred stock and the warrants to Barron in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis for such exemption is the non-public sale of the preferred stock and the warrants in a privately negotiated transaction to Barron, an accredited and sophisticated investor. Pursuant to a Registration Rights Agreement, we are obligated to register the common shares underlying the preferred stock and warrants subject to certain conditions set forth in the agreement. The sale of preferred stock and the warrants took place concurrently with the closing of the merger on February 11, 2005. There was no advertising or general solicitation conducted with respect to the foregoing sales.

We believe that the amendment, restatement and division of the common stock purchase warrants in December 2006 represented merely an amendment and continuation of such securities, and did not involve a sale or other disposition of the warrants. However, to the extent the amendment of the warrants were deemed a sale or disposition, any such transaction would be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) of such act.

Sale of Common Stock

On July 10, 2006, we entered into an Investor Relations Consulting Agreement with Alliance Advisors, LLC, pursuant to which Alliance agreed to perform certain consulting services. Pursuant to the agreement, and as part of the compensation paid to Alliance, on August 9, 2006 we issued to Alliance sixty thousand (60,000) restricted shares of our common stock. The terms of the consulting agreement further provide that if Alliance does not complete the full one-year term of service, a pro-rata portion of fifty-four thousand (54,000) shares issued to Alliance must be returned to the Company. The issuance of these shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The basis for the exemption is the non-public sale in a privately negotiated transaction to a sophisticated investor. There was no advertising or general solicitation conducted with regard to the foregoing sale.

In connection with the merger, the former stockholders of CSI – South Carolina received, in exchange for their shares of CSI – South Carolina common stock subordinated notes aggregating $1,875,200 to be repaid over the next fifteen months and approximately 2,526,904 shares of our common stock. They also received notes aggregating $3,624,800, which was repaid immediately following the merger out of proceeds of the sale of the preferred stock and note to Barron. Such shares of our common stock have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. The shares of common stock sold to the former CSI – South Carolina stockholders was sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The basis for such exemption is the non-public sale of the common stock in a privately negotiated transaction with such stockholders, all of whom were accredited and sophisticated investors and all of whom concurrently became executive officers of the issuer. There was no advertising or general solicitation conducted with respect to the foregoing sales.

On December 30, 2004, VerticalBuyer issued 750,000 shares to Jackson Steinem, Inc., a professional services firm, in exchange for financial consulting services provided with an estimated value of $75,000. Jackson Steinem is no longer engaged by the Company, and has provided no further services since the purchase by CSI-South Carolina of a majority of VerticalBuyer stock on January 31, 2005. Such shares have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. We sold the shares of common stock to Jackson Steinem, Inc. in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The basis of such exemption is the non-public sale of the common stock in a privately negotiated transaction to Jackson Steinem, Inc., which we believe to be an accredited and sophisticated investor. There was no advertising or general solicitation conducted with respect to the foregoing sales.

Item 27.	Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit Number	Document

2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed November 14, 2005).

3.1.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. filed with the Delaware Secretary of State on March 28, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed March 29, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed March 29, 2006).

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed November 14, 2005).

*5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 16, 2005).

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 14, 2005).

10.3	Computer Software Innovations, Inc. Common Stock Purchase Warrant A, issued to Barron Partners LP on February 11, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form on 8-K, filed February 16, 2005).

10.4	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant A issued to Barron Partners LP, dated November 7, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed November 14, 2005).

10.5	Computer Software Innovations, Inc. Common Stock Purchase Warrant B, issued to Barron Partners LP on February 11, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed February 16, 2005).

10.6	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant B issued to Barron Partners LP, dated November 7, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed November 14, 2005).

10.7	Escrow Agreement dated as of February 10, 2005, between the Company, Computer Software Innovations, Inc., Barron Partners LP and Leatherwood Walker Todd & Mann, P.C. (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed February 16, 2005).

10.8	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed February 16, 2005).

10.9	First Amendment to the Registration Rights Agreement dated November 7, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 14, 2005).

10.10	Letter Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated June 6, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed June 9, 2005).

10.11	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated July 8, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 13, 2005).

10.12	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated August 16, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-QSB, filed August 22, 2005).

10.13	Letter Agreement by and between the Company and Barron Partners LP dated September 30, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on October 12, 2005).

10.14	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated January 9, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 11, 2006).

10.15	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated February 3, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 7, 2006).

10.16	Warrant Amendment and Exchange Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated December 29, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 5, 2007).

10.17	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 5, 2007).

10.18	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed January 5, 2007).

10.19	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed January 5, 2007).

10.20	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed January 5, 2007).

10.21	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed February 16, 2005).

10.22	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed February 16, 2005).

10.23	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed February 16, 2005).

10.24	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed February 16, 2005).

10.25	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed February 16, 2005).

10.26	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed February 16, 2005).

10.27	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed May 9, 2005).

10.28	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed March 28, 2005).

10.29	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed March 28, 2005).

10.30	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000 (incorporated by reference to Exhibit 10.16 to the Company’s Form 8-K, filed March 28, 2005).

10.31	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K, filed March 28, 2005).

10.32	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K, filed March 28, 2005).

10.33	SIMPLE IRA Plan, effective September 17, 1999 (incorporated by reference to Exhibit 10.19 to the Company’s Form 8-K, filed March 28, 2005).

10.34	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 9, 2006).

10.35	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005 (incorporated by reference to Exhibit 10.21 to the Company’s Form 8-K, filed March 28, 2005).

10.36	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005 (incorporated by reference to Exhibit 10.22 to the Company’s Form 8-K, filed March 28, 2005).

10.37	Amended and Restated Loan and Security Agreement between RBC Centura Bank and Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed January 5, 2007).

10.38	Commercial Promissory Note in the Amount of $5,500,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed January 5, 2007).

10.39	Commercial Promissory Note in the Amount of $800,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed January 5, 2007).

10.40	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on May 9, 2005).

10.41	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on May 9, 2005).

10.42	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 27, 2006).

10.43	Letter of Engagement by and between the Company and Robert F. Steel and Kenneth A. Steel, Jr., dated February 27, 2006 incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed March 7, 2006).

10.44	Form of Restricted Stock Agreement by and between the Company and Robert F. Steel and Kenneth A. Steel, Jr. (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed March 7, 2006).

10.45	Reseller Agreement by and between the Company and Promethean, Inc. dated April 18, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed April 24, 2006).

10.46	IDS Branded Reseller Agreement by and between the Company and Information Delivery Systems, LLC dated April 18, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed April 24, 2006).

10.47	Investor Relations Consulting Agreement by and between the Company and Alliance Advisors, LLC dated July 10, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 14, 2006).

10.48	Restricted Stock Agreement by and between the Company and Jeffrey A. Bryson dated June 20, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB, filed August 14, 2006).

10.49	Asset Purchase Agreement for the Acquisition of Assets of McAleer Computer Associates, Inc. by Computer Software Innovations, Inc. dated November 27, 2006 among Computer Software Innovations, Inc., McAleer Computer Associates, Inc. and William J. McAleer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 1, 2006).

10.50	Bill of Sale by McAleer Computer Associates, Inc. in favor of Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed January 5, 2007).

10.51	Assignment and Assumption Agreement between McAleer Computer Associates, Inc. and Computer Software Innovations, Inc. (executed January 2, 2007) (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K, filed January 5, 2007).

10.52	Warranty Deed from McAleer Computer Associates, Inc. to Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Form 8-K, filed January 5, 2007).

10.53	Promissory Note in the amount of $525,000 payable by Computer Software Innovations, Inc. to McAleer Computer Associates, Inc. dated January 1, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed January 5, 2007).

10.54	Mortgage granted by Computer Software Innovations, Inc. to BILLYMC, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed January 5, 2007).

10.55	Consulting Agreement between Computer Software Innovations, Inc. and William J. McAleer dated December 2, 2006 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed January 5, 2007).

10.56	Confidentiality, Noncompetition and Nonsolicitation Agreement by and among Computer Software Innovations, Inc.; McAleer Computer Associates, Inc.; and William J. McAleer dated January 2, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed January 5, 2007).

*21.1	List of Subsidiaries.

**23.1	Consent of Elliott Davis, LLC.

*23.2	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1).

*24.1	Powers of Attorney (included on signature page), of Anthony H. Sobel, Shaya Phillips, and Thomas P. Clinton.

**24.2	Power of Attorney of Jeffrey A. Bryson.

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006).

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006).

*	Previously filed

**	Filed herewith

Item 28.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution;

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Easley, State of South Carolina, on January 29, 2007.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Nancy K. Hedrick Nancy K. Hedrick	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2007

/s/ David B. Dechant David B. Dechant	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 29, 2007

* Anthony H. Sobel	Chairman, Director	January 29, 2007

* Jeffrey A. Bryson	Director	January 29, 2007

* Shaya Phillips	Director	January 29, 2007

* Thomas P. Clinton	Senior Vice President of Strategic Relationships and Director	January 29, 2007

*By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

2.1	Agreement and Plan of Merger dated as of February 10, 2005, between the Company and Computer Software Innovations, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed February 16, 2005).

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed November 14, 2005).

3.1.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. filed with the Delaware Secretary of State on March 28, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed March 29, 2006).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed March 29, 2006).

4.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed November 14, 2005).

*5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.

10.1	Preferred Stock Purchase Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 16, 2005).

10.2	First Amendment to the Preferred Stock Purchase Agreement dated November 7, 2005 between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed November 14, 2005).

10.3	Computer Software Innovations, Inc. Common Stock Purchase Warrant A, issued to Barron Partners LP on February 11, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form on 8-K, filed February 16, 2005).

10.4	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant A issued to Barron Partners LP, dated November 7, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed November 14, 2005).

10.5	Computer Software Innovations, Inc. Common Stock Purchase Warrant B, issued to Barron Partners LP on February 11, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed February 16, 2005).

10.6	First Amendment to the Computer Software Innovations, Inc. Common Stock Purchase Warrant B issued to Barron Partners LP, dated November 7, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed November 14, 2005).

10.7	Escrow Agreement dated as of February 10, 2005, between the Company, Computer Software Innovations, Inc., Barron Partners LP and Leatherwood Walker Todd & Mann, P.C. (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed February 16, 2005).

10.8	Registration Rights Agreement dated as of February 10, 2005, between the Company and Barron Partners LP (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed February 16, 2005).

10.9	First Amendment to the Registration Rights Agreement dated November 7, 2005 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed November 14, 2005).

10.10	Letter Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated June 6, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed June 9, 2005).

10.11	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated July 8, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 13, 2005).

10.12	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated August 16, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-QSB, filed August 22, 2005).

10.13	Letter Agreement by and between the Company and Barron Partners LP dated September 30, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on October 12, 2005).

10.14	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated January 9, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 11, 2006).

10.15	Letter Agreement by and between Computer Software Innovations, Inc. and Barron Partners LP dated February 3, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 7, 2006).

10.16	Warrant Amendment and Exchange Agreement between Computer Software Innovations, Inc. and Barron Partners LP dated December 29, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed January 5, 2007).

10.17	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 5, 2007).

10.18	Computer Software Innovations, Inc. Common Stock Purchase Warrant “A-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed January 5, 2007).

10.19	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-1” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed January 5, 2007).

10.20	Computer Software Innovations, Inc. Common Stock Purchase Warrant “B-2” between Computer Software Innovations, Inc. and Barron Partners LP, with an original issue date of February 11, 2005 and a reissue date of December 29, 2006 (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed January 5, 2007).

10.21	Subordinated Promissory Note payable to Barron Partners LP by the Company dated February 11, 2005 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed February 16, 2005).

10.22	Form of Subordinated Promissory Notes payable by the Company to each of Nancy K. Hedrick, Thomas P. Clinton, Joe G. Black, Beverly N. Hawkins and William J. Buchanan, respectively, dated February 11, 2005 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed February 16, 2005).

10.23	Employment Agreement dated as of February 11, 2005, between the Company and Nancy K. Hedrick (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed February 16, 2005).

10.24	Employment Agreement dated as of February 11, 2005, between the Company and Thomas P. Clinton (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed February 16, 2005).

10.25	Employment Agreement dated as of February 11, 2005, between the Company and William J. Buchanan (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed February 16, 2005).

10.26	Employment Agreement dated as of February 11, 2005, between the Company and Beverly N. Hawkins (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed February 16, 2005).

10.27	Employment Agreement dated as of May 6, 2005, between the Company and David B. Dechant (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed May 9, 2005).

10.28	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated September 16, 2003 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed March 28, 2005).

10.29	Lease Agreement between Office Suites PLUS and CSI-South Carolina dated July 15, 2002 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed March 28, 2005).

10.30	Form of CSI-South Carolina Equity Incentive Plan as adopted and approved by the stockholders on August 1, 2000 (incorporated by reference to Exhibit 10.16 to the Company’s Form 8-K, filed March 28, 2005).

10.31	Form of Non-qualified Stock Option Agreement between CSI-South Carolina and certain non-executive personnel pursuant to the CSI Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K, filed March 28, 2005).

10.32	Form of Option Repurchase Agreement between CSI-South Carolina and certain non-executive personnel effective February 7, 2005 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K, filed March 28, 2005).

10.33	SIMPLE IRA Plan, effective September 17, 1999 (incorporated by reference to Exhibit 10.19 to the Company’s Form 8-K, filed March 28, 2005).

10.34	Indirect Channel Partner Agreement between the Company and Cisco Systems, Inc. dated January 9, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed January 9, 2006).

10.35	H.P. Business Development Partner Agreement between the Company and Hewlett-Packard, Inc. effective through May 31, 2005 (incorporated by reference to Exhibit 10.21 to the Company’s Form 8-K, filed March 28, 2005).

10.36	Stock Purchase Agreement by and between Maximum Ventures, Inc., a New York corporation, Computer Software Innovations, Inc., a South Carolina corporation and Leatherwood Walker Todd & Mann, P.C. dated January 31, 2005 (incorporated by reference to Exhibit 10.22 to the Company’s Form 8-K, filed March 28, 2005).

10.37	Amended and Restated Loan and Security Agreement between RBC Centura Bank and Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed January 5, 2007).

10.38	Commercial Promissory Note in the Amount of $5,500,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K, filed January 5, 2007).

10.39	Commercial Promissory Note in the Amount of $800,000 payable by Computer Software Innovations, Inc. to RBC Centura Bank dated January 2, 2007 (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K, filed January 5, 2007).

10.40	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on May 9, 2005).

10.41	Computer Software Innovations, Inc. 2005 Incentive Bonus Plan (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on May 9, 2005).

10.42	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed February 27, 2006).

10.43	Letter of Engagement by and between the Company and Robert F. Steel and Kenneth A. Steel, Jr., dated February 27, 2006 incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed March 7, 2006).

10.44	Form of Restricted Stock Agreement by and between the Company and Robert F. Steel and Kenneth A. Steel, Jr. (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed March 7, 2006).

10.45	Reseller Agreement by and between the Company and Promethean, Inc. dated April 18, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed April 24, 2006).

10.46	IDS Branded Reseller Agreement by and between the Company and Information Delivery Systems, LLC dated April 18, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed April 24, 2006).

10.47	Investor Relations Consulting Agreement by and between the Company and Alliance Advisors, LLC dated July 10, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed July 14, 2006).

10.48	Restricted Stock Agreement by and between the Company and Jeffrey A. Bryson dated June 20, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB, filed August 14, 2006).

10.49	Asset Purchase Agreement for the Acquisition of Assets of McAleer Computer Associates, Inc. by Computer Software Innovations, Inc. dated November 27, 2006 among Computer Software Innovations, Inc., McAleer Computer Associates, Inc. and William J. McAleer (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 1, 2006).

10.50	Bill of Sale by McAleer Computer Associates, Inc. in favor of Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Form 8-K, filed January 5, 2007).

10.51	Assignment and Assumption Agreement between McAleer Computer Associates, Inc. and Computer Software Innovations, Inc. (executed January 2, 2007) (incorporated by reference to Exhibit 10.12 to the Company’s Form 8-K, filed January 5, 2007).

10.52	Warranty Deed from McAleer Computer Associates, Inc. to Computer Software Innovations, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Form 8-K, filed January 5, 2007).

10.53	Promissory Note in the amount of $525,000 payable by Computer Software Innovations, Inc. to McAleer Computer Associates, Inc. dated January 1, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Form 8-K, filed January 5, 2007).

10.54	Mortgage granted by Computer Software Innovations, Inc. to BILLYMC, Inc. dated January 2, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Form 8-K, filed January 5, 2007).

10.55	Consulting Agreement between Computer Software Innovations, Inc. and William J. McAleer dated December 2, 2006 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K, filed January 5, 2007).

10.56	Confidentiality, Noncompetition and Nonsolicitation Agreement by and among Computer Software Innovations, Inc.; McAleer Computer Associates, Inc.; and William J. McAleer dated January 2, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K, filed January 5, 2007).

*21.1	List of Subsidiaries.

**23.1	Consent of Elliott Davis, LLC.

*23.2	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1).

*24.1	Powers of Attorney (included on signature page), of Anthony H. Sobel, Shaya Phillips, and Thomas P. Clinton.

**24.2	Power of Attorney of Jeffrey A. Bryson.

99.1	Acknowledgement between the Company and The Geneva Companies, Inc. dated December 28, 2005 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on 8-K filed on January 3, 2006).

99.2	Letter Agreement by and between Computer Software Innovations, Inc., a South Carolina corporation, and The Geneva Companies, Inc. dated February 6, 2003 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on 8-K filed on January 3, 2006).

*	Previously filed

**	Filed herewith